Filed Pursuant to Rule 424(b)(3)
Registration File No.: 333-1199480

PROSPECTUS

Nalco Company

$665,000,000 7¾% Senior Notes due 2011
€200,000,000 7¾% Senior Notes due 2011
$465,000,000 8 7/8% Senior Subordinated Notes due 2013
€200,000,000 9% Senior Subordinated Notes due 2013

The 7¾% senior notes due 2011 were issued on September 14, 2004 in exchange for the 7¾% senior notes due 2011 originally issued on November 4, 2003. The 7¾% senior notes due 2011 were issued on September 14, 2004 in exchange for the 7¾% senior notes due 2011 originally issued on November 4, 2003. The 8 7/8% senior subordinated notes due 2013 were issued on September 14, 2004 in exchange for the 8 7/8% senior subordinated notes due 2013 originally issued on November 4, 2003. The 9% senior subordinated notes were issued on September 14, 2004 in exchange for the 9% senior subordinated notes originally issued on November 4, 2003.

The senior notes will mature on November 15, 2011 and the senior subordinated notes will mature on November 15, 2013.

Nalco Company may redeem some or all of the senior notes at any time prior to November 15, 2007 and some or all of the senior subordinated notes at any time prior to November 15, 2008, in each case, at a price equal to 100% of the principal amount of the notes, plus a ‘‘make-whole’’ premium. Thereafter, Nalco Company may redeem some or all of the senior notes and some or all of the senior subordinated notes, in each case, at the redemption prices described in this prospectus. In addition, on or prior to November 15, 2006, Nalco Company may redeem up to 35% of each of the senior notes and the senior subordinated notes with the proceeds from certain equity offerings.

The senior notes are Nalco Company's unsecured obligations and rank equally with all of Nalco Company's existing and future senior obligations and senior to Nalco Company's subordinated indebtedness. The senior subordinated notes are Nalco Company's unsecured senior subordinated obligations and are subordinated to all of its existing and future senior indebtedness including the senior notes. The notes are effectively subordinated to Nalco Company's existing and future secured indebtedness to the extent of the assets securing that indebtedness. The notes are guaranteed by Nalco Holdings LLC and Nalco Company's direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities. These guarantees are unsecured and, with respect to the senior notes, rank equally with all existing and future senior obligations of the guarantors and, with respect to the senior subordinated notes, are subordinated to all existing and future senior obligations of the guarantors. The guarantees are effectively subordinated to existing and future secured indebtedness of the guarantors to the extent of the assets securing that indebtedness.

The euro notes are listed on the Luxembourg Stock Exchange.

See ‘‘Risk Factors’’ beginning on page 16 for a discussion of certain risks that you should consider in connection with an investment in the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may be used by Goldman, Sachs & Co., Goldman Sachs International, Spear, Leeds & Kellogg, L.P., The Hull Group, L.L.C. and other affiliates of The Goldman Sachs Group, Inc. in connection with offers and sales of the notes related to market-making transactions in the notes effected from time to time. Such affiliates of The Goldman Sachs Group, Inc. may act as principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties, when it acts as agents for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices.

Goldman, Sachs & Co.

The date of this prospectus is June 21, 2006.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. The prospectus may be used only for the purposes for which it has been published and no person has been authorized to give any information not contained herein. If you receive any other information, you should not rely on it. We are not, and the initial purchasers are not, making an offer of these securities in any state where the offer is not permitted.

i

MARKET AND INDUSTRY DATA AND FORECASTS

We derived the market and industry data we present in this prospectus from the following sources:

Market Size.    We based the global market size for water treatment chemicals and services in the industrials and institutional sector on estimates of Kline & Company Inc., Lake View Associates and SRI International. We adjusted these estimates by deducting results for the Paper and Energy Services water treatment chemicals markets based on estimates of Mars & Co. and internal estimates derived from discussion with our sales force and other industry participants. We further adjusted as necessary to reflect that certain of the third party sources included product lines, such as commodity chemicals, which are outside our relevant market.

We based the global market size for process improvement and water treatment to the petroleum and petrochemical market on our internal estimates for downstream chemical markets and estimates of SRI International and Business Communications Company, Inc. for upstream chemical markets. We adjusted the upstream chemical results by adding results for the production chemicals and drag reducers submarkets and deducting results for the commodity chemical submarket.

We based the global market size for paper process specialty chemicals and services on estimates of Kemira (a market participant), internal estimates based on recent consolidating transactions, SRI International and Business Communications Company, Inc. We deducted from this market results for certain submarkets in which we do not operate.

Market Share.    We determined our market share and market position in each of the markets based on the sizes of the markets, our sales in each of the markets, publicly available information of sales by competitors and our internal estimates of competitors' sales based on discussion with our sales force and other industry participants.

Market Growth.    Our analysis for estimating market growth utilized third party references for specific segments of our business. We estimated the growth of the paper chemicals market based on reports generated by the Finnish Forest Industries Federation, which provided growth estimates for the U.S. and European paper industries. We estimated the growth of the energy services chemicals market based on reports from the EIA Department of Energy, which provided growth estimates for world oil supply and crude oil production growth. We estimated industrial and institutional market growth utilizing reports from Global Insight, which provided estimates of U.S. Industrial Production and World Gross Domestic Production growth.

TRADEMARKS AND SERVICEMARKS

AQUAMAX™, Core Shell™, Fiber NEU™, OptiLux™, ValueLine™, Vantage™, PROSPECSM, ACTRENE®, BIO-MANAGE®, Calgon®, COKELESS®, ELIMIN-OX®, EN/ACT®, ENERCEPT®, ENERSPERSE®, Fiber Brite®, LAZON®, Metrix®, Nalco®, Nalco ACT®, NALMET®, NEOSTAR®, NexGuard®, ODORtech®, PORTA-FEED®, Ultra POSITEK®, Scale-Guard®, SCORPION® II, SheeTracker®, SmartSoft®, STA•BR•EX®, SULFA-CHECK®, SUR-GUARD®, THERMOGAIN®, TRA-CIDE®, TRASAR®, 3D TRASAR®, Tri-ACT®, ULTIMER®, UltraTreat®, ULTRAXOL®, ULTRION® and certain other products and services named in this prospectus are our registered trademarks and servicemarks.

ii

SUMMARY

This summary highlights selected information in this prospectus, but it may not contain all of the information that you should consider before deciding to invest in the notes. You should read this entire prospectus carefully, including the ‘‘Risk Factors’’ section and the financial statements, which are included elsewhere in this prospectus.

All references in this prospectus to ‘‘we,’’ ‘‘our’’ and ‘‘us’’ mean, unless the context indicates otherwise, Nalco Holdings LLC, or Nalco Holdings, including Nalco Holdings' subsidiaries and affiliates, after giving effect to the Transactions described below in this summary. Nalco Holdings LLC's subsidiaries include:

•	Nalco Company (formerly known as Ondeo Nalco Company) and its subsidiaries, which Suez S.A., or Suez, acquired in 1999; and

•	the subsidiaries of Nalco International SAS that we have operated, but that were held separately from Nalco Company prior to the Acquisition described below, including Nalco Belgium NV/SA (formerly known as Ondeo Nalco Belgium NV/SA), Nalco France (formerly known as Ondeo Nalco France), Nalco (Shanghai) Trading Co. Ltd. (formerly known as Ondeo Nalco (Shanghai) Trading Co. Ltd), Nalco Dutch Holdings B.V., Nalco Portuguesa (Quimica Industrial) Ltd. and Wyss Wassertechnik AG and their subsidiaries. We refer to these subsidiaries as the ‘‘Nalco International SAS Subsidiaries’’ in this prospectus.

However, Nalco Holdings LLC's subsidiaries exclude Ondeo Industrial Solutions LLC, a former subsidiary of Nalco Company that was transferred to Suez in connection with the Acquisition described below.

Our Company

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three primary divisions which correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers' end products.

Through our sales, research and marketing team of more than 7,000 technically trained professionals, we serve more than 70,000 customer locations. We focus on providing our customers with technologically advanced engineered solutions and services. These technologically advanced engineered solutions and services enable our customers to improve their business by increasing production yields, lowering manufacturing costs, extending asset lives and maintaining environmental standards.

The cost of our technologically advanced engineering solutions and services represents a small share of our customers' overall production expense. We believe we offer the broadest product portfolio in our industry, including more than 15,000 products and 8,000 unique formulations.

Our Divisions

	Industrial and Institutional Services	Energy Services	Paper Services
Market Positions	#1 Market Position $6.6 billion global market(1)(2)	#1 Market Position $3.25 billion global market(1)	#3 Market Position $7.8 billion global market(1)
Market Share(3)	19%	29%	9%
2005 Net Sales(4)	$1,494 million	$897 million	$699 million
Representative Markets	• Food and Beverage • Buildings, Hotels, Hospitals • Chemicals, Pharmaceuticals • Manufacturing, Metals, Utilities, Mining	• Exploration • Field Development • Production • Refining • Petrochemical Manufacturing	• Fine Paper • Uncoated Free Sheet • Coated Free Sheet • Newsprint • Tissue • Containerboard

(1)	Approximate market size based on internal estimates and industry publications and surveys. See ‘‘Market and Industry Data and Forecasts’’ and ‘‘Industry Overview.’’

(2)	Industrial and Institutional Services market position and size represents the water treatment and services markets (excluding water treatment and services markets served by the Energy Services and Paper Services divisions), which accounted for approximately 79% of our Industrial and Institutional Services division's net sales in 2005.

(3)	Market share calculations include appropriate segment sales from India and Japan reported in Other segment.

(4)	Divisional net sales exclude approximately $223 million of sales allocated to our Other segment, including our sales in India, Japan, and an Integrated Channels group.

Industrial and Institutional Services

Our Industrial and Institutional Services division provides products and services that are principally utilized in water treatment applications such as raw water treatment, wastewater treatment, cooling programs and boiler treatment programs to control corrosion, the build up of scale and microbial fouling. Customers use our water treatment programs to extend the useful life of their assets, minimize downtime of their facilities, conserve water and energy and decrease their total cost of operation. We serve companies across a broad spectrum of industries, including aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking, marine and institutions such as hospitals, universities and hotels. Six of our ten largest Industrial and Institutional Services customers in 2005 have been with us for more than ten years.

Energy Services

Our Energy Services division provides on-site, technology driven solutions to the global natural gas, petroleum and petrochemical industries. In addition to recovery, production and process enhancements, we deliver a full range of water treatment offerings to refineries and petrochemical plants. Our upstream process applications improve oil and gas recovery and production, extend production equipment life and decrease operating costs through services that include scale, paraffin and corrosion control, oil and water separation and gas hydrate management solutions. Our downstream process applications increase refinery and petrochemical plant efficiency and the useful lives of customer assets, while improving refined and petrochemical product quality and yields. Our ten largest Energy Services customers in 2005 have been with us for more than twenty years.

Paper Services

Our Paper Services division offers a comprehensive portfolio of programs that are used in all principal steps of the paper-making process and across all grades of paper, including printing and writing, board and packaging, tissue and towel, and mechanical papers. Our clients include the 20 largest paper companies in the world. Seven of our ten largest Paper Services clients in 2005 have been with us for more than ten years.

Competitive Strengths

We have benefited from the following competitive strengths:

Leading Market Positions.    We are the #1 provider of water treatment services to industrial and institutional end markets. We are also a leading provider of integrated water treatment and process improvement services, maintaining the #1 position in the petroleum and petrochemical markets and the #3 position in the pulp and paper market.

Diverse Customers and Industries Served.    We provide products and services to more than 70,000 customer locations across a broad range of industries and institutions. In 2005, no single customer accounted for more than 3% of our net sales. Our business is also diversified geographically. In 2005, 48% of total sales were in North America, 30% in Europe, Africa and the Middle East, 8% in Latin America and 14% in the Pacific region. We believe this diversification minimizes the potential impact of volatility from any one customer, industry or geographic area.

Global Reach.    We have a direct sales and marketing presence in 130 countries across six continents. This enables us to provide a consistently high level of service to local, regional and multinational customers. We believe our global presence offers us a competitive advantage in meeting the global needs of our multinational customers, which are increasingly seeking single-source suppliers and positions us to extend our reach to higher-growth markets. In 2005, we derived approximately $1,818 million, or 55% of our net sales, from our non-U.S. subsidiaries (excluding sales to our U.S. operations).

World Class Sales Team.    Through the expertise of our more than 6,000 engineers and service technicians, we provide our customers with relevant industry knowledge and experience in order to solve technically challenging and dynamic problems. Our team of experts has significant experience, with more than 40% of our approximately 2,000-person North American sales team having more than ten years of service with us. We believe this contributes significantly to the number and strength of relationships with our customers. We also invest heavily in recruiting and continuously training our sales professionals.

Integrated Technology, Sales and Service.    We combine on-site service, innovative technology and engineering excellence to create value for our customers. Our technical sales professionals identify problems and opportunities at the customer's plant and our research teams then work to develop effective solutions to these needs, often working jointly with our customers. Many of our customers specify our formulations into their processes and products. This approach has resulted in a high degree of customer loyalty.

Stable and Significant Cash Flow Generation.    We have produced consistent cash flows and maintained high margins over a sustained period of time. We attribute this to (1) the diversity of our revenues, (2) the service nature of our business, (3) the high value we offer our customers, (4) the strength of our customer relationships, (5) our limited dependency on any single raw material and (6) our low capital expenditures relative to our net sales.

Premier Management Team.    Our senior management team consists of professionals with significant experience within our company and the water treatment and industrial process improvement industry. Our eight senior business leaders and executive officers have an average of 14 years of service with our company and 30 years of industry experience. Our top executive officers and other members of management hold approximately five million shares in our company.

Business Strategy

We have historically experienced sales growth in excess of industrial production growth in our core markets. We are pursuing a strategy designed to generate real sales growth at 5% annually for our base business. In addition, we are developing alternate channels to market intended to further accelerate our growth. Earnings and cash flow growth are targeted to grow at faster rates than our underlying sales growth as we improve productivity and working capital management. The key elements of this strategy are:

Pursue High-Growth Markets.    We intend to continue to focus on high-growth markets and segments. Geographically, we plan to leverage our global reach by capitalizing on our presence in high-growth emerging markets including Asia, Eastern Europe and Latin America. We have also formed new ventures in West Africa and Eastern Europe, which will permit us to pursue energy services opportunities at new customer production facilities planned in these areas.

Maintain Technological Leadership.    We strive to develop new technologies and products through a focused commitment to technology, research and development. The evolution of our existing products and the development of new technologies have historically allowed us to sustain and enhance the profitability of our business and further penetrate our target markets, including our existing customer base. Our engineers will continue to work closely with our customers in an effort to identify new product opportunities and jointly develop new technologies.

Pursue High-Growth Industry Segments.    While we have shown the ability to exceed market growth rates even in many mature markets through innovative technology and advanced engineering, monitoring and control services, we believe that selecting the right industries on which to focus resources helps us exceed underlying market growth rates.

Build Upon Our Customer Base.    We seek to strengthen our position with our existing customer base as well as pursue new customers by continuing to serve as the leading global provider of fully integrated water treatment services and industrial process solutions. We continually seek to add value for our customers by identifying those services, products and equipment that will enhance their profitability through reduced costs, improved yields and decreased capital spending.

Expand Support of Multinational Customers.    As one of a small number of companies that can provide turnkey water management solutions on a global basis, we seek to leverage our relationships with multinational companies by servicing them globally. We expect to benefit significantly as larger customers further consolidate their supplier base and increase their reliance on full service providers, such as our company.

Continue to Reduce Costs.    We have initiated a comprehensive cost reduction plan that yielded savings in 2004 of $88 million compared to 2003, with a year-end run rate to those savings of $110 million. In 2005, we generated additional savings versus 2004 of $89 million, including the run-rate benefit of 2004 projects. We expect our cost reduction plan to achieve incremental efficiencies through work process redesign and other targeted cost improvements, which address inefficiencies in our administrative and overhead functions, as well as other support and service functions around the world.

Maximize Cash Flow and Reduce Debt.    We believe that there are significant opportunities to increase our cash flow. We believe that while the capital expenditures required to maintain our business are low relative to our sales, we can maintain capital expenditures at about $100 million annually through continued management focus. We intend to use our cash flow to reduce indebtedness. During the twelve months ended December 31, 2005, we used $121.5 million for debt reduction from operating cash flows.

Focus on Supply Chain Management.    We have a dedicated global supply chain team that focuses on managing manufacturing, procurement and logistics activities. We believe that by coordinating these functions, we achieve better inventory management and lower overall company costs for our delivered end products. We believe that we will be able to make additional improvements in our inventory management and lower procurement costs as we develop our abilities to fully utilize these systems.

The Transactions

On August 31, 2003, Nalco Holdings LLC, which was formed by funds affiliated with The Blackstone Group (‘‘Blackstone’’), Apollo Management, L.P. (‘‘Apollo’’) and GS Capital Partners (‘‘GSCP’’ and together with Blackstone and Apollo, the ‘‘Sponsors’’), entered into a stock purchase agreement pursuant to which it agreed to purchase all of the outstanding shares of capital stock of Ondeo Nalco Company (which is now known as Nalco Company) and the Nalco International SAS Subsidiaries, which had been operated as a single business unit, from subsidiaries of Suez. The aggregate purchase price was $4,102.9 million in cash, after giving effect to direct costs of the Acquisition, closing date working capital and indebtedness purchase price adjustments, a post-closing working capital and indebtedness purchase price adjustment, and certain other post-closing adjustments. The Transactions closed on November 4, 2003. In this prospectus, we refer to this acquisition as the ‘‘Acquisition.’’ As used in this prospectus, the term ‘‘Transactions’’ means, collectively, the Acquisition and the related financings to fund the Acquisition.

We incorporated in the State of Delaware in 1928. Our principal executive offices are located at 1601 West Diehl Road, Naperville, Illinois 60563. Our main telephone number is (630) 305-1000. Our Internet address is www.nalco.com. Information contained on our website or that can be accessed through our website is not incorporated by reference in this prospectus and you should not rely on that information.

The Notes

The summary below describes the principal terms of the notes and is not intended to be complete. Some of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of each issue of notes, see ‘‘Description of Senior Notes’’ and ‘‘Description of Senior Subordinated Notes.’’

Issuer	Nalco Company

Notes Offered	$665,000,000 aggregate principal amount of 7¾% Senior Notes due 2011.

€200,000,000 aggregate principal amount of 7¾% Senior Notes due 2011.

$465,000,000 aggregate principal amount of 8 7/8% Senior Subordinated Notes due 2013.

€200,000,000 aggregate principal amount of 9 % Senior Subordinated Notes due 2013.

Maturity Date	Senior Notes: November 15, 2011. Senior Subordinated Notes: November 15, 2013.

Interest Payment Dates	Interest is payable in cash on May 15 and November 15 of each year.

Guarantees	Nalco Holdings and Nalco Company's direct and indirect domestic subsidiaries that guarantee its and its restricted subsidiaries' obligations under the senior credit facilities fully and unconditionally guarantee the notes on an unsecured basis. Additionally, subject to certain exceptions described in this prospectus, each of Nalco Holdings' domestic subsidiaries that guarantee any of its indebtedness or incur certain indebtedness in the future also guarantee the notes.

Ranking	The senior notes are Nalco Company's senior unsecured obligations and:

•	rank equally in right of payment to all of Nalco Company's existing and future senior indebtedness;

•	rank senior in right of payment to all of Nalco Company's existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	are effectively subordinated in right of payment to Nalco Company's secured indebtedness (including obligations under the senior credit facilities) to the extent of the value of the assets securing such indebtedness, and all obligations of each of Nalco Company's existing and future subsidiaries that are not guarantors.

Similarly, the senior note guarantees are senior unsecured obligations of the guarantors and:

•	rank equally in right of payment to all of the applicable guarantor's existing and future senior indebtedness;

•	rank senior in right of payment to all of the applicable guarantor's existing and future senior subordinated indebtedness and subordinated indebtedness; and

•	are effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured indebtedness (including the applicable guarantor's guarantee under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not also a guarantor.

The senior subordinated notes are Nalco Company's senior subordinated unsecured obligations and:

•	rank junior in right of payment to all of Nalco Company's existing and future senior indebtedness (including the senior notes and obligations under the senior credit facilities);

•	rank equally in right of payment with all of Nalco Company's existing and future senior subordinated indebtedness;

•	are effectively subordinated in right of payment to all of Nalco Company's existing and future secured indebtedness (including obligations under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of each of Nalco Company's subsidiaries that are not guarantors; and

•	rank senior in right of payment to all of Nalco Company's future subordinated indebtedness.

Similarly, the senior subordinated note guarantees are senior subordinated unsecured obligations of the guarantors and:

•	rank junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness;

•	rank equally in right of payment with all of the applicable guarantor's future senior subordinated indebtedness;

•	are effectively subordinated in right of payment to all of the applicable guarantor's existing and future secured indebtedness (including the applicable guarantor's guarantee under the senior credit facilities), to the extent of the value of the assets securing such indebtedness, and are structurally subordinated to all obligations of any subsidiary of a guarantor if that subsidiary is not a guarantor; and

•	rank senior in right of payment to all of the applicable guarantor's existing and future subordinated indebtedness.

As of March 31, 2006, Nalco Holdings and its subsidiaries had approximately $2,896.6 million of indebtedness, of which approximately $1,224.0 million was secured, $3.4 million of which was indebtedness of non-guarantor subsidiaries and structurally senior to the notes, approximately $706.9 million was subordinated to the senior notes and the senior note guarantees and approximately $2,189.7 million was senior to the senior subordinated notes and the senior subordinated note guarantees. The senior credit agreement and the indentures governing the notes contain restrictions on our ability to incur indebtedness based on, among other things, our compliance with financial tests contained in those agreements. As of March 31, 2006, the maximum amount of additional debt Nalco Holdings and its subsidiaries could have incurred in compliance with these covenants was $761.8 million. See ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources,’’ ‘‘Description of Other Indebtedness—Senior Credit Facility,’’ ‘‘Description of Senior Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘Description of Senior Subordinated Notes—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’

The notes are also structurally subordinated to all indebtedness and other obligations, including trade payables, of Nalco Company's non-guarantor subsidiaries. See ‘‘—Summary Historical Financial Data’’ and ‘‘Capitalization.’’

Optional Redemption	Nalco Company may redeem some or all of the senior notes at any time prior to November 15, 2007 and Nalco Company may redeem some or all of the senior subordinated notes at any time prior to November 15, 2008 at a price equal to 100% of the principal amount of the notes plus a ‘‘make-whole’’ premium as set forth under ‘‘Description of Senior Notes—Optional Redemption’’ and ‘‘Description of Senior Subordinated Notes—Optional Redemption,’’ respectively.

Additionally, Nalco Company may redeem the senior notes, in whole or in part, at any time on and after November 15, 2007 and Nalco Company may redeem the senior subordinated notes, in whole or in part, at any time on and after November 15, 2008 at the redemption prices set forth under ‘‘Description of Senior Notes—Optional Redemption’’ and ‘‘Description of Senior Subordinated Notes—Optional Redemption,’’ respectively.

Nalco Company may redeem up to 35% of each of the senior notes and the senior subordinated notes on or prior to November 15, 2006 from the proceeds of certain equity offerings at 107.75 % of the principal amount of the dollar senior notes, in the case of a redemption of the dollar senior notes, 107.75% of the principal amount of the euro senior notes, in the case of a redemption of the euro senior notes, 108.875% of the principal amount of the dollar senior subordinated notes, in the case of a redemption of the dollar senior subordinated notes, and 109 % of the principal amount of the euro senior subordinated notes, in the case of a redemption of the euro senior subordinated notes, in each case plus accrued and unpaid interest, if any, to the date of redemption. Nalco Company may make that redemption only if, after the redemption, at least 65% of the aggregate principal amount of the applicable series of notes originally issued remains outstanding and the redemption occurs within 90 days of the date of the equity offering. See ‘‘Description of Senior Notes— Optional Redemption’’ and ‘‘Description of Senior Subordinated Notes—Optional Redemption,’’ respectively.

Change of Control Offer	Upon the occurrence of a change of control, the noteholders may require Nalco Company to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the repurchase date. We may not have sufficient funds to repurchase the notes upon the occurrence of a change in control. See ‘‘Description of Senior Notes—Change of Control’’ and ‘‘Description of Senior Subordinated Notes—Change of Control.’’

Certain Covenants	The indentures governing the notes contain covenants limiting, among other things, Nalco Holdings' ability and the ability of its restricted subsidiaries (including, without limitation, Nalco Company) to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase Nalco Holdings' capital stock;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by its restricted subsidiaries to Nalco Holdings;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

These covenants are subject to important exceptions and qualifications. See ‘‘Description of Senior Notes’’ and ‘‘Description of Senior Subordinated Notes.’’

Listing	The euro notes are listed on the Luxembourg Stock Exchange.

Risk Factors

You should carefully consider all the information in this prospectus before deciding whether to invest in the notes. In particular, we urge you to consider carefully the factors set forth under the heading ‘‘Risk Factors.’’

Summary Historical Financial Data

The financial statements referred to as the Successor financial statements include the consolidated audited financial statements of Nalco Holdings LLC and its subsidiaries and the unaudited consolidated financial statements of Nalco Holdings LLC and its subsidiaries.

The financial statements referred to as the Predecessor financial statements include the combined financial statements of Ondeo Nalco Group which include the consolidated financial statements of Ondeo Nalco Company and the combined financial statements of the Nalco International SAS Subsidiaries.

The following summary historical financial data has been derived from the unaudited consolidated financial statements of Nalco Holdings LLC and its subsidiaries as of and for the three months ended March 31, 2006 and 2005 and the audited consolidated and combined financial statements of Nalco Holdings LLC and its subsidiaries as of December 31, 2005, 2004 and 2003 and for the periods from January 1, 2005 to December 31, 2005, January 1, 2004 to December 31, 2004, November 4, 2003 to December 31, 2003, and January 1, 2003 to November 3, 2003, that (other than in the case of the audited consolidated financial statements as of December 31, 2003 and the unaudited consolidated financial statements as of March 31, 2005) are included elsewhere in this prospectus.

You should read the following data in conjunction with ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated and combined financial statements included elsewhere in this prospectus.

	Successor								Predecessor
(dollars in millions)	Three months ended March 31,				Year ended December 31,			November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
	2006		2005		2005		2004
Statement of Operations Data:
Net sales	$849.4		$777.6		$3,312.4		$3,033.3	$460.1	$2,306.5
Operating costs and expenses:
Costs of product sold	471.1		412.8		1,830.7		1,578.4	249.9	1,122.9
Selling, administrative, and research expenses	275.4		258.1		1,030.2		1,039.1	174.7	892.4
Impairment of goodwill (1)	—		—		—		—	—	244.4
Amortization of intangible assets (1)	17.3		20.6		81.6		96.3	15.4	68.9
In-process research and development	—		—		—		122.3	—	—
Business optimization expenses (2)	3.8		0.8		25.6		1.7	0.8	20.3
Operating costs and expenses	767.6		692.3		2,968.1		2,837.8	440.8	2,348.9
Operating earnings (loss)	81.8		85.3		344.3		195.5	19.3	(42.4)
Other income (expense), net (3)	1.3		(2.2)		4.0		(43.3)	(2.8)	(17.3)
Interest income	1.7		2.1		8.5		10.1	0.6	7.1
Interest expense	(58.5)		(54.9)		(228.6)		(213.2)	(49.6)	(32.7)
Earnings (loss) before income taxes and minority interests	26.3		30.3		128.2		(50.9)	(32.5)	(85.3)
Income tax provision (benefit)	11.0		13.0		54.3		47.5	(8.3)	68.7
Minority interests	(1.7)		(1.2)		(5.7)		(5.8)	0.1	(4.2)
Net earnings (loss)	$13.6		$16.1		$68.2		$(104.2)	$(24.1)	$(158.2)
Statement of Cash Flows Data:
Net cash provided by (used for):
Operating activities	$58.9		$16.9		$201.8		$237.2	$88.7	$144.4
Investing activities	(15.0)		(17.1)		(77.7)		(72.9)	(4,145.1)	(12.3)
Financing activities	(32.3)		1.9		(125.9)		(231.9)	4,130.3	(234.2)
Other Financial Data (unaudited)
EBITDA (4)	$131.1		$135.7		$557.5		$357.0	$54.5	$106.8
Non-cash charges included in EBITDA (5)	9.5		10.1		19.8		174.4	23.9	268.7
Unusual items included in EBITDA (6)	0.6		0.7		6.4		45.9	6.3	48.5
Capital expenditures, net (7)	14.6		12.3		74.6		91.8	15.6	85.6
Depreciation	32.4		33.2		133.3		114.3	22.5	101.8
Amortization	17.3		20.6		81.6		96.3	15.4	68.9
Ratio of earnings to fixed charges (8)	1.4	x	1.5	x	1.5	x	—	—	—

	Successor
	As of March 31,		As of December 31,
(dollars in millions)	2006	2005	2005	2004	2003
Balance Sheet Data:
Cash and cash equivalents	$42.8	$34.4	$30.8	$33.2	$100.0
Working capital (9)	501.0	488.7	498.1	424.2	398.7
Property, plant and equipment, net (10)	742.7	815.9	755.3	847.3	865.6
Total assets	5,562.2	5,858.1	5,554.2	5,933.7	6,163.8
Total debt (including lease obligation and current portion of long-term debt) (10)	2,896.6	3,095.6	2,913.3	3,118.3	3,314.7
Total unitholder's equity	1,067.2	1,013.2	1,033.2	1,017.7	1,069.0

(1)	The Predecessor adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. In the period from January 1, 2003 through November 3, 2003, the Predecessor took a goodwill impairment charge of $244.4 million based on the price paid in the Acquisition.

(2)	The Successor incurred business optimization expenses in connection with its programs to redesign and optimize its business and work processes. The Predecessor incurred significant business optimization expenses as a result of the global integration of the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support services operations. The costs incurred include severance, asset write-offs, facility closing costs and other items. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Optimization Expenses.’’

(3)	Other income (expense), net consists of monitoring fees paid by the Successor to affiliates of the Sponsors, management fees paid by the Predecessor to Suez, capital gains/(losses) on the disposals of assets, franchise taxes, equity earnings of unconsolidated subsidiaries, recognized gains and losses on foreign currency transactions and other miscellaneous income (expense). Also included for the year ended December 31, 2004 was a $35.0 million charge for the termination of the Monitoring Fee Agreement with affiliates of the Sponsors.

(4)	EBITDA, a measure used by management to measure operating performance, is defined as net earnings plus interest, taxes, depreciation and amortization. EBITDA is reconciled to net earnings (loss) in the following table. Our management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

The following is a reconciliation of net earnings (loss) to EBITDA:

	Successor					Predecessor
(dollars in millions)	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
	2006	2005	2005	2004
Net earnings (loss)	$13.6	$16.1	$68.2	$(104.2)	$(24.1)	$(158.2)
Interest expense, net	56.8	52.8	220.1	203.1	49.0	25.6
Income tax provision (benefit)	11.0	13.0	54.3	47.5	(8.3)	68.7
Depreciation	32.4	33.2	133.3	114.3	22.5	101.8
Amortization of intangible assets	17.3	20.6	81.6	96.3	15.4	68.9
EBITDA	$131.1	$135.7	$557.5	$357.0	$54.5	$106.8

(5)	EBITDA, as defined above, was reduced by the following non-cash charges, each of which is further discussed below:

	Successor					Predecessor
(dollars in millions)	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
	2006	2005	2005	2004
Impairment of goodwill	$—	$—	$—	$—	$—	$244.4
In-process research and development	—	—	—	122.3	—	—
Inventory step-up	—	—	—	14.6	21.2	—
Asset write-offs	0.9	2.4	2.8	1.1	—	4.2
Profit sharing and 401(k) expense funded by Suez	5.4	5.6	13.2	27.8	4.0	20.0
Other	3.2	2.1	3.8	8.6	(1.3)	0.1
	$9.5	$10.1	$19.8	$174.4	$23.9	$268.7

For additional information relating to these line items, see note (6) to ‘‘Selected Historical Financial Data.’’

(6)	In addition to incurring non-cash charges and business optimization expenses, our EBITDA was impacted by the following unusual (income) expenses, each of which is further discussed below:

	Successor					Predecessor
(dollars in millions)	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
	2006	2005	2005	2004
Pension and OPEB settlement and curtailment	$0.3	$—	$0.5	$0.1	$(0.1)	$7.9
Loss (gain) on sales, net of expenses	0.1	0.5	4.1	0.2	1.1	12.4
Other unusual items	0.2	0.2	1.8	45.6	5.3	25.7
Suez management fees, net	—	—	—	—	—	2.5
	$0.6	$0.7	$6.4	$45.9	$6.3	$48.5

For additional information relating to these line items, see note (7) to ‘‘Selected Historical Financial Data.’’

(7)	Capital expenditures are net of proceeds from disposal of assets.

(8)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest, plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $87.1 million and $32.9 million in the period from January 1, 2003 through November 3, 2003 and the period from November 4, 2003 through December 31, 2003, respectively, as a result of a $244.4 million goodwill impairment charge and increase in interest expense as a result of the Transactions. Earnings were insufficient to cover fixed charges by $48.1 million in the year ended December 31, 2004, primarily due to the $122.3 million charge for in-process research and development and the $14.6 million charge for inventory step-up.

(9)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt) and excluding intercompany balances calculated as follows:

	Successor
	As of March 31,		As of December 31,
(dollars in millions)	2006	2005	2005	2004	2003
Current assets less current liabilities	$508.2	$497.7	$506.3	$439.7	$446.8
Less cash and cash equivalents	(42.8)	(34.4)	(30.8)	(33.2)	(100.0)
Plus short-term debt	35.6	25.4	22.6	17.7	51.9
Working capital as defined	$501.0	$488.7	$498.1	$424.2	$398.7

(10)	As a result of the Acquisition, the Successor engaged independent appraisers to assist in determining the fair value of property, plant and equipment in connection with our allocation of purchase price. Preliminary and final valuations from the appraisers are included in the balances at December 31, 2003 and 2004, respectively. In December 2002, Ondeo Nalco Company entered into a sale-leaseback of its Naperville, Illinois headquarters and research facility that was treated as a financing lease for accounting purposes. Concurrent with the Acquisition, on November 4, 2003, the lease was assigned to another Suez subsidiary that subleased the property to the Successor. The Successor accounts for the sublease as an operating lease and has excluded the headquarters and research facility from property, plant and equipment.

RISK FACTORS

You should carefully consider the risks described below, together with the other information in this prospectus, before deciding whether to invest in the notes. If any of the events described in the risk factors below actually occur, our business, financial condition, operating results and prospects could be materially adversely affected, which in turn could adversely affect our ability to repay the notes. In such case, you may lose all or part of your original investment.

Risks Related To Our Leverage

Our substantial leverage could harm our business by limiting our available cash and our access to additional capital.

As a result of the Transactions and the note offerings, we are a highly leveraged company. As of March 31, 2006, our total consolidated indebtedness was $2,896.6 million and we had $250.0 million of borrowing capacity available under our revolving credit facility (excluding $27.2 million of outstanding standby letters of credit).

Our high degree of leverage could have important consequences for you, including the following:

•	It may limit our and our subsidiaries' ability to obtain additional financing for working capital, capital expenditures, product development, debt service requirements, acquisitions and general corporate or other purposes on favorable terms or at all;

•	A substantial portion of our subsidiaries' cash flows from operations must be dedicated to the payment of principal and interest on their and our indebtedness and thus will not be available for other purposes, including operations, capital expenditures and future business opportunities;

•	The debt service requirements of our subsidiaries' other indebtedness could make it more difficult for us and them to make payments on the notes and their existing indebtedness;

•	It may limit our ability to adjust to changing market conditions and place us at a competitive disadvantage compared to those of our competitors that are less highly-leveraged;

•	It may restrict our ability to make strategic acquisitions or cause us to make non-strategic divestitures; and

•	We may be more vulnerable than a less leveraged company to a downturn in general economic conditions or in our business, or we may be unable to carry out capital spending that is important to our growth.

At March 31, 2006, we had $1,251.8 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $12.5 million per year.

Our and our subsidiaries' debt agreements contain restrictions that limit our flexibility in operating our business.

Nalco Company's senior credit agreement and the indentures under which the notes were issued and other financing arrangements contain a number of significant covenants that, among other things, restrict our or our subsidiaries' ability to:

•	incur additional indebtedness;

•	pay dividends on or make other distributions or repurchase certain capital stock;

•	make certain investments;

•	enter into certain types of transactions with our affiliates;

•	limit dividends or other payments by restricted subsidiaries;

•	use assets as security in other transactions; and

•	sell certain assets or merge with or into other companies.

In addition, under the senior credit agreement, Nalco Holdings is required to satisfy and maintain specified financial ratios and tests. Events beyond our control may affect its ability to comply with those provisions and Nalco Holdings may not be able to meet those ratios and tests. The breach of any of these covenants would result in a default under the senior credit agreement and the lenders could elect to declare all amounts borrowed under the senior credit agreement, together with accrued interest, to be due and payable and could proceed against the collateral securing that indebtedness. Borrowings under the senior credit facilities are effectively senior in right of payment to the senior notes and the senior subordinated notes to the extent of the value of the collateral securing the senior credit facilities and are senior in right of payment to the senior subordinated notes. If any of our indebtedness were to be accelerated, our assets may not be sufficient to repay in full that indebtedness and the notes.

Our variable rate indebtedness subjects us to interest rate risk, which could cause our debt service obligations to increase significantly.

Certain of our borrowings, primarily borrowings under our senior credit facilities, are at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net earnings and cash available for servicing our indebtedness, including the notes, would decrease. At March 31, 2006, we had $1,251.8 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $12.5 million per year.

Risks Related to Our Business

If we are unable to respond to the changing needs of a particular industry and to anticipate, respond to or utilize changing technologies and develop new offerings , it could become more difficult for us to respond to our customers' needs and cause us to be less competitive.

We have historically been able to maintain our market positions and margins through continuous innovation of products and development of new offerings to create value for our customers. Recent innovations and development that we have relied on include our 3D TRASAR system for controlling and monitoring chemical feed and our relationship with US Filter, which permits us to sell equipment solutions as part of a bundled offering to our water treatment customers. We may not be successful in continuing to make similar innovations in the future. Our future operating results will depend to a significant extent on our ability to continue to introduce new products and applications and to develop new offerings that offer distinct value for our customers. Many of our products may be affected by rapid technological change and new product introductions and enhancements. We expect to continue to enhance our existing products and identify, develop and manufacture new products with improved capabilities and make improvements in our productivity in order to maintain our competitive position. We intend to devote sizeable resources to the development of new technologically advanced products and systems and to continue to devote a substantial amount of expenditures to the research and development functions of our business. However, we cannot assure you that:

•	we will be successful in developing new products or systems or bringing them to market in a timely manner;

•	products or technologies developed by others will not render our offerings obsolete or non-competitive;

•	the market will accept our innovations;

•	our competitors will not be able to produce our core non-patented products at a lower cost;

•	we will have sufficient resources to research and develop all promising new technologies and products; or

•	significant research and development efforts and expenditures for products will ultimately prove successful.

Our ability to anticipate, respond to and utilize changing technologies is crucial because we compete with many companies in each of the markets in which we operate. For example, we compete with hundreds of companies in the water treatment chemicals market, including our largest global competitor, GE Water Technologies. Other companies, including Ecolab, Inc. are expected to enter or increase their presence in our markets. Our ability to compete effectively is based on a number of considerations, such as product and service innovation, product and service quality, distribution capability and price. Moreover, water treatment for industrial customers depends on the particular needs of the industry. For example, the paper industry requires a specific water quality for bleaching paper; certain industrial boilers require demineralized water; the pharmaceuticals industry requires ultra pure water for processing; and, in the case of municipal services, water treatment includes clarification for re-use, sludge dewatering and membrane ultra filtration. We may not have sufficient financial resources to respond to the changing needs of a particular industry and to continue to make investments in our business, which could cause us to become less competitive.

Our significant non-U.S. operations expose us to global economic and political changes that could impact our profitability.

We have significant operations outside the United States, including joint ventures and other alliances. We conduct business in approximately 130 countries and in 2005, approximately 55% of our net sales originated outside the United States. There are inherent risks in our international operations, including:

•	exchange controls and currency restrictions;

•	currency fluctuations and devaluations, such as the recent currency crisis in Argentina;

•	tariffs and trade barriers;

•	export duties and quotas;

•	changes in local economic conditions, such as the economic decline in Venezuela;

•	changes in laws and regulations;

•	difficulties in managing international operations and the burden of complying with foreign laws;

•	exposure to possible expropriation or other government actions;

•	restrictions on our ability to repatriate dividends from our subsidiaries; and

•	unsettled political conditions and possible terrorist attacks against American interests.

Our international operations also expose us to different local political and business risks and challenges. For example, in certain countries we are faced with periodic political issues that could result in currency risks or the risk that we are required to include local ownership or management in our businesses. We are also periodically faced with the risk of economic uncertainty, such as recent strikes and currency exchange controls in Venezuela, which has impacted our business in these countries. Other risks in international business also include difficulties in staffing and managing local operations, including our obligations to design local solutions to manage credit risk to local customers and distributors.

Our overall success as a global business depends, in part, upon our ability to succeed in differing economic, social and political conditions. We may not continue to succeed in developing and implementing policies and strategies that are effective in each location where we do business, which could negatively affect our profitability.

Environmental, safety and production and product regulations or concerns could subject us to liability for fines or damages, require us to modify our operations and increase our manufacturing and delivery costs.

We are subject to the requirements of environmental and occupational safety and health laws and regulations in the United States and other countries. These include obligations to investigate and clean up environmental contamination on or from properties or at off-site locations where we are identified as a responsible party. For example, we are currently identified as a potentially responsible party at certain waste management sites. Additionally, the U.S. Environmental Protection Agency is conducting a civil and criminal investigation of environmental practices at our Louisiana manufacturing facility. We have also been named as a defendant in a series of multi-party and individual lawsuits based on claims of exposure to hazardous materials. We cannot predict with certainty the outcome of any such tort claims or the involvement we might have in such matters in the future and there can be no assurance that the discovery of previously unknown conditions will not require significant expenditures. In each of these chemical exposure cases, our insurance carriers have accepted the claims on our behalf and our financial exposure is limited to the amount of our deductible; however, we cannot predict the number of claims that we may have to defend in the future and we may not be able to continue to maintain such insurance.

The U.K. Health and Safety Executive (‘‘HSE’’) has sent us notice that it intends to initiate legal proceedings against our U.K. subsidiary under the Health and Safety at Work Act. The place of these proceedings is not indicated in the notice. This notice references a legionella outbreak that is claimed to have originated at cooling towers owned by one of the subsidiary’s customers. The HSE indicates that the proceedings will relate to the cleaning of these cooling towers. The Company has not received any specific charges or claims for relief, but will, in any event, defend and refute any contention that it has violated any law.

We have made and will continue to make capital and other expenditures to comply with environmental requirements. Although we believe we are in material compliance with environmental law requirements, we may not have been and will not at all times be in complete compliance with all of these requirements, and may incur material costs, including fines or damages, or liabilities in connection with these requirements in excess of amounts we have reserved. In addition, these requirements are complex, change frequently and have tended to become more stringent over time. In the future, we may discover previously unknown contamination that could subject us to additional expense and liability. In addition, future requirements could be more onerous than current requirements.

The activities at our production facilities are subject to a variety of federal, state, local and foreign laws and regulations (‘‘production regulations’’). Similarly, the solid, air and liquid waste streams produced from our production facilities are subject to a variety of regulations (‘‘waste regulations’’) and many of our products and the handling of our products are governmentally regulated or registered (‘‘product regulations’’). Each of the production, waste and product regulations is subject to expansion or enhancement. Any new or tightened regulations could lead to increases in the direct and indirect costs we incur in manufacturing and delivering products to our customers. For example, the European Commission is currently considering imposing new chemical registration requirements on the manufacturers and users of all chemicals, not just those which are considered to be harmful or hazardous. Should such regulations, referred to as REACH, be imposed, all chemical companies will be faced with additional costs to conduct their businesses in European Commission countries. Similarly, certain of our products are used to assist in the generation of tax credits for our customers, and the termination or expiration of such tax credits could impact the sale of these products. In addition to an increase in costs in manufacturing and delivering products, a change in production regulations or product regulations could result in interruptions to our business and potentially cause economic or consequential losses should we be unable to meet the demands of our customers for products.

We may not be able to achieve all of our expected cost savings.

A variety of risks could cause us not to achieve the benefits of the expected cost savings, including, among others, the following:

•	higher than expected severance costs related to staff reductions;

•	higher than expected retention costs for employees that will be retained;

•	delays in the anticipated timing of activities related to our cost-saving plan, including the reduction of inefficiencies in our administrative and overhead functions; and

•	other unexpected costs associated with operating the business.

We have experienced, and may continue to experience, difficulties in securing the supply of certain raw materials we and our competitors need to manufacture some of our products and increases in raw material costs.

In 2004 and 2005, certain of the raw materials used by us and other chemical companies have faced supply limitation. If these limitations were to occur again, we risk shortfalls in our sales and the potential of claims from our customers if we are unable to fully meet contractual requirements.

Also, limitations on raw materials and rising prices for underlying products have resulted in price increases for raw materials we purchase, and we risk further price increases for these materials. Our margins have been impacted by such raw materials price increases and will continue to be impacted if we are unable to pass such increases through to our customers.

Our operating companies can be impacted by the damage and disruption caused by hurricanes along the Gulf Coast.

Our operating companies conduct a significant portion of their U.S. manufacturing near the Gulf Coast and some of our customers conduct their operations in or near the Gulf of Mexico. In the event of hurricanes impacting the Gulf of Mexico and the Gulf Coast we could suffer: physical damage, increased costs to raw materials, freight and energy, and disruptions to ours and our customers' businesses, among other damages and disruption.

Our pension plans are currently underfunded and we may have to make significant cash payments to the plans, including payments that might be triggered by pending legislation, reducing the cash available for our business.

We sponsor various pension plans worldwide that are underfunded and require significant cash payments. For example, in 2004 and 2005, we contributed $13.7 million and $30.0 million, respectively, to our pension plans. We are required to contribute at least $58.5 million to the U.S. pension plan in 2006. We may also opt to make additional voluntary contributions to various pension plans worldwide in 2006. Additionally, if the performance of the assets in our pension plans does not meet our expectations, or if other actuarial assumptions are modified, our contributions for those years could be even higher than we expect. If our cash flow from operations is insufficient to fund our worldwide pension liability, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness.

As of December 31, 2005, our worldwide pension plans were underfunded by $434.2 million (based on the actuarial assumptions used for purposes of Statement of Financial Accounting Standards (SFAS) No. 87, Employers' Accounting for Pensions.). Our U.S. pension plans are subject to the Employee Retirement Income Security Act of 1974, or ERISA. Under ERISA, the Pension Benefit Guaranty Corporation, or PBGC, has the authority to terminate an underfunded pension plan under certain circumstances. In the event our U.S. pension plans are terminated for any reason while the plans are underfunded, we will incur a liability to the PBGC that may be equal to the entire amount of the underfunding. Prior to the closing of the Acquisition, the PBGC requested and received information from us regarding our business, the Transactions and our pension plans. The PBGC took no further action with respect to their inquiry.

Congress is currently considering changes to pension legislation that could also impact the amount and timing of our pension funding requirements and our decisions regarding pension funding. Such pending legislation could also address the timing of payouts to pension program participants and our employees who are participants in our pension programs could be impacted by such legislation.

We have recorded a significant amount of goodwill and other identifiable intangible assets, and we may never realize the full value of our intangible assets.

We have recorded a significant amount of goodwill and other identifiable intangible assets, including customer relationships, trademarks and developed technologies. Goodwill and other net identifiable intangible assets were approximately $3.4 billion as of December 31, 2005, or 62% of our total assets. Goodwill, which represents the excess of cost over the fair value of the net assets of the businesses acquired, was approximately $2.2 billion as of December 31, 2005, or 40% of our total assets. Goodwill and net identifiable intangible assets are recorded at fair value on the date of acquisition and, in accordance with SFAS No. 142, Goodwill and Other Intangible Assets, will be reviewed at least annually for impairment. Impairment may result from, among other things, deterioration in our performance, adverse market conditions, adverse changes in applicable laws or regulations, including changes that restrict the activities of or affect the products and services sold by our business, and a variety of other factors. The amount of any quantified impairment must be expensed immediately as a charge to results of operations. Depending on future circumstances, it is possible that we may never realize the full value of our intangible assets. Any future determination of impairment of a significant portion of goodwill or other identifiable intangible assets would have an adverse effect on our financial condition and results of operations.

Our future success will depend in part on our ability to protect our intellectual property rights, and our inability to enforce these rights could permit others to offer products competitive with ours, which could reduce our ability to maintain our market position and maintain our margins.

We rely on the patent, trademark, copyright and trade secret laws of the United States and other countries to protect our intellectual property rights. However, we may be unable to prevent third parties from using our intellectual property without authorization. The use of our intellectual property by others could reduce any competitive advantage we have developed or otherwise harm our business. If we had to litigate to protect these rights, any proceedings could be costly, and we may not prevail.

We have obtained and applied for several U.S. and foreign trademark registrations, and will continue to evaluate the registration of additional service marks and trademarks, as appropriate. Our pending applications may not be approved by the applicable governmental authorities and, even if the applications are approved, third parties may seek to oppose or otherwise challenge these registrations. A failure to obtain trademark registrations in the United States and in other countries could limit our ability to protect our trademarks and impede our marketing efforts in those jurisdictions.

Our Sponsors have and have had significant influence on us and may have conflicts of interest with us or you in the future.

As of May 1, 2006, our Sponsors beneficially owned approximately 26.7% of the equity of Nalco Holding Company and, until August 2005, owned more than 50% of the equity of Nalco Holding Company. In addition, representatives of our Sponsors occupy three of the nine seats on our board of directors and have the right to cause the board of directors to nominate three representatives of our Sponsors for the board of directors. As a result, our Sponsors have significant influence over our decisions to enter into any corporate transaction and may be able to prevent any transaction that requires the approval of our board of directors or the equityholders, regardless of whether or not other members of our board of directors or equityholders believe that any such transactions are in their own best interests. For example, our Sponsors could influence a decision to sell revenue-generating assets, which could impair our long-term ability to declare dividends or grow our business. Additionally, our Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. Our Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

Risks Related To The Notes

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and may be forced to take other actions to satisfy our obligations under our indebtedness, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness. See ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.’’

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness, including the notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The senior credit facilities and the indentures under which the notes were issued restrict our ability to use the proceeds from asset sales. We may not be able to consummate those asset sales to raise capital or sell assets at prices that we believe are fair and proceeds that we do receive may not be adequate to meet any debt service obligations then due. See ‘‘Description of Other Indebtedness—Senior Credit Facilities,’’ ‘‘Description of Senior Notes’’ and ‘‘Description of Senior Subordinated Notes.’’

Despite our current leverage, we may still be able to incur substantially more debt. This could further exacerbate the risks related to significant leverage that we and our subsidiaries face.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indentures do not fully prohibit us or our subsidiaries from doing so. Our revolving credit facility provides borrowing capacity of up to $250.0 million, all of which would have been available for future borrowings as of March 31, 2006 (excluding $27.2 million of outstanding standby letters of credit). All of those borrowings would be secured, and as a result, would be effectively senior to the notes and the guarantees of the notes by our subsidiary guarantors. If we incur any additional indebtedness that ranks equally with the senior notes or senior subordinated notes, the holders of that debt will be entitled to share ratably with the holders of the senior notes or the holders of the senior subordinated notes, respectively, in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new debt is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

Your right to receive payments on each issue of notes is effectively junior to those lenders who have a security interest in our assets and, as a result, in the event of a foreclosure on those assets, we may not be able to satisfy your claims after satisfying the claims of secured lenders.

Our obligations under the notes and our guarantors' obligations under their guarantees of the notes are unsecured, but our obligations under our senior credit facilities and each guarantor's obligations under their respective guarantees of the senior credit facilities are secured by a security interest in substantially all of our domestic tangible and intangible assets and the assets and a portion of the stock of certain of our non-U.S. subsidiaries. If we are declared bankrupt or insolvent, or if we default under our senior credit facilities, the lenders could declare all of the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on the pledged assets to the exclusion of holders of the notes, even if an event of default exists under the indentures under which the notes were issued at such time. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully. Additionally, after any such foreclosure, it is likely that we would not continue operating our business, in which case we could not generate any additional funds to satisfy your claims. See ‘‘Description of Other Indebtedness.’’

As of March 31, 2006, we had $1,224.0 million of senior secured indebtedness (of which approximately $1,145.4 million was indebtedness under our senior credit facilities and which did not include the undrawn portion under the revolving credit facility of $250.0 million, and $78.6 million of which was indebtedness under our receivables facility). The indentures permit the incurrence of substantial additional indebtedness by us and our restricted subsidiaries in the future, including secured indebtedness.

Claims of noteholders will be structurally subordinate to claims of creditors of all of our non-U.S. subsidiaries and some of our U.S. subsidiaries and, as a result, in the event of our dissolution or similar event, we may not be able to satisfy your claims after satisfying the claims of our non-guarantor subsidiaries.

The notes are not guaranteed by any of our non-U.S. subsidiaries, our less than wholly-owned U.S. subsidiaries or certain other U.S. subsidiaries. Accordingly, claims of holders of the notes will be structurally subordinate to the claims of creditors of these non-guarantor subsidiaries, including trade creditors. Without limiting the generality of the foregoing, claims of holders of the notes will also be structurally subordinate to claims of the lenders under our senior credit facilities to the extent of the guarantees by non-U.S. subsidiaries of the senior credit facilities. All obligations of our non-guarantor subsidiaries will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to us or a guarantor of the notes.

We also have joint ventures and subsidiaries in which we own less than 100% of the equity so that, in addition to the structurally senior claims of creditors of those entities, the equity interests of our joint venture partners or other shareholders in any dividend or other distribution made by these entities would need to be satisfied on a proportionate basis with us. These joint ventures and less than wholly-owned subsidiaries may also be subject to restrictions on their ability to distribute cash to us in their financing or other agreements and, as a result, we may not be able to access their cash flow to service our debt obligations, including in respect of the notes.

Your right to receive payments on the senior subordinated notes is junior to all of Nalco Company's and the guarantors' senior indebtedness, including Nalco Company's and the guarantors' obligations under the senior credit facilities, the senior notes and other existing and future senior debt.

The senior subordinated notes are general unsecured obligations that are junior in right of payment to all our existing and future senior indebtedness. The senior subordinated guarantees are general unsecured obligations of the guarantors that are junior in right of payment to all of the applicable guarantor's existing and future senior indebtedness.

Nalco Company and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the senior subordinated notes or the senior subordinated guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the senior credit facilities and senior notes, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, Nalco Company or the guarantors may not be permitted to pay any amount on account of the senior subordinated notes or the senior subordinated guarantees for a designated period of time.

Because of the subordination provisions in the senior subordinated notes and the senior subordinated guarantees, in the event of a bankruptcy, liquidation or dissolution of Nalco Company or any guarantor, Nalco Company's or the guarantor's assets will not be available to pay obligations under the senior subordinated notes or the applicable senior subordinated guarantee until Nalco Company or the guarantor has made all payments on its respective senior indebtedness. Nalco Company and the guarantors may not have sufficient assets after all these payments have been made to make any payments on the senior subordinated notes or the applicable senior subordinated guarantee, including payments of principal or interest when due.

As of March 31, 2006, we had $2,189.7 million of senior indebtedness. The senior subordinated note indenture permits the incurrence of substantial additional indebtedness, including senior debt, by Nalco Company and our restricted subsidiaries in the future.

If we default on our obligations to pay our other indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including our senior credit facilities), we could be in default under the terms of the agreements governing such indebtedness. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our revolving credit facility could elect to terminate their commitments, cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to seek to obtain waivers from the required lenders under our senior credit facilities to avoid being in default. If we breach our covenants under our senior credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior credit facilities, the lenders could exercise their rights as described above, and we could be forced into bankruptcy or liquidation. See ‘‘Description of Other Indebtedness—Senior Credit Facilities,’’ ‘‘Description of Senior Notes’’ and ‘‘Description of Senior Subordinated Notes.’’

Although Nalco Company will be required to offer to repurchase the notes upon a change of control, it may not have sufficient financial resources to purchase all notes that are tendered.

Upon the occurrence of specific kinds of change of control events, including the sale, lease or transfer of ‘‘all or substantially’’ all the assets of Nalco Holdings and its subsidiaries taken as a whole, Nalco Company will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest, unless such notes have been previously called for redemption. However, Nalco Company may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control offer. Any such failure to repurchase the notes could constitute a default under the indentures governing the notes.

As mentioned above, under the indentures governing the notes, the sale, lease or transfer of ‘‘all or substantially all’’ the assets of Nalco Holdings and its subsidiaries taken as a whole constitutes a change of control that will require Nalco Company to offer to repurchase the notes. Although there is a developing body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require Nalco Company to repurchase such senior notes as a result of a sale, lease or transfer of less than all of the assets of Nalco Holdings and its subsidiaries taken as a whole to another person or group may be uncertain. See ‘‘Description of Senior Notes—Change of Control’’ and ‘‘Description of Senior Subordinated Notes—Change of Control.’’

In addition, it is possible that we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations or highly leveraged transactions, that would not constitute a change of control under the indentures, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings or otherwise adversely affect holders of the notes. Furthermore, because of the potential restrictions on a change of control, we could be prevented from completing a transaction which might otherwise benefit the noteholders.

The occurrence of a change of control could also constitute an event of default under our senior credit facilities. Our bank lenders may have the right to prohibit any such purchase or redemption, in which event we will seek to obtain waivers from the required lenders under the senior credit facilities, but may not be able to do so.

You may face foreign exchange risks or tax consequences as a result of investing in the euro notes.

A portion of each of the senior notes and the senior subordinated notes is denominated and payable in euros. If you are a U.S. investor, an investment in the euro notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the euro notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the euro notes by U.S. investors may also have important tax consequences.

Federal and state fraudulent transfer laws may permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) Nalco Company paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) Nalco Company or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee, and, in the case of (2) only, one of the following is also true:

•	Nalco Company or any of the guarantors was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left Nalco Company or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	Nalco Company or any of the guarantors intended to, or believed that it would, incur debts beyond its ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee or further subordinate the notes or such guarantee to presently existing and future indebtedness of Nalco Company or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our and our subsidiaries' other debt that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair salable value of all its assets; or

•	the present fair salable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not Nalco Company or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be further subordinated to our or any of our guarantors' other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the applicable guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor's other debt or take other action detrimental to the holders of the notes.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes ‘‘forward-looking statements.’’ These forward-looking statements include statements concerning our plans, objectives, goals, strategies, future events, future revenue or performance, capital expenditures, financing needs, plans or intentions relating to acquisitions, business trends and other information that is not historical information and, in particular, appear under the headings ‘‘Summary,’’ ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations,’’ ‘‘Industry Overview’’ and ‘‘Business.’’ When used in this prospectus, the words ‘‘estimates,’’ ‘‘expects,’’ ‘‘anticipates,’’ ‘‘projects,’’ ‘‘plans,’’ ‘‘intends,’’ ‘‘believes,’’ ‘‘forecasts,’’ or future or conditional verbs, such as ‘‘will,’’ ‘‘should,’’ ‘‘could’’ or ‘‘may,’’ and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements, including, without limitation, management's examination of historical operating trends and data are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them. However, there can be no assurance that management's expectations, beliefs and projections will be achieved.

There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Important factors that could cause our actual results to differ materially from the forward-looking statements we make in this prospectus are set forth in this prospectus, including under the heading ‘‘Risk Factors.’’ As stated elsewhere in this prospectus, such risks, uncertainties and other important factors include, among others:

•	our substantial leverage;

•	limitations on flexibility in operating our business contained in our debt agreements;

•	increases in interest rates as a result of our variable rate indebtedness;

•	pricing pressure from our customers;

•	technological change and innovation;

•	risks associated with our non-U.S. operations;

•	fluctuations in currency exchange rates;

•	high competition in the markets in which we operate;

•	adverse changes to environmental, health and safety regulations;

•	operating hazards in our production facilities;

•	inability to achieve expected cost savings;

•	difficulties in securing the raw materials we use;

•	our significant pension benefit obligations and the current underfunding of our pension plans;

•	our ability to realize the full value of our intangible assets;

•	our ability to attract and retain skilled employees, particularly research scientists, technical sales professionals and engineers;

•	our ability to protect our intellectual property rights; and

•	the possibility that our owners' interests will conflict with ours or yours.

There may be other factors that may cause our actual results to differ materially from the forward-looking statements.

All forward-looking statements attributable to us or persons acting on our behalf apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to update or revise forward-looking statements which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events.

Ownership Structure

The chart below summarizes our ownership and corporate structure.

(1)	The guarantors of the notes also guarantee our senior credit facilities on a senior secured basis. Certain U.S. subsidiaries do not provide guarantees of Nalco Company's indebtedness.

(2)	The revolving credit facility provides for borrowings of up to $250.0 million. As of March 31, 2006, there were no outstanding borrowings under the revolving credit facility (excluding $27.2 million of outstanding standby letters of credit). $100.0 million of the revolving credit facility can be made available for borrowings by certain non-U.S. subsidiaries in euros.

(3)	As of March 31, 2006, $1,145.4 million of term loan borrowings were outstanding under our senior credit facilities, including the dollar equivalent of €61.6 million of term loan A borrowings. On June 25, 2004, we repaid $92.0 million of term loan borrowings with proceeds from our new receivables facility.

(4)	Includes the dollar notes and the U.S. dollar equivalent of the euro notes.

(5)	On June 25, 2004 Nalco Company entered into a receivables facility that provides up to $100 million in funding from a commercial paper conduit sponsored by one of the lenders under the senior credit facility. At closing, we received $92.0 million of proceeds, which we used to repay term loans under the senior credit facilities. As of March 31, 2006, Nalco Company had $78.6 million of borrowings outstanding under the receivables facility.

(6)	Our Sponsors beneficially own approximately 26.7% of Nalco Holding Company's common stock through their ownership of both Nalco Holding Company common stock and Nalco LLC units.

USE OF PROCEEDS

This prospectus is delivered in connection with the sale of notes by Goldman, Sachs & Co. in market-making transactions. We will not receive any of the proceeds from such transactions.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2006. The information in this table should be read in conjunction with ‘‘The Acquisition,’’ ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated and combined financial statements of Nalco Holdings LLC included elsewhere in this prospectus.

As of March 31, 2006
(dollars in millions)
Cash and cash equivalents	$42.8
Debt:
Senior credit facilities:
Revolving credit facility of Nalco Company(1)	$—
Term loan A facility of Nalco Company(2)	74.4
Term loan B facility of Nalco Company	1,071.0
Senior notes of Nalco Company(3)	906.9
Senior subordinated notes of Nalco Company(3)	706.9
Receivables facility of Nalco Company(4)	78.6
Other debt(5)	58.8
Total debt	$2,896.6
Unitholder's equity	1,067.2
Total capitalization	$3,963.8

(1)	The revolving credit facility provides for borrowings of up to $250.0 million. As of March 31, 2006, there were no borrowings outstanding under the revolving credit facility (excluding $27.2 million of outstanding standby letters of credit). $100 million of the revolving credit facility can be made available for borrowings by certain non-U.S. subsidiaries in euros.

(2)	Includes the U.S. dollar equivalent of €61.6 million of term loan A borrowings.

(3)	Includes the U.S. dollar equivalent of €200 million of senior notes and €200 million of senior subordinated notes.

(4)	On June 25, 2004 Nalco Company entered into a receivable facility that provides up to $100 million in funding from a commercial paper conduit sponsored by one of the lenders under the senior credit facility. At closing, we received $92.0 million of proceeds, which we used to repay term loans under the senior credit facilities. As of March 31, 2006 Nalco Company had $78.6 million of borrowings outstanding under the receivable facility.

(5)	Includes $27.8 million aggregate principal amount of 6¼% notes due 2008 issued by Nalco Chemical Company (which is now known as Nalco Company), $3.5 million of indebtedness of certain non-U.S. subsidiaries and $27.5 million of short-term debt.

SELECTED HISTORICAL FINANCIAL DATA

The Successor financial statements include the consolidated audited financial statements of Nalco Holdings LLC and its subsidiaries and the unaudited consolidated financial statements of Nalco Holdings LLC and its subsidiaries.

The Predecessor financial statements include the combined financial statements of Ondeo Nalco Group, which include the consolidated financial statements of Ondeo Nalco Company and the combined financial statements of the Nalco International SAS Subsidiaries.

The following selected historical financial data has been derived from the unaudited consolidated financial statements of Nalco Holdings LLC and its subsidiaries as of and for the three months ended March 31, 2006 and 2005 and the audited consolidated and combined financial statements of Nalco Holdings LLC and its subsidiaries as of December 31, 2005, 2004, 2003, 2002, and 2001 and for the periods from January 1, 2005 to December 31, 2005, January 1, 2004 to December 31, 2004, November 4, 2003 to December 31, 2003, January 1, 2003 to November 3, 2003, January 1, 2002 to December 31, 2002, and January 1, 2001 to December 31, 2001 that (other than in the case of the unaudited consolidated financial statements as of March 31, 2005, the audited combined financial statements for the periods from January 1, 2002 to December 31, 2002 and January 1, 2001 to December 31, 2001, and the audited consolidated and combined financial statements as of December 31, 2003, 2002 and 2001) are included elsewhere in this prospectus. The selected historical financial data as of and for the year ended December 31, 2000 has been derived from our unaudited internal financial reporting to Suez.

You should read the following data in conjunction with ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ and the consolidated and combined financial statements included elsewhere in this prospectus.

	Successor								Predecessor
(dollars in millions)	Three months ended March 31,				Year ended December 31,			November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003	Year ended December 31,
	2006		2005		2005		2004			2002	2001	2000(1)
Statement of Operations Data:							(unaudited)
Net sales	$849.4		$777.6		$3,312.4		$3,033.3	$460.1	$2,306.5	$2,644.3	$2,619.7	$2,147.1
Operating costs and expenses:
Costs of product sold	471.1		412.8		1,830.7		1,578.4	249.9	1,122.9	1,276.0	1,278.0
Selling, administrative, and research expenses	275.4		258.1		1,030.2		1,039.1	174.7	892.4	982.1	1,031.2
Impairment of goodwill (2)	—		—		—		—	—	244.4	—	—
Amortization of intangible assets (2)	17.3		20.6		81.6		96.3	15.4	68.9	89.2	171.3
In-process research and development	—		—		—		122.3	—	—	—	1.3
Business optimization expenses (3)	3.8		0.8		25.6		1.7	0.8	20.3	32.8	172.3
Operating costs and expenses	767.6		692.3		2,968.1		2,837.8	440.8	2,348.9	2,380.1	2,654.1	2,156.5
Operating earnings (loss)	81.8		85.3		344.3		195.5	19.3	(42.4)	264.2	(34.4)	(9.4)
Other income (expense), net (4)	1.3		(2.2)		4.0		(43.3)	(2.8)	(17.3)	3.4	(12.4)
Interest income	1.7		2.1		8.5		10.1	0.6	7.1	7.8	8.8
Interest expense	(58.5)		(54.9)		(228.6)		(213.2)	(49.6)	(32.7)	(38.5)	(44.4)
Earnings (loss) before income taxes and minority interests	26.3		30.3		128.2		(50.9)	(32.5)	(85.3)	236.9	(82.4)
Income tax provision (benefit)	11.0		13.0		54.3		47.5	(8.3)	68.7	105.2	(1.8)
Minority interests	(1.7)		(1.2)		(5.7)		(5.8)	0.1	(4.2)	(3.3)	(3.4)
Net earnings (loss)	$13.6		$16.1		$68.2		$(104.2)	$(24.1)	$(158.2)	$128.4	$(84.0)	$(58.4)
Statement of Cash Flows Data:
Net cash provided by (used for):
Operating activities	$58.9		$16.9		$201.8		$237.2	$88.7	$144.4	$323.1	$414.3	—
Investing activities	(15.0)		(17.1)		(77.7)		(72.9)	(4,145.1)	(12.3)	(126.1)	(463.5)	—
Financing activities	(32.3)		1.9		(125.9)		(231.9)	4,130.3	(234.2)	(232.7)	133.9	—
Other Financial Data (unaudited)
EBITDA (5)	$131.1		$135.7		$557.5		$357.0	$54.5	$106.8	$488.2	$245.7	—
Non-cash charges included in EBITDA (6)	9.5		10.1		19.8		174.4	23.9	268.7	31.2	31.1	—
Unusual items included in EBITDA (7)	0.6		0.7		6.4		45.9	6.3	48.5	(33.3)	9.9	—
Capital expenditures, net (8)	14.6		12.3		74.6		91.8	15.6	85.6	108.3	114.8	—
Depreciation	32.4		33.2		133.3		114.3	22.5	101.8	134.7	124.6	—
Amortization	17.3		20.6		81.6		96.3	15.4	68.9	89.2	171.3	—
Ratio of earnings to fixed charges (9)	1.4	x	1.5	x	1.5	x	—	—	—	6.1x	—	—

	Successor					Predecessor
	As of March 31,		As of December 31,			As of December 31,
(dollars in millions)	2006	2005	2005	2004	2003	2002	2001	2000 (1)
Balance Sheet Data:								(unaudited)
Cash and cash equivalents	$42.8	$34.4	$30.8	$33.2	$100.0	$120.5	$146.0	$71.6
Working capital (10)	501.0	488.7	498.1	424.2	398.7	240.8	208.0	193.8
Property, plant and equipment, net (11)	742.7	815.9	755.3	847.3	865.6	823.2	856.2	821.6
Total assets	5,562.2	5,858.1	5,554.2	5,933.7	6,163.8	6,486.4	6,512.2	6,406.6
Total debt (including lease obligation and current portion of long-term debt) (11)(12)	2,896.6	3,095.6	2,913.3	3,118.3	3,314.7	776.2	859.2	526.1
Total unitholder's equity	1,067.2	1,013.2	1,033.2	1,017.7	1,069.0	3,589.2	3,734.4	4,011.8
Off balance sheet receivables facility (12)	—	—	—	—	—	87.0	101.0	—

(1)	Pursuant to a tender offer completed on November 9, 1999, Suez, through its subsidiary, H2O Acquisition Co., or H2O, acquired virtually all of the outstanding shares of Nalco Chemical Company. In June 1999, Degremont, a Suez subsidiary, acquired Calgon Corporation. The acquisitions are included in the Predecessor’s operations from the dates of acquisition. Results from 2000 forward reflect the Suez push down of purchase accounting to Nalco Chemical Company. In March 2001, Nalco Chemical Company’s name was changed to Ondeo Nalco Company. Because the Predecessor reported to Suez in French GAAP in 1999 and 2000, combined U.S. GAAP financial information in a format similar to 2001-2005 is not available.

(2)	The Predecessor adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. In the period from January 1, 2003 through November 3, 2003, the Predecessor took a goodwill impairment charge of $244.4 million based on the price paid in the Acquisition.

(3)	The Successor incurred business optimization expenses in connection with its programs to redesign and optimize its business and work processes. The Predecessor incurred significant business optimization expenses as a result of the global integration of the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support services operations. The costs incurred include severance, asset write-offs, facility closing costs and other items. See ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations — Business Optimization Expenses.’’

(4)	Other income (expense), net consists of monitoring fees paid by the Successor to affiliates of the Sponsors, management fees paid by the Predecessor to Suez, capital gains/(losses) on the disposals of assets, franchise taxes, equity earnings of unconsolidated subsidiaries, recognized gains and losses on foreign currency transactions and other miscellaneous income (expense). Also included for the year ended December 31, 2004 was a $35.0 million charge for the termination of the Monitoring Fee Agreement with affiliates of the Sponsors.

(5)	EBITDA, a measure used by management to measure operating performance, is defined as net earnings plus interest, taxes, depreciation and amortization. EBITDA is reconciled to net earnings (loss) in the following table. Our management believes EBITDA is useful to the investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. EBITDA is not a recognized term under U.S. GAAP and does not purport to be an alternative to net earnings (loss) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. The amounts shown for EBITDA as presented herein differ from the amounts calculated under the definition of EBITDA used in our debt instruments. The definition of EBITDA used in our debt instruments is further adjusted for certain cash and non-cash charges and is used to determine compliance with financial covenants and our ability to engage in certain activities such as incurring additional debt and making certain payments.

The following is a reconciliation of net earnings (loss) to EBITDA:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003	Year ended December 31,
(dollars in millions)	2006	2005	2005	2004			2002	2001
Net earnings (loss)	$13,6	$16.1	$68.2	$(104.2)	$(24.1)	$(158.2)	$128.4	$(84.0)
Interest expense, net	56.8	52.8	220.1	203.1	49.0	25.6	30.7	35.6
Income tax provision (benefit)	11.0	13.0	54.3	47.5	(8.3)	68.7	105.2	(1.8)
Depreciation	32.4	33.2	133.3	114.3	22.5	101.8	134.7	124.6
Amortization of intangible assets	17.3	20.6	81.6	96.3	15.4	68.9	89.2	171.3
EBITDA	$131.1	$135.7	$557.5	$357.0	$54.5	$106.8	$488.2	$245.7

(6)	EBITDA, as defined above, was reduced by the following non-cash charges, each of which is further discussed below:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003	Year ended December 31,
(dollars in millions)	2006	2005	2005	2004			2002	2001
Impairment of goodwill	$—	$—	$—	$—	$—	$244.4	$—	$—
In-process research and development	—	—	—	122.3	—	—	—	1.3
Inventory step-up	—	—	—	14.6	21.2	—	—	—
Asset write-offs	0.9	2.4	2.8	1.1	—	4.2	18.3	17.8
Profit sharing and 401(k) expense funded by Suez	5.4	5.6	13.2	27.8	4.0	20.0	12.1	12.0
Other	3.2	2.1	3.8	8.6	(1.3)	0.1	0.8	—
	$9.5	$10.1	$19.8	$174.4	$23.9	$268.7	$31.2	$31.1

Impairment of Goodwill

Goodwill impairment of $244.4 million was recorded by the Predecessor in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for the Predecessor.

In-process Research and Development

In-process research and development was a one-time charge of $122.3 million recorded during the year ended December 31, 2004, as a result of purchase accounting entries related to the Acquisition. In 2001, the Predecessor recorded $1.3 million of purchased in-process research and development, resulting from the redemption of Exxon’s 40% interest in the Nalco/Exxon joint venture.

Inventory Step Up

As a result of purchase accounting for the Acquisition, the Successor wrote up its inventory to fair value and subsequently charged the write up to cost of sales as the inventory was sold. The Successor statements of operations reflect the inventory step-up in cost of product sold.

Asset Write-Offs

In conjunction with our integration and process improvement initiatives, the Predecessor wrote off assets consisting primarily of a $5.0 million investment in start up ventures in 2003, $9.6 million of assets related to obsolete software systems in 2002 and $17.8 million of PORTA-FEED stainless steel containers in 2001 as a result of a physical inventory.

Profit Sharing and 401(k) Expense Funded by Suez

In conjunction with the Acquisition, the Successor entered into an agreement with Suez whereby Suez will reimburse the Company for certain profit sharing and 401(k) matching contributions made by the Company to the Profit-Sharing Trust.

Other

Other non-cash charges include the non-cash impact on earnings of our equity investments and minority interests. Successor non-cash charges includes the non-cash portion of rent expense under the sublease that the Successor entered into with Suez in conjunction with the Acquisition.

(7)	In addition to incurring non-cash charges and business optimization expenses, our EBITDA was impacted by the following unusual (income) expenses, each of which is further discussed below:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003	Year ended December 31,
(dollars in millions)	2006	2005	2005	2004			2002	2001
Pension and OPEB settlement and curtailment	$0.3	$—	$0.5	$0.1	$(0.1)	$7.9	$(47.6)	$0.4
Loss (gain) on sales, net of expenses	0.1	0.5	4.1	0.2	1.1	12.4	(7.8)	0.9
Other unusual items	0.2	0.2	1.8	45.6	5.3	25.7	19.4	6.6
Suez management fees, net	—	—	—	—	—	2.5	2.7	2.0
	0.6	0.7	$6.4	$45.9	$6.3	$48.5	$(33.3)	$9.9

Pension and Other Postretirement Benefits (OPEB) Settlement and Curtailment

In 2003, the Predecessor incurred $7.9 million of curtailment and settlement charges primarily as a result of the transfer of senior executives back to Suez prior to the Acquisition. In the second half of 2002 the Predecessor amended its U.S. defined benefit pension plan and its postretirement medical and dental plans, resulting in a non-cash curtailment gain of $49.4 million, partially offset by $1.8 million of settlement charges.

Loss (Gain) on Sales, Net of Expenses

In 2003, the Predecessor recorded a loss of $5.3 million on the sale of its South African operations as well as $8.1 million of one-time costs associated with the Acquisition. In 2002, the Predecessor sold its performance additives business, resulting in a gain of $12.4 million, and incurred $1.5 million of disposal costs and losses associated with its divestiture of Hydrosan. In 2001, the Predecessor incurred a $9.0 million loss on the sale of Calgon’s former headquarters facility that was partially offset by a $7.0 million gain on the sale of the Predecessor’s corporate aircraft.

Other Unusual Items

The Successor’s results for the year ended December 31, 2004 were impacted by the effects of certain unusual items, including a $35.0 million charge for the termination of the Monitoring Fee Agreement with affiliates of the Sponsors, $1.4 million of expenses associated with changing the name of the Company’s operating company from Ondeo Nalco Company to Nalco Company, $1.8 million in connection with the re-audit of the Predecessor’s 2001 financial statements, $1.9 million of expenses related to the registration of publicly tradable senior notes and senior subordinated notes that were exchanged for privately placed notes issued in connection with the Acquisition, and other expenses resulting from the Acquisition.

During the period from November 4, 2003 through December 31, 2003, the Successor’s results were impacted by the effects of certain other unusual items, most notably $3.3 million of legal and environmental costs related to events that occurred prior to Suez’ 1999 acquisition of Nalco Chemical Company and litigation costs not covered by the Company’s excess liability insurance policy.

The most significant other unusual item affecting the Predecessor’s results during the period from January 1, 2003 through November 3, 2003 was a $10.4 million charge for the settlement of an interest rate swap. Other unusual items for the year ended December 31, 2002 included legal and environmental expenses of $6.5 million, consultancy costs for process reengineering studies associated with our cost reduction programs and other consultancy services performed on behalf of Suez of $7.1 million, and one-time pension and benefit expenses primarily related to the redesign of our Australian benefit plan and the application of regulatory changes in Germany of $4.7 million. Executive severance and relocation expense of $5.8 million accounted for most of the other unusual items during the year ended December 31, 2001.

Suez Management Fees, Net

In connection with the Acquisition, agreements under which fees were paid by the Predecessor to Suez, or received from Suez, were terminated.

(8)	Capital expenditures are net of proceeds from disposal of assets.

(9)	For purposes of calculating the ratio of earnings to fixed charges, earnings represents earnings from continuing operations before income taxes, less income from equity method investments and capitalized interest, plus minority interest expense, income distributions from equity method investments, amortization of capitalized interest and fixed charges. Fixed charges include interest expense (including amortization of debt issuance costs), capitalized interest, and the portion of operating rental expense which management believes is representative of the interest component of rent expense. Earnings were insufficient to cover fixed charges by $84.2 million for the year ended December 31, 2001 primarily due to business optimization charges incurred. Earnings were insufficient to cover fixed charges by $87.1 million and $32.9 million in the period from January 1, 2003 through November 3, 2003 and the period from November 4, 2003 through December 31, 2003, respectively, as a result of a $244.4 million goodwill impairment charge and increase in interest expense as a result of the Transactions. Earnings were insufficient to cover fixed charges by $48.1 million in the year ended December 31, 2004, primarily due to the $122.3 million charge for in-process research and development and the $14.6 million charge for inventory step-up.

(10)	Working capital is defined as current assets (excluding cash and cash equivalents) less current liabilities (excluding short-term debt and current portion of long-term debt) and excluding intercompany balances calculated as follows:

	Successor					Predecessor
	As of March 31,		As of December 31,			As of December 31,
(dollars in millions)	2006	2005	2005	2004	2003	2002	2001
Current assets less current liabilities	$508.2	$497.7	$506.3	$439.7	$446.8	$(275.0)	$(441.2)
Less cash and cash equivalents	(42.8)	(34.4)	(30.8)	(33.2)	(100.0)	(120.5)	(146.0)
Less related party receivables and payables	—	—	—	—	—	48.4	(33.3)
Plus short-term debt	35.6	25.4	22.6	17.7	51.9	587.9	828.5
Working capital as defined	$501.0	$488.7	$498.1	$424.2	$398.7	$240.8	$208.0

(11)	As a result of the Acquisition, the Successor engaged independent appraisers to assist in determining the fair value of property, plant and equipment in connection with our allocation of purchase price. Preliminary and final valuations from the appraisers are included in the balances at December 31, 2003 and 2004, respectively. In December 2002, Ondeo Nalco Company entered into a sale-leaseback of its Naperville, Illinois headquarters and research facility that was treated as a financing lease for accounting purposes. Concurrent with the Acquisition, on November 4, 2003, the lease was assigned to another Suez subsidiary that subleased the property to the Successor. The Successor accounts for the sublease as an operating lease and has excluded the headquarters and research facility from property, plant and equipment.

(12)	Total debt does not include the Predecessor’s historical off balance sheet receivables facility. In December 2001, Ondeo Nalco Company entered into an agreement that allowed it to periodically transfer undivided percentage ownership interests in a revolving pool of most of its U.S. trade receivables to a multi-seller conduit administered by an independent financial institution. The Predecessor accounted for the transfer of undivided percentage ownership interest in the receivables to the conduit as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The loss on the sale of the undivided interests in the receivables was $1.5 million and $1.8 million for the period from January 1, 2003 through November 3, 2003 and the year ended December 31, 2002, respectively, and is included in interest expense. The undivided interest in receivables that were transferred but not ultimately sold to the conduit (‘‘retained interest’’) is classified in trade accounts receivable in the balance sheet. The retained interest was $56.6 million at December 31, 2002 and $49.0 million at December 31, 2001. This program was unwound prior to closing of the Acquisition. The Successor treats its new receivables facility as a general financing agreement resulting in the funding and related receivables being shown as liabilities and assets, respectively, on its consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations includes periods prior to the consummation of the Transactions. Accordingly, the discussion and analysis of periods prior to the Transactions do not reflect the significant impact that the Transactions have had on us. In addition, the statements in the discussion and analysis regarding industry outlook, our expectations regarding the performance of our business and the other non-historical statements in the discussion and analysis are forward-looking statements. These forward-looking statements are subject to numerous risks and uncertainties, including, but not limited to, the risks and uncertainties described in ‘‘Risk Factors.’’ Our actual results may differ materially from those contained in or implied by any forward-looking statements. You should read the following discussion together with the sections entitled ‘‘Risk Factors,’’ ‘‘Selected Historical Financial Data’’ and the historical consolidated and combined financial statements of Nalco Holdings LLC and its subsidiaries included elsewhere in this prospectus.

Overview

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three primary divisions which correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers' end products.

We currently serve more than 70,000 customer locations, representing a broad range of end markets, including aerospace, paper, chemical, pharmaceutical, petroleum, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels.

Our sales come from three principal sources: the delivery of water treatment and process services, the sale of chemicals, and the sale and rental of equipment. We segregate our sales into two categories for management purposes: contract and non-contract. Contract sales can be in the form of various billing arrangements with our customers, including fixed billings, variable billings based on usage of chemicals or variable billings based on customer production. Pricing for our contract customers is bundled, combining service, chemicals, freight and equipment components. Non-contract sales are derived from sales of services, chemicals and equipment that are billed separately as such products or equipment are shipped or as services are rendered.

Our cost of product sold consists of variable and fixed components. Our variable and fixed costs approximate 87% and 13% of cost of product sold, respectively. Variable costs are proportional to volume and mix and consist principally of materials, overtime, temporary labor, utilities, and gas to manufacture our products. Our fixed costs are not significantly influenced by production volume, in the short term, and consist principally of administrative salaries, wages, benefits, depreciation and other facility-related costs.

Business Environment

Our Markets

Water treatment chemicals and services represented approximately 79% of our Industrial and Institutional Services net sales in 2005. We estimate that the 2005 global market for water treatment chemicals and services in the Institutional and Industrial Services sector was approximately $6.6 billion. Overall, Industrial and Institutional Services' water treatment market growth rates tend to track gross domestic product; however, growth rates vary by end-use segment and region.

We estimate that the global market for Energy Services was approximately $3.25 billion in 2005. We expect that the global Energy Services market will grow at approximately 1% to 2% per year through 2007, with Latin America, Eastern Europe and Asia growing at faster rates than North America and Western Europe.

We estimate that the global market for Paper Services, including water treatment applications, was approximately $7.8 billion in 2005. We expect the global Paper Services market to grow at approximately 1%, with flat growth in North America offset by higher growth in Europe, Asia and Latin America.

We believe that select global participants such as our company will grow at a faster rate than the underlying end markets they serve as they continue to take share from smaller regional participants.

Global Exposure

We conduct business in 130 countries and are exposed to global economic and political changes that could significantly impact our profitability. Historically, however, we have not been significantly impacted by currency fluctuations on a combined global basis. Revenues and costs tend to be incurred in the same currency and therefore substantially mitigate local currency risks. Given our global reach, positive impacts in one region have tended to offset negative impacts in another region. Our historical performance is not indicative of future performance; however, management is continuously focused on balancing region-specific risks with opportunities. See ‘‘—Quantitative and Qualitative Disclosures about Market Risk.’’

Raw Materials and Commodity Prices

No single raw material accounted for more than 5% of our total purchases in 2005.

In 2004 and 2005, certain of the raw materials used by us and other chemical companies have faced supply limitation. If these limitations were to occur again, we risk shortfalls in our sales and the potential of claims from our customers if we are unable to fully meet contractual requirements.

Also, limitations on raw materials and rising prices for underlying products have resulted in price increases for raw materials we purchase, and we risk further price increases for these materials. Our margins have been impacted by such raw materials price increases and will continue to be impacted if we are unable to pass such increases through to our customers.

Seasonality

Historically, seasonality has not had a significant impact on our net sales.

Impact of the Acquisition and Related Financing Transactions

On November 4, 2003, pursuant to a Stock Purchase Agreement between Nalco Holdings LLC, a Delaware limited liability company, and Suez (‘‘Suez’’) and certain of its affiliates, Nalco Holdings LLC (the ‘‘Successor’’) acquired the net assets of Ondeo Nalco Group (the ‘‘Predecessor’’). The aggregate purchase price was $4,102.9 million in cash, after giving effect to direct costs of the Acquisition, closing date working capital and indebtedness purchase price adjustments, a post-closing working capital and indebtedness purchase price adjustment which was agreed to by us and Suez on March 25, 2004, and additional purchase price adjustments related to taxes paid or tax refunds received by us for periods prior to the Acquisition. The purchase price was financed by equity investments totaling $991.9 million from a consortium of private equity funds controlled by the Blackstone Group, Apollo Management, L.P., and investment partnerships affiliated with The Goldman Sachs Group, Inc.; an equity investment of $10.0 million from Dr. William H. Joyce, our Chairman and Chief Executive Officer; term loans of approximately $1,600 million; and the issuance of $665 million aggregate principal amount of 7¾% senior notes due 2011, €200 million aggregate principal amount of 7¾% senior notes due 2011, $465 million aggregate principal amount of 8 7/8% senior subordinated notes due 2013 and €200 million aggregate principal amount of 9% senior subordinated notes due 2013. As a result, our interest expense currently is, and will continue to be, higher than it was prior to the Acquisition.

The Stock Purchase Agreement provided for certain adjustments of the purchase price, including adjustments based on the closing working capital and indebtedness (as both are defined in the Stock Purchase Agreement) of Ondeo Nalco Group at the date of the Acquisition. On March 25, 2004, the Company and Suez agreed to a $25.6 million working capital adjustment payable to the Company plus interest.

We accounted for the Acquisition using the purchase method of accounting and, accordingly, the Acquisition resulted in a new basis of accounting for us. We allocated the purchase price on the basis of our estimate of the fair value of the underlying assets acquired and liabilities assumed. We retained third party professionals to assist in the determination of a fair value of our pension and post retirement obligations. We also engaged independent appraisers to assist in determining the fair values of property, plant and equipment and intangible assets acquired, including purchased in-process research and development, trade names, trademarks, developed technology and customer relationships. We received final values from the appraisers in 2004, and we completed our allocation of purchase price. The excess of the total purchase price over the estimated fair value of the net assets acquired at closing was allocated to goodwill, and this indefinite lived asset is subject to annual impairment review. Goodwill in the transaction, based on the final allocation of the purchase price, totaled $2,149.7 million. An allocation was made for the fair value of research and development activities that, as of the date of the Acquisition, had commenced, but had not yet been completed, and have no alternative future use (in-process research and development). In conjunction with the independent appraisers, we estimated the fair value of in-process research and development and recorded a one-time charge of $122.3 million during the year ended December 31, 2004 as a result of the final purchase accounting entries related to the Acquisition.

In conjunction with the Acquisition, we formulated a plan to exit or restructure certain activities. We recorded liabilities of $35.5 million, primarily for employee severance and related costs, in connection with our plan to exit or restructure certain activities. As of December 31, 2005, $33.0 million has been charged against this accrual. We expect that we will complete these activities by mid-2006.

Business Optimization Expenses

We incurred significant, nonrecurring business optimization expenses as a result of the implementation of the redesign and optimization of business and work processes, global cost reduction programs in sales, marketing, manufacturing and support service functions, and the global integration of our businesses, as follows:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
	2006	2005	2005	2004
(dollars in millions)
Business process optimization (1)	$3.8	$0.8	$25.6	$1.7	$—	$—
2002 business realignment (2)	—	—	—	—	0.8	18.8
Nalco/Exxon integration (3)	—	—	—	—	—	1.5
	$3.8	$0.8	$25.6	$1.7	$0.8	$20.3

(1)    Business Process Optimization

In addition to our plan to exit or restructure certain activities that was formulated in conjunction with the Acquisition, we continue to redesign and optimize our business and work processes. Business process optimization expenses, representing employee severance and related costs, were $25.6 million and $1.7 million for the years ended December 31, 2005 and December 31, 2004, respectively. We expect to incur business process optimization expenses of approximately $10.0 million in 2006.

(2)    2002 Business Realignment

During 2002, we realigned our support for the petroleum, petrochemical, pulp and paper industries to provide integrated process improvement and water treatment sales and service to key customers, primarily in North America. As a result, we incurred expenses for severance, outplacement, and employee relocations for about 100 personnel.

(3)    Nalco/Exxon Integration

As a result of acquiring Exxon’s interest in the Nalco/Exxon joint venture in 2001, we incurred costs related to integrating the operations of the joint venture with our other operations, including severance, legal and tax fees.

Critical Accounting Policies and Estimates

Revenue Recognition

Non-Contract Billings.    We use a variety of shipping terms that determine the passage of title for our products. We have a policy of monitoring delivery terms and cut-off dates to ensure that revenue is properly recorded. In specific cases, when title passage is based upon ultimate receipt by the customer (FOB destination) using a third-party carrier, it is necessary to estimate the delivery time and the corresponding impact on revenue recognition.

We issue credit memos for a variety of reasons, including product returns, billing and price adjustments. The credit memos are often related to a previous billing event and may impact the amount of revenue recorded. We monitor credit memo activity levels and include an estimate as a component of the revenue recognition reserve.

Contract Billings.    Contract billings are also reviewed as part of the revenue recognition process to align the periodic billings with services performed.

Impairment of Long-Lived Assets Other Than Intangibles

We conduct periodic reviews for idle equipment and review business plans for possible impairment implications. PORTA-FEED stainless steel containers, utilized to ship chemicals, represent approximately 7.5% of our property, plant and equipment and are managed globally to optimize the delivery of chemicals to customer and company sites around the world. Due to their high mobility, there is a risk that PORTA-FEEDs could be damaged or lost in transit. We perform continuous cycle counts of our PORTA-FEEDs and when such counts are inconsistent with our tracking system, we investigate the discrepancy in order to locate the container. If the PORTA-FEED is not found, we write off the asset immediately.

We capitalize qualifying costs incurred in the acquisition and development of software for internal use, including the costs of the software, materials, consultants, interest, and payroll and payroll-related costs for employees dedicated to the development. We must use our judgment in determining whether the direct costs of materials and services consumed in developing or obtaining internal-use computer software and an employee’s time and travel expenses directly associated with developing software are recoverable and should be capitalized. We base our determination on the nature and the extent of the activity that the employee is performing. A significant portion of our capitalized software costs relates to our SAP implementation.

Goodwill and Other Intangible Assets

Carrying values of goodwill, customer relationships, trademarks, trade names, patents, developed technology and other intangible assets are reviewed periodically for possible impairment using a discounted cash flow approach. The estimates and assumptions we use are consistent with the business plans and estimates we use to manage operations and to make acquisition and divestiture decisions. The use of different assumptions would increase or decrease the estimated value of future cash flows and would have increased or decreased any impairment charge taken. Future outcomes may also differ. If we fail to achieve estimated volume and pricing targets, experience unfavorable market conditions or achieve results that differ from our estimates, then revenue and cost forecasts may not be achieved, and we may be required to recognize additional impairment charges.

Pensions

Accounting for pensions involves the selection of a discount rate and an expected rate of return that we apply to a market-related value of plan assets. This methodology generally reduces the volatility of pension expense that would have otherwise resulted from changes in the value of the pension plan assets and pension liability discount rates. In estimating the discount rate, we look to rates of return on high quality, fixed-income investments that are expected to be available through the maturity dates of the pension benefits and receive one of the two highest ratings given by a recognized ratings agency, and we review the assumption with our actuary.

The assets in the principal domestic pension plan are diversified across equity and fixed income investments. The investment portfolio has target allocations of approximately 64% equity and 36% fixed income. Other assets such as real estate, hedge funds and private equity may be used judiciously to enhance portfolio returns and diversification.

The expected long-term rate of return is established using historical market data for each asset class as well as the target allocation. Historical markets are analyzed and long-term historical relationships between equity and fixed income investments are preserved consistent with the widely accepted capital market principle that assets with higher volatility will generate a greater return over the long run. Active management is employed in most asset classes, which also contributes to the return assumption. The total weighted-average return on each asset class supports our long-term expected rate of return assumption.

We review our long-term rate of return assumptions annually through comparison of our historical actual rates of return with our expectations, consultation with our actuaries regarding the assumptions used by other large companies and consultation with our investment managers regarding their expectations for future returns. While we believe our assumptions of future returns are reasonable and appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension obligations and our future pension expense. The expected long-term rate of return is applied to a calculated value of plan assets, which recognizes changes in the fair value of plan assets in a systematic manner over five years in determining pension expense.

The net effect of changes in actuarial assumptions and experience has been deferred historically. As a result of the Acquisition and the application of purchase accounting, all unamortized deferrals were eliminated as of the date of the Acquisition.

Other Postretirement Benefits

Accounting for other postretirement benefits requires the selection of a discount rate and health care cost trend rates used to value benefit obligations. In estimating the discount rate, we look to rates of return on high quality, fixed-income investments that receive one of the two highest ratings given by a recognized ratings agency and we review the assumption with our actuary. We develop our estimate of the health care cost trend rates through review of our recent health care cost trend experience and discussions with our actuary regarding the experience of similar companies.

Income Taxes

We estimate our income tax consequences in each of the jurisdictions in which we operate in accordance with Statement of Financial Accounting Standards (‘‘SFAS’’) No. 109, Accounting for Income Taxes. This results in recording deferred tax assets and liabilities in the consolidated balance sheet to recognize the temporary differences caused by the timing of recognition of income and expense for financial statement and tax purposes. Valuation allowances are determined based on the realizability of the deferred tax assets. Relevant factors to determine the realizability of the assets include future taxable income, the expected timing of the reversal of temporary differences, tax planning strategies and the expiration dates of the various tax attributes. Valuation allowances are established for those assets that are determined to be more likely than not to expire without benefit, or for which income of the proper character is not anticipated.

The effect of a valuation allowance expected to be necessary for a deferred tax asset at the end of the year for originating deductible temporary differences and carryforwards is included in the annual effective tax rate for the year. The effect of a change in the beginning-of-the-year balance of a valuation allowance resulting from a change in judgement about the realizability of the related deferred tax asset in future years is recognized in the interim period in which the change occurs.

The tax positions taken by us are based on our interpretations of tax laws and regulations in the applicable federal, state and international jurisdictions. We believe that our tax returns properly reflect the tax consequences of our operations, and that our reserves for tax contingencies are appropriate and sufficient for the positions taken. However, these positions are subject to audit and review by the tax authorities, which may result in future taxes, interest and penalties. Because of the uncertainty of the final outcome of these examinations, we have reserved tax contingencies (including related interest) for positions that we consider the likelihood of being sustained to be less than probable. The tax reserves are reevaluated throughout the year, taking into account new legislation, regulations, case law and audit results.

Environmental

Our business and operations are subject to extensive environmental laws and regulations governing, among other things, air emissions, wastewater discharges, the use and handling of hazardous substances, waste disposal and the investigation and remediation of soil and groundwater contamination. As with other companies engaged in similar manufacturing activities and providing similar services, some risk of environmental liability is inherent in our operations.

We have been named as a potentially responsible party, or PRP, by the Environmental Protection Agency or state enforcement agencies at three waste sites where some financial contribution is or may be required. These agencies have also identified many other parties who may be responsible for clean up costs at the waste disposal sites. Our financial contribution to remediate these sites is expected to be minor. There has been no significant financial impact on us up to the present, nor is it anticipated that there will be in the future, as a result of these matters. We have made and will continue to make provisions for these costs if our liability becomes probable and when costs can be reasonably estimated.

Our operations at Garyville, Louisiana are the subject of a civil and criminal investigation by the United States Environmental Protection Agency and U.S. Department of Justice which has included interviews with current and former employees and document subpoenas. We believe the investigation may relate to the storage of used acid and leakage from a wastewater treatment tank, but could include other matters. We do not believe that any material contamination resulted from this storage and leakage. Although we believe a grand jury has not been empanelled and we would vigorously contest any criminal claims against us, we cannot predict the outcome of this investigation. We have also been named as a defendant in a number of lawsuits alleging personal injury due to exposure to hazardous substances, including multi-party lawsuits alleging personal injury in connection with our products and services. While we do not believe that based upon present information that any of these suits will be material to us, there can be no assurance that these environmental matters could not have, either individually or in the aggregate, a material adverse effect on our future financial condition or results of operations.

Historically, our expenditures relating to environmental compliance and clean up activities have not been significant. The environmental reserves represent our current estimate of our proportional clean up costs and are based upon negotiation and agreement with enforcement agencies, our previous experience with respect to clean up activities, detailed review of known conditions, and information about other PRPs. The reserves are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although given the evolving nature of environmental regulations, we cannot determine whether or not a material effect on future operations is reasonably likely to occur, we believe that the recorded reserve levels are appropriate estimates of the potential liability. Although settlements will require future cash outlays, it is not expected that such outlays will materially impact our liquidity position, although there can be no assurance that such impacts could not occur.

Executive Level Overview

Nalco delivered rapid sales growth and good cash generation to repay debt in the first quarter, but those results did not immediately translate into improved quarterly net income or Adjusted EBITDA.

First quarter sales grew 9.2% to $849.4 million, including 11.0% organic growth partly offset by negative foreign currency impacts of 1.8%. Organic growth excludes the impacts of changes in foreign currency translation rates and acquisitions and divestitures. Real sales growth — organic growth less price that simply passes on higher costs — exceeded what we expect for the remainder of the year, benefiting from a year-ago quarter weakened by moving sales ahead of a January 2005 systems conversion. For the year, we expect real sales growth to be nearly half of our 7% organic growth target in 2006. This is lower real sales growth than our long-term expectations, as our sales engineers' time continues to be required to sell price increases.

At the sales level, we benefited from favorable external conditions during the quarter that we expect to carry forward at least in the near term:

•	Economic improvement in Western Europe and continued stability elsewhere,

•	Continued strength in petroleum exploration, production and refining, and

•	Production improvement among North American paper producers that we hope will translate into an improved environment for suppliers.

More than 55% of our sales came from business units growing at better than 10% organically. Only one business — our European Paper business — suffered a modest organic sales decline. Price continued to be an important part of our organic improvement, delivering 6.1% of the 11.0% improvement. Real growth of 4.9% is on track with our long-term expectations for our base business, and ahead of planned results. Price increases outpaced $34 million in cost increases during the quarter. However, since mid-2004, cumulative purchased material and freight cost increases have totaled $229 million versus about $197 million in increased price.

While we are now running price ahead of cost on a year-on-year basis, we obviously need additional price increases to get us even with the total costs we have absorbed since purchased material and freight cost increases began. This is particularly true in our Energy and Paper segments. It is far too early to declare victory over raw material costs with the recent run-up in crude oil prices, so we need to maintain a strong focus on capturing price.

Our price achievement is clearly strongest in the Industrial and Institutional Services business. The Industrial and Institutional business was very healthy in the quarter, with strong comparisons against a weak first quarter in 2005. Real growth was near the corporate average, and we had substantial success in price that allowed for solid expansion of our direct contribution margin. This growth came despite warm weather conditions in North America that led to lower sales for boiler treatment products during the quarter. Despite the warm weather, NexGuard® boiler automation technology sales continued to expand in the region. Mix impacts contributed negatively to Industrial and Institutional Services results, but were more than offset by volume and price gains.

We are pleased that customers and prospects are interested in technology innovations that provide performance advantages, particularly as we work to develop more advanced boiler automation technology for introduction in the near future. We are also pleased with the current momentum in our cooling water applications, driven by strong market acceptance of our 3D TRASAR® cooling water stress management technology. Also, within Industrial and Institutional Services, we continue to see very strong financial performance from two of our smaller offerings. Sales of our colloidal particle products into the electronics, catalyst and investment casting markets are robust, as are sales of additives into the personal care products industry. The improvements in our cooling water and process additives business within Industrial and Institutional Services were strong enough that we could absorb unfavorable weather in our largest region and still deliver substantial performance improvement.

From a sales perspective, Energy Services is doing extremely well. At $246.3 million in first quarter sales, the business is well positioned to hit a $1 billion year-end sales mark. Our Downstream,

Oil Field and Adomite business units all grew at better than 15% in the first quarter. Clearly, our customers in this business are enjoying the healthiest economic environment they have seen in many, many years. Growth in our business comes despite some lingering sales and earnings impacts related to the 2005 hurricanes, with the most noticeable of these impacts being that a number of customer operations in the Gulf of Mexico have not yet restarted.

Unfortunately, we did not gain the type of operating leverage we would expect from sales growth at the exceptional levels delivered by Energy Services. While operating profits are higher than in the prior year in Energy Services, we experienced a modest decline in Energy Services direct contribution as a percent of sales. This was the result of a continued lag in price increases catching up with rising product costs, along with several unplanned cost items that were booked in the quarter. We are confident this is not a trend that will continue, and that ongoing very strong sales can be matched with earnings improvement more in line with that growth as the year progresses.

Our Paper Services segment continued to struggle in every region except Asia. While sales in North America and Latin America grew modestly, those regions joined Europe in under-performing 2005 results at an earnings level. External data suggests that market conditions for many customers in North America are starting to improve. As we look at our raw material costs, the business likely to face the largest continued cost increase is our Paper Services business. Price clearly remains the issue in Paper.

Taken as a total, our three primary segments delivered 11.3% improvement in direct contribution dollars compared to the first quarter of 2005. Given this performance improvement in our primary businesses, our flat overall earnings resulted in part from impacts in the Other segment. The business units in the Other segment performed reasonably, including Katayama Nalco, India and our Integrated Channels Group. However, there were supply chain variances and favorable adjustments in the first quarter of 2005 for commissions and insurance/legal claims that did not recur in 2006. In addition, as a result of a significant increase in volumes shipped in the last few days of March 2006 vs. 2005, we deferred a higher amount of revenue to the subsequent period when the shipments were received by our customers and title transferred.

Beginning with the period ended March 31, 2006, our segment reporting is being changed to allocate capital charges to each of the segments. These charges for receivables, customer-consigned inventory and equipment are intended to ensure that business managers recognize the full costs of each business decision and better manage our balance sheet. The charge will result in reduced direct contribution and direct contribution margin levels for the segments. An elimination adjustment is now shown to offset the capital charges placed on the segments.

In addition to expenses in the Other segment, our business units also incurred some unusual levels of expense in the first quarter that we do not expect to recur during the year – items that included outside services, higher-than-expected bad debt write-offs and timing of other operating expenses.

Higher interest and business process optimization expenses also contributed to decreasing net earnings to $13.6 million from $16.1 million in the first quarter of 2005. Net earnings includes after-tax charges of $4.9 million for business process optimization, reimbursed benefit plan contributions and unusual charges such as costs related to a secondary share offering in March.

Adjusted EBITDA of $143.9 million was comparable to year-earlier results of $144.3 million. Solid Free Cash Flow of $42.6 million enabled the Company to make debt reduction payments of $45 million, even with a sizable use of cash to expand inventory in preparation for the summer cooling water season. Free cash flow improvement compared to the prior-year period was aided by making no payments this year under our variable incentive plans for 2005. Free cash flow is defined as net cash provided by operating activities, less capital expenditures and minority interest charges.

(in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Net cash provided by operating activities	$58.9	$16.9
Minority interests	(1.7)	(1.2)
Additions to property, plant, and equipment, net	(14.6)	(12.3)
Free cash flow	$42.6	$3.4

The free cash flow improvement came despite a use of cash of $34 million to increase our inventories heading into the summer cooling water season. In addition to taking on the higher working capital use that results from higher cost and sales prices, we increased our inventory and receivables levels from a days held or days outstanding perspective during the quarter. Payables remained on par with year-end results. We expect to see improvement on inventories and receivables from a days perspective during the course of the year, but we do not plan on the type of aggressive inventory reduction we delivered in the second quarter of 2005.

During the quarter, we made debt payments of $45 million that included retiring the remaining $31.9 million on the dollar-denominated portion of Term Loan A. We also made our only required 2006 principal payment — of $3.1 million on the Euro-denominated portion of Term Loan A — and paid down $10 million of our Term Loan B obligations that come due in 2010.

During the first quarter, lenders agreed to reduce the interest rate on our Term Loan B obligations by 25 basis points to 175 basis points over LIBOR. This reduction will save us approximately $2.5 million this year in interest expense compared to prior terms. Despite our debt reduction over the past year, interest expense is expected to be higher in 2006 than in 2005 because of the higher interest rate environment.

In early April, we added $45 million to a first quarter U.S. pension plan contribution of $13.5 million. The $58.5 million in contributions completes our 2006 pension funding requirements for our U.S. plans. The April contribution was paid through drawing on the Company's revolver, a transaction that results in net income and EBITDA benefits compared to making equally phased payments through the year. We make large semi-annual interest payments in May and November each year. Because of the combination of interest and pension payments, we do not plan on free cash flow generation in the second quarter.

Finally, hurricane-related lost sales and pre-tax losses are estimated to have been $5 million and $3 million in the quarter respectively, out of a total projected 2006 impact of $13 million in lost sales and less than $9 million in pre-tax losses. Energy Services is incurring the largest portion of these impacts due to Gulf of Mexico customer rig curtailments. Raw material supplier problems also contribute to higher costs.

Nalco is on track, however, to meet its full-year expectations as the fundamental business is strong and several issues that dampened first quarter results are not expected to be with us in the balance of the year.

Results of Operations

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005 — Consolidated

Net sales for the three months ended March 31, 2006 were $849.4 million; a 9.2% increase from the $777.6 million reported for the three months ended March 31, 2005. On an organic basis, which excludes the impacts of changes in foreign currency translation rates and acquisitions and divestitures, net sales were up 11.0%. Of this improvement, 6.1% was attributed to price increase, while the remaining 4.9% was driven by favorable sales growth broadly spread across our customer base. Although this growth was partly attributable to lower first quarter 2005 sales due to customers making advanced purchases to avoid risking potential complications from a January 2005 systems conversion, new customer growth in 2006 also factored into the year-over-year improvements.

Gross profit, defined as the difference between net sales and cost of product sold, of $378.3 million for the three months ended March 31, 2006 increased by $13.5 million, or 3.7%, over the $364.8 million for the three months ended March 31, 2005. On an organic basis, gross profit increased by $20.1 million, or 5.5%. Higher sales volume accounted for most of the increase. Also contributing to the improvement was the impact of higher selling prices, but that was largely offset by the effect of increased costs of raw and other purchased materials, freight, and changes in product mix. Gross profit margin for the three months ended March 31, 2006 was 44.5% compared to 46.9% for the year-ago period.

Selling, administrative, and research expenses for the three months ended March 31, 2006 of $275.4 million increased $17.3 million, or 6.7%, from $258.1 million for the three months ended March 31, 2005. On an organic basis, selling, administrative, and research expenses increased $22.0 million. Of this difference, $15.7 million was attributable to selling expense, which was primarily due to higher commission expenses ratably in line with increased sales, bad debts, and outside services. Administrative expense increased from the year-ago period due to higher outside services, most notably consulting, and insurance.

Business optimization expenses, representing mostly employee severance and related costs associated with the continuing redesign and optimization of business and work processes, were $3.8 million for the three months ended March 31, 2006, a $3.0 million increase over the $0.8 million for the three months ended March 31, 2005.

Amortization of intangible assets was $17.3 million and $20.6 million for the three months ended March 31, 2006 and 2005, respectively. The decrease was attributable to lower amortization of customer relationships, which are amortized using an accelerated method.

Other income (expense), net favorably changed by $3.5 million from the net expense of $2.2 million for the three months ended March 31, 2005. A $2.4 million impairment loss on a business held for sale recorded during the three months ended March 31, 2005, and a $1.0 million favorable change in foreign exchange gains and losses accounted for most of the difference.

Net interest expense, defined as the combination of interest income and interest expense, of $56.8 million for the three months ended March 31, 2006 increased by $4.0 million from the $52.8 million reported for the three months ended March 31, 2005. The impact of higher interest rates on variable rate borrowings more than offset the impact of a lower average debt level compared to the year-ago period.

The effective tax rate for the three months ended March 31, 2006 was 41.8%. The rate varies from the U.S. federal statutory income tax rate of 35% primarily due to the incremental tax on dividends received from non-U.S. subsidiaries, foreign taxes provided at other than the 35% U.S. statutory rate, U.S. state income taxes, nondeductible expenses, and other permanent differences.

The aforementioned items also contributed to the variation between the U.S. federal statutory income tax rate and the Company's effective income tax rate for the three months ended March 31, 2005.

Minority interest expense was $0.5 million higher than the $1.2 million for the three months ended March 31, 2005, reflecting improved results for most of the Company's non-wholly owned subsidiaries.

Three Months Ended March 31, 2006 Compared to the Three Months Ended March 31, 2005 — Segment Reporting

Net sales by reportable segment for the three months ended March 31, 2006 and March 31, 2005 may be compared as follows:

	Three Months Ended March 31,			Attributable to Changes in the Following Factors
(dollars in millions)	2006	2005	% Change	Currency Translation	Acquisitions/ Divestitures	Organic
Industrial & Institutional Services	$378.4	$341.0	11.0%	(1.9)%	—	12.9%
Energy Services	246.3	210.6	17.0%	(1.0)%	—	18.0%
Paper Services	175.8	170.1	3.4%	(1.3)%	—	4.7%
Other	48.9	55.9	(12.4)%	(5.6)%	—	(6.8)%
Net sales	$849.4	$777.6	9.2%	(1.8)%	—	11.0%

The Industrial and Institutional Services division reported sales of $378.4 million for the three months ended March 31, 2006, a $37.4 million increase, or 11.0%, over the $341.0 million for the year-ago period. Price increases contributed to most of the 12.9% organic change, with real growth near the corporate average. Positive organic improvement was reported by all business units within the division.

The Energy Services division reported sales of $246.3 million for the three months ended March 31, 2006, a 17.0% gain over the $210.6 million for the three months ended March 31, 2005. Organic sales improved strongly by 18.0%, the majority of which was attributed to real growth. All businesses within Energy Services - Downstream, Adomite, and Oil Field - grew double digits in the quarter.

The Paper Services division reported sales of $175.8 million for the three months ended March 31, 2006, a 3.4% increase over the $170.1 million reported in the first quarter of 2005. The Asia Pacific region reported impressive double-digit organic growth; however, the division, as a whole, continues to struggle. Sales in North America and Latin America grew organically, but nearly all of this growth was attributable to price increases.

The operating business units in the Other segment, including the Katayama Nalco joint venture, India, and Integrated Channels, reported favorable organic improvements over last year, but these gains were more than offset by the effect of changes in revenue recognition accruals.

Direct contribution is defined as the difference between net sales and operating costs, including cost of product sold, selling and service expenses, marketing expenses, research expenses and capital charges.

Direct contribution by reportable segment for the three months ended March 31, 2006 and March 31, 2005 may be compared as follows:

	Three Months Ended March 31,			Attributable to Changes in the Following Factors
(dollars in millions)	2006	2005	% Change	Currency Translation	Acquisitions/ Divestitures	Organic
Industrial & Institutional Services	$79.8	$65.5	21.8%	(2.6)%	—	24.4%
Energy Services	48.3	43.0	12.3%	(1.4)%	—	13.7%
Paper Services	26.1	30.1	(13.3)%	(0.7)%	—	(12.6)%
Other	(19.4)	(5.2)	(273.1)%	1.9%	—	(275.0)%
Capital charge elimination	19.2	19.8	(3.0)%	(2.5)%	—	(0.5)%
Direct contribution	$154.0	$153.2	0.5%	(1.9)%	—	2.4%

Direct contribution of the Industrial and Institutional Services division was $79.8 million for the three months ended March 31, 2006, an increase of 21.8% over the $65.5 million reported for the three months ended March 31, 2005. Organically, direct contribution improved 24.4%. The Industrial and Institutional Services division's success in implementing price increases and controlling operating expenses contributed to the period-on-period performance improvement.

The Energy Services division reported direct contribution of $48.3 million for the three months ended March 31, 2006, a 12.3% increase over the $43.0 million reported for the prior year period. On an organic basis, direct contribution increased 13.7%. Higher sales volume accounted for most of the increase. Lower gross profit margins due to lower than planned price increase efforts and higher operating expenses, mostly in commissions, outside services and legal accruals, partly offset these increased revenues.

The Paper Services division reported direct contribution of $26.1 million for the three months ended March 31, 2006, a 13.3% decrease from the direct contribution reported for the three months ended March 31, 2005. Organically, direct contribution was down 12.6%, as costs of raw and other purchased materials continued to exceed price increases, while operating expenses were nearly flat on a period-on-period basis.

The direct contribution loss of $19.4 million reported in ‘‘Other’’ for the three months ended March 31, 2006, represented an increase of $14.2 million from the $5.2 direct contribution loss reported in the first quarter 2005. Significant contributors to the year-over-year change include supply chain variances that benefited 2005 first quarter results, an increase in revenue deferrals due to higher volumes shipped in late March 2006 versus March 2005, and favorable adjustments in 2005 for commissions and insurance/legal claims that did not recur in 2006.

Beginning with the period ended March 31, 2006, the Company initiated a capital charge allocation to each of the reporting segments. These charges for receivables, customer-consigned inventory, and equipment are intended to ensure that business managers recognize the full costs of each business decision and better manage the balance sheet. The capital charge elimination represents the elimination adjustment to offset the capital charge allocated to the segments.

Year Ended December 31, 2005 Compared to the Year Ended December 31, 2004

Net sales for the years ended December 31, 2005 and December 31, 2004 may be compared as follows:

	Year Ended December 31,			Attributable to Changes in the Following Factors
(dollars in millions)	2005	2004	% Change	Currency Translation	Acquisitions/ Divestitures	Organic
Industrial & Institutional Services	$1,493.6	$1,396.1	7.0%	1.2%	(0.1)%	5.9%
Energy Services	897.1	806.6	11.2%	1.3%	(0.7)%	10.6%
Paper Services	699.0	662.9	5.4%	1.4%	(0.6)%	4.6%
Other	222.7	167.7	32.8%	0.7%	20.2%	11.9%
Net sales	$3,312.4	$3,033.3	9.2%	1.3%	0.7%	7.2%

Net sales for the year ended December 31, 2005 were $3,312.4 million; a 9.2% increase from the $3,033.3 million reported for the year ended December 31, 2004. On an organic basis, which excludes the impacts of changes in foreign currency translation rates and acquisitions and divestitures, net sales were up 7.2%. Of this improvement, 5.0% was attributed to price increases, while the remaining 2.2% was driven by favorable sales growth broadly spread across our customer base. Despite lost sales in the Gulf of Mexico due to unusually disruptive hurricanes, the Energy Services division reported a strong organic improvement in sales of 10.6%, more than half of which represented growth. Strong performances were made by the Oil Field business, Downstream refining, and our petrochemical business. The Industrial and Institutional Services division reported organic growth of 5.9%, the majority of which was attributable to price increases with solid gains, exclusive of price increases, posted by our water treatment business in the Latin American and Pacific regions, as well as our marine and Pacific region mining businesses. These gains were offset by sales declines, exclusive of price increases, in North America and, more notably, Europe. Difficulties in adapting work processes following our SAP system conversion in Europe on January 1, 2005 and the generally slower economy in our largest western European markets were among the causes of the sales decline in Europe. Higher sales during the three months ended December 31, 2004 was another contributing factor, as

European customers purchased in advance to avoid risking any potential complications from the system conversion. Solid growth in Latin America, rapid growth in the Pacific region, and a more modest improvement in North America contributed to the 4.6% organic growth in Paper Services division sales. These improvements were partly offset by lower Paper Services sales in Europe, resulting from labor strikes faced by our Finnish customers earlier in the year and the aforementioned factors that affected Industrial and Institutional Services sales in the region. Most of the organic improvement in ‘‘other’’ sales was attributable to alternate channel sales, our subsidiary company in India, and our Japanese joint venture, Katayama Nalco. The increase in ‘‘other’’ sales attributable to acquisitions/divestitures represents the incremental impact of sales for the first five months of 2005 by Katayama Nalco, which was formed with Katayama Chemical Inc. on June 1, 2004.

Gross profit, defined as the difference between net sales and cost of product sold, of $1,481.7 million for the year ended December 31, 2005 increased by $26.8 million, or 1.8%, over the $1,454.9 million reported for the year ended December 31, 2004. On an organic basis and excluding the impact of a $14.6 million charge to cost of product sold during the year ended December 31, 2004 resulting from the sale of inventory that had been revalued at selling price less costs to sell in purchase accounting at the date of the Acquisition, gross profit decreased by $14.9 million. This was primarily attributable to higher costs of raw and other purchased materials, totaling approximately $166.0 million in 2005, that grew at a faster pace than the impact of increases in the selling prices of our products of nearly $150.0 million. Gross profit margin for the year ended December 31, 2005 was 44.7% compared to 48.0% for the year-ago period. Gross profit margin for the year ended December 31, 2004 was reduced approximately 48 basis points as a result of the aforementioned $14.6 million charge resulting from purchase accounting.

Selling, administrative, and research expenses for the year ended December 31, 2005 of $1,030.2 million decreased by $8.9 million, or 0.9%, from $1,039.1 million for the year ended December 31, 2004. On an organic basis, selling, administrative, and research expenses decreased by $28.1 million, or 2.7%, reflecting significantly lower incentive plan expenses. This decrease was offset by the effect of changes in foreign currency translation rates and the incremental impact of expenses of Katayama Nalco for the first five months of 2005.

Amortization of intangible assets was $81.6 million and $96.3 million for the year ended December 31, 2005 and 2004, respectively. The decrease was attributable to lower amortization of customer relationships, which are amortized using an accelerated method.

In-process research and development was a one-time charge of $122.3 million recorded during the year ended December 31, 2004, as a result of purchase accounting related to the Acquisition. The value of purchased IPR&D was comprised of five ongoing development projects at the date of the Acquisition. Purchased IPR&D was derived by assigning values to those projects identified by management as having economic value, but that had not yet reached technological feasibility and had no alternative future use.

Business optimization expenses, representing mostly employee severance and related costs, were $25.6 million for the year ended December 31, 2005, and included a $14.2 million charge recorded in June to support a plan to de-layer our management structure and reduce costs in lower-performing business units. The plan called for the elimination of approximately 220 positions, primarily in Europe and North America.

Other income (expense), net was a net income of $4.0 million and a net expense of $43.3 million for the year ended December 31, 2005 and 2004, respectively. This $47.3 million favorable variation is due primarily to the Company’s termination in November 2004 of the monitoring services provided to the Company by affiliates of the Sponsors, incurring a one-time fee of $35.0 million. Monitoring fees for such services were $11.2 million for the year ended December 31, 2004. Also contributing to the year-over-year decrease in net other expense was a favorable change in foreign currency transaction gains and losses of $6.7 million. An increase in losses from asset write-offs and disposals of $4.2 million and a $1.6 million decrease in equity in earnings of unconsolidated subsidiaries partly offset these favorable variations.

Net interest expense, defined as the combination of interest income and interest expense, of $220.1 million for the year ended December 31, 2005 increased by $17.0 million from the $203.1 million reported for the year ended December 31, 2004. The impact of higher interest rates on variable rate borrowings in 2005 more than offset the impact of a lower average debt level compared to 2004.

The effective tax rate for the year ended December 31, 2005 was 42.4% compared to an effective tax rate for the year ended December 31, 2004 of 66.5%, after excluding the impact of the aforementioned charge for IPR&D. The effective tax rate for 2004 included one-time tax costs related to restructuring in order to more efficiently manage global cash and allow for more tax efficient repatriation of certain foreign earnings.

The effective tax rate in 2005 is lower primarily because the tax cost related to the prior year restructuring does not repeat in 2005. In addition, the 2005 taxable repatriation of foreign earnings was reduced, in part, because of the restructuring.

	Year ended December 31,
(dollars in millions)	2005	2004
Earnings (loss) before income taxes as reported	$128.2	$(50.9)
Add back:
In-process R&D	—	122.3
Adjusted earnings (loss) before income taxes	$128.2	$71.4
Income tax provision (benefit) as reported	$54.3	$47.5
Effective income tax rate	42.4%	66.5%

The American Jobs Creation Act of 2004 (the Jobs Creation Act) created a one-time incentive for American companies to repatriate earnings from their foreign subsidiaries. The Company has completed a comparison of the benefits available to it under the Jobs Creation Act to those under other strategies for global cash and debt management, and it has compared the benefits of implementing the incentive to the costs required to implement it. Based upon this analysis, the Company has decided not to structure its earnings repatriation under the provisions of the Jobs Creation Act.

Minority interest expense was $0.1 million lower than the $5.8 million for the year ended December 31, 2004. Higher earnings were reported by the Company’s non-wholly owned subsidiaries in India and Japan; however, these were more than offset by lower earnings of our non-wholly owned subsidiaries in Saudi Arabia, Malaysia, and Spain.

Year Ended December 31, 2004 Compared to the Year Ended December 31, 2003

For ease of comparison purposes, financial data for the period from November 4, 2003 through December 31, 2003 has been added to the financial data for the period from January 1, 2003 through November 3, 2003, to arrive at a twelve-month combined period ended December 31, 2003. This combined data may be referred to as ‘‘the year ended December 31, 2003’’ or ‘‘2003’’.

	Successor	Predecessor	Combined
(dollars in millions)	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003	Year Ended December 31, 2003
Net sales	$460.1	$2,306.5	$2,766.6
Operating costs and expenses:
Cost of product sold	249.9	1,122.9	1,372.8
Selling, administrative and research expenses	174.7	892.4	1,067.1
Impairment of goodwill	—	244.4	244.4
Amortization of intangible assets	15.4	68.9	84.3
Business optimization expenses	0.8	20.3	21.1
Operating expenses	440.8	2,348.9	2,789.7
Operating earnings (loss)	19.3	(42.4)	(23.1)
Other income (expense), net	(2.8)	(17.3)	(20.1)
Interest income (expense), net	(49.0)	(25.6)	(74.6)
Loss before income taxes	(32.5)	(85.3)	(117.8)
Income tax provision (benefit)	(8.3)	68.7	60.4
Minority interests	0.1	(4.2)	(4.1)
Net loss	$(24.1)	$(158.2)	$(182.3)

Net sales for the years ended December 31, 2004 and December 31, 2003 may be compared as follows:

	Year Ended December 31,			Attributable to Changes in the Following Factors
(dollars in millions)	2004	2003	% Change	Currency Translation	Acquisitions/ Divestitures	Organic
Industrial & Institutional Services	$1,396.1	$1,277.0	9.3%	4.4%	(0.2)%	5.1%
Energy Services	806.6	720.1	12.0%	3.7%	(1.2)%	9.5%
Paper Services	662.9	622.8	6.4%	3.8%	0.6%	2.0%
Other	167.7	146.7	14.4%	4.0%	11.5%	(1.1)%
Net sales	$3,033.3	$2,766.6	9.6%	4.1%	0.3%	5.2%

Net sales for the year ended December 31, 2004 were $3,033.3 million, a 9.6% increase over the $2,766.6 million reported for the year ended December 31, 2003. After adjusting for the favorable effects of changes in foreign currency translation rates and the net impact of acquisitions and divestitures, net sales were up 5.2%. Several factors contributed to the strong growth in sales, including:

•	The improvement in the general economy.

•	The addition of new sales engineers and service technicians, many of whom are supporting high growth rates in the emerging markets and in faster growing industry segments such as oilfield production and food and beverage applications.

•	The reorganization of the Company’s sales and marketing organization along the lines of the global industry segments served, which was initiated in 2003 and began to positively impact results in 2005.

•	The Company’s ability to develop solutions that did not require raw materials that were in short supply, while some of the Company’s competitors lacked this research and development capability.

•	The introduction of several proprietary technologies that brought true innovation to the applications or industry segments where they are used.

The Energy Services division reported organic growth in sales of 9.5%, with double-digit improvements posted by both of its upstream business groups. Led by its global mining business, the Industrial and Institutional Services division reported a 5.1% organic increase in sales. Paper Services division sales were up 2.0% on an organic basis, mainly due to new business gained and good growth in the Pacific region, Europe and Latin America, offset by the lingering effect of price and contract concessions in North America in 2003. The unfavorable organic growth in ‘‘other’’ was mainly due to the decision made in 2003 to reduce certain low-margin business with a major customer, slightly offset by organic growth in India. The effect of this decision also reduced the organic growth of total net sales by 0.3%.

Gross profit, defined as the difference between net sales and cost of product sold, of $1,454.9 million for the year ended December 31, 2004 increased by $61.1 million, or 4.4%, over the $1,393.8 million reported for the year ended December 31, 2003. Adjusted for the favorable effect of changes in foreign currency translation rates and the net unfavorable impact of acquisitions and divestitures, gross profit increased by $2.7 million, or 0.2%. Significant factors contributing to the favorable organic change in gross profit were the aforementioned increase in sales volumes, which favorably impacted gross profit by approximately $79.5 million, but which was partly offset by margin erosion mainly due to product mix ($48.0 million), raw material cost increases ($20.3 million) and freight increases ($7.9 million). Gross profit margin for the year ended December 31, 2004 declined to 48.0% from 50.4% for the year ended December 31, 2003.

Selling, administrative, and research expenses for the year ended December 31, 2004 of $1,039.1 million decreased by $28.0 million, or 2.6%, from the $1,067.1 million for the year ended December 31, 2003. Adjusted for the unfavorable effects of changes in foreign currency translation rates and the impact of acquisitions and divestitures, selling, administrative, and research expenses decreased by $69.2 million, or 6.5%, primarily due to spending reductions initiatives launched in the fourth quarter 2003 and tightened spending controls in 2004.

Impairment of goodwill of $244.4 million was recorded by the Predecessor during the period from January 1, 2003 through November 3, 2003, and resulted from the Predecessor’s evaluation of its goodwill, based on the purchase price for the Acquisition and the fair value of its assets and liabilities.

Amortization of intangible assets was $96.3 million and $84.3 million for the year ended December 31, 2004 and 2003, respectively. The increase resulted from higher amortization of intangible assets as a result of the Acquisition.

In-process research and development was a one-time charge of $122.3 million recorded during the year ended December 31, 2004, as a result of final purchase accounting entries related to the Acquisition. The value of purchased IPR&D was comprised of five ongoing development projects at the date of the Acquisition. Purchased IPR&D was derived by assigning values to those projects identified by management as having economic value, but that had not yet reached technological feasibility and had no alternative future use.

Business optimization expenses of $1.7 million for the year ended December 31, 2004 were attributable to employee severance and related costs associated with work process redesign efforts. Business optimization expenses of $21.1 million for the year ended December 31, 2003 were mostly attributable to the Predecessor’s sales and marketing business realignment launched in 2002.

Other income (expense), net was an expense of $43.3 million and $20.1 million for the year ended December 31, 2004 and 2003, respectively. This $23.2 million increase was primarily attributable to the payment of a $35.0 million fee in 2004 for the termination of monitoring services provided by affiliates of the Sponsors under a Monitoring Fee Agreement entered into on the date of the Acquisition. In addition, Sponsor monitoring fees were $11.2 million for the year ended December 31, 2004, whereas Suez management fees paid by the Predecessor and Sponsor monitoring fees paid by the Successor were a combined $4.7 million for the year ended December 31, 2003. These unfavorable variations from 2003 were partly offset by a $10.4 million charge incurred by the Predecessor in 2003 resulting from the discontinuance of hedge accounting for an interest rate swap and a $5.3 million loss on the sale of the Predecessor’s South African subsidiary.

Net interest expense, defined as the combination of interest income and interest expense, of $203.1 million for the year ended December 31, 2004 increased by $128.5 million from the $74.6 million reported for the year ended December 31, 2003. The increase was due primarily to the interest charges incurred on the new debt used to finance the Acquisition.

The effective tax rate, excluding the impact of the aforementioned charge for purchased IPR&D, was 66.5% for the year ended December 31, 2004 compared to an effective tax rate in 2003 of 47.7%, excluding the impact of the goodwill impairment. The increase in the effective tax rate was primarily caused by onetime tax costs of restructuring to more efficiently repatriate certain foreign earnings.

	Year ended December 31,
(dollars in millions)	2004	2003
Earnings (loss) before income taxes as reported	$(50.9)	$(117.8)
Add back:
In-process R&D	122.3	—
Goodwill impairment	—	244.4
Adjusted earnings (loss) before income taxes	$71.4	$126.6
Income tax provision (benefit) as reported	$47.5	$60.4
Effective income tax rate	66.5%	47.7%

Minority interest expense was $5.8 million for the year ended December 31, 2004 compared to $4.1 million for the year ended December 31, 2003. The change resulted mostly from higher earnings reported by all of our majority-owned subsidiaries and the addition of our new joint venture with Katayama Chemical Inc. in June 2004. These increases were partly offset by the impact of the sale of the Predecessor’s South African subsidiary in 2003.

Liquidity and Capital Resources

Operating activities. Historically, our main source of liquidity has been its solid cash flow generated by operating activities. For the three months ended March 31, 2006, cash provided by operating activities was $58.9 million, a $42.0 million increase from the same period last year. The improvement was mainly the result of having made no payments in 2006 under variable incentive plans for 2005. For the year ended December 31, 2005, cash provided by operating activities was $201.8 million, a decrease of $35.4 million from the $237.2 million provided by operating activities in 2004. Higher working capital requirements, primarily for trade accounts receivable, accrued compensation and other accrued expenses, more than offset the increase in cash generated by earnings in 2005 from 2004.

For the year ended December 31, 2003, cash provided by operating activities was $233.1 million (comprised of $88.7 million for the period from November 4, 2003 through December 31, 2003 and $144.4 million for the Predecessor during the period from January 1, 2003 through November 3, 2003). The Predecessor had $87.0 million of net cash outflows for its accounts receivable securitization program, which was terminated in October 2003.

Investing activities. Cash used for investing activities was $15.0 million for the three months ended March 31, 2006, which was mostly attributable to net property additions of $14.6 million. Cash used for investing activities was $17.1 million for the three months ended March 31, 2005. This was mostly the result of net property additions of $12.3 million. Net property additions of $74.6 million accounted for most of the $77.7 million of cash used for investing activities in the year ended December 31, 2005. In 2004, cash used for investing activities was $72.9 million, as net property additions of $91.8 million were partly offset by a $25.3 million purchase price adjustment related to the Acquisition. Slightly more than one-third of the capital spending in 2004 was attributable to an investment in a common information systems platform for North America and Europe, which was fully implemented in January 2005.

For the year ended December 31, 2003, cash used in investing activities was $4,157.4 million (comprised of $4,145.1 million for the period from November 4, 2003 through December 31, 2003 and $12.3 million for the Predecessor during the period from January 1, 2003 through November 3, 2003), of which $4,127.1 million was related to the Acquisition. Net property additions were $101.2 million in 2003. Business acquisitions, net of divestitures, was $10.1 million for the year ended December 31, 2003. Business acquisitions in 2003 included $12.5 million to acquire the remaining interest in the Predecessor’s 40%-owned Swiss affiliate and $10.9 million for the purchase of a company in the U.K. from a related Suez company. Net proceeds from divestitures totaled $13.3 million during the year ended December 31, 2003, which was mostly attributable to the sale of the Predecessor’s South African subsidiary. Net cash received by the Predecessor from notes receivable from related parties was $98.3 million during 2003.

Financing activities. Net cash used for financing activities totaled $32.3 million during the three months ended March 31, 2006, which was mostly attributable to a net decrease in borrowings. Net cash provided by financing activities totaled $1.9 million during the three months ended March 31, 2005. This was primarily comprised of a net increase in borrowings. Most of the $125.9 million of cash used for financing activities during the year ended December 31, 2005 was attributable to prepayments of our term loan A debt totaling $99.0 million and a $22.0 million reduction in borrowings from our receivables facility.

Net cash used for financing activities totaled $231.9 million during the year ended December 31, 2004, which was mostly comprised of net debt repayments of $242.0 million and additional capital contributions of $11.0 million.

Net cash provided by financing activities totaled $4,130.3 million during the period from November 4, 2003 through December 31, 2003. This was primarily comprised of net borrowings of $3,221.7 million and a $1,001.9 million capital contribution from our unitholder which were used to finance the acquisition of the company and to pay $92.4 million of costs to obtain the debt financing. Net cash used by the Predecessor for financing activities during the period from January 1, 2003 through November 3, 2003 totaled $234.2 million, which was attributable to a net decrease in borrowings of $280.4 million and dividends paid of $29.0 million, partly offset by capital contributions of $77.7 million.

Prior to the Transactions, Ondeo Nalco Group obtained short-term financing in the United States from Suez Finance LP, a finance company operated by Suez to provide funding to its North American subsidiaries, rather than from external sources. In December 2001, Ondeo Nalco Group entered into a $150.0 million off-balance sheet accounts receivable securitization facility that allowed it to periodically transfer undivided interests in most of its U.S. trade receivables. This facility was terminated in October 2003 in anticipation of the sale of Ondeo Nalco Group by Suez.

Since the Transactions, we have been highly leveraged. Our liquidity requirements are significant, primarily due to debt service requirements as well as research and development and capital investment. Our primary source of liquidity will continue to be cash flow generated from operations, but we also have availability under a $250 million revolving credit facility and a $100 million receivables facility, in each case subject to certain conditions. We believe that our financial position and financing structure will provide flexibility in worldwide financing activities and permit us to respond to changing conditions in credit markets.

Senior credit facilities.    On November 4, 2003, we entered into senior credit facilities which provided for a revolving credit facility, a $300 million six-year term loan A facility (which includes an

€88.0 million tranche) which matures in November 2009 and a $1,300 million seven-year term loan B facility which matures in November 2010. Borrowings under the senior credit facilities bear interest at a floating base rate plus an applicable margin. The applicable margin for borrowings under the revolving credit facility and the term loan A facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR or Eurocurrency borrowings and may be reduced subject to our attaining certain leverage ratios. The applicable margin for borrowings under the term loan B facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR or Eurocurrency borrowings. The applicable margin for borrowings under the term loan B facility is not subject to adjustment.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments at a rate equal to 0.50%. We also pay customary letter of credit fees.

The term loan A facility amortizes each year in quarterly amounts at a rate of 5% per annum in year one, 10% per annum in year two, 15% per annum in year three, 20% per annum in year four and 25% per annum in each of years five and six. The term loan B facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on November 4, 2010. At March 31, 2006, the outstanding balance of the term loan A and term loan B facilities was $74.4 million and $1,071.0 million, respectively.

Principal amounts outstanding under the revolving credit facility will be due and payable in full at maturity on November 4, 2009. As of March 31, 2006, there were no outstanding borrowings under the revolving credit facility.

The senior credit facilities contain a number of covenants that, among other things, restrict, subject to certain exceptions, our ability and our subsidiaries’ ability, including Nalco Company, to sell assets, incur additional indebtedness or issue preferred stock, repay other indebtedness, pay dividends and distributions or repurchase certain capital stock, create liens on assets, make investments, loans or advances, make certain acquisitions, engage in mergers or consolidations, enter into sale and leaseback transactions, engage in certain transactions with affiliates, amend certain material agreements governing our indebtedness, change the business conducted by us and our subsidiaries (including Nalco Company) and enter into hedging agreements. In addition, the senior credit facilities require Nalco Company to maintain the following financial covenants: a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures limitation. We were in compliance with all covenants at March 31, 2006.

Senior notes and senior subordinated notes.    As part of the Transactions, in November 2003, Nalco Company issued $665 million aggregate principal amount of 7¾% U.S. dollar-denominated senior notes due 2011, €200 million aggregate principal amount of 7¾% euro-denominated senior notes due 2011, $465 million aggregate principal amount of 8 7/8% U.S. dollar-denominated senior subordinated notes due 2013 and €200 million aggregate principal amount of 9% euro-denominated senior subordinated notes due 2013.

The indentures governing the senior notes and senior subordinated notes limit our ability and the ability of our restricted subsidiaries to:

• incur additional indebtedness;

• pay dividends on or make other distributions or repurchase certain capital stock;

• make certain investments;

• enter into certain types of transactions with affiliates;

• limit dividends or other payments by our restricted subsidiaries;

• use assets as security in other transactions; and

• sell certain assets or merge with or into other companies.

Subject to certain exceptions, the indentures governing the senior notes and senior subordinated notes permit the Company and our restricted subsidiaries to incur additional indebtedness, including secured indebtedness.

Covenant compliance.    The breach of covenants in our senior credit agreement that are tied to ratios based on Adjusted EBITDA could result in a default under that agreement and the lenders could elect to declare all amounts borrowed due and payable. Any such acceleration would also result in a default under our indentures. Additionally, under our debt agreements, our ability to engage in activities such as incurring additional indebtedness, making investments and paying dividends is also tied to ratios based on Adjusted EBITDA.

Adjusted EBITDA is used to determine our compliance with many of the covenants contained in the indentures governing the notes and in our senior credit agreement. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures and our senior credit facility. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA are appropriate to provide additional information to investors to demonstrate compliance with our financing covenants.

Adjusted EBITDA is calculated as follows:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
(dollars in millions)	2006	2005	2005	2004
Net earnings (loss)	$13.6	$16.1	$68.2	$(104.2)	$(24.1)	$(158.2)
Interest, net	56.8	52.8	220.1	203.1	49.0	25.6
Income tax provision (benefit)	11.0	13.0	54.3	47.5	(8.3)	68.7
Depreciation	32.4	33.2	133.3	114.3	22.5	101.8
Amortization	17.3	20.6	81.6	96.3	15.4	68.9
EBITDA	131.1	$135.7	557.5	357.0	54.5	106.8
Non-cash charges (1)	9.5	10.1	19.8	174.4	23.9	268.7
Business optimization expenses (2)	3.8	0.8	25.6	1.7	0.8	20.3
Unusual items (3)	0.6	0.7	6.4	45.9	6.3	48.5
Other adjustments (4)	(1.1)	(1.8)	(6.3)	6.3	1.5	(3.4)
Cost savings (5)	—	—	—	—	5.0	25.0
Adjusted EBITDA	$143.9	$145.5	$603.0	$585.3	$92.0	$465.9

(1)	Non-cash charges are further detailed on the following table:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
(dollars in millions)	2006	2005	2005	2004
Impairment of goodwill	$—	$—	$—	$—	$—	$244.4
In-process research and development	—	—	—	122.3	—	—
Inventory step-up	—	—	—	14.6	21.2	—
Asset write-offs	0.9	2.4	2.8	1.1	—	4.2
Profit sharing expense and 401(k) funded by Suez	5.4	5.6	13.2	27.8	4.0	20.0
Other	3.2	2.1	3.8	8.6	(1.3)	0.1
Non-cash charges	$9.5	$10.1	$19.8	$174.4	$23.9	$268.7

Impairment of goodwill

Goodwill impairment of $244.4 million was recorded by the Predecessor in accordance with SFAS No. 142, Goodwill and Other Intangible Assets. Goodwill was evaluated for impairment based on the purchase price for the Predecessor.

In-process Research and Development

In-process research and development was a one time charge of $122.3 million recorded during the year ended December 31, 2004, as a result of purchase accounting entries related to the Acquisition.

Inventory Step-Up

As a result of purchase accounting for the Acquisition, we wrote up our inventory to fair value and subsequently charged the write up to cost of product sold as the inventory was sold.

Profit Sharing and 401(k) Expense Funded by Suez

In conjunction with the Acquisition, we entered into an agreement with Suez whereby Suez will reimburse us for certain profit-sharing and 401(k) matching contributions made by us to the Profit-Sharing Trust.

Other

Other non-cash charges include the non-cash impact on earnings of our equity investments and minority interests. Successor non-cash charges also includes the non-cash portion of rent expense under the sublease that we entered into with Suez in conjunction with the Acquisition.

(2)	Business optimization expenses for 2005 and 2004 include costs associated with the redesign and optimization of business and work processes. Business optimization expenses for 2003 include cost associated with the integration of the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture and the implementation of global cost reduction programs in the sales, marketing, manufacturing and support services operations. See note 20 to Item 8 for more information.

(3)	Unusual items are further detailed on the following table:

	Successor					Predecessor
	Three months ended March 31,		Year ended December 31,		November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
(dollars in millions)	2006	2005	2005	2004
Pension and OPEB settlement and curtailment	$0.3	—	$0.5	$0.1	$(0.1)	$7.9
Loss (gain) on sales, net of expenses	0.1	0.5	4.1	0.2	1.1	12.4
Other unusual items (a)	0.2	0.2	1.8	45.6	5.3	25.7
Suez management fees, net	—	—	—	—	—	2.5
	$0.6	$0.7	$6.4	$45.9	$6.3	$48.5

(a)	Our results for 2004 were impacted by the effects of certain other unusual items, including a $35.0 million charge for the termination of the Monitoring Fee Agreement with affiliates of the Sponsors; expenses associated with the registration of publicly tradable senior notes and senior subordinated notes that were exchanged for the privately placed notes issued in connection with the Transactions; costs related to changing the name of our operating company from Ondeo Nalco Company to Nalco Company; and other Transaction-related expenses. In 2003, our results were impacted by the effects of certain other unusual items including a termination charge for the settlement of an interest rate swap; executive severance and relocation expenses; legal and environmental expenses that mainly related to events that occurred prior to Suez’s 1999 acquisition of Nalco Chemical Company and litigation costs not covered by our excess liability insurance policy; and consultancy expenses incurred on behalf of Suez.

(4)	We are required to make adjustments to EBITDA for monitoring fees paid to the Sponsors, franchise taxes, 401(k) matching contributions and other pro forma adjustments. These pro forma adjustments include purchase accounting adjustments for pensions and the incremental rent expense we will incur under our sublease with Suez.

(5)	Our financing agreements also permit us to adjust EBITDA on a pro forma basis for certain cost savings that we expect to achieve. We initiated a comprehensive cost reduction plan that was expected to yield annual savings of at least $30 million on a proforma basis in 2003. We implemented this plan immediately upon consummation of the Acquisition. The remainder of our cost reduction plan is expected to realize incremental efficiencies through work process redesign and other targeted cost improvement programs, which address inefficiencies in our administrative and overhead functions, as well as other support functions around the world.

Our covenant levels and ratios for the four quarters ended March 31, 2006 are as follows:

	Covenant Level at March 31, 2006	Ratios
Senior credit facility (1)
Minimum Adjusted EBITDA to cash interest ratio	1.75x	2.82x
Maximum net debt to Adjusted EBITDA ratio	6.00x	4.74x
Indentures (2)
Minimum Adjusted EBITDA to fixed charge ratio required to incur additional debt pursuant to ratio provisions	2.00x	2.82x

(1)	During 2006, our senior credit facility requires us to maintain an Adjusted EBITDA to cash interest ratio starting at a minimum of 1.75x and a net debt to Adjusted EBITDA ratio starting at a maximum of 6.00x, in each case for the most recent four quarter period. Failure to satisfy these ratio requirements would constitute a default under the senior credit agreement. If our lenders failed to waive any such default, our repayment obligations under the senior credit agreement could be accelerated, which would also constitute a default under our indentures.

(2)	Our ability to incur additional debt and make certain restricted payments under our indentures, subject to specified exceptions, is tied to an Adjusted EBITDA to fixed charge ratio of at least 2.0 to 1, except that we may incur certain debt and make certain restricted payments and certain permitted investments without regard to the ratio, such as up to an aggregate principal amount of $1,950 million (including $1,145.4 million that was outstanding under our term loan facilities as of March 31, 2006) and investments in similar business and other investments equal to 6% of Nalco Holdings LLC consolidated assets.

Local lines of credit.    Certain of our non-U.S. subsidiaries have lines of credit to support local requirements. As of March 31, 2006, the aggregate outstanding balance under these local lines of credit was approximately $29.1 million. Certain of these lines of credit are equally and ratably secured with obligations under our senior credit facilities.

Receivables facility.    Nalco Company entered into a receivables facility on June 25, 2004 that provides up to $100.0 million in funding from a commercial paper conduit sponsored by JPMorgan Chase Bank, one of the lenders under Nalco Company’s senior credit facilities, based on availability of eligible receivables and satisfaction of other customary conditions. At the closing, we received $92.0 million in proceeds, which we used to repay term loans under the senior credit facilities.

In connection with the receivables facility we established a wholly owned consolidated bankruptcy-remote special purpose subsidiary, Nalco Receivables LLC (the ‘‘transferor’’), to which Nalco Company and one of its domestic subsidiaries (the ‘‘sellers’’) sell trade accounts receivable (the ‘‘receivables’’) pursuant to a receivables purchase agreement. Pursuant to a receivables transfer agreement, the transferor then transfers an undivided interest in the purchased receivables to the commercial paper conduit or the related bank sponsor (the ‘‘transferees’’) in exchange for cash. The transferor’s purchase of receivables from the sellers is financed through the simultaneous transfer of this undivided interest in the purchased receivables, together with cash contributed to it by Nalco Company and the advances made by the sellers under an intercompany note.

Nalco Company, as the receivables collection agent, services, administers and collects the receivables under the receivables transfer agreement for which it receives a monthly servicing fee at a rate of 1% per annum of the average daily outstanding balance of receivables. Borrowings under the receivables facility bear interest at a floating base rate plus a usage fee. The usage fee varies based upon our leverage ratio as calculated under the senior credit facilities and is currently 1.10% of the amount funded. In addition, the transferor is required to pay a fee on the unused portion of the receivables facility that varies based upon the same ratio and is currently 0.35% of the unused portion of the commitments. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance from time to time. Aggregate availability is determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility. Based on the terms of this facility and on the criteria described above, as of March 31, 2006, approximately $169.9 million of our accounts receivable balance was considered eligible for financing under the program, of which approximately $82.9 million would have been available for funding. As of March 31, 2006, we had $78.6 million of outstanding borrowings under this facility.

This facility is treated as a general financing agreement resulting in the funding and related receivables being shown as liabilities and assets, respectively, on our consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense.

Contractual Obligations and Commitments

The following table summarizes our expected cash outflows resulting from our contractual obligations as of December 31, 2005:

	Payments Due By Period
(dollars in millions)	Total	2006	2007 to 2008	2009 to 2010	2011 and beyond
Contractual Obligations:
Debt obligations:
Principal	$2,894.5	$3.8	$150.4	$1,138.9	$1,601.4
Interest	1,294.7	210.2	420.7	403.7	260.1
Total debt obligations	4,189.2	214.0	571.1	1,542.6	1,861.5
Operating lease obligations(1)	269.6	16.3	25.1	28.8	199.4
Purchase obligations(2)	—	—	—	—	—
Other long-term liabilities(3)(4)	299.0	65.9	106.9	53.3	72.9
Total	$4,757.8	$296.2	$703.1	$1,624.7	$2,133.8

(1)	Represents future minimum rental payments related to administrative, research, manufacturing, and warehouse facilities. Operating leases are also in place for vehicles and office equipment, the amounts of which are not readily available.

(2)	Excluded from the table are open purchase orders for raw materials and supplies used in the normal course of business, supply contracts with customers, distribution agreements, joint venture agreements and other contracts without express funding requirements.

(3)	Does not reflect obligations under the Contribution Agreement relating to our Profit Sharing and Savings Plan, for which Suez has agreed to reimburse us.

(4)	The amounts in long-term liabilities represent our expected minimum pension funding requirements for the principal domestic defined benefit pension plan through 2015. Minimum pension funding is defined by the current law in place without consideration of any past temporary pension funding relief or future proposed pension legislation. Amounts beyond 2015 are not reasonably estimable.

Our contractual obligations and commitments over the next several years are significant. Our primary source of liquidity will continue to be cash flow generated from operations. In the period January 1, 2003 through December 31, 2005 our cumulative cash flow from operations was $672.1 million. We have availability under a $250 million revolving credit facility to assist us, if required, in meeting our working capital needs and other contractual obligations. This multi-year revolving credit facility matures in November 2009. If our cash flow from operations is insufficient to fund our debt service and other obligations, we may be forced to reduce or delay capital expenditures, seek additional capital or seek to restructure or refinance our indebtedness. At March 31, 2006, there were no outstanding borrowings under the $250 million revolving credit facility, excluding $27.2 million of outstanding letters of credit.

We believe that cash flow generated from operations and our borrowing capacity will be adequate to meet our obligations and business requirements. Our ability to fund these items and to reduce debt may be affected by general economic, financial, competitive, legislative and regulatory factors, and the cost of litigation claims, among other things.

The following table summarizes our expected cash outflows resulting from commercial commitments as of December 31, 2005. Commercial commitments include lines of credit, guarantees and other potential cash outflows resulting from a contingent event that requires our performance pursuant to a funding commitment.

	Amount of Commitment Expiration Per Period
(dollars in millions)	Total	2006	2007 to 2008	2009 to 2010	2011 and beyond
Commercial Commitments:
Standby letters of credit (1)	$40.4	$39.1	$1.2	$0.1	$—
Guarantees	—	—	—	—	—
Other commercial commitments	6.1	5.8	0.2	0.1	—
Total	$46.5	$44.9	$1.4	$0.2	$—

(1)	The final maturity of current instruments is subject to annual renewal.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (‘‘FASB’’) issued SFAS No. 123(R), Share Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values. SFAS No. 123(R) is effective for public companies at the beginning of the first interim or annual period beginning after June 15, 2005. Early adoption is encouraged for periods in which financial statements have not yet been issued.

The Company elected to adopt SFAS No. 123(R) as of October 1, 2004, using the modified-prospective transition method. Compensation cost charged to earnings for the Company’s equity compensation plans was $0.3 million and $0.1 million for the years ended December 31, 2005 and December 31, 2004, respectively. No share-based compensation was charged to earnings by the Successor during the period from November 4, 2003 through December 31, 2003 or by the Predecessor during the period from January 1, 2003 through November 3, 2003, since no share-based compensation plans existed during those periods.

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. This statement clarifies the accounting for the abnormal amount of idle facilities expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current-period expense. In addition, SFAS No. 151 requires that allocation of fixed overhead to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred after December 31, 2005. Adoption of this statement will not have a material effect on the financial statements of the Company.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to inherent risks attributed to operating in a global economy. We may utilize derivative financial instruments as necessary to manage foreign currency exchange rate risks. We manage foreign currency exchange risk arising from financial activities pursuant to our corporate guidelines. Forward contracts and, occasionally, swaps and options are utilized to protect these cash flows from adverse movements in exchange rates, and we account for these instruments by marking them to market at each balance sheet date. We may also employ hedge accounting as permitted by SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. In addition, we use certain foreign currency debt as a hedge of the foreign currency exposure of a portion of our net investment in foreign operations.

Upon issuance, we designated the €200.0 million aggregate principal amount of 7¾% senior notes due 2011, the €200.0 million aggregate principal amount of 9% senior subordinated notes due 2013, and the €88.0 million term loan as a hedge of our net investment in subsidiary companies whose assets, liabilities, and operations are measured using the euro as their functional currency. Because of the high degree of effectiveness between the hedging instruments and the exposure being hedged, fluctuations in the value of the euro-denominated debt due to exchange rate changes are offset by changes in the net investment. Accordingly, changes in the value of the euro-denominated debt are recognized in foreign currency translation adjustment, a component of accumulated other comprehensive income, to offset changes in the value of our net investment in subsidiary companies whose financial statements are measured using the euro as their functional currency.

We formally assess, on a quarterly basis, whether the euro-denominated debt is effective at offsetting changes in the value of the underlying exposure. For the year ended December 31, 2005, we recorded a $85.3 million non-cash pretax gain in the accumulated foreign currency translation adjustment account related to this hedge. No hedge ineffectiveness was recorded in income.

We also manage operational (transactional) foreign currency risk, particularly in emerging markets, by closely managing both pricing and raw material sourcing. Risks associated with foreign exchange translation exposures are not hedged.

We have exposure to fluctuations in foreign currency exchange rates. Based on our derivative foreign currency instruments outstanding at December 31, 2005 and 2004, a 10% strengthening or weakening in the value of the U.S. dollar relative to the currencies in which those derivative foreign currency instruments are denominated would result in a gain or loss in fair values of less than $1.3 million and $4.8 million, respectively.

At March 31, 2006, we had $1,251.8 million of variable rate debt. A 1% increase in the average interest rate would increase future interest expense by approximately $12.5 million per year.

Our sensitivity analysis of the effects of the changes in interest rates and foreign currency exchange rates do not reflect the effect of such changes on the related hedged transactions or on other operating transactions. The analysis also does not factor in a potential change in the level of variable rate borrowings or derivative instruments outstanding that could take place if these hypothetical conditions prevailed.

We are exposed to credit loss in the event of nonperformance by the other party to the derivative financial instruments. We limit this exposure by entering into agreements directly with a number of major financial institutions that meet our credit standards and that are expected to satisfy fully their obligations under the contracts. We view derivative financial instruments as a risk management tool and do not use them for speculative or trading purposes.

INDUSTRY OVERVIEW

We provide integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We compete in three primary markets: Industrial and Institutional Services, Energy Services and Paper Services.

Industrial and Institutional Services

Industrial and Institutional Services provides water treatment chemicals and services and process chemicals and services across a broad spectrum of industries and institutions.

Our water treatment chemicals and related services serve the water and waste treatment needs of industrial, institutional and municipal customers. Water treatment applications, which include boiler water, cooling water, influent and wastewater applications, are designed to control corrosion, scale, deposit formation and microbiological growth. Customers use water treatment programs to extend the useful life of their assets, minimize downtime of their facilities and conserve water and energy. Typical end markets served include aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels.

Process chemicals and services are used to enhance the performance and productivity of numerous processes across a variety of industry segments, including mining, metalworking, electronics and personal care ingredients. In the mining and mineral process industry, process chemicals and services are used for multiple process applications and include products for dust, scale and corrosion control and other separation and filtration needs. Process chemicals for metalworking are used in the automotive and durable goods segments and include products such as cleaners, coatings and lubricants. Colloidal silicas are used in investment casting, wafer polishing, and coatings for the electronics industry. Cosmetic ingredients are used to improve the stability and performance of skin and hair care products. Process chemicals also include a variety of odor control products used in institutional and industrial applications.

Water treatment chemicals and services represented approximately 79% of our Industrial and Institutional Services net sales in 2005. We estimate that the 2005 global market for water treatment chemicals and services in the Institutional and Industrial Services sector was approximately $6.6 billion, excluding the approximately $1.3 billion market for water treatment chemicals included in the Energy Services and Paper Services markets. Overall, Industrial and Institutional Services' water treatment market growth rates tend to track gross domestic product, however growth rates vary by end-use segment and region. For example, we expect that through 2007, regional growth will range from approximately 1% to 2% in North America and Europe and from approximately 2.5% to 5% in emerging markets such as Latin America, Eastern Europe and the Pacific region. We believe growth will result not only from an increase in manufacturing activity in these regions, but also from increased penetration of currently under-served markets. Customers in these emerging markets are becoming increasingly aware of the benefits of utilizing water management technology and services and we expect them to represent an increasingly large portion of the market. In addition, we believe that select global participants in the water treatment services industry will grow at a faster rate than the underlying end-markets they serve as they continue to take share from smaller regional participants.

Over the past several years, there have been a number of consolidations in the industrial and institutional segments, particularly in areas such as steel, food processing and manufacturing and hospitals. The consolidation of water treatment customers and the ensuing increase in their global reach has resulted in a rationalization of suppliers, as customers seek to source their water treatment needs to one single supplier with global distribution and service capabilities. Additionally, as these companies have grown larger, many are centralizing their purchasing decisions and are restricting their purchases to a limited number of suppliers that are capable of providing a wider array of products and services across broader geographies.

Water treatment service companies compete on the basis of their demonstrated value, technical expertise, chemical formulations, consulting services, detection equipment, monitoring devices, and dosing and metering equipment. The market for water treatment chemicals is highly fragmented, with two large, multinational players, our company and GE Water Technologies, which we estimate accounted for 19% and 11% of total industry sales in 2003, respectively. The remainder of the market is comprised mainly of regional and local players, none of which accounted for more than 7% of total industry sales in 2002. Regional service providers tend to be mid-sized and focus either on a limited geographic region or a smaller subset of products and services, and include Ashland Inc.'s Drew Industrial Division, ChemTreat, Inc. and Kurita Water Industries Ltd. Local service providers are smaller and tend to provide less technically sophisticated applications to local customers.

Energy Services

Energy Services serves the processing and water treatment needs in the petroleum and petrochemical markets in both upstream and downstream applications. Upstream products facilitate oil and gas production through corrosion control, oil and water separation, flow assurance and maximization and scale control. Downstream products and services improve operating process efficiencies, product yields and product quality in refining and chemical processing operations. We estimate that the global market for Energy Services was approximately $3.25 billion in 2005.

We expect that the global Energy Services market will grow at approximately 1% to 2% per year through 2007, with Latin America, Eastern Europe and Asia growing at faster rates than North America and Western Europe. In addition, we believe that select global participants in the energy services industry will grow at a faster rate than the underlying end markets they serve as they continue to take share from smaller regional participants. We believe there will be significantly higher growth for service providers in the newer oil and gas producing regions, particularly the Gulf of Mexico, Brazil and West Africa, where most of the fields being discovered are offshore in deep water and are therefore difficult to develop, and other regions where oil and gas production is technically challenged, such as Russia and the Caspian Sea. Enhanced, higher-value solutions are required and the more difficult the oil and gas production, the greater the consumption of more expensive services and chemicals. We expect part of this growth to be offset by a slowdown in mature markets where most of the established fields have been developed. However, we believe that further opportunities exist within these established fields, which are typically more reliant on specialty chemicals to economically increase the yield of reserves. Additionally, customers are turning to specialty chemicals and related services in lieu of making incremental capital expenditures, as chemicals are displacing solutions offered by equipment. For example, customers seeking to increase production and efficiency at existing facilities have traditionally done so by making additional investments in capital. Today, there are chemical-based technologies capable of producing similar results on a more cost-effective basis. In general, we believe that as customers adopt increasingly sophisticated technologies in their production processes, they are becoming more reliant on their suppliers to also provide the on-site technical expertise to manage these processes. As a result, we expect that the energy service providers capable of supplying both products and on-site technical expertise will increase their market share in the future.

Another important trend affecting the energy services industry is the continued consolidation among the global super majors, who we believe are becoming increasingly reliant on service companies that are single-source providers of a broad range of specialty services and chemicals for upstream and downstream applications on a worldwide basis. Consequently, there has been consolidation among energy service providers as they seek to expand their product offerings to accommodate customer needs, as evidenced by our joint venture with Exxon Chemical Company, a division of Exxon Mobil Corporation from 1994 until 2001, when we acquired Exxon's interest, and Baker Hughes Incorporated's purchase of Petrolite Corporation.

The largest participants in the energy services sector are our company, Baker Petrolite Corporation, GE Water Technologies and Champion Technologies, Inc. The remainder of the market consists of smaller, regional niche companies focused on limited geographic areas.

Paper Services

Paper Services serves the processing and water treatment needs in the pulp and paper making markets.

Process chemicals and related services are used throughout all phases of the papermaking process for all grades of paper to enhance the manufacturing process, improve product quality and performance and enhance the properties of the end product. Pulp and paper chemicals include pulp and fiber treatment chemicals, such as (1) de-inking agents, which are used early in the paper making process to prepare the pulp for production; (2) processing aids, such as defoamers, pitch-control agents and retention and drainage aids, which are used to improve the efficiency of paper production; and (3) functional chemicals, such as sizing agents and strength aids, which impart various properties to the finished product. Water treatment chemicals are designed to optimize water usage and/or improve water quality, maintain the integrity of and extend asset lives as well as assist customers in complying with environmental and other regulatory requirements.

We estimate that the global market for Paper Services, including water treatment applications, was approximately $7.8 billion in 2005. We expect the global Paper Services market to grow in the near term at approximately 1%, with flat growth in North America offset by higher growth in Europe, Asia and Latin America.

The increased use of state-of-the-art machinery and production technologies in paper mills has created new applications for chemical additives. For example, faster machine speeds necessitate better and quicker drainage, increasing demand for drainage and retention aids. Additionally, increased speeds will require greater web sheet strength, which can be achieved through the use of strength additives that enhance bonding between fibers. In addition to creating new uses for paper chemicals, improved sophistication in mills is strengthening the relationship between mills and their suppliers, because the mills frequently innovate in collaboration with chemical producers.

The use of recycled paper in the manufacture of various grades of paper and paperboard has increased significantly in recent years. According to Pulp and Paper International, a trade publication, 47% of all paper consumed globally in 2001 was recovered, up from 31% in 1985. Increased environmental consciousness and the commitment by papermakers to invest billions of dollars in new pre- and post-consumer recycling capacity have facilitated this transition. The use of recycled paper in paper production requires the use of specialty paper chemicals such as de-inking and repulping agents. Until the mid-1980s, purchasing and processing virgin pulp was less expensive than obtaining and processing recycled paper. However, technological advances in these specialty paper chemicals have rendered recycled paper a less expensive raw material when compared to virgin pulp. As a result, papermakers have substantially increased the use of recycled paper as a raw material, resulting in significant growth in the utilization of specialty chemicals.

Cost-containment initiatives, necessitated by competition and margin compression, are pushing papermakers to increase mill productivity and efficiency through increased use of specialty paper chemicals as an alternative to capital expenditures. Processing aids such as defoamers, pitch control agents and retention and drainage aids serve to enhance the efficiency of the paper production process and optimize water costs.

Over the past several years, there has been a significant amount of consolidation among pulp and paper manufacturers, most notably the merger of Stora Kopparbergs Bergslags AB and Enso Oyj, the acquisition of Fort James Corporation by Georgia-Pacific Corporation, the acquisition of Union Camp Corporation by International Paper Company and the merger between The Mead Corporation and Westvaco Corporation. Cost rationalization has been a primary driver of this consolidation activity and has led to a number of plant closings in the United States and Europe, where operating costs tend to be high. These closings, however, have been largely offset by new capacity coming online in lower-cost emerging markets such as Asia, resulting in relatively stable overall production, albeit on an increasingly global basis. As a result, paper manufacturers are seeking relationships with suppliers with a global footprint and full-service capabilities, only a few of which currently exist.

The market for specialty and water treatment chemicals used in the pulp and paper industry is fragmented, with the six largest participants accounting for approximately 37% of sales in 2003. The top suppliers of water treatment services to the pulp and paper industry are our company, which had an estimated 9% of the market in 2003, Hercules Incorporated (11%), Kemira Oyj (6%), Ciba Specialty Chemicals Holding Inc. (5%), BASF AG (3%) and Akzo Nobel N.V.'s EKA Chemicals AB (3%). The remainder of the market is comprised of smaller, regional participants.

BUSINESS

Overview

We are the leading global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. We are organized into three primary segments that correspond to the end markets we serve: Industrial and Institutional Services, Energy Services and Paper Services. Our products and services are typically used in water treatment applications to prevent corrosion, contamination and the buildup of harmful deposits, or in production processes to enhance process efficiency and improve our customers’ end products.

Through our sales, research and marketing team of more than 7,000 technically trained professionals, we serve more than 70,000 customer locations. We focus on providing our customers with technologically advanced engineered solutions and services. These technologically advanced engineered solutions and services enable our customers to improve their business by increasing production yields, lowering manufacturing costs, extending asset lives and maintaining environmental standards. The cost of our technologically advanced engineered solutions and services represents a small share of our customers’ overall production expense.

We derive our strength and stability from the quality of the products and services we provide and the diversity of our revenues. We serve a broad range of end markets, including aerospace, paper, chemical, pharmaceutical, petroleum, steel, power, food and beverage, medium and light manufacturing, metalworking and institutions such as hospitals, universities and hotels. We believe we offer the broadest product portfolio in our industry, including more than 15,000 products and 8,000 unique formulations. We have also established a global presence, with nearly 10,900 employees operating in more than 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. This global presence provides a competitive advantage by enabling us to offer a consistently high level of service to our local, regional and multinational customers.

Our Competitive Strengths

Our company has benefited from the following competitive strengths:

Leading Market Positions.    We are the #1 provider of water treatment services to industrial and institutional end markets. We are also a leading provider of integrated water treatment and process improvement services, maintaining the #1 position in the petroleum and petrochemical markets and a close #3 position in the pulp and paper market. We believe that our leading positions across our primary markets provide a competitive advantage in retaining existing business and competing for new business. Although our market position in pulp and paper was lowered by the 2004 acquisition of Raisio by Ciba, we believe the proximity of sales between the three market leaders allows us all to operate as market leaders.

Diverse Customers and Industries Served.    We provide products and services to more than 70,000 customer locations across a broad range of industries and institutions, including about 65% of Industry Week magazine’s top 500 U.S. manufacturers and all of the Euro Stoxx 50 companies. In 2005, no single customer accounted for more than 3% of our net sales. Our business is also diversified geographically. In 2005, 48% of total sales were in North America, 30% in Europe, Africa and the Middle East, 8% in Latin America and 14% in the Pacific region. We believe this diversification minimizes the potential impact of volatility from any one customer, industry or geographic area.

Global Reach.    We have a direct sales and marketing presence in 130 countries across six continents. This enables us to provide a consistently high level of service to local, regional and multinational customers. We believe our global presence offers us a competitive advantage in meeting the global needs of our multinational customers, which are increasingly seeking single-source suppliers and positions us to extend our reach to higher growth markets. Our geographical diversity also mitigates the potential impact of volatility in any individual country or region. In 2005, we derived approximately $1,818 million, or 55% of our net sales, from our non-U.S. subsidiaries (excluding sales to our U.S. operations).

World Class Sales Team.    Through the expertise of our more than 6,000 sales engineers and service technicians, we provide our customers with relevant industry knowledge and experience in order to solve technically challenging and dynamic problems. Our team of experts has significant experience with more than 40% of our approximately 2,000-person North American sales team having more than ten years of service with our Company. We believe this contributes significantly to the number and strength of relationships with our customers. We also invest heavily in recruiting and continuously training our sales professionals. For example, new hires spend more than half of their first year on training. Sales and marketing expense was $798.2 million, $793.4 million, and $789.1 million for the years 2005, 2004, and 2003, respectively. In 2003, the total expense was comprised of $660.4 million for the period from January 1, 2003 through November 3, 2003 and $128.7 million for the period from November 4, 2003 through December 31, 2003. Of those amounts, approximately 90% represented the average cost of our sales and service force during these time periods.

Integrated Technology, Sales and Service.    We combine on-site service, innovative technology and engineering excellence to create value for our customers. Our technical sales professionals identify problems and opportunities at the customer’s plant and our research teams then work to develop effective solutions to these needs, often working jointly with our customers. Many of our customers specify our formulations into their processes and products. This approach has led to over 8,000 unique formulations, the development of more than 2,000 active patents worldwide and a high degree of customer loyalty.

Stable and Significant Cash Flow Generation.    We have produced consistent cash flows and maintained high margins over a sustained period of time. We attribute this to (1) the diversity of our revenues, (2) the service nature of our business, (3) the high value we offer our customers, (4) the strength of our customer relationships, (5) our limited dependency on any single raw material and (6) our low capital expenditures relative to our net sales.

Premier Management Team.    Our senior management team consists of professionals with significant experience within our Company and the water treatment and industrial process improvement industry. In connection with the Acquisition, Dr. William H. Joyce, former Chairman and Chief Executive Officer of Hercules Incorporated, became our Chairman and Chief Executive Officer, and Bradley J. Bell, former Chief Financial Officer of Rohm and Haas Company, became our Chief Financial Officer. Dr. Joyce and Mr. Bell bring additional leadership and industry experience to our management team. Our eight senior business leaders and executive officers have an average of 14 years of service with our Company and 30 years of industry experience. Moreover, our senior management team is supported by business managers who have extensive experience within their respective operating divisions. Our top Executive Officers and other members of management hold about 5 million shares in our Company.

Business Strategy

We have historically experienced sales growth in excess of industrial production growth in our core markets. We are pursuing a strategy designed to generate real sales growth at 5 percent annually for our base business. In addition, we are developing alternate channels to market intended to further accelerate our growth. Earnings and cash flow growth are targeted to grow at faster rates than our underlying sales growth as we improve productivity and working capital management. The key elements of this strategy are:

Pursue High-Growth Markets.    We intend to continue to focus on high-growth markets and segments. Geographically, we plan to leverage our global reach by capitalizing on our presence in high-growth emerging markets including Asia, Eastern Europe and Latin America. For example, in Asia, we are focusing significant attention on the high-growth China and India markets, with a substantial effort to hire and train outstanding sales engineers and service technicians to meet growing customer demand. In China, our focus has resulted in over 25% annual growth in sales since 1999. We have also formed new ventures in West Africa and Eastern Europe, which will permit us to pursue energy services opportunities at new customer production facilities planned in these areas.

Maintain Technological Leadership.    We strive to develop new technologies and products through a focused commitment to technology, research and development. The evolution of our existing products and the development of new technologies have historically allowed us to sustain and enhance the profitability of our business and further penetrate our target markets, including our existing customer base. For example, over the past 15 years we have developed several generations of our TRASAR automated feed and control technology for cooling water treatment programs. We launched the latest generation of this technology, our 3D TRASAR cooling water stress management program, in 2004. In the oil field market, an effort to develop new technology in corrosion inhibitors for a large customer in Alaska has led to over $20 million in incremental sales as the technology has spread to other regions and customers. Our engineers will continue to work closely with our customers in an effort to identify new product opportunities and jointly develop new technologies.

Pursue High-Growth Industry Segments.    While we have shown the ability to exceed market growth rates even in many mature markets through innovative technology and advanced engineering, monitoring and control services, we believe that selecting the right industries on which to focus resources helps us exceed underlying market growth rates. In the late 1990s, we decided to disproportionately invest research, development and training resources to support fast growth in the deepwater oil production industry. As a result, we are capturing about 60% of business on these large platforms, exceeding our average market share in our overall Energy Services business. In Paper Services, we believe that the tissue and towel and digital printing segments will grow more rapidly than other Paper segments, and have invested disproportionately in these areas. In tissue and towel, we grew nominal sales nearly 20% in 2005 to establish ourselves as the clear #2 supplier to these customers. We have also expanded our business to provide hygiene water and air services by developing diagnostic and on-site service capabilities to reduce the health risks customers face due to pathogens in water and air. Interest in these applications has grown across many industry segments.

Build Upon Our Customer Base.    We seek to strengthen our position with our existing customer base as well as pursue new customers by continuing to serve as the leading global provider of fully integrated water treatment services and industrial process solutions. An essential element of our strategy is to continue integrating our sales and technical staff into our customers’ daily operations and process planning. Historically, this strategy has allowed us to expand our service and product offerings with existing customers and has led to the development of new technologies. We continually seek to add value for our customers by identifying those services, products and equipment that will enhance their profitability through reduced costs, improved yields and decreased capital spending.

Expand Support of Multinational Customers.    As one of a small number of companies that can provide turnkey water management solutions on a global basis, we seek to leverage our relationships with multinational companies by servicing them globally. We expect to benefit significantly as larger customers further consolidate their supplier base and increase their reliance on full service providers, such as our Company.

Continue to Reduce Costs.    We have initiated a comprehensive cost reduction plan that yielded savings in 2004 of $88 million compared to 2003, with a year-end run rate to those savings of $110 million. In 2005, we generated additional savings versus 2004 of $89 million, including the run-rate benefit of 2004 projects. We expect our cost reduction plan to achieve incremental efficiencies through work process redesign and other targeted cost improvements, which address inefficiencies in our administrative and overhead functions, as well as other support and service functions around the world.

Maximize Cash Flow and Reduce Debt.    We believe that there are significant opportunities to increase our cash flow. We believe that while the capital expenditures required to maintain our business are low relative to our sales, we can maintain capital expenditures at about $100 million annually through continued management focus. During 2005, we added production capacity for a few fast-growing product lines in every region of the world, including adding capacity to support further growth of chemistries that are part of the 3D TRASAR cooling water offering. We expect our capital requirements for information technology projects to remain substantially lower than 2003 and 2004 levels. While management has historically focused on particular components of working capital, we believe there is an opportunity to reduce our working capital needs, particularly in the areas of accounts receivable and inventories. We intend to use our free cash flow to reduce indebtedness. During the twelve months ended December 31, 2005, we used Free Cash Flow of $121.5 million for debt reduction, including $99 million in optional prepayments of Term Loan A, from operating cash flows.

Focus on Supply Chain Management.    We have a dedicated global supply chain team that focuses on managing manufacturing, procurement and logistics activities. We believe that by coordinating these functions, we achieve better inventory management and lower overall Company costs for our delivered end products. We believe that the introduction of a common SAP platform for our North American and European operations will improve our ability to coordinate production, inventory and delivery within each region and across these regions. We believe that we will be able to make additional improvements in our inventory management and lower procurement costs as we develop our abilities to fully utilize these systems.

Our Divisions

	Industrial and Institutional Services	Energy Services	Paper Services
Market Positions	$6.6 billion global market(1)(2)	$3.25 billion global market(1)	$7.8 billion global market(1)
	#1 Market Position	#1 Market Position	#3 Market Position
Market Share(3)	19%	29%	9%
2005 Net Sales(4)	$1,494 million	$897 million	$699 million
Representative	• Food and Beverage	• Exploration	• Fine Paper
Markets	• Buildings, Hotels, Hospitals • Chemicals, Pharmaceuticals • Manufacturing, Metals, • Utilities, Mining	• Field Development • Production • Refining • Petrochemical • Manufacturing	• Uncoated Free Sheet • Coated Free Sheet • Newsprint • Tissue • Containerboard

(1)	Approximate market size based on internal estimates and industry publications and surveys.

(2)	Represents the water treatment and services markets, which accounted for approximately 79% of our Industrial and Institutional Services division’s net sales in 2005.

(3)	Market share calculations include appropriate segment sales from India and Japan reported in Other segment.

(4)	Divisional net sales exclude approximately $223 million of sales allocated to our Other segment, including our sales in India, Japan, and an Integrated Channels Group.

Industrial and Institutional Services

Our Industrial and Institutional Services division provides products and services that are principally utilized in water treatment applications, such as raw water treatment, wastewater treatment, cooling programs and boiler treatment programs to control corrosion, the buildup of scale and microbial fouling. Variations of these applications can be used in a wide range of capacities, from small boilers at a commercial building to large industrial boiler and cooling water systems such as those found in steel mills and power plants. Customers use our water treatment programs to extend the useful life of their assets, minimize downtime of their facilities, conserve water and energy and decrease their total cost of operation. We serve companies across a broad spectrum of industries, including aerospace, chemical, pharmaceutical, steel, power, food and beverage, medium and light manufacturing, metalworking, marine and institutions such as hospitals, universities and hotels. Six of our ten largest Industrial and Institutional Services customers in 2005 have been with us for more than ten years. Our Industrial and Institutional Services segment generated net sales of $1,494 million in 2005, representing 45% of net sales.

    Water Treatment Applications

Our water treatment capabilities are shared across our three core divisions. In our Industrial and Institutional Services division, water treatment programs accounted for 79% of our net sales in 2005.

These water applications also accounted for 16% of our Energy Services net sales and 18% of our Paper Services net sales in 2005. The following descriptions include water treatment applications in the Industrial and Institutional Services division, but these boiler water, cooling water, raw water and wastewater applications are also used in our Paper Services and Energy Services segments.

Boiler Water Applications.    We have specialized in boiler water applications for 75 years. Corrosion and scale buildup are the most common problems addressed by our boiler water programs. We have helped our customers overcome various boiler challenges by providing integrated chemical solutions, process optimizations and mechanical component modifications. Our TRASAR technology is recognized as an innovative water treatment program that prevents operational problems. TRASAR technology continues to evolve and today is used in conjunction with a number of boiler water treatment programs, such as NexGuard. NexGuard combines the most advanced boiler internal treatment chemistry with TRASAR technology and state-of-the-art diagnostic, monitoring, feed and control equipment. Other applications of TRASAR include TRASAR Recovery Boiler Leak Indication, which is designed to determine when a loss of concentrated boiler water occurs in operating boilers. We also develop condensate treatment programs designed to prevent corrosion, overheating and rupture of boilers. Two examples of these programs are Nalco ACT and Tri-ACT. In 2000, we were awarded a Research and Development 100 Award for Nalco ACT, our revolutionary condensate treatment comprised of food industry ingredients, making Nalco ACT unique in both its technical and safety merits. Tri-ACT is a series of corrosion inhibitors that includes blends of neutralizers, filmers and oxygen scavengers to provide uniform protection of the condensate system.

Cooling Water Applications.    Our cooling water treatment programs are designed to control the main problems associated with cooling water systems — corrosion, scale, microbial fouling and contamination — in open recirculating, once-through and closed systems. In 2004, we launched our 3D TRASAR stress management system for cooling water, the world’s first automated system for simultaneous control of corrosion, scale and microbial fouling and contamination. This multi-patented combination of services, equipment, chemistry, automation and control builds on the strengths of our TRASAR technology offering and is an effective tool used to prevent problems, identify efficiency improvements and improve control in cooling water systems.

Our award-winning STA•BR•EX technology is the world’s first stable, liquid bromine-based anti-microbial designed to control biofilms caused by microorganisms in cooling tower, condenser and heat exchanger systems. In 2006, we intend to introduce ControlBrom stabilized bromine offerings to provide customers with the advantages of stabilized bromine and the benefits of flexible and cost-efficient on-site activation.

Wastewater Applications.    Our wastewater products and programs focus on improving overall plant economics, addressing compliance issues, optimizing equipment efficiency and improving operator capabilities and effectiveness. This is accomplished by combining our highly trained sales engineers and marketing and technical support staff members with key Nalco products, such as ULTRION, a liquid cationic coagulant that clarifies water more effectively than alum. The benefits of ULTRION include a reduction in total solids in treated water, increased efficiency of water clarification systems, reduction or elimination of pH adjustment problems and decreased settled sludge volume. For removing heavy metals from wastewater, we use our patented NALMET technology, which can reduce regulated metals to below-compliance limits in one step. The BIO-MANAGE program is part of our comprehensive bio-control service that controls microbial growth in water. To improve sludge dryness and reduce sludge handling costs, we use our proprietary CORE SHELL high-activity flocculants. We also offer our dispersion technology, ULTIMER, for which we won a United States Presidential Green Chemistry Challenge Award and a Research and Development 100 Award in 1999. ULTIMER polymers are water-based, yielding a more stable, soluble, user-friendly product. To address plant odor or foaming issues, we offer a complete line of ODORTECH products and antifoams.

    Mining and Mineral Processing Applications

We provide a wide range of quality products, programs and services to help the mining and mineral processing industry improve product quality and productivity in a safe and environmentally responsible manner. Specifically, these offerings help increase recovery of the valued mineral, improve water quality for re-use or discharge to the environment, reduce contaminants in our customer's products, increase plant throughput/utilization, reduce energy consumption, increase equipment life through scale and corrosion control and reduce or eliminate dust. The industries we serve include alumina and bauxite, coal, copper, precious metals, iron ore, aggregates, kaolin, phosphate, soda ash and synthetic fuels.

    Colloidal Technologies Applications

We invented and patented a commercial process for the production of stable concentrated silica solutions in 1941. Today, we operate one of the single largest colloidal silica facilities in the world, and our broad range of colloidal silica products is used in applications in 39 countries. We manufacture colloidal silica, other specialty colloidal particles and complementary process chemicals used in the polishing of silicon wafers, semiconductor chips, memory disks and other electronic substrates; in the manufacture of catalyst supports, vacuum formed shapes, high temperature refractories and specialty coatings; and in the precision investment casting of metal parts. Our technically proficient sales engineers work closely with our customers to design and implement custom nanoparticle solutions for their raw material or process optimization requirements. For example, in the investment casting industry, we offer complete investment casting shell programs, including colloidal silica binders, polymers, wetting agents, antifoams, wax cleaners, biocides and refractories, designed to shorten drying cycles, increase prime coat adhesion, improve casting surface quality and reduce casting defects.

    Finishing Technologies Applications

As a leading innovator in metalworking and surface finishing products and services for manufacturers around the globe, the Finishing Technologies Group works closely with customers to optimize their production processes. Serving a broad range of manufacturers, including makers of auto parts, aerospace components, compressors, construction equipment, appliances and various fabricated metal parts and machinery, our highly trained sales engineers use specialized resources, like our process simulation labs, to deliver process improvements that positively impact the total cost of our customers’ operations. Finishing Technologies counts among its customers many of the world’s most recognized brand names. Our extensive product line in this area includes metalworking fluids, rust preventatives, cleaners, conversion coatings and paint booth maintenance products.

Our growth continues to be fueled by innovation and investment in emerging geographies. R&D in the areas of polymeric surface treatments and products and programs for the control and mitigation of pathogens in the metalworking environment will generate new offerings in 2006.

    Membrane Technologies Applications

Membrane technology is being adopted at an ever-increasing rate as a cost-effective technology for purifying water for both industrial and potable applications. Our products address the needs of all types of membrane systems, ranging from seawater desalination; well and surface water purification, to advanced water recycle processes and wastewater treatment.

Our unique RO TRASAR technology, in combination with our state of the art chemistry provides added protection against the formation of mineral scale and allows reverse osmosis systems to operate without unscheduled downtime, using only the exact required amount of antiscalant, even at high recovery rates and using difficult water sources. Furthermore, RO TRASAR provides an added benefit in that it allows for enhanced trouble shooting and leak detection in membrane systems.

To combat microbial fouling — the most common and difficult problems to treat in a membrane system — our product range includes non-oxidizing biocides that control a wide spectrum of microorganisms. Using our novel PT TRASAR technology, it is now possible to safely reduce incidences of particulate fouling, by continuously monitoring, controlling and optimizing the addition of proprietary filter aid polymers that enhance the performance of the pretreatment to the RO membranes.

Our innovative performance-enhancing polymer chemistries can more than double the throughput of membrane-based wastewater treatment systems. This in turn allows for the design of cheaper and more compact wastewater treatment systems for both industrial and municipal applications.

    Odor Control Applications

We offer programs to combat odor centering around three approaches: odor neutralization, precipitation and biological hydrogen sulfide prevention. Our odor neutralization technology focuses on ODORtech, one of the most versatile odor solutions we offer. ODORtech products are applied by an atomized mist at the point of release of the airborne odor and effectively neutralize common odors, such as ammonia, amines, mercaptans, hydrogen sulfide and sulfur dioxide. Common applications include roof vents, truck wash staging areas, landfills, garbage areas, HVAC equipment, automotive interiors and storage areas. Our precipitation products are specially designed for hydrogen sulfide for aqueous applications and may also serve as coagulants or clarification aides. These products are commonly used in sludge tanks, floor drains, clarifiers, lift stations and equalization tanks. Our bioengineering products offer a wide range of special blends of bacteria and chemicals that prevent the formation of hydrogen sulfide or degrading sulfur compounds. The treatments, which produce no sludge, are non-hazardous and are effective for long duration control, are commonly used to control odor in digesters, gas scrubbers, lift stations, floor drains, aeration basins and clarifiers.

Alternate Channels

One of our strategic goals is to add 1 to 2 percent in sales growth as a 2006 year-end run rate through the development of alternate channels. One new channel is WaterServ, a program of products and services that take technology created for larger, industrial customers and adapt it to meet the needs of smaller customers using an appropriately scaled business model. Through WaterServ, smaller customers can take advantage of many of our water-centric programs, including boiler water, HVAC, facility care and automation programs.

WaterServ is run via hubs in different cities building on the success of a test hub initiated in Chicago in 2005. From these hubs, a specially trained team can sell and service smaller customers, creating a stronger relationship with the customer. Using standardized equipment and service packages, we can streamline and lower costs to serve and maintain these accounts. The CRM software enables our customers to use real, data-driven information to develop sales efficiency and effectiveness key performance indicators (KPIs). TRASAR technology with remote 24-hour monitoring and alarming capability is the key differentiator to provide results with reduced sales engineer involvement in routine maintenance activities, while providing performance superior to competitive offerings currently available.

Energy Services

Our Energy Services division provides on-site, technology driven solutions to the global natural gas, petroleum and petrochemical industries. In addition to recovery, production and process enhancements, we deliver a full range of water treatment offerings to refineries and petrochemical plants. Our upstream process applications improve oil and gas recovery and production, extend production equipment life and decrease operating costs through services that include scale, paraffin and corrosion control, oil and water separation, and gas hydrate management solutions. Our downstream process applications increase refinery and petrochemical plant efficiency and the useful lives of customer assets, while improving refined and petrochemical product quality and yields. Our customers include the fifteen largest publicly traded oil companies. Our ten largest Energy Services customers in 2005 have been with us for more than twenty years. Our Energy Services division generated 2005 net sales of $897 million, representing 27% of our net sales. We continue to emphasize safety and environmental leadership in our product development and implementation efforts.

Our Energy Services division is divided into a Downstream refinery and petrochemical processing service business and an Upstream group composed of our Oilfield Chemicals and Adomite business.

    Adomite Well Service Applications

We support the Drilling/Exploration service industry by designing and supplying chemicals for drilling activities. Our Adomite business supplies chemicals for the cementing, completion, drilling, fracturing and acidizing phases of oil and gas exploration, as well as conducting independent research and jointly developing products with major well service companies.

    Oilfield Applications

Oil and natural gas production is increasing in harsh environments: extreme temperature and pressure in remote locations. Exploration and production projects are gaining in scope and size and with oil prices at all-time highs, the stakes have increased in flow assurance and infrastructure protection. Focusing on these new challenges, the Oilfield Chemicals group offers solutions to production flow challenges such as hydrate formation, paraffin deposition and emulsified streams.

We are the technology leader in the offshore marketplace and are the only supplier of SurFlo Certified products that have undergone aggressive testing to ensure safety and effectiveness in offshore, deepwater and ultra-deepwater environments. Our FREEFLOW natural gas hydrate inhibition program represents an industry step-change, economically and safely displacing traditional hydrate control methods. Our expertise in new production techniques, such as seawater flood injection, helps our customers maximize the production of their operation while ensuring the safety and reliability of their infrastructure. Produced oil contains water that is costly to transport and damaging to infrastructure. Our oil and water separation technologies and custom-blended products break oil and water emulsions, allowing water removal. Our water clarifiers work to purify that water and make it safe for environmental re-introduction.

Our proprietary ENERCEPT family of high-shear corrosion inhibitors protects high-shear, multi-phase oilfield flow lines, gathering systems and transmission pipelines. The programs were originally designed to combat corrosion in the challenging Alaskan North Slope conditions, and have since been confirmed under a variety of conditions around the world. More traditional batch treatments are still a preferred method of inhibition by many customers. ENERSPERSE truck-treating inhibitors are ideal for rod-pumped land wells and other batch treatment applications, especially prevalent in New Frontiers such as the Caspian Sea area. In 2005, in response to anticipated growing environmental regulations, we continued to focus on the further development of high performance green chemistry solutions.

    Downstream Refining Applications

We provide process applications specific to the petroleum refining and fuels industry, enabling our customers to profitably refine and upgrade hydrocarbons. Our heavy oil upgrading programs minimize operation costs and mitigate fouling, corrosion, foaming and the effects of heavy metals when refining lower-quality crude oils.

The SCORPION II program combats napthenic acid corrosion problems, allowing refiners to take advantage of discounted high acid crudes through combined chemistry, novel monitoring and simulation technologies. Our proprietary NEOSTAR crude oil database and our newly patented chemistries are coupled with over 20 years of experience in the treatment of high temperature corrosion. As energy costs continue to rise, refiners are looking at innovative ways to reduce consumption. We partner with our customers to deliver energy utilization efficiency.

Crude unit fouling can increase energy and maintenance costs, while reducing crude output. The THERMOGAIN program includes unique chemistries and patented crude stability tests to prevent crude unit fouling. In addition, our holistic approach to water and process enables our customers to maximize energy on the utilities side. With advances in monitoring, chemistry and application, the 3D TRASAR cooling water stress management program has reduced shutdowns for customers, resulting in maximum operational efficiency.

The refining industry is also addressing clean fuels regulations that require drastic reduction in the level of sulfur allowed in fuels. Our H2S Scavengers, such as the SULFA-CHECK system, help our customers to meet regulatory standards.

Hydro-processing to meet low-sulfur fuel specifications can increase the corrosiveness of fuels. We offer an entire line of fuel additives, including corrosion inhibitors, to protect engine fuel systems and pre-market underground storage tanks and piping. In addition, we offer fuel stabilizers, pour point depressants, cetane improvers, detergents and antioxidants for home heating oil and premium diesel and gasoline packages. The PROSPEC Treat Service combines our knowledge of fuel specifications, test requirements, product selection, application technology and on-site coordination to solve expensive finished product problems in refinery tank farms, third party terminals and ports.

    Downstream Chemical Processing Applications

We provide on-site technical service and innovative chemical processing technologies at more than 250 chemical plants in 45 countries worldwide. We guide chemical plants through obstacles that arise during operation and help maximize return on investment through products and services tailored to each customer’s requirements, climate and logistics. We support olefins producers worldwide with proprietary treatment programs for ethylene and butadiene plant performance maximization.

The ACTRENE fouling control program represents a significant advancement in the olefins chemical process industry, dramatically increasing operations run-lengths. This technology reliably mitigates and controls fouling in fractional distillation units. COKELESS coking control technology protects radiant and transfer line exchanger sections of ethylene plant furnaces without adverse effects to metallurgy or downstream processes. AQUAMAX corrosion control provides cost-effective, sodium-free corrosion control in dilution steam systems. We also provide a comprehensive line of antifoams, antifoulants and corrosion inhibitors for butadiene operations.

    Water Applications

We provide total water management solutions specific to refining and chemical processing needs. See ‘‘ — Industrial and Institutional Services — Water Treatment Applications.’’

Paper Services

Our Paper Services division offers a comprehensive portfolio of programs that are used in all principal steps of the papermaking process and across all grades of paper, including printing and writing, board and packaging, tissue and towel, and mechanical papers. Our clients include the 20 largest paper companies in the world. Seven of our ten largest Paper Services clients in 2005 have been with us for more than ten years. Our Paper Services segment generated 2005 net sales of $699 million, representing 21% of our net sales.

Today's pulp and papermakers continuously strive to produce products with improved performance for less cost. Their customers demand that end product properties — such as brightness, tissue softness, or paper strength — perform to increasingly challenging specifications in a very competitive environment. To help our clients excel, we developed our SMART Solutions program, a grade-based approach for improving clients' end product performance and optimizing operational efficiency.

    Pulp Applications

The management of critical resources such as fiber and water is common across all paper grades. Increased costs for wood, water and energy and greater use of recycled fiber are all creating challenges for our clients.

Our pulp process applications focus on opportunities to reduce our clients’ total operating costs, utilize a broad range of recycled fibers, improve the quality of the pulp delivered to the paper mill and improve the stability of the pulp making process. These client benefits are delivered through programs designed and tailored to the individual client’s process and needs. We offer programs and services for every phase of the pulping and bleaching process, including foam control, scale control, pitch control, digester and chemical recovery additives for chemical pulping operations, mechanical mills and de-inking mills. Our Total Fiber Management approach focuses on yield, quality and substitution of fiber types to deliver the best combination of cost and performance.

    Paper Applications

As we approach the papermaking process, we take into account the varying needs of producers of different paper grades. Manufacturers of board and packaging, mechanical papers, printing and writing, and tissue and towel have very different needs based on the demands of their customers. For example, maintaining strength in board and packaging is achieved very differently than the softness demanded by consumers of tissue and towel products.

In addition, different paper segments have varying needs based on market trends. A papermaker in a segment experiencing strong growth may need to maximize production rates, optimize finished sheet quality and minimize paper machine down time. For a segment facing slower growth, we may instead be asked to focus on improving operating efficiencies and reducing the total cost of a client’s operations.

Our paper process applications focus on opportunities to reduce our clients’ total operating costs, increase machine productivity, improve sheet properties, enhance product quality, and extend machine life. These client benefits are achieved through a variety of programs, including microorganism control, increased retention, drainage and formation, felt cleaning, increased paper strength, prevention of surface pitch and stickies deposition, and chemical fiber de-inking. Advanced sensing, monitoring and automation technologies are incorporated into the applications to optimize program effectiveness and minimize risk.

Specific to each grade segment, our programs deliver value in the form of improved brightness, lower basis weight, improved bulk and softness, improved printability and many other key business drivers that our clients determine are critical to the success of their business. We integrate the entire papermaking process through mechanical, operational and chemical means to concentrate specifically on what our clients need to succeed in their market segments.

    Partnering to Develop Superior Digital Grades

HP's Indigo press can produce outstanding results, but demands more of the printing substrate than any other digital technology. A unique partnership between Mohawk Fine Papers Inc. and us has resulted in the development of the highest performing paper solution for HP Indigo presses — Mohawk Superfine i-Tone™ paper.

We worked with Mohawk to outline the properties necessary to get the performance needed on the HP Indigo press without conventional, shelf-life-limited treatments. Our objective throughout the development process was to produce the absolute best uncoated paper for the HP Indigo press that can also be used in any other digital printing environments. Based on several factors such as superior toner adhesion and blanket memory, two critical measures of quality in digital papers, we believe the Nalco/Mohawk partnership met its mark.

Mohawk Superfine i-Tone also brings unprecedented opportunities for printers to expand their printing capabilities and increase their profit potential, as well as position themselves at the forefront of this exciting technology.

Leveraging the proven technology of the HP Indigo press, Mohawk, through this partnership with us, is once again at the forefront of digital imaging innovation; leading in the development of premium papers in the digital transformation of the graphics industry.

    Focusing on Growth Areas

Our Paper Services division’s SMART Solutions offering has already resulted in significant growth opportunities. Our grade-based approach led to a focused initiative in the high-value tissue and towel segment. With the appropriate alignment of technical support resources, and an unprecedented investment in innovation we have developed an exceptional program portfolio for tissue and towel clients.

An example of these programs is our SMART Solutions for Coatings, which results in the proper balance of mechanical, operational and chemical components to achieve the desired sheet characteristics and to maximize machine runnability. As a result of this unique client focus, we were able to substantially improve our market share in this important, high growth grade segment during the past 24 months.

    Water Applications

Water is one of the primary components of the papermaking system. For each ton of paper produced, thousands of gallons of water are used. Careful management of the water throughout the process not only significantly impacts the water, fiber and energy costs of an operation, but also significantly influences the final properties of the sheet and machine efficiency. Our integrated approach combines our extensive papermaking and water expertise with advanced computer modeling to optimize the water and energy balance, flow and chemistry across the entire papermaking system including the pulp mill, paper mill and utility operations. See ‘‘— Industrial and Institutional Services — Water Treatment Applications.’’

Our Services

Our business is focused on providing integrated solutions to complex issues for our customers. Differences in customer equipment and processes drive substantial variation in the individual programs we create. In addition, fluctuations within an operation, such as changes in water quality or petroleum characteristics, require us to continually adapt our solutions to meet our customers’ needs. These solutions are often adapted on-site by our technical sales professionals. Our sales teams are supported by analytical services, consulting services, technical field services and environmental hygiene services.

    Analytical Services

Our highly trained analytical researchers combine in-field work and laboratory analysis to develop recommendations. Our ISO 9001:2000-certified laboratories use state-of-the-art equipment, including mass and nuclear magnetic resonance spectrometers and scanning electron microscopes, to conduct sample testing and process failure analysis for water treatment, paper process and energy process applications. We have provided analytical services for more than 50 years and our more than 100 analytical researchers have an average of more than ten years of experience in this field. In addition, approximately 45% of our chemists have advanced degrees.

    Consulting Services

Our on-site experts, industry technical consultants and researchers develop appropriate solutions for a broad range of customer requirements, such as single process optimization, system-wide program implementation, troubleshooting or increasing efficiencies. We provide numerous plant, process and application audits and surveys in water, energy or paper processing. We offer consulting for all water use and discharge areas and make recommendations for improvements, cost reductions or efficiency improvements through our Advanced Recycle Technology programs. Our technically trained sales professionals can also rely on guidance from a global knowledge management system that allows access to our specialized experts anywhere in the world. We take a multi-disciplinary approach to developing solutions by evaluating the mechanical, operational and chemical aspects of each process. By monitoring interactions between these three system components, our field engineers are able to anticipate and solve problems and prevent damage to customer processes. We utilize advanced database and computer analytical programs to support these efforts, including our VANTAGE database, which captures analytical data, prepares diagnostic images and reports on a real-time basis.

    Technical and Field Services

We provide expert technical assistance for chemical feed and control equipment installation, start-up, calibration, preventative maintenance and repair throughout the world. In addition to the components we maintain regionally, we provide on-site services, including on-site testing, on-site system troubleshooting, inventory management, chemical usage determination, chemical dosage audits and cleaning services.

    Environmental Hygiene Services

We offer a complete line of specialized services designed to assess, control and reduce risk from water-borne pathogens such as Legionella. Trained hygiene service specialists perform risk assessments to identify areas within the domestic cold and hot water, process water, cooling tower, emergency water and other systems that could be at risk for pathogen proliferation. We then develop prioritized recommendations and a remediation plan to reduce the risk of pathogen exposure that can lead to illnesses such as Legionnaires’ Disease. Our protocols help our customers comply with guidelines created by professional organizations, state and federal government agencies, or local governments.

    Customer Training

In order to educate our customers and promote more efficient and effective systems and processes in their operations, we have developed various training programs and interactive online training that teach operators and engineers how to work more effectively and efficiently. We conduct water treatment seminars to formally train our customers how to use our equipment and chemicals and how to implement best practices. For example, we provide water treatment workshops in a classroom setting where attendees discuss technical and industry-related issues among their peers and are able to review tailored answers to their operation-specific questions. Facilitators guide the attendees through various topics such as trending, energy management, cost implications, and best practices. These peer group discussions help the attendees troubleshoot and create support network groups. The latest addition to our training curriculum is our interactive, web-based program, Nalco University, which provides an economical and convenient alternative to our seminars.

Equipment

We offer complete equipment systems as part of our integrated offering, ranging from reusable shipping containers and feed and process control equipment to integrated wireless, web-based, data collection services. In addition, we offer a range of field test kits, process-monitoring equipment, and complete chemical feed and storage systems proven and tested for industrial environments.

We recognize the importance of accurate, reliable chemical feed to the success of manufacturing process and water treatment programs. Pre-packaged chemical feed systems ensure easy installation, start-up and reliable chemical feed, including our ValueLine Polymer Feeders and a line of modular pump and control systems. These chemical feed systems are used to pump chemicals into a customer’s manufacturing and/or water treatment process. Some feed systems also have mixing technologies that produce high-quality solutions without using mechanical agitators. Additionally, we have set the standard for returnable chemical delivery systems and ‘‘hands-off’’ chemical handling. Our PORTA-FEED container units are returnable shipping containers set up at a customer’s plant to feed our chemicals into the customer’s system. When the chemical level is low, a refill unit is delivered to the plant and we take the empty PORTA-FEED unit back for cleaning and re-use. Since the introduction of the PORTA-FEED program in 1985, we have eliminated the disposal of over three million chemical drums.

We also understand that it is crucial to all businesses to have the power to monitor and control their chemical treatment programs on an on-going basis in an efficient and easy-to-use manner. Our web-based monitoring service is a powerful multi-functional microprocessor with an embedded web server available in two series. Our Boiler Controller is designed to provide reliable automation for corrosion and scaling control programs in boilers. Our Cooling Tower Controller provides reliable automation of corrosion, scaling and microbiological growth control programs in cooling water applications. Both series include a revolutionary digital communications package which allows the customer to change set points, manually activate or deactivate pumps and valves, upgrade software, and receive reports or alarms, from any personal computer that has Internet access.

We have developed equipment that works with our innovative TRASAR and 3D TRASAR technology to provide real-time, on-line monitoring of actual chemical levels in a system. Through our TRASAR system, we chemically ‘‘bar-code’’ treatment molecules with a fluorescent tracer that reacts to specific light wavelengths. Once the product is fed into a system, the tracer is optically excited and detected. Our equipment monitors the level of chemicals and continuously makes automatic adjustments as necessary through chemical injection systems linked to the TRASAR or 3D TRASAR controller. By preventing overfeeding and underfeeding, and eliminating the unnecessary application of chemicals, this real-time, on-line monitoring capability saves water and energy as well as improves efficiency, reliability and productivity.

We offer integrated UltraTreat systems that include industrial reverse osmosis systems, water softening equipment, multi-media and carbon filtration and high efficiency filters.

Joint Ventures

During our history, we have entered into general partnerships or joint ventures for limited scope business opportunities. For example, we conducted our energy services business through a joint venture with Exxon Chemical Company, a division of Exxon Mobil Corporation, until 2001 when we redeemed Exxon’s interest in the joint venture and it became a wholly owned subsidiary of our Company. We have a joint venture relationship with USFilter Corporation, Treated Water Outsourcing, to pursue process water treatment outsourcing projects and to supply standard water treatment equipment packages with our chemicals and service offerings. In June 2004, we entered into a joint venture with Katayama Chemical, Inc., or KCI, for the marketing and sale of our water treatment and process chemicals in Japan. KCI is a leading participant in these markets in Japan and the venture will permit the combination of our broad product portfolio with KCI’s strong market presence. This joint venture will not include manufacturing, research and administrative resources, which will continue to be provided to the joint venture by the parents. In December 2004, we announced an industry-leading alliance with JohnsonDiversey that will help customers in the food, beverage, pharmaceutical and institutional industries reduce their total operating costs, improve operating efficiency and reduce environmental impacts. This total-site program called Responsible Resource Solutions takes a comprehensive approach to a facility’s operations, and delivers solutions to better manage key resources such as water, energy and waste. Additionally, we maintain longstanding partnerships in Saudi Arabia, relating to base-water treatment, and in Spain, relating to oil-free emulsion polymers.

We will continue to evaluate the potential for partnerships and joint ventures that can assist us in increasing our geographic, technological and product reach. For example, we continue to evaluate partnerships that will expand our offerings to our middle market customers and that will permit us a more significant local identity in certain Asian countries.

Competition

Water management and process improvement service companies compete on the basis of their demonstrated value, technical expertise, chemical formulations, consulting services, detection equipment, monitoring services, and dosing and metering equipment. In general, the markets in which we compete are led by a few large companies, with the rest of the market served by smaller entities focusing on more limited geographic regions.

The market for water treatment chemicals is highly fragmented, but is led by us and GE Water Technologies. The remainder of the market is comprised of mainly regional and local players. Regional service providers tend to be mid-sized and focus either on a limited geographic region or a smaller subset of products and services and include companies such as Ashland Inc.’s Drew Industrial Division, ChemTreat, Inc. and Kurita Water Industries Ltd. Local players are smaller and tend to focus on servicing local businesses typically requiring less sophisticated applications.

The largest participants in the energy services sector are us, Baker Petrolite Corporation, GE Water Technologies and Champion Technologies, Inc. The remainder of the market consists of smaller, regional niche companies focused on limited geographic areas.

The market for specialty and water treatment chemicals used in the pulp and paper industry is fragmented. The top suppliers of water treatment services to the pulp and paper industry are us,

Hercules Incorporated, Kemira Oyj, Ciba Specialty Chemical Holding Inc., BASF AG and Akzo Nobel N.V.’s EKA Chemicals AB. The remainder of the market is comprised of smaller, regional participants.

Research and Development

We benefit from a high quality research and development effort consisting of more than 450 personnel worldwide, more than 160 of whom have Ph.D.s, dedicated to developing new technology and providing support. Our laboratories, which are located in the United States, the Netherlands and Singapore, are involved in the research and development of chemical products and in providing technical support, including chemical analyses of water and process samples. Research and development spending was $58.6 million for the year ended December 31, 2005. Spending on research and development was $56.8 million, $9.7 million, and $50.3 million for the year ended December 31, 2004, the period from November 4, 2003 through December 31, 2003, and the period from January 1, 2003 through November 3, 2003, respectively. In recent years, we have received numerous research and development awards, including awards for ULTIMER 00LT053, ULTIMER, Nalco ACT, NALCO98DF063, TRASAR3000, our high stress polymers and STA•BR•EX•.

As part of the allocation of the purchase price for the Acquisition, we recorded a one-time charge of $122.3 million during the year ended December 31, 2004 for purchased in-process research and development, or IPR&D. The value of purchased IPR&D was comprised of five ongoing development projects at the date of the Acquisition that were identified as having economic value, but that had not yet reached technological feasibility and had no alternative future use. Most of this charge was attributable to two projects, 3D TRASAR and Bright Water. 3D TRASAR is a technology that is intended to automate the cooling water treatment ‘‘triangle’’ (scale, corrosion, and microbial fouling) by providing an integrated system of patented chemicals and equipment to inhibit these conditions. Bright Water entails the development of a polymer that will enhance the yield of oil from wells, while decreasing the amount of water produced with the oil. Commercialization of the 3D TRASAR began in 2004 and commercialization of Bright Water projects is planned for 2007.

We believe that continued research and development activities are critical to maintaining our leadership position in the industry and will provide us with a competitive advantage as we seek additional business with new and existing customers.

Intellectual Property

We own or have licenses to use a large number of patents relating to a large number of products and processes. We currently have more than 600 patents in the United States and more than 2,000 worldwide with remaining durations ranging from less than one year to 20 years. The average remaining duration is approximately nine years. We also have over 360 registered U.S. trademarks covering our products. Our rights under such patents and licenses and trademarks are of significant importance in the operation of the business. Patents related to our TRASAR technology and trademarks related to Nalco Company and Calgon are considered material to our business. We believe that no other patent, trademark or license is material to our business.

Raw Materials

We do not depend on any one supplier for a material amount of our raw materials, but certain important raw materials are obtained from a sole source or a few major suppliers. Major requirements for key raw materials are typically purchased pursuant to multi-year contracts. On a consolidated basis, we purchased direct materials totaling approximately $923 million in 2005, up from $768 million in 2004. Direct material purchases include raw and packaged material purchases. Even with the rapid growth of costs for some products in 2005, our largest collective raw material purchases — for a family of vinyl acetate polymers — represented less than 1.5 percent of sales or just over 5 percent of direct material purchases.

Working Capital

To better serve and meet the needs of our customers, approximately 16% of our inventories are maintained at customer sites as consignment inventories. Although the consignment inventory model is in place throughout the world, its use is most prevalent in North America. The decision to put inventory at a customer’s site is usually based on a request from the customer. Tracking systems are in place to follow movements, and inventory quantities at each site are monitored to prevent inventory build-ups. Periodic physical counts are performed to validate the tracking systems and to ensure that the accounting records are properly stated.

Employees

As of December 31, 2005, we had nearly 10,900 employees, of whom approximately 4,400 were employed in North America, approximately 3,000 were employed in Europe, the Middle East and Africa, approximately 1,600 were employed in Latin America and approximately 1,900 were employed in the Pacific region. We consider relations with our employees to be good.

Environmental Matters

Governmental requirements relating to the discharge of materials into the environment, environmental remediation or otherwise relating to the protection of the environment, have had, and will continue to have, an effect on us and on our operations. Under some environmental laws, we may be jointly and severally liable for the costs of environmental contamination on or emanating from our properties and at off-site locations where we disposed or arranged for the disposal or treatment of regulated materials, and may also incur liability for damages to natural resources. We have made and continue to make expenditures for projects relating to the environment. We are currently identified as a potentially responsible party at three contaminated waste disposal sites. We do not anticipate that these matters will result in material liabilities; however, there can be no assurance that discovery of previously unknown conditions or other circumstances will not require significant expenditures by us.

We do not believe that compliance with environmental protection laws and regulations will have a material effect upon our capital expenditures, results of operations or competitive position although there can be no assurance to that effect. Our capital expenditures for environmental control facilities during 2006 are not expected to be material to us. We believe that any liability that may result from the resolution of environmental matters for which sufficient information is available to support cost estimates will not have a material adverse effect on our financial position or results of operations. However, we cannot predict the effect on our financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, we cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters or future environmental requirements on our financial position, results of operations, liquidity or cash flow.

We have been named as a defendant in a series of multi-party lawsuits based on our claimed involvement in the supply of allegedly hazardous materials. The plaintiffs seek damages for alleged personal injury resulting from exposure to various chemicals. Certain of our operations at Garyville, Louisiana are also the subject of an ongoing environmental, civil and criminal investigation. We believe the investigation may relate to the storage of used acid and leakage from a wastewater treatment tank, but could include other matters. We do not believe that any material contamination resulted from this storage and leakage. Although we believe a grand jury has not been empanelled and we would vigorously contest any criminal claims against us, we cannot predict the outcome of this investigation. These matters have had de minimis impact on our business historically and we do not anticipate that these matters present any material risk to our business in the future. Notwithstanding our past experience, we cannot predict with certainty the outcome of any such investigations, toxic tort claims or the involvement we might have in such matters in the future.

We are also subject to a variety of regulations relating to the production and handling of our products; and the conduct and condition of our production facilities. We do not believe that these regulatory requirements will have a material effect on capital expenditures, results of operations or competitive position.

MANAGEMENT

Set forth below are the names, ages as of March 31, 2006 and current positions of our executive officers and current directors.

Name	Age	Position
William H. Joyce	70	Chairman and Chief Executive Officer
William J. Roe	52	Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services division
Bradley J. Bell	53	Executive Vice President and Chief Financial Officer
Daniel M. Harker	53	Senior Vice President, Global Supply Chain
John L. Gigerich	63	Vice President, Administration
Mark W. Irwin	42	Group Vice President and President, Paper Services division
Louis L. Loosbrock	52	Group Vice President and President, Pacific division
Chinh E. Chu	39	Director
Joshua J. Harris	41	Director
Sanjeev K. Mehra	47	Director
Paul H. O'Neill	70	Director
Douglas A. Pertz	51	Director
Daniel S. Sanders	67	Director
Rodney F. Chase	63	Director
Richard B. Marchese	64	Director

Dr. William H. Joyce has been our Chairman and Chief Executive Officer since joining us in November 2003. Dr. Joyce was formerly the Chairman and Chief Executive Officer of Hercules Incorporated, a position he took in May 2001. Dr. Joyce had been Chairman, President and Chief Executive Officer of Union Carbide Corporation from 1996 through May 2001. From 1995 to 1996, Dr. Joyce was President and Chief Executive Officer, and from 1993 to 1995 he was President of Union Carbide. Prior to that, he had been Chief Operating Officer of Union Carbide since 1992. Dr. Joyce holds a B.S. degree in Chemical Engineering from Penn State University, and M.B.A. and Ph.D. degrees from New York University. He received the National Medal of Technology Award in 1993 from President Clinton and the Plastics Academy's Industry Achievement Award in 1994 and Lifetime Achievement Award in 1997. In 1997, he was inducted into the National Academy of Engineering. In 2003, Dr. Joyce was the recipient of the Society of Chemical Industry Perkin Medal Award. Dr. Joyce has been a director of El Paso Corp. since May 2004 and is also a director of Celanese Corporation, CVS Corporation, a trustee of the Universities Research Association, Inc. and Co-Chairman of the Government-University-Industry Research Roundtable of the National Academies. Dr. Joyce was Chairman of the Board of the Society of Plastics Industry and on the executive committee of the American Chemistry Council.

William J. Roe is our Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services division. Mr. Roe has served as Chief Operating Officer since 2001 and as Executive Vice President, Industrial and Institutional Services division, since November 2003. Prior to that, in 1999, Mr. Roe was elected Group Vice President and President of the Pacific and Process divisions. In 1998, Mr. Roe served as Vice President and President of the Process division. He was named District Manager for the Mining and Mineral Processing Chemicals Group in 1989, Marketing Manager in 1991 and promoted to General Manager in 1994. Mr. Roe joined our company in 1978 as an Assistant Chemist in Research. Mr. Roe was promoted to Chemist in 1979, Senior Chemist and Group Leader in 1981 and to Technical Director in 1985.

Bradley J. Bell has been our Executive Vice President and Chief Financial Officer since joining us in November 2003. From 1997 to 2003, Mr. Bell served as Senior Vice President and Chief Financial Officer of Rohm and Haas Company, a $6 billion global specialty chemicals manufacturer. There, Mr. Bell played an active role in the company's strategic portfolio review, including substantial acquisitions, divestitures, and development and implementation of post-transaction cost-elimination programs exceeding $500 million. Prior to that, Mr. Bell served as Vice President and Treasurer of both the Whirlpool Corporation, from 1987 to 1997, and the Bundy Corporation, from 1980 to 1987. Mr. Bell is a director and Chairman of the Audit Committee of IDEX Corporation and a director and Chairman of the Audit Committee of Compass Minerals International, Inc.

Daniel M. Harker is our Senior Vice President, Global Supply Chain. Mr. Harker has served in this capacity since 2003. In 2001, Mr. Harker became Vice President, Supply Chain, after joining Nalco from Calgon in 2000 as Vice President, Manufacturing and Logistics. From 1998 to 2000, Mr. Harker served as Vice President of Global Operations for Calgon. Prior to that, Mr. Harker was with Rhone Poulenc from 1993 to 1998, and Union Carbide from 1975 to 1993.

John L. Gigerich is the Company’s Vice President, Administration, joining the Company in July 2004. Between 2000 and June 2004, Mr. Gigerich was an independent consultant to major companies for information technology, procurement and logistics projects. From 1993 through 1999, Mr. Gigerich was Vice President for Union Carbide Corporation, managing its information technology, procurement, and product distribution. Before that, Mr. Gigerich spent 28 years in the banking industry. He is a Certified Public Accountant.

Mark W. Irwin is our Group Vice President and President of our Paper Services division. Mr. Irwin joined our Paper Services division in January 2003 as Strategic Business Unit Leader for Global Accounts, and three months later was named Group Vice President and President, Paper Services division. Mr. Irwin most recently served as Global Business Leader of General Electric Specialty Materials' Silicones Group from 1997 to 2003. There, he led two business units at a global level with combined revenues of approximately $500 million. Prior to that, Mr. Irwin was a National Product Manager, Silicones and Silanes, for Witco Australia – OSi Specialties from 1995 to 1997. Mr. Irwin served from 1987 to 1995 as Regional Sales Manager, Industrial Chemicals for ICI Australia.

Louis L. Loosbrock is our Group Vice President and President of our Pacific division. Mr. Loosbrock has been President of the Pacific division since April 2003. Prior to that, Mr. Loosbrock served as Group Vice President and President of our Pulp and Paper division from April 2002 to April 2003. Mr. Loosbrock served as General Manager, Global Mining from 1998 to 2002; Sales Manager from 1986 to 1989 and 1991 to 1998; and Marketing Manager from 1989 to 1991. He began his career with our company in 1977 as a Sales Representative in the Mining Group and in 1981 was named District Manager.

Chinh E. Chu has been a member of our board of directors since November 2003. Mr. Chu is a Senior Managing Director of The Blackstone Group, which he joined in 1990. Mr. Chu currently serves on the board of directors of Celanese Corporation and on the supervisory board of Celanese AG. Mr. Chu also serves as a director of Financial Guaranty Insurance Company and Graham Packaging.

Joshua J. Harris has been a member of our board of directors since November 2003. Mr. Harris is a founding partner of Apollo Advisors, L.P., which he joined in 1990. Mr. Harris is a director of Pacer International, Inc., Compass Minerals International, Inc., General Nutrition Centers, Inc., United Agri Products Inc., Quality Distribution, Inc. and Hexion Specialty Chemicals, Inc. Mr. Harris received a B.S. degree from the Wharton School at The University of Pennsylvania and an M.B.A. from Harvard Business School.

Sanjeev K. Mehra has been a member of our board of directors since November 2003. Mr. Mehra is a managing director of Goldman, Sachs & Co.'s Principal Investment Area, and a member of its Investment Committee. Mr. Mehra joined Goldman, Sachs & Co. in 1986, was made a managing director in 1996 and became a partner in 1998. He serves on the boards of directors of Burger King Corporation, Hexcel Corporation and Madison River Telephone Company LLC. Mr. Mehra received an A.B. from Harvard College and an M.B.A. from Harvard Business School.

Paul H. O'Neill has been a member of our board of directors since November 2003. Mr. O'Neill has been a Special Advisor at The Blackstone Group L.P. since March 2003. Prior to that, he served as U.S. Secretary of the Treasury during 2001 and 2002 and was Chief Executive Officer of Alcoa Inc.

from 1987 to 1999 and Chairman of the Board from 1997 to 2000. He currently also serves on the boards of directors of Celanese Corporation, TRW Automotive Holdings Corp. and Eastman Kodak Company.

Douglas A. Pertz became a member of our board of directors in November 2004. Mr. Pertz is Chief Executive Officer and President of Harman International Industries Inc. and was formerly Chairman and Chief Executive Officer of IMC Global Inc. since March 2002. From October 2000 to March 2002, Mr. Pertz served as Chairman, President and Chief Executive Officer of IMC Global Inc., and from October 1999 to October 2000, Mr. Pertz served as President and Chief Executive Officer of IMC Global Inc. Mr. Pertz served as President and Chief Operating Officer of IMC Global Inc. from October 1998 to October 1999. Prior to joining IMC Global Inc., Mr. Pertz served from 1995 to 1998 as President and Chief Executive Officer and as a director of Culligan Water Technologies, Inc. Mr. Pertz currently serves on the board of directors of IMC Global Inc., Compass Minerals International Inc. and Bowater Incorporated.

Daniel S. Sanders became a member of our board of directors in January 2005. Mr. Sanders is the former president of ExxonMobil Chemical Company, and vice president of Exxon Mobil Corporation. He is past Chairman of the Board of the American Chemistry Council and past Chairman of the Society of Chemical Industry, American Section. He is a member of the Council of Overseers of the Jesse H. Jones Graduate School of Management at Rice University and serves on the Advisory Board of the University of South Carolina and Furman University. He is also on the Board of Directors of Milliken & Company, Arch Chemicals and Celanese Chemicals. He holds a degree in mechanical engineering from the University of South Carolina.

Rodney F. Chase became a member of our board of directors in May 2005. Mr. Chase is a former Deputy Group Chief Executive of BP and served on the board of BP for eleven years. He retired from BP in April 2003 after 38 years of service. During his career, Mr. Chase had major responsibility for the sale of BP Minerals, and the acquisition and integration of Sohio, Britoil, Amoco, ARCO, Mobil Europe, Castrol and Veba Oil, together with the disposal of BP's holding in Ruhrgas. He was instrumental in the creation of TNK-BP, BP's Russian business entity. He was Deputy Chairman of TNK-BP until May 2004. Mr. Chase now serves on the Board of Tesco plc as Deputy Chairman and Senior Independent Director, he is a Non-Executive Director of Computer Sciences Corp., and he joined Lehman Brothers in 2003 as Senior Advisor in both Europe and the USA. He has previously served as a Non-Executive Director of B.O.C. plc and Diageo plc in London.

Richard B. Marchese became a member of our board of directors in May 2005. Mr. Marchese served for 14 years as the Vice President Finance, Chief Financial Officer and Treasurer of Georgia Gulf Corporation, retiring at the end of 2003. Prior to 1989, Mr. Marchese served as the Controller of Georgia Gulf Corporation, the Controller of the Resins Division of Georgia Pacific Corporation and Treasurer and Controller of XCEL Corporation. Mr. Marchese is also a member of the board of directors of Quality Distribution, Inc. He is a Certified Public Accountant and has a B.S. in Accounting from Fairleigh Dickinson University.

Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal. There are no family relationships among any of our directors or executive officers.

Committees of the Board of Directors

Our board of directors currently has an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

Our audit committee currently consists of Messrs. Chase, Marchese and Pertz, who are all independent directors. Mr. Marchese is our audit committee ‘‘financial expert’’ as such term is defined in Item 401(h) of Regulation S-K. The audit committee is responsible for (1) recommending the hiring or termination of independent auditors and approving any non-audit work performed by such auditor,

(2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements, (4) annually reviewing an independent auditors' report describing the auditing firms' internal quality-control procedures, any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm, (5) discussing the annual audited financial and quarterly statements with management and the independent auditor, (6) discussing earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, (7) discussing policies with respect to risk assessment and risk management, (8) meeting separately, periodically, with management, internal auditors and the independent auditor, (9) reviewing with the independent auditor any audit problems or difficulties and managements' response, (10) setting clear hiring policies for employees or former employees of the independent auditors, (11) annually reviewing the adequacy of the audit committee's written charter, (12) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time, (13) reporting regularly to the full board of directors and (14) evaluating the board of directors' performance.

The audit committee has approved and adopted a Code of Ethical Business Conduct for all employees (which is currently posted on our website at www.nalco.com) and an additional Officer Code of Ethics for the executives and financial officers of the company (available upon written request at no cost).

Compensation Committee

Our current compensation committee consists of Messrs. O'Neill, Chase, Chu, Harris, Mehra, Pertz and Sanders. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our chief executive officer and other executive officers, (3) developing and recommending to the board of directors compensation for board members, (4) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (5) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (6) administration of stock plans and other incentive compensation plans, (7) overseeing compliance with any applicable compensation reporting requirements of the SEC, (8) approving the appointment and removal of trustees and investment managers for pension fund assets, (9) retaining consultants to advise the committee on executive compensation practices and policies and (10) handling such other matters that are specifically delegated to the compensation committee by the board of directors from time to time. Our compensation committee charter is posted on our website (www.nalco.com).

Nominating and Corporate Governance Committee

Our current nominating and corporate governance committee consists of Messrs. Chase, Marchese and Pertz. The nominating and corporate governance committee is responsible for (1) developing and recommending criteria for selecting new directors, (2) screening and recommending to the board of directors individuals qualified to become executive officers, (3) overseeing evaluations of the board of directors, its members and committees of the board of directors and (4) handling such other matters that are specifically delegated to the nominating and corporate governance committee by the board of directors from time to time. Our nominating and corporate governance committee charter is posted on our website (www.nalco.com).

Director Compensation

Dr. Joyce is our only director who is also our employee. Dr. Joyce receives no additional compensation for his service on the Board of Directors. Each non-management director as of March 31, 2006, receives the following compensation for his services on the Board of Directors and its Committees: (a) $45,000 annual retainer paid in equal quarterly installments, (b) $1,500 for each attended Board or Committee meeting, (c) the Chairperson of the Audit Committee receives an additional annual payment of $10,500 paid in equal quarterly installments, (d) the Chairperson of each of the other Committees receives an additional annual payment of $6,000 paid in equal quarterly installments, and (e) equity compensation with an annual target value of $65,000. Pursuant to the 2004 Stock Incentive Plan, each of the non-management Directors received 2,000 restricted stock units in 2005 and 3,670 restricted stock units on February 15, 2006. The restricted stock units granted to Mr. Mehra transferred to The Goldman Sachs Group, Inc.

Executive Compensation

As an independent company, we have established executive compensation plans that link compensation with the performance of our company. We will continually review our executive compensation programs to ensure that they are competitive.

Summary Compensation Table

The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and four other most highly compensated executive officers based on salary, whom we refer to as the ‘‘named executive officers.’’

		Annual Compensation			Long-Term Compensation(6)
Name and Principal Position	Year	Salary	Bonus(1)	Other Ann. Comp.(7)	Restricted Stock	LTIP Payment	All Other Compensation
Joyce, William H.*	2005	$1,000,000	$0	$65,562			$678,460	(5)
Chairman and Chief	2004	$1,000,000	$1,700,000		$178,980		$103,782	(2)
Executive Officer	2003	$238,626	$169,909				$12,849	(2)

Roe, William J.	2005	$412,000	$0				$94,979	(5)
Executive Vice President,	2004	$400,000	$544,000		$66,517		$193,441	(3)
Chief Operating Officer and	2003	$400,000	$554,240				$1,600,075	(4)
President, Industrial and
Institutional Services Division

Bell, Bradley J.*	2005	$412,000	$0				$98,812	(5)
Executive Vice President and	2004	$400,000	$510,000		$53,213		$51,501	(2)
Chief Financial Officer	2003	$100,000	$130,000				$6,038	(2)

Harker, Daniel M.	2005	$268,750	$0				$81,526	(5)
Senior Vice President	2004	$250,000	$226,950		$29,025		$35,855	(2)
Global Supply Chain	2003	$250,000	$187,208				$614,861	(4)

Gigerich, John L.*	2005	$370,845	$0				$0
Vice President, Administration	2004	$167,500	$213,750				$0

*	Dr. Joyce's employment with the Company commenced on October 6, 2003, Mr. Bell's employment commenced on October 1, 2003 and Mr. Gigerich’s contract began July 1, 2004. Payments shown are actual payments made based on commencement date.

(1)	Includes annual Management Incentive Plan and Long-Term Cash Incentive Plan payments (based on 1-year performance periods).

(2)	Includes company contributions and allocations to defined contribution plan.

(3)	Includes company contributions and allocations to defined contribution plan and payment from non-qualified defined benefit plan related to change in control.

(4)	Includes payments related to change in control (sale of Nalco by Suez) plus company contributions and allocations to defined contribution plan. These individuals also received Suez stock options during 2000 and 2001; these Suez options are not conditioned upon continued employment with the Company and are not influenced by the performance or value of the Company.

(5)	Includes Company contributions and allocations to defined contribution plan for Dr. Joyce of $104,182; Mr. Roe of $43,399; Mr. Bell of $51,697; and Mr. Harker of $38,632 and includes executive life insurance premiums for Dr. Joyce of $574,278; Mr. Roe of $51,580; Mr. Bell of $47,115 and Mr. Harker of $42,894.

(6)	Includes the excess of fair market value over amounts actually paid for class B, class C and class D units at the time of such purchase by the named executive officers. The unvested class B, class C and class D units held by these individuals are subject to the passage of time, continued employment to the period of vesting and achievement of minimum performance requirements. If all of these conditions are met, at December 31, 2005 ($17.71 per share), Dr. Joyce's 804,715,328 unvested class B, class C and class D units could have a potential net aggregate value of $22,993,791, Mr. Roe's 297,062,500 unvested class B, class C and class D units could have a potential net aggregate value of $8,486,259, Mr. Bell's 239,250,000 unvested class B, class C and class D units could have a potential net aggregate value of $6,836,287, and Mr. Harker’s 130,500,000 unvested class B, class C and class D units could have a potential net aggregate value of $3,761,644. The vesting schedule is described under Nalco LLC 2004 Unit Plan below. Unvested units have no rights in dividend payments or rights upon liquidation or dissolution of Nalco LLC (other than a return of their purchase price).

(7)	Dr. Joyce received $16,279 for automobile; $36,470 for financial planning, tax and legal services; and $12,814 for airfare to his home.

Pension Plan Information

Benefits under our defined benefit pension plan are a percentage of pay replacement equal to 2% for each year of service up to 25 years of service and 1.5% for each year of service in excess of 25 years. The accrual percentage was reduced to 1.5% for each year of service earned after 2002. No new employees can participate in our defined benefit pension plan. There is a Social Security offset equal to 1.5% times service times the participant's primary Social Security benefit.

The following table shows the estimated benefit payable as a 10-year certain and life annuity commencing at age 62 for the given service amounts as of December 31, 2005 (before deduction of the Social Security offset described above) for Mr. Roe.

	Years of Service
Final Average Earnings	15	20	25	30	35	40
$125,000	$36,000	$48,000	$61,000	$72,000	$81,000	$91,000
$150,000	$43,000	$58,000	$73,000	$86,000	$98,000	$109,000
$175,000	$50,000	$67,000	$85,000	$101,000	$114,000	$127,000
$200,000	$57,000	$77,000	$97,000	$115,000	$130,000	$145,000
$225,000	$64,000	$87,000	$109,000	$129,000	$146,000	$163,000
$250,000	$71,000	$96,000	$121,000	$144,000	$163,000	$181,000
$300,000	$86,000	$116,000	$146,000	$173,000	$195,000	$218,000
$350,000	$100,000	$135,000	$170,000	$201,000	$228,000	$254,000
$400,000	$114,000	$154,000	$194,000	$230,000	$260,000	$290,000
$450,000	$128,000	$173,000	$218,000	$259,000	$293,000	$326,000
$500,000	$143,000	$193,000	$243,000	$288,000	$325,000	$363,000
$600,000	$171,000	$231,000	$291,000	$345,000	$390,000	$435,000
$700,000	$200,000	$270,000	$340,000	$403,000	$455,000	$508,000
$800,000	$228,000	$308,000	$388,000	$460,000	$520,000	$580,000
$900,000	$257,000	$347,000	$437,000	$518,000	$585,000	$653,000
$1,000,000	$285,000	$385,000	$485,000	$575,000	$650,000	$725,000

The defined benefit pension plan uses a final average earnings formula based on the average annualized pay for the 48 highest-paid consecutive months of the last 120 calendar months prior to retirement. Earnings include salary and bonus.

Dr. Joyce, Mr. Bell, Mr. Harker and Mr. Gigerich do not currently participate in and are not expected to receive a benefit from the pension plan. Our other named executive officer, Mr. Roe, has 28 estimated years of credited service as of December 31, 2005.

Nalco LLC Unit Plan

The following contains a summary of the material terms of the Nalco LLC Unit Plan, which we refer to as the 2004 Unit Plan, pursuant to which Nalco LLC may grant the right to purchase units to employees, directors or consultants of Nalco LLC or its affiliates. William H. Joyce, William J. Roe, Bradley J. Bell, Daniel M. Harker, John L. Gigerich and certain other members of our management have been granted the right to purchase units under the 2004 Unit Plan.

General

The 2004 Unit Plan permits the grant of the right to purchase class A units, class B units, class C units and class D units to employees, directors or consultants of Nalco LLC or its affiliates. A maximum of 821,750,000 class A units, 1,623,919,566 class B units, 1,623,919,566 class C units and 1,082,613,044 class D units may be subject to awards under the 2004 Unit Plan. Units covered by awards that expire, terminate or lapse will again be available for grant under the 2004 Unit Plan.

Administration

The 2004 Unit Plan is administered by a committee of the Nalco LLC board of directors. The committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the 2004 Unit Plan, the number and/or class of units to be covered by an award, the purchase price, if any, of such awards, the terms and conditions of any award and under what circumstances awards may be settled or cancelled. The committee is authorized to interpret the 2004 Unit Plan, to establish, amend and rescind any rules and regulations relating to the 2004 Unit Plan, and to make any other determinations that it deems necessary or desirable for the administration of the plan. The committee may correct any defect or supply any omission or reconcile any inconsistency in the 2004 Unit Plan in the manner and to the extent the committee deems necessary or desirable.

Adjustments Upon Certain Events

In the event of any changes in the units by reason of any reorganization, recapitalization, merger, unit exchange or any other similar transaction, the board of directors, in its sole discretion, may adjust (i) the number or kind of units or other securities that may be issued or reserved for issuance pursuant to the 2004 Unit Plan or pursuant to any outstanding awards or (ii) any other affected terms of such awards.

Amendment and Termination

The board of directors of Nalco LLC may amend or terminate the 2004 Unit Plan at any time, provided that no amendment or termination is permitted that would diminish any rights of a management member pursuant to a previously granted award without his or her consent, subject to the committee's authority to adjust awards upon certain events as described in the previous paragraph. No awards may be made under the 2004 Unit Plan after the tenth anniversary of the effective date of the plan.

Nalco LLC Units Held by Certain of our Managers

The units of Nalco LLC consist of class A units, class B units, class C units and class D units. The class B units, class C units and class D units are held exclusively by members of our management.

Of our named executive officers, Dr. William H. Joyce owns 249,739,240 unvested class B units and 83,246,413 vested class B units for a total of 332,985,653 class B units, 332,985,653 unvested class C units and 221,990,435 unvested class D units, William J. Roe owns 92,812,500 unvested class B units and 30,937,500 vested class B units for a total of 123,750,000 class B units, 123,750,000 unvested class C units and 82,500,000 unvested class D units, Bradley J. Bell owns 74,250,000 unvested class B units and 24,750,000 vested class B units for a total of 99,000,000 class B units, 99,000,000 unvested class C units and 66,000,000 unvested class D units, Daniel M. Harker owns 40,500,000 unvested class B units and 13,500,000 vested class B units for a total of 54,000,000 class B units, 54,000,000 unvested class C units and 36,000,000 unvested class D units.

During 2005, pursuant to the terms of the Management Members Agreement, Dr. Joyce, Mr. Bell, Mr. Roe, Mr. Harker and Mr. Gigerich converted some of their class A units, class B units, class C units and/or class D units into shares of Nalco Holding Company by tendering such units to Nalco LLC.

On December 31, 2005, 20% of the class B units, held by management or vested members under the Nalco LLC 2004 Unit Plan became vested as the necessary conditions were met as determined by the board of directors of Nalco LLC. On December 31, 2004, 20% of the class B units (except for the class B units of Dr. William H. Joyce which vested on October 6, 2004), class C units and class D units held by management members under the Nalco LLC 2004 Unit Plan became vested as the necessary conditions were met as determined by the board of directors of Nalco LLC.

Terms of the Nalco LLC Class A Units, Class B Units, Class C Units and Class D Units

The following is a summary of certain terms of the Nalco LLC class A units, class B units, class C units and class D units held by members of our management and certain rights and restrictions applicable to those units.

Class A units have economic characteristics that are similar to those of shares of common stock in a private corporation. Unlike the class B units, class C units and class D units, which are subject to the vesting provisions described below, the class A units are currently fully vested.

Class B units vest in five equal annual installments on each December 31, beginning on December 31, 2004, subject to a management member's continued service with us and our affiliates; provided, that all of the class B units will vest 18 months following a change of control if the holder is employed by us on that date. No manager who holds class B units will receive any distributions until the holders of the class A units receive the aggregate amount spent for their class A units. Following return of the aggregate amount paid for the class A units, the holders of class B units will share distributions pro rata with holders of class C units and class D units until they have received the amount of their investment in the class B units and, once all the aggregate investment amount paid for all of the A, B, C and D units has been returned to their holders, the vested class B units will share in any distributions pro rata with the class A units and vested class C units. Dr. William H. Joyce's class B units vest in five annual installments on each October 6 beginning October 6, 2004.

Class C units vest on the 8th anniversary of the date on which they are sold to a manager, subject to the manager's continued service with us and our affiliates. However, the class C units will vest earlier over the next five years, beginning on December 31, 2004, if we meet certain EBITDA targets. Even if we fail to meet the EBITDA target for a given year, the class C units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class C units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by us on that date. In addition, all of the class C units will vest once the Sponsors cease to own at least 20% of the voting securities of Nalco LLC if the EBITDA targets for the year preceding such sell-down are achieved. No manager who holds class C units will receive any distributions until the holders of the class A units receive the aggregate amount spent for their class A units. Following return of the aggregate amount paid for the class A units, the holders of class C units will share distributions pro rata with holders of class B units and class D units until they have received the amount of their investment in the class C units and, once all the aggregate investment amounts paid for all of the units has been returned to their holders, the vested class C units will share in any distributions pro rata with the class A units and vested class B units.

Class D units vest on the 10th anniversary of the date on which they are sold to a manager, subject to the manager's continued service with us and our affiliates. However, the class D units will vest earlier over the next five years, beginning on December 31, 2004, if we meet certain EBITDA targets. Even if we fail to meet the EBITDA target for a given year, the class D units may still vest with respect to that year if EBITDA targets in a subsequent year or period are achieved. Notwithstanding the foregoing, all the class D units will vest 18 months following a change of control if (a) the EBITDA targets for the year preceding the change of control were achieved and (b) the holder is employed by us on that date. In addition, all of the class D units will vest once the Sponsors cease to own at least 20% of the voting securities of Nalco LLC if the EBITDA targets for the year preceding such sell-down are achieved. No manager who holds class D units will receive any distributions until the holders of the class A units receive the aggregate amount spent for their class A units. Following return of the aggregate amount paid for the class A units, the holders of class D units will share distributions pro rata with holders of class B units and class C units until they have received the amount of their investment in the class D units and, once all the aggregate investment amount paid for all of the units has been returned to their holders and the holders of the class A units have received an amount representing a 30% return compounded annually on their aggregate investment, the vested class D units will share in any distributions pro rata with the class A units, the vested class B units and the vested class C units.

Certain Rights and Restrictions Applicable to the Nalco LLC Units Held by our Managers

The Nalco LLC units held by members of our management are not transferable except in certain circumstances. In addition, the units may be repurchased by Nalco LLC, and in certain cases, the Sponsors, in the event that the managers cease to be employed by us. The Sponsors have the ability to force the managers to sell their units with the Sponsors in the event that the Sponsors decide to sell their interests in Nalco LLC.

The managers that hold units are entitled to participate in certain sales by the Sponsors. In addition the managers have limited rights to participate in subsequent registered public offerings by Nalco Holding Company. Our managers are entitled in certain instances to cause Nalco LLC to repurchase their units with shares of the common stock of Nalco Holding Company as described in greater detail under ‘‘Certain Relationships and Related Party Transactions—Management Members Agreement.’’

Nalco Holding Company 2004 Stock Incentive Plan

We adopted a stock incentive plan in 2004, which is briefly summarized below. For more information, we refer you to the full text of the stock incentive plan, which is incorporated by reference herein.

The stock incentive plan permits the grant of non-qualified stock options, incentive stock options, stock appreciation rights, restricted stock and other stock-based awards to employees, directors and consultants of us and our affiliates. A maximum of 7,500,000 shares of common stock may be subject to awards under the stock incentive plan.

The stock incentive plan is administered by a committee of our board of directors. The committee has the sole discretion to determine the employees, directors and consultants to whom awards may be granted under the stock incentive plan and the manner in which such awards will vest. The committee is authorized to establish the terms and conditions of awards granted under the stock incentive plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). Options, stock appreciation rights, restricted stock and other stock-based awards will be granted by the committee to employees, directors and consultants in such numbers and at such times during the term of the stock incentive plan.

Management Incentive Plan and Long Term Incentive Plan

We established the Nalco Management Incentive Plan (‘‘MIP’’) to motivate the attainment of annual performance objectives. The performance requirement under the MIP is based upon achievement of pre-established performance targets.

We provide long-term incentives through our Long Term Incentive Plan (‘‘LTIP’’). Under the LTIP, the compensation committee provides long-term incentive awards in the form of cash. Senior executives that purchased class B, class C, and class D units under the Nalco LLC Unit Plan were not eligible to participate in the LTIP.

The performance targets under the MIP and LTIP were not achieved during 2005 and no payments will be made to any of the participants under these plans for 2005. The compensation committee, at its January 26, 2006 meeting, established EBITDA target levels for the MIP Plan during 2006.

Employment and Severance Agreements

William H. Joyce

Nalco LLC entered into an employment agreement with William H. Joyce in August 2004 to serve as Chief Executive Officer. The term of the agreement ends on December 31, 2008, unless terminated earlier by Nalco LLC or Dr. Joyce. Dr. Joyce will be entitled to receive a base salary of $1,000,000 as well as target variable compensation equal to $1,000,000. The actual variable compensation may be more or less depending on the achievement of the performance criteria established by our board of directors. The employment agreement also confers certain additional rights to Dr. Joyce under the limited liability company operating agreement of Nalco LLC, the management members agreement and the registration rights agreement.

If Dr. Joyce's employment is terminated without ‘‘cause’’ (other than due to death or disability) prior to a ‘‘change in control’’ (as such terms are defined in the employment agreement), Dr. Joyce will receive (a) continued payment of his base salary until the earlier of (1) December 31, 2008 or (2) the third anniversary of the date of his termination and (b) a payment equal to one-twelfth of his annual bonus for the last completed year of his employment (or his target bonus if he is terminated during 2004) multiplied by the number of months he is entitled to his continued base salary, payable when such payment would have been made if his employment continued. Dr. Joyce's termination of employment following a change in control is governed by a change of control agreement executed between us and Dr. Joyce in 2005. If Dr. Joyce is terminated without cause following a change in control, this agreement provides that Dr. Joyce is entitled to a lump sum payment equal to the severance payments described above and continuation of his welfare benefits for a period through the earlier of (a) December 31, 2008 or (b) the third anniversary of the date of his termination.

Under the terms of the employment agreement, Dr. Joyce may not disclose any confidential information concerning the businesses of Nalco LLC and its subsidiaries. In addition, during Dr. Joyce's term of employment and for a period of eighteen months following Dr. Joyce's termination of employment for any reason, Dr. Joyce may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries.

Nalco Company also entered into a Death Benefit Agreement with Dr. Joyce in January 2004, providing that if Dr. Joyce's employment is terminated due to his death during employment with Nalco Company, Nalco Company will pay a benefit to Dr. Joyce (or his designees) in an amount equal to 200% of his base annual salary as of the date of his last day of work. Additionally, if Dr. Joyce dies at any time after retirement, Nalco Company will pay a benefit to him (or his designees) in an amount equal to 300% of Dr. Joyce's base annual salary as of the date of his last day of work. In May 2005, Nalco Company entered into an Addendum with Dr. Joyce relating to his Death Benefit Agreement. Under this Addendum, Dr. Joyce waived his right to a salary increase during 2005, the benefit under the Death Benefit Agreement was increased to 300% of his base annual salary if his death occurs while employed by Nalco Company, and the benefit was increased to 400% of base annual salary if his death were to occur after his retirement.

William J. Roe

We have entered into a severance agreement with Mr. Roe effective January 1, 2004. Mr. Roe's employment may be terminated at will by Mr. Roe or by us.

If Mr. Roe's employment is terminated by us without ‘‘cause’’ or by Mr. Roe with ‘‘good reason,’’ Mr. Roe will be paid, subject to the execution of a release in favor of the company, within sixty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, and (c) severance equal to two times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. We shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with our normal cycle for such payment. Additionally, Mr. Roe has the right to continue coverage under our group medical and dental plans for a 24-month period following Mr. Roe's termination of employment with us. If Mr. Roe's employment is terminated without cause prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Roe to elect benefits of early retirement on the first day of the month following his 55th birthday.

Under the terms of the agreement, Mr. Roe may not disclose any confidential information concerning the company or its subsidiaries or affiliates and must assign to us all inventions conceived or discovered by Mr. Roe during the term of his employment. In addition, during Mr. Roe's term of employment and for a period of two years thereafter, Mr. Roe may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Roe also may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors.

Bradley J. Bell

We have entered into an employment agreement with Mr. Bell effective November 1, 2003 to serve as Executive Vice President and Chief Financial Officer. Mr. Bell's employment may be terminated at will by Mr. Bell or by us. Under this agreement, Mr. Bell is entitled to receive (a) a base salary, subject to annual review for increase, (b) annual bonuses in connection with achievement of targeted performance levels, and (c) specified fringe benefits, including health and disability insurance and life insurance.

Under the agreement, if Mr. Bell's employment is terminated by us without ‘‘cause’’ or by Mr. Bell with ‘‘good reason,’’ Mr. Bell will be paid within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, (c) severance equal to one and one-half (1.5) times base salary and target Management Incentive Plan bonus. We shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with our normal cycle for such payment.

Under the terms of the agreement, Mr. Bell may not disclose any confidential information concerning the company or its subsidiaries or affiliates. In addition, during Mr. Bell's term of employment and for a period of two years thereafter, Mr. Bell may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Bell also may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors.

Daniel M. Harker

Mr. Harker and Nalco Company have entered into a severance agreement effective January 1, 2004. Mr. Harker's employment may be terminated at will by Mr. Harker or by us.

Under the terms of the agreement, if Mr. Harker's employment is terminated without ‘‘cause’’ or by Mr. Harker with ‘‘good reason,’’ Mr. Harker will be paid, subject to the execution of a release in favor of Nalco Company, within thirty days of such termination of employment in a lump sum payment (a) accrued unpaid base salary through the date of termination, (b) any prior year bonus earned but not yet paid, and (c) severance equal to one and one-half (1.5) times base salary and target bonus, and will be entitled to receive any other benefits that he is otherwise eligible for under other employee plans or programs. Nalco Company shall also pay a pro-rata portion of any Management Incentive Bonus for the year of termination based on the portion of the year elapsed through the date of termination, any such Management Incentive Bonus being paid in accordance with its normal cycle for such payment. Additionally, Mr. Harker has the right to continue coverage under our group medical and dental plans for an 18-month period following Mr. Harker's termination of employment. If Mr. Harker is terminated prior to age 55, his severance pay will be paid in the form and amounts to bridge his service to age 55. This arrangement will allow Mr. Harker to elect benefits of early retirement on the first day of the month following his 55th birthday.

Under the terms of the agreement, Mr. Harker may not disclose any confidential information concerning the company or its subsidiaries or affiliates and must assign to Nalco Company all inventions conceived or discovered by Mr. Harker during the term of his employment. In addition, during Mr. Harker's term of employment and for a period of two years thereafter, Mr. Harker may not (a) compete with us or our subsidiaries or (b) solicit or hire our employees or employees of our subsidiaries. Mr. Harker may not, during the term of his employment or thereafter, make disparaging statements about the company or its employees or directors.

John L. Gigerich

Nalco Company entered into a consulting agreement with Mr. Gigerich when he joined in July 2004. This Agreement has a two year term and either Nalco Company or Mr. Gigerich may terminate the Agreement before its expiration. Mr. Gigerich will devote his full working time to the Company and its subsidiaries during this term.

Mr. Gigerich was permitted the opportunity to purchase A units in the Nalco LLC 2004 Unit Plan. He has converted such A Units into shares of the Company’s stock. The Agreement further provides that Mr. Gigerich will maintain Company information in strict confidence and that he will not compete with the Company during designated periods.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table and accompanying footnotes show information regarding the beneficial ownership of our common stock, as of May 1, 2006 by (i) each person known by us to beneficially own more than 5% of our common stock, (ii) each of our directors, (iii) each named executive officer and (iv) all directors and executive officers as a group.

	Shares Beneficially Owned
Name of Beneficial Owner	Number	Percent
The Blackstone Group(1)	14,185,745	9.9%
Apollo Management Group(2)	14,185,745	9.9%
The Goldman Sachs Group, Inc.(3)	9,752,701	6.8%
Dr. William H. Joyce(4)	3,067,002	2.2%
William J. Roe(4)	339,630	*
Bradley J. Bell(4)	306,963	*
Daniel M. Harker(4)	148,203	*
John L. Gigerich(4)	44,631	*
Joshua J. Harris(5)	14,185,745	9.9%
Chinh E. Chu(6)	14,185,745	9.9%
Stephen A. Schwarzman(6)	14,185,745	9.9%
Peter G. Peterson(6)	14,185,745	9.9%
Sanjeev K. Mehra(7)	9,752,701	6.8%
Paul H. O'Neill(6)	0	0%
Douglas A. Pertz(8)	0	0%
Daniel S. Sanders(9)	8,000	*
Richard B. Marchese(10)	0	0%
Rodney F. Chase(11)	0	0%
All directors and officers as a group (13 persons)	3,914,429	2.7%
Massachusetts Financial Services Company(12)	10,850,780	7.6%
Ziff Asset Management, L.P.(13)	8,923,670	6.3%
T. Rowe Price Associates, Inc.(14)	13,861,863	9.7%
Arnhold & S. Bleichroeder Advisers Inc.(15)	11,830,937	8.3%

*	Less than 1%

(1)	Includes beneficial ownership of shares of common stock of Nalco Holding Company owned by each of Blackstone Capital Partners IV L.P., Blackstone Family Investment Partnership IV-A L.P. and Blackstone Capital Partners IV-A L.P. (the ‘‘Blackstone Funds’’), for each of which Blackstone Management Associates IV L.L.C. (‘‘BMA’’) is the general partner having voting and investment power over the shares of common stock held or controlled by each of the Blackstone Funds. Mr. Chu, a Director of the Company is a member of BMA and disclaims any beneficial ownership of shares of common stock beneficially owned by BMA. Mr. Peter G. Peterson and Mr. Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares of common stock held or controlled by the Blackstone Funds. Each of BMA and Mr. Peterson and Mr. Schwarzman disclaims beneficial ownership of such shares of common stock. The address of BMA and the Blackstone Funds is c/o The Blackstone Group L.P., 345 Park Avenue, New York, New York 10154.

(2)	Includes beneficial ownership of shares of common stock of Nalco Holding Company held by Apollo Investment Fund V, L.P. and its related co-investment partnerships (the ‘‘Apollo Funds’’) for each of which Apollo Management V, L.P. (‘‘Apollo Management’’) serves as investment manager having voting and investment power over the shares of common stock held or controlled by each of the Apollo Funds. The general or managing partner of each of the Apollo Funds is Apollo Advisors V, L.P. (‘‘Apollo Advisors’’ and together with Apollo Management, ‘‘Apollo’’), an affiliated manager with Apollo Management. Mr. Leon Black a former director of the Company, is a founding partner and principal executive officer of Apollo who, as well as each of Apollo Management and Apollo Advisors, disclaims beneficial ownership of the shares of common stock owned by the Apollo Funds. The address of each of the Apollo Funds and Apollo is c/o Apollo Management V, L.P., 9 West 57th Street, New York, New York 10019.

(3)	Includes beneficial ownership of shares of common stock of Nalco Holding Company owned by each of GS Capital Partners 2000, L.P., GS Capital Partners 2000 Offshore, L.P., GS Capital Partners 2000 GmbH & Co. Beteiligungs KG, GS Capital Partners 2000 Employee Fund, L.P., Goldman Sachs Direct Investment Fund 2000, L.P. and NH Acquisition LLC (collectively, the ‘‘GS Funds’’). Affiliates of The Goldman Sachs Group, Inc. (‘‘GSG’’) are the general partner, managing general partner, manager or investment manager of each of the GS Funds. GSG disclaims beneficial ownership of the shares of common stock owned by the GS Funds to the extent attributable to partnership interests held therein by persons other than GSG and its affiliates. Each of such investment partnerships shares voting and investment power with certain of its respective affiliates. The address of each of the GS Funds is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

(4)	Reflects beneficial ownership of shares of common stock of Nalco Holding Company of Dr. Joyce, Mr. Roe, Mr. Bell, Mr. Harker and Mr. Gigerich as a result of their ownership of shares in Nalco Holding Company and ownership of class A units of Nalco LLC and vested class B units, vested class C units and vested class D units of Nalco LLC and additional shares purchased directly by Dr. Joyce. The address for each of Dr. Joyce, Mr. Roe, Mr. Bell, Mr. Harker and Mr. Gigerich is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198. In addition, each of Dr. Joyce, Mr. Roe, Mr. Bell and Mr. Harker are the owners of unvested class B units, unvested class C units and unvested class D units of Nalco LLC, which they purchased through the Nalco LLC Unit Plan. The unvested class B units, unvested class C units and unvested class D units do not currently entitle the holders to any dividend payments or any rights upon liquidation or dissolution of Nalco LLC (other than a return of their purchase price) but may in the future entitle them to certain interests in the profits of Nalco LLC, in the event certain time periods expire, certain performance thresholds are met and the individuals' employments with the Company continues. The unvested units in Nalco LLC are not reflected in this table.

(5)	Mr. Harris is a founding partner of Apollo Management, L.P. Mr. Harris disclaims beneficial ownership of the shares beneficially owned or controlled by these entities or by their affiliates. The address for Mr. Harris is c/o Apollo Management V, L.P., 9 West 57th Street, New York, New York 10019.

(6)	Mr. Chu is a Senior Managing Director of Blackstone, Mr. Peterson is Chairman of Blackstone and Mr. Schwarzman is President and CEO of Blackstone and Mr. O'Neill is a Special Advisor at Blackstone. Mr. Chu, Mr. Peterson, Mr. Schwarzman and Mr. O'Neill disclaim beneficial ownership of the shares beneficially owned or controlled by Blackstone or by its affiliates. The address for each of Mr. Chu, Mr. Peterson, Mr. Schwarzman and Mr. O'Neill is c/o The Blackstone Group, 345 Park Avenue, New York, New York 10154.

(7)	Mr. Mehra is a Managing Director of Goldman, Sachs & Co.'s Principal Investment Area and a member of its Investment Committee. Mr. Mehra disclaims beneficial ownership of the shares beneficially owned or controlled by these entities or by their affiliates, except to the extent of his pecuniary interest therein, if any. The address for Mr. Mehra is c/o Goldman, Sachs & Co., 85 Broad Street, New York, New York 10004.

(8)	The address of Mr. Pertz is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.

(9)	The address of Mr. Sanders is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198. Mr. Sanders purchased 8,000 shares of the Company’s stock on February 11, 2005.

(10)	The address of Mr. Marchese is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.

(11)	The address of Mr. Chase is c/o Nalco Company, 1601 West Diehl Road, Naperville, Illinois 60563-1198.

(12)	On February 10, 2006, Massachusetts Financial Services Company (‘‘MFS’’) reported beneficial ownership of 10,850,780 shares of the Company’s common stock as of December 31, 2005 on Schedule 13G. This filing indicated sole voting power for 10,617,650 shares and sole disposition power over 10,850,780 shares. The address of MFS is 500 Boylston Street, Boston, MA 02116.

(13)	On February 13, 2006, Ziff Asset Management L.P. (‘‘Ziff’’) reported beneficial ownership of 8,923,670 shares of the Company’s common stock as of December 31, 2005 on Schedule 13G. This filing indicated shared voting and disposition power over all 8,923,670 shares reported. The address of Ziff is 283 Greenwich Avenue, Greenwich, CT 06830.

(14)	On February 14, 2006, T. Rowe Price Associates, Inc. (‘‘Price’’) reported beneficial ownership of 13,861,863 shares of the Company’s common stock as of December 31, 2005 on Schedule 13G. This filing indicated sole voting power for 1,325,600 shares and sole dispostion power over 13,861,863 shares. The address of Price is 100 East Pratt Street, Baltimore, Maryland 21202.

(15)	On February 8, 2006, Arnhold & S. Bleichroeder Advisers, LLC (‘‘Bleichroeder’’) reported beneficial ownership of 11,830,937 shares of the Company’s common stock as of December 31, 2005 on Schedule 13G. This filing indicated sole voting and dispostion power over all 11,830,937 shares reported. The address of Bleichroeder is 1345 Avenue of the Americas, New York, NY 10105.

The Company’s non-management Directors each received an award of 3,670 restricted stock units on February 15, 2006; Mr. Mehra's restricted stock units transferred to The Goldman Sachs Group, Inc.; these restricted stock units are not reflected in the Stock Ownership Table.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Ancillary Agreements to the Stock Purchase Agreement

In addition to the stock purchase agreement described above, we have entered into the following ancillary agreements with Suez on or prior to the closing of the Acquisition.

Guarantee Agreement

The guarantee agreement, which took effect upon signing of the stock purchase agreement, provides that Suez will unconditionally guarantee the payment of all amounts which may become due and payable to Nalco Holdings or its affiliates by any of the sellers under the stock purchase agreement, including amounts due in respect of indemnification obligations.

Noncompetition Agreement

The noncompetition agreement, which was executed at the closing of the Acquisition, provides that, for a period of three years following the closing of the Acquisition, Suez and its controlled affiliates will not engage in businesses competing with our business, with certain exceptions, including the design, building, production, installation or sale of water and wastewater treatment equipment; water and wastewater treatment outsourcing projects and associated equipment and chemical sales; and wastewater treatment projects using chemicals and related services and equipment for municipal customers. The agreement further provides that Suez and its controlled affiliates will not, for a period of three years following the closing of the Acquisition, employ or solicit to employ our employees, with certain limited exceptions.

Reimbursement Agreement

We are currently obligated to make contributions to the trust of our Profit Sharing and Savings Plan pursuant to the Contribution Agreement between us and the Northern Trust Company, dated as of November 2, 1999, as amended. The Contribution Agreement contains financial covenants that would have been violated by the Acquisition, and would have caused the acceleration of our entire outstanding contribution commitment. In connection with the Acquisition, Suez executed a guarantee in favor of the trustee of the trust so that the contributions under the Contribution Agreement would not be accelerated. In addition, at the closing of the Acquisition, Suez executed a reimbursement agreement with us that provides that Suez will reimburse us for all contributions that we or one of our affiliates makes to the trust in order to satisfy our obligations under the Contribution Agreement. The reimbursement agreement further provides that if the credit rating of Suez falls below a level that is acceptable to the trustee of the trust, Suez or one of its affiliates will provide a letter of credit or other additional financial support acceptable to the trustee in addition to the guarantee so that the contributions are not accelerated. In the event that we or any of our affiliates fail to make payments under the Naperville sublease described below, Suez may reduce its reimbursement obligations under the reimbursement agreement by the amount of the shortfall.

Sublease Agreement

We entered into a lease agreement, dated as of December 30, 2002, for our headquarters in Naperville, Illinois (the ‘‘Property’’), with Wachovia Bank of Delaware, National Association, as landlord, in its capacity as owner trustee under a trust agreement dated as of December 30, 2002 with NCC Solar Company, a subsidiary of Verizon Capital Corp., as owner participant. The lease term is twenty-five years (with certain extension options provided for in the lease agreement). Following the Acquisition, Suez maintained and continues to maintain in place this lease and the Suez guaranty of our obligations under the lease. Concurrently with the Acquisition, Suez caused us (as tenant) to assign the lease to a special purpose subsidiary of Suez (the ‘‘Suez Subsidiary’’) pursuant to an assignment and assumption agreement. The Suez Subsidiary then subleased the Property back to us pursuant to a sublease agreement. The Suez Subsidiary is the ‘‘tenant’’ under the lease and the

‘‘landlord’’ under the sublease. Pursuant to the terms of the sublease, the rights and obligations of the landlord under the lease are the rights and obligations of the Suez Subsidiary under the sublease and, except for certain provisions specifically set forth in the sublease, the rights and obligations of the tenant under the lease are our rights and obligations under the sublease. For example, pursuant to the sublease, we have semi-annual rent payment obligations as set forth in the lease (ranging from approximately $1.8 million to $31 million) and are obligated to maintain and use the Property in a manner consistent with its current use. Some of our rights under the sublease include: assignment and further sublease rights, sublease term extension options, obsolescence termination rights and the right of first refusal (each, subject to the satisfaction of certain conditions precedent to be set forth in the sublease). We are also obligated to indemnify the Suez Subsidiary for any claims arising from any breach or default under the sublease or lease, subject to specified limitations. In the event that Suez or one of its affiliates fails to make payments under the reimbursement agreement described above, we may reduce our rent payments under the sublease by the amount of the shortfall.

Stockholders Agreement

Nalco Holding Company, Nalco LLC and certain members of Nalco LLC controlled by the Sponsors entered into a stockholders agreement in November 2004. The stockholders agreement provides that following the date on which Nalco was no longer a ‘‘Controlled Company’’ under Section 303A of the New York Stock Exchange Corporate Governance Standards, for so long as Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continues to beneficially own more than 35% of the Company’s outstanding common stock, Nalco LLC and the Sponsors shall retain the right to designate four nominees for election to the Board of Directors, subject to compliance with the New York Stock Exchange rules, three of which shall be allocated evenly among the Sponsors with the fourth, which may be our Chief Executive Officer, to be nominated by agreement of the Sponsors. If Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, continues to beneficially own (1) less than 35% but at least 25% of our outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate three director nominees; (2) less than 25% but at least 15% of our outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate two director nominees; and (3) less than 15% but at least 10% of our outstanding common stock, Nalco LLC and the Sponsors will retain the right to designate one director nominee, and in each case, Nalco LLC and the Sponsors will cause such number of directors nominated by Nalco LLC to resign as would be necessary to make the number of remaining directors correspond with Nalco LLC's and the Sponsors’ designation rights unless the Board decides that any such directors should continue to serve on the Board. Once Nalco LLC and the Sponsors and certain Sponsor affiliates, collectively, beneficially own less than 10% of our outstanding common stock, Nalco LLC and the Sponsors shall have no right to designate directors. Pursuant to the stockholders agreement, any Sponsor that does not have the right, through Nalco LLC or otherwise, to nominate a director to the Board of Directors, shall have the right to nominate a non-voting observer to attend Board meetings.

On August 17, 2005, Nalco LLC sold 33.35 million shares of Nalco Holding Company common stock in an underwritten public offering at $18.41 per share, for gross proceeds of approximately $533.9 million (the ‘‘Secondary Offering’’). The Sponsors received all of the proceeds from this Secondary Offering. Following the Secondary Offering the number of shares held by Nalco LLC was reduced to less than 50%, thereby removing Nalco Holding Company’s ‘‘Controlled Company’’ designation under Section 303A of the New York Stock Exchange Corporate Governance Standards.

Nalco LLC Limited Liability Company Operating Agreement

The Sponsors, Dr. William H. Joyce, William J. Roe, Bradley J. Bell, Daniel M. Harker and certain other members of management beneficially own capital stock in the company through Nalco LLC. The limited liability company operating agreement of Nalco LLC (the ‘‘Operating Agreement’’) provides: (1) for the governance of the company, and its material subsidiaries, (2) specific rights to the holders of Nalco LLC's limited liability company interests with respect to those interests, such as tag-along and drag-along rights and (3) specific rights with respect to certain sales of capital stock of the company, and its material subsidiaries, such as transfer restrictions and registration rights.

All significant decisions involving Nalco LLC and any voting or other rights to be exercised in respect of its direct or indirect subsidiaries require the approval of the board of directors of Nalco LLC or the Sponsor members of Nalco LLC, including the approval of directors appointed by at least two of the three Sponsors (or two of the three Sponsors as members). If either The Blackstone Group or Apollo Management sells more than two-thirds of its initial equity stake in Nalco LLC or if GS Capital Partners sells more than 51.5% of its initial equity stake in Nalco LLC, that Sponsor will lose one of its two director designation rights. If either Blackstone or Apollo sells more than 90% of its initial equity stake in Nalco LLC or if GS Capital Partners sells more than 85.5% of its initial equity stake in Nalco LLC, that Sponsor will lose its remaining director designation right but will retain appropriate information rights and the right to designate an observer to attend Nalco LLC board meetings. If one Sponsor has the right to appoint only one director to the Nalco LLC board but the other two Sponsors continue to have the right to appoint two directors, then all Nalco LLC board decisions will require the approval of the designees of the two Sponsors that are still entitled to appoint two directors. If at least two of the Sponsors no longer have the right to appoint two directors to the Nalco LLC board, then the rule requiring approval of board designees of at least two of the Sponsors will no longer be operative. Actions by members of Nalco LLC will similarly require approval of two of the three Sponsors in those circumstances in which the relative equity ownership of Nalco LLC would require that actions be taken by director appointees of two of the three Sponsors.

On December 31, 2005, the Sponsors entered into an amendment of the Operating Agreement that provides that the direct ownership of the Sponsors in the company will be considered in determining the ownership thresholds in Nalco LLC under the Operating Agreement.

Transaction Fee Agreement

In connection with the Acquisition, affiliates of the Sponsors entered into a transaction fee agreement with us relating to certain structuring and advisory services that affiliates of the Sponsors provided to us for aggregate transaction and advisory fees of $75 million which were paid upon closing of the Acquisition. We have agreed to indemnify the Sponsors and their respective affiliates, directors, officers and representatives for losses relating to the services contemplated by the transaction fee agreement and the engagement of affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the transaction fee agreement.

Monitoring Fee Agreement/Sponsor Services Agreement

Following the Acquisition, affiliates of the Sponsors entered into a monitoring fee agreement under which these affiliates of the Sponsors agreed to provide certain structuring, advisory, and management services to us for a twelve-year period, unless earlier terminated by agreement between us and the Sponsors or until such time as the Sponsors' direct or indirect ownership of us fell below 5%. The annual monitoring fee under this monitoring fee agreement was equal to the greater of $10 million or 2% of our EBITDA for the preceding fiscal year.

We amended and restated the monitoring fee agreement on November 10, 2004, pursuant to which the monitoring services provided to us by the Sponsors' affiliates were terminated. We paid the Sponsors' affiliates a termination fee of $35.0 million. The amended and restated agreement, which we refer to as the ‘‘sponsor services agreement,’’ provides the Sponsors' affiliates with a right of first refusal to provide us with financial advisory services in exchange for mutually agreeable compensation. This right of first refusal will terminate when the Sponsors directly or indirectly hold less than 5% of our outstanding common stock.

We have agreed to indemnify the Sponsors and their affiliates, directors, officers and representatives for losses relating to the services contemplated by the monitoring fee/sponsor services agreement and their engagement of the affiliates of the Sponsors pursuant to, and the performance by them of the services contemplated by, the monitoring fee/sponsor services agreement.

Management Members Agreement

Pursuant to management members agreements Nalco LLC entered into with certain members of our management, each management unitholder has the right to sell his/her class A units, as well as his/her class B units, class C units and class D units after they have vested (the ‘‘vested units’’), to Nalco LLC. Following the date that is six months and one day after (i) the date when the units were purchased (in the case of class A units) or (ii) the date on which the units vest (in the case of class B units, class C units and class D units), the unitholder may sell, and Nalco LLC must repurchase, all or a portion of such unitholder's class A units and vested units. Nalco LLC would then be required to repurchase such units by delivering shares of Nalco Holding Company common stock to the unitholder. The price required to be paid by Nalco LLC for the class A units and vested units will be the fair market value of such units as of the date the ‘‘put’’ right is exercised by the unitholder. The ‘‘put’’ right will be subject to certain limitations on its exercise, as described in the definitive documents. The unitholder will also be entitled to participate in certain sales by the Sponsors.

Certain of our management members have elected to ‘‘put’’ some or all of their class A, B, C and D units. The company has, upon request of such management members, registered some or all of the shares of the company that were exchanged for such units.

Registration Rights Agreement

On November 10, 2004, Nalco Holding Company entered a registration rights agreement with Nalco LLC and its members. Under the registration rights agreement, the Sponsors have the right to request us to register the sale of shares held by Nalco LLC, including shares issuable upon exercise of the warrant held by Nalco LLC, on their behalf and may require us to make available shelf registration statements permitting sales of shares into the market from time to time over an extended period. In addition, the members of Nalco LLC (including members of management) have the ability to exercise certain piggyback registration rights in connection with registered offerings requested by the Sponsors or initiated by us. Certain management members of Nalco LLC released their piggyback registration rights during 2005 in an amendment to the Registration Rights Agreement. The Sponsors exercised such registration rights for sale of 48.35 million shares of Nalco Holding Company common stock in Secondary Offerings in August 2005 and March 2006. The Sponsors received all of the proceeds from these Secondary Offerings.

Warrant

On November 10, 2004, Nalco Holding Company issued Nalco LLC a warrant to purchase, for $0.01 per share, up to 6,191,854 shares of our common stock. This warrant will enable Nalco LLC to deliver shares to members of our management who have the right to put, or sell, their vested class B, class C and class D units to Nalco LLC, (which Nalco LLC is entitled to repurchase in certain circumstances when such members of management leave our company) in exchange for our shares. Subject to limited exceptions, the warrant becomes exercisable upon our achieving the same EBITDA targets and upon the occurrence of the same specified events applicable to the vesting of the Nalco LLC class B units, class C units and class D units (except that there is no service requirement comparable to that applicable to individual holders of class B, class C and class D units). In the event that Nalco LLC at any time holds more shares acquired upon exercise of the warrant than it would be required to use to satisfy management put rights with respect to vested Nalco LLC units, Nalco LLC will be obligated to place any such excess shares into an escrow account for our use in connection with delivery of such shares in connection with our incentive compensation plans. Upon depositing such excess shares with the escrow agent, Nalco LLC will have no further rights with respect to the excess shares. The registration rights agreement requires us, upon request by Nalco LLC, to register shares acquired upon exercise of the warrant under a registration statement in order to facilitate their delivery to members of management in exchange for units of Nalco LLC.

As of March 31, 2006, Nalco LLC had exercised its right to purchase 1,154,034 shares under the warrant, permitting Nalco LLC to deliver shares to members of Company management who have exercised their rights to put vested class B, class C and class D units.

Relationships with Affiliates of our Sponsors

Our Sponsors have ownership interests in a broad range of portfolio companies and have affiliations with other companies. We have entered into commercial transactions in the ordinary course of our business with these portfolio companies and affiliated companies, including the sale of goods and services and the purchase of goods and services.

Those of our board members who are affiliated with our Sponsors may also have indemnification agreements or protection from our Sponsors relating to their service on our board of directors.

Other Relationships

Mr. Bell, our Chief Financial Officer, is a director and Chairman of the Audit Committee of Compass Minerals International, Inc. Apollo Management Group, one of our Sponsors, previously owned a minority interest in Compass Minerals International, Inc. and Mr. Harris, one of our directors, served as a director of that company until May 2005.

On October 29, 2003, we issued an irrevocable standby letter of credit to Mr. Roe, our Executive Vice President, Chief Operating Officer and President, Industrial and Institutional Services division, in the amount of $1,426,000. This letter of credit was never drawn down and expired on December 31, 2003.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

In connection with the Transactions, Nalco Company entered into senior credit facilities provided by a syndicate of banks and other financial institutions led by Citicorp North America, Inc., as administrative agent, Citigroup Global Markets Inc., as global coordinator, joint lead arranger and joint book manager, Bank of America, N.A., as documentation agent, Banc of America Securities LLC, as global coordinator, joint lead arranger and joint book manager and Deutsche Bank Securities Inc., J.P. Morgan Securities Inc., Goldman Sachs Credit Partners L.P. and UBS Securities LLC, each as a co-syndication agent, joint lead arranger and joint book manager.

The senior credit facilities provided financing of up to $1,850 million, consisting of

•	a $300 million term loan A facility (which includes an €88 million tranche) maturing on November 4, 2009;

•	a $1,300 million term loan B facility maturing on November 4, 2010; and

•	a $250 million revolving credit facility maturing on November 4, 2009.

The term loan A facility and the term loan B facility were fully drawn upon consummation of the Transactions. As of March 31, 2006, we had $1,145.4 million outstanding under the senior credit facilities, with $250.0 million of borrowing capacity available under our revolving credit facility (excluding $27.2 million of standby letters of credit outstanding).

In addition, upon the occurrence of certain events, we may request an increase to the existing revolving credit facility and/or existing term loan B facility in an amount not to exceed $100 million in the aggregate, subject to receipt of commitments by existing revolving credit lenders, existing term loan B lenders or other financial institutions reasonably acceptable to the administrative agent.

Nalco Company is the borrower under the term loan facilities and the revolving credit facility, and certain of our non-U.S. subsidiaries may be designated as additional borrowers after the closing date under the revolving credit facility. The term loan A facility includes an €88 million tranche. A portion of the revolving credit facility can be made available to our non-U.S. subsidiary borrowers in euros. The revolving credit facility includes borrowing capacity of up to $100 million available for letters of credit (of which $35 million can be euro denominated) and up to $50 million (of which $25 million can be euro denominated) for borrowings on same-day notice, referred to as the swingline loans.

Interest Rate and Fees

The borrowings under the senior credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the base rate of Citibank, N.A., (2) the three-month certificate of deposit rate plus 1/2 of 1% and (3) the federal funds rate plus 1/2 of 1% or (b) a LIBOR or eurocurrency rate determined by reference to the costs of funds for deposits in the currency of such borrowing for the interest period relevant to such borrowing adjusted for certain additional costs. The initial applicable margin for borrowings under the revolving credit facility and the term loan A facility is 1.50% with respect to base rate borrowings and 2.50% with respect to LIBOR or eurocurrency borrowings. The applicable margin for such borrowings may be reduced subject to our attaining certain leverage ratios. The applicable margin for borrowings under the term loan B facility is 0.75% with respect to base rate borrowings and 1.75% with respect to LIBOR or eurocurrency borrowings. The applicable margin for borrowings under the term loan B facility is not subject to adjustment.

In addition to paying interest on outstanding principal under the senior credit facilities, we are required to pay a commitment fee to the lenders under the revolving credit facility in respect of the unutilized commitments thereunder at a rate equal to 0.50%. We also pay customary letter of credit fees.

Prepayments

The senior credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	75% (which percentage we expect will be reduced to 50% if our leverage ratio is less than 5.00 to 1.00 for any fiscal year and to 25% if our leverage ratio is less than 4.00 to 1.00 for any fiscal year) of our excess cash flow;

•	100% of the net cash proceeds of all non-ordinary course asset sales and casualty and condemnation events, if we do not reinvest or contract to reinvest those proceeds in assets to be used in our business or to make certain other permitted investments within 12 months, subject to certain limitations;

•	100% of the net proceeds of any incurrence of debt other than debt permitted under the senior credit facilities;

•	50% of the net proceeds of issuances of equity of Nalco Holdings (which percentage will be reduced to 25% for so long as our total leverage ratio is less than 4.50 to 1.00), subject to certain exceptions; and

•	100% of any cash payments received in excess of $10 million in the aggregate in respect of any claim under the stock purchase agreement or as a result of any breach of any term of the stock purchase agreement.

We may voluntarily repay outstanding loans under the senior credit facilities at any time without premium or penalty, other than customary ‘‘breakage’’ costs with respect to LIBOR or Eurocurrency loans.

Amortization

The term loan A facility amortizes in equal quarterly installments at a rate of 5% per annum in year one, 10% per annum in year two, 15% per annum in year three, 20% per annum in year four and 25% per annum in each of years five and six.

The term loan B facility amortizes each year in an amount equal to 1% per annum in equal quarterly installments for the first six years and nine months, with the remaining amount payable on November 4, 2010.

Principal amounts outstanding under the revolving credit facility are due and payable in full at maturity on November 4, 2009.

Guarantee and Security

All obligations under the senior credit facilities are unconditionally guaranteed by Nalco Holdings and, subject to certain exceptions, each of Nalco Company's existing and future domestic wholly-owned subsidiaries (other than Nalco Company's receivables subsidiaries), referred to collectively as U.S. Guarantors. The portion of the senior credit facility borrowed by Nalco Company is not guaranteed by NI Acquisition Co., or a holding company for the Nalco International SAS Subsidiaries and certain other foreign subsidiaries (‘‘Foreign Holdco’’), or any of Foreign Holdco's subsidiaries. In addition, the borrowings of designated non-U.S. subsidiary borrowers under the revolving credit facility after the closing date are guaranteed, to the extent legally permitted, by their wholly-owned non-U.S. subsidiaries (referred to collectively as the foreign guarantors).

All obligations under the senior credit facilities, and the guarantees of those obligations (as well as certain working capital lines of Foreign Holdco's non-U.S. subsidiaries, cash management obligations and any interest hedging or other swap agreements), are secured by substantially all the assets of Nalco Holdings, Nalco Company and each U.S. Guarantor, including, but not limited to, the following, and subject to certain exceptions:

•	a pledge of the capital stock of Nalco Company and NI Acquisition Co., in each case, to the extent owned by Nalco Holdings, 100% of the capital stock of substantially all U.S. Guarantors, and 65% of the capital stock of each of Nalco Company's non-U.S. subsidiaries that are directly owned by Nalco Company or one of the U.S. Guarantors; and

•	a security interest in substantially all tangible and intangible assets of Nalco Holdings, Nalco Company and each U.S. Guarantor (but excluding receivables sold to a receivables subsidiary under a receivables facility).

We did not have any non-U.S. subsidiary borrowers under the revolving credit agreement at the closing of the Transactions. The obligations of all non-U.S. subsidiary borrowers under the revolving credit facility (as well as cash management obligations and interest hedging or other swap agreements), and foreign guarantees of such obligations are, subject to certain exceptions and only to the extent permitted by applicable legal and contractual provisions, secured by the following:

•	a pledge of the capital stock of each non-U.S. borrower and each non-U.S. guarantor; and

•	a lien on substantially all tangible and intangible assets of each non-U.S. borrower and each non-U.S. guarantor (but excluding any receivables sold to a receivables subsidiary under an off balance sheet receivables facility).

Certain Covenants and Events of Default

The following is a description of the material covenants under the senior credit facilities that, among other things, restrict, subject to certain exceptions, the ability of Nalco Holdings and its subsidiaries, including Nalco Company, to:

•	sell assets;

•	incur additional indebtedness or issue preferred stock;

•	repay other indebtedness (including the notes);

•	pay dividends and distributions or repurchase the capital stock of Nalco Company;

•	create liens on assets;

•	make investments, loans, guarantees or advances;

•	make certain acquisitions;

•	engage in mergers or consolidations;

•	enter into sale and leaseback transactions;

•	engage in certain transactions with affiliates;

•	amend certain material agreements governing their indebtedness, including the notes;

•	change the business conducted by Nalco Holdings and its subsidiaries (including Nalco Company);

•	enter into agreements that restrict dividends from subsidiaries; and

•	enter into hedging agreements.

In addition, the senior credit facilities require Nalco Company to maintain the following financial covenants:

•	A maximum total leverage ratio, determined by dividing the consolidated indebtedness of Nalco Holdings and its subsidiaries (net of unrestricted cash and marketable securities) by the Adjusted EBITDA of Nalco Holdings and its subsidiaries. The maximum total leverage ratio is 6.00 to 1.00 for 2006, 5.50 to 1.00 for 2007, 5.25 to 1.00 for 2008, 5.00 to 1.00 for 2009 and 4.75 to 1.00 from January 1, 2010 to November 4, 2010. This ratio is tested on the last day of each fiscal quarter on a rolling four fiscal quarter basis.

•	A minimum interest coverage ratio, determined by dividing the Adjusted EBITDA of Nalco Holdings and its subsidiaries by the cash interest expense of Nalco Holdings and its subsidiaries. The minimum interest coverage ratio is 1.75 to 1.00 for 2006, 1.80 to 1.00 for 2007, 1.85 to 1.00 for 2008, 1.90 to 1.00 for 2009 and 2.25 to 1.00 from 2010 to November 4, 2010. This ratio is tested on the last day of each fiscal quarter on a rolling four fiscal quarter basis

•	A maximum capital expenditures limitation of $175.0 million for each fiscal year. If the actual amount of capital expenditures made in any fiscal year is less than the amount permitted to be made in such fiscal year, the amount of such difference (not to exceed 50% of the total amount permitted for such fiscal year) may be carried forward and used to make capital expenditures in the two succeeding fiscal years. Capital expenditures are tested at the end of each fiscal year.

The senior credit facilities also contain certain customary affirmative covenants and events of default.

As of March 31, 2006, we were in compliance in all material respects with all covenants and provisions contained in the senior credit facilities.

Receivables Facility

Our receivables facility provides up to $100.0 million in funding from a commercial paper conduit sponsored by one of the lenders under our senior credit facilities, based on availability of eligible receivables and satisfaction of other customary conditions.

On June 25, 2004, Nalco Company and one of its domestic subsidiaries (the ‘‘sellers’’) signed a receivables purchase agreement and began selling trade account receivables (the ‘‘receivables’’) through the receivables facility. Receivables are sold to Nalco Receivables LLC (the ‘‘transferor’’). The transferor is a bankruptcy-remote special purpose limited liability company that is our wholly-owned consolidated subsidiary. The transferor's purchase of receivables is financed through the simultaneous sale of an undivided interest in the purchased receivables pursuant to a receivables transfer agreement, together with cash contributed to it by Nalco Company and the advances made by the sellers under an intercompany note. The purchaser of receivables under the receivables transfer agreement is a multi-seller asset-backed commercial paper conduit and/or the related bank sponsor (the ‘‘transferees’’). The commercial paper conduit is sponsored by JPMorgan Chase Bank, one of the lenders under Nalco Company's senior credit facilities.

In connection with the receivables purchase agreement, the sellers have granted a perfected security interest in the receivables to the transferor. The transferor has in turn granted this security interest to the transferees under the receivables transfer agreement.

Nalco Company, as the receivables collection agent, services, administers and collects the receivables under the receivables transfer agreement for which it receives a monthly servicing fee at a rate of 1% per annum of the average daily outstanding balance of receivables.

Availability of funding under the receivables facility depends primarily upon the outstanding trade accounts receivable balance from time to time. Aggregate availability is determined by using a formula that reduces the gross receivables balance by factors that take into account historical default and dilution rates, excessive concentrations and average days outstanding and the costs of the facility.

The transferees have recourse for amounts financed under the receivables facility only to the receivables held by the transferee, including receivables in excess of the amount financed. Recourse to the sellers and the transferor is limited to breaches of representations, warranties and covenants and as described below. Nalco Company irrevocably and unconditionally guarantees certain performance obligations of its subsidiary under the receivables purchase agreement. Nalco Holdings has unconditionally guaranteed the servicing and certain other performance obligations of Nalco Company under the receivables purchase agreement.

The commercial paper conduit may discontinue funding the receivables facility at any time for any reason. If it does, the bank sponsor of the commercial paper conduit is obligated to fund the receivables facility.

Interest

The commercial paper conduit provides funding at its quoted cost of funds for issuing commercial paper. When not funded by the commercial paper conduit (but directly through the conduit sponsor), the receivables facility will provide funding at our applicable margin for the receivables facility that varies based upon our leverage ratio as calculated under the senior credit facilities plus, at the transferor's option, either (1) the LIBOR rate, adjusted for statutory reserves or (2) the higher of (x) JPMorgan Chase Bank's prime rate or (y) the federal funds effective rate plus 0.50%.

Fees

The receivables facility fees include a usage fee that varies based upon our leverage ratio as calculated under the senior credit facilities and is currently 1.10% of the amount funded. In addition, the transferor is required to pay a fee on the unused portion of the receivables facility that varies based upon the same ratio and is currently 0.35% of the unused portion of the commitments. These rates are per annum and payments of these fees are made to the lenders on the monthly settlement date.

Early Termination Events

The receivables facility may be terminated for material breaches of representations and warranties, bankruptcies of the sellers or the transferor, a judgment or order for the payment of money is rendered against the transferor, cross-defaults to our other debt, or breach of specified financial covenants, among other reasons.

Accounting Matters

We treat this facility as a general financing agreement resulting in the funding and related receivables being shown as liabilities and assets, respectively, on our consolidated balance sheet and the costs associated with the receivables facility being recorded as interest expense.

6¼% Notes due 2008

As of March 31, 2006, Nalco Company had $27.8 million aggregate principal amount of its 6¼% notes due 2008 outstanding. In May 1998, Nalco Chemical Company issued $150.0 million of those 6¼% notes due 2008. In 1999, in connection with Suez's acquisition of Nalco Chemical Company, Nalco Chemical Company conducted a tender offer and consent solicitation in which it repurchased $122.2 million of notes and amended the indenture governing the notes to eliminate several covenants and events of default. The notes mature on May 15, 2008 and interest is payable at a fixed rate of 6.25% semiannually on May 15 and November 15. Nalco Company may not redeem the notes prior to maturity. Events of default include non-payment of principal or interest on the notes or non-performance of covenants under the indenture in connection with the notes. If an event of default with respect to the notes shall occur and be continuing, the principal of the notes may be declared immediately due and payable.

As of March 31, 2006, we were in compliance in all material respects with all covenants and provisions contained under the indenture governing these notes.

Non-U.S. Lines of Credit

Certain of our non-U.S. subsidiaries have lines of credit to support local requirements. As of
March 31, 2006, the aggregate outstanding balance under these local lines of credit was approximately $29.1 million. Certain of these lines of credit are equally and ratably secured with obligations under our senior credit facilities.

As of March 31, 2006, we had approximately $48.1 million of additional borrowing capacity available under these non-U.S. lines of credit.

DESCRIPTION OF SENIOR NOTES

General

The dollar senior notes and the euro senior notes were issued under an indenture (the ‘‘senior indenture’’), dated as of November 4, 2003 among the Issuer, the Subsidiary Guarantors and Holdings, as Guarantor, and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of November 12, 2003 among the Issuer, Calgon Corporation and Degremont American Holding, Inc. as new guarantors and The Bank of New York, as Trustee. Copies of the senior indenture may be obtained from the Issuer upon request, and for so long as the euro senior notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the senior indenture may be obtained upon request to the Luxembourg Stock Exchange. The dollar senior notes and the euro senior notes were issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the senior indenture. A copy of the senior indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The dollar senior notes and the euro senior notes are collectively referred to as the ‘‘senior notes.’’

The following summary of certain provisions of the senior indenture and the senior notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this ‘‘Description of Senior Notes’’ section and not otherwise defined have the meanings set forth in the section ‘‘—Certain Definitions.’’ As used in this ‘‘Description of Senior Notes’’ section, the ‘‘Issuer,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ means Nalco Company and not any of its Subsidiaries, and ‘‘Holdings’’ means Nalco Holdings LLC and not any of its Subsidiaries.

On November 4, 2003, we issued dollar senior notes with an initial aggregate principal amount of $665 million and we issued euro senior notes in an initial aggregate principal amount of €200 million. We may issue additional senior notes from time to time after this offering. Any offering of additional senior notes is subject to the covenant described below under the caption ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’ Except as set forth under ‘‘—Amendments and Waivers,’’ the senior notes and any additional senior notes subsequently issued under the senior indenture will be treated as a single class for all purposes under the senior indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior notes are payable, and the senior notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the euro senior notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the euro senior notes will be payable, and the euro senior notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the dollar senior notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the euro senior notes. No service charge will be made for any registration of transfer or exchange of senior notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Notes

The senior notes are unsecured senior obligations of the Issuer and will mature on November 15, 2011. Each senior note bears interest at a rate per annum shown on the front cover of this prospectus from November 4, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2004. Interest on the senior notes is computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

On and after November 15, 2007, the Issuer may redeem the dollar senior notes and may redeem the euro senior notes, in each case, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Period	Redemption Price
2007	103.875%
2008	101.938%
2009 and thereafter	100.000%

In addition, prior to November 15, 2007, the Issuer may redeem the dollar senior notes and may redeem the euro senior notes, in each case at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the senior notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2006, the Issuer may redeem (x) in the aggregate up to 35% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes) and (y) in the aggregate up to 35% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuance of additional euro senior notes), in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings or any direct or indirect parent of Holdings or the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 107.75% plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior notes (calculated after giving effect to any issuance of additional dollar senior notes), in the case of each redemption of dollar senior notes, and at least 65% of the original aggregate principal amount of the euro senior notes (calculated after giving effect to any issuer of additional euro senior notes), in the case of each redemption of euro senior notes must, in each case, remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of senior notes being redeemed and otherwise in accordance with the procedures set forth in the senior indenture.

Selection

In the case of any partial redemption, selection of the senior notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior notes of $1,000 or less, or euro senior notes of €1,000 or less, shall be redeemed in part. If any senior note is to be redeemed in part only, the notice of redemption relating to such senior note shall state the portion of the principal amount thereof to be redeemed. A new senior note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the redemption date, interest will cease to accrue on senior notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior notes to be redeemed.

Ranking

The indebtedness evidenced by the senior notes are unsecured senior Indebtedness of the Issuer, rank pari passu in right of payment with all existing and future Senior Indebtedness of the Issuer and are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The senior notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Senior Guarantees are unsecured Senior Indebtedness of the applicable Guarantor, rank pari passu in right of payment with all existing and future senior Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At March 31, 2006,

(1)	Holdings and its Subsidiaries had $2,189.7 million aggregate principal amount of senior Indebtedness, including the senior notes and the Senior Guarantees, outstanding (excluding unused commitments), $1,224.0 million of which was Secured Indebtedness;

(2)	Holdings and its Subsidiaries had $706.9 million aggregate principal amount of Subordinated Indebtedness outstanding, consisting of the Senior Subordinated Notes and the senior subordinated guarantees thereof; and

(3)	the Issuer's Subsidiaries that are not Guarantors had total Indebtedness of approximately $107.8 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the senior indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Secured Indebtedness. See ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the senior notes. The senior notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the senior indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer's Subsidiaries, such limitation is subject to a number of significant qualifications.

Senior Guarantees

Each of Holdings' direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the senior indenture and the senior notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the ‘‘Guaranteed Obligations’’). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Guarantees.

Each Senior Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior notes on the same unsecured senior basis. See ‘‘—Certain Covenants—Future Guarantors.’’

Each Senior Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the senior indenture,

(b)	Holdings designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ and the definition of ‘‘Unrestricted Subsidiary,’’ and

(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the senior notes pursuant to the covenant described under ‘‘—Certain Covenants—Future Guarantors,’’ the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary of Holdings or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the senior notes; and

(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings.

A Senior Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings which results in the obligation to guarantee the senior notes.

Change of Control

Upon the occurrence of any of the following events (each, a ‘‘Change of Control’’), each holder will have the right to require the Issuer to repurchase all or any part of such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem senior notes as described under ‘‘—Optional Redemption:’’

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent of Holdings; or

(3)	individuals who on the Issue Date constituted the Board of Directors of the Issuer or Holdings (together with any new directors whose election by such Board of Directors of the Issuer or Holdings or whose nomination for election by the shareholders of the Issuer or Holdings, as the case may be, was approved by (a) a vote of a majority of the directors of the Issuer or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holdings then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness restrict or prohibit the repurchase of senior notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness; or

(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness to permit the repurchase of the senior notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the senior notes as described under ‘‘—Optional Redemption,’’ the Issuer shall mail a notice (a ‘‘Change of Control Offer’’) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder's senior notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its senior notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior indenture applicable to a Change of Control Offer made by the Issuer and purchases all senior notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement. Future senior indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such senior indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the senior notes could cause a default under such senior indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of ‘‘all or substantially all’’ the assets of Nalco Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior notes to require the Issuer to repurchase such senior notes as a result of a sale, lease or transfer of less than all of the assets of Nalco Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The following is a description of certain covenants, including the financial and restrictive covenants contained in the senior indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The senior indenture provides that:

(1)	Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may issue shares of

Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,950 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under ‘‘—Asset Sales;’’

(b)	the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (1) the senior notes (not including any additional senior notes) and the Senior Guarantees, as applicable, and (2) the Senior Subordinated Notes and the related guarantees, as applicable;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed 3% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)	Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the senior indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of Holdings under its Senior Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital

Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $175 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Holdings or such Restricted Subsidiary is permitted under the terms of the senior indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Guarantee with respect to the senior notes substantially to the same extent as such Indebtedness is subordinated to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o) and (t) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, ‘‘Refinancing Indebtedness’’) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3)	to the extent such Refinancing Indebtedness refinances Indebtedness junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the senior notes or the Senior Guarantee of such Restricted Subsidiary, as applicable;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t).

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Secured Indebtedness.

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of its Incurrence;

(r)	Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	(a) if Holdings could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if Holdings could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing,

Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $125 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries; and

(u)	Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior notes or such Guarantor's Senior Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as ‘‘Restricted Payments’’), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’ and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1)	50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from October 1, 2003 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Holdings or the Issuer after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Holdings or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B)	the sale (other than to Holdings or a Restricted Subsidiary of Holdings) of the Capital Stock of an Unrestricted Subsidiary or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(5)	in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $10 million, shall be set forth in an Officers' Certificate or

(B)	in the event of property with a Fair Market Value in excess of $20 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior indenture;

(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests (‘‘Retired Capital Stock’’) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer or Subordinated Indebtedness of the Issuer or Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) (collectively, including any such contributions, ‘‘Refunding Capital Stock’’) and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or Holdings which is Incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is subordinated to the senior notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Holdings or the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer held by any future, present or former employee, director or consultant of the Issuer, Holdings, or any direct or indirect parent company of Holdings or the Issuer or any other Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent company of Holdings or the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date;

(provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Holdings or the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdings or the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings or the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $50 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on Holdings' common stock (or the payment of dividends to any direct or indirect parent of Holdings or the Issuer, as the case may be, to fund the payment by any direct or indirect parent of Holdings or the Issuer, as the case may be, of dividends on such entity's common stock) of up to 6.0% per annum of the net proceeds received by Holdings or the Issuer from any public offering of common stock or contributed to Holdings or the Issuer by any direct or indirect parent of Holdings or the Issuer from any public offering of common stock;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;

(12) (a)	with respect to each tax year or portion thereof that Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of Capital Stock of Holdings of an amount equal to the product of (i) the amount of aggregate net taxable income of Holdings allocated to the holders of Capital Stock of Holdings for such period and (ii) the Presumed Tax Rate for such period; and

(b)	with respect to any tax year or portion thereof that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries (including without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which Holdings and/or its Restricted Subsidiaries are members); provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13)	the payment of dividends, other distributions or other amounts by Holdings or the Issuer, if applicable:

(a)	in amounts equal to the amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of Holdings or the Issuer, if applicable, and general corporate overhead expenses of any direct parent of Holdings or the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings or the Issuer, if applicable, and their respective Subsidiaries; and

(b)	dividends paid to any direct parent of Holdings or the Issuer, if applicable, in amounts equal to amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings Incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(14)	cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer, as the case may be, or Restricted Subsidiaries of Holdings to Affiliates, in each case to the extent permitted by the covenant described under ‘‘—Transactions with Affiliates;’’

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness, including, without limitation, the Senior Subordinated Notes, pursuant to the provisions similar to those described under ‘‘—Change of Control’’ and ‘‘—Asset Sales;’’ provided that all senior notes tendered by holders of the senior notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18)	any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings' Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of ‘‘Unrestricted Subsidiary.’’ For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of ‘‘Investments.’’ Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, Holdings may not at any time designate the Issuer as an Unrestricted Subsidiary for any purpose under the senior indenture or the senior notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)	(i) pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)	the senior indenture, the senior notes, the Senior Subordinated Notes and the indenture relating to the Senior Subordinated Notes;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Liens’’ that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness of any Restricted Subsidiary of Holdings (i) that is the Issuer or a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or (ii) that is Incurred by a Foreign Subsidiary of Holdings subsequent to the Issue Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’ or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary of Holdings (other than liabilities that are by their terms subordinated to the senior notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary of Holdings from such transferee that are converted by Holdings or such Restricted Subsidiary of Holdings into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1% of Total Assets and $50 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Holdings' or any Restricted Subsidiary of Holdings' receipt of the Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary of Holdings may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under other Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the senior notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings,

(2)	to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), or capital expenditures, in each case used or useful in a Similar Business, and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary of Holdings may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute ‘‘Excess Proceeds.’’ When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of senior notes (an ‘‘Asset Sale Offer’’) to purchase the maximum principal amount of senior notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the senior indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior indenture by virtue thereof.

If more senior notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such senior notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior notes are listed, or if such senior notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior notes at such holder's registered address. If any senior note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any senior note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on senior notes or portions thereof purchased.

Transactions with Affiliates.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an ‘‘Affiliate Transaction’’) involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Holdings, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among Holdings and/or any of its Restricted Subsidiaries and (b) any merger of Holdings and any direct parent company of Holdings, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger is otherwise in compliance with the terms of the senior indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the senior indenture described above under the covenant ‘‘—Limitation on Restricted Payments;’’

(3)	the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $10 million and (y) 2% of EBITDA of Holdings and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or any direct or indirect parent company of Holdings or the Issuer;

(5)	payments by Holdings or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;

(6)	transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;

(8)	any agreement (other than with the Sponsors) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the senior notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9)	the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the senior notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(12)	any transaction effected as part of a Qualified Receivables Financing; and

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings.

Liens.    The senior indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of Holdings or such Restricted Subsidiary of Holdings, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of Holdings or any of its Restricted Subsidiaries unless the senior notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require Holdings or any Restricted Subsidiary of Holdings to secure the senior notes if the Lien consists of a Permitted Lien.

The senior indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor unless the Senior Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to such Guarantor's Senior Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Senior Guarantee if the Lien consists of a Permitted Lien.

Reports and Other Information.    The senior indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to prospective purchasers of senior notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, further, that notwithstanding the foregoing (i) with respect to the fiscal quarter ended September 30, 2003, Holdings may deliver to the Trustee the report described in clause (2) above at any time on or prior to December 31, 2003, (ii) with respect to the full fiscal year ending December 31, 2003, Holdings may deliver to the Trustee the report described in clause (1) above at any time on or prior to April 30, 2004 and, in each case, such reports may (x) exclude the guarantor footnote disclosure required under Rule 3-10 of Regulation S-X and (y) indicate that the purchase accounting therein is reflected on a preliminary basis and is subject to change and (iii) with respect to reports that Holdings is not required to file with the SEC pursuant to the immediately preceding proviso, if the Issuer and the Guarantors have not at such time failed to comply with their obligations to consummate an exchange offer (or a shelf registration, if applicable), such reports need not include any financial statements for full fiscal years ended on or prior to December 31, 2002 other than such financial statements included in this prospectus.

In the event that:

(a)	the rules and regulations of the SEC permit Holdings and any direct or indirect parent company of Holdings to report at such parent entity's level on a consolidated basis and

(b)	such parent entity of Holdings is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Holdings,

such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for Holdings will satisfy this covenant.

Future Guarantors.    The senior indenture provides that Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of Holdings or any of its Restricted Subsidiaries; or

(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the senior notes. Each Senior Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Senior Guarantee shall be released in accordance with the provisions of the senior indenture described under ‘‘—Senior Guarantees.’’

Merger, Consolidation or Sale of All or Substantially All Assets

The senior indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the ‘‘Successor Company’’);

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the senior indenture and the senior notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Guarantee shall apply to such Person's obligations under the senior indenture and the senior notes; and

(6)	the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the senior indenture and the senior notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The senior indenture further provides that subject to certain limitations in the senior indenture governing release of a Senior Guarantee upon the sale or disposition of a Restricted Subsidiary of Holdings that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the ‘‘Successor Guarantor’’);

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior indenture and such Guarantors' Senior Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(4)	the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior indenture.

Subject to certain limitations described in the senior indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior indenture and such Guarantor's Senior Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) Holdings may merge with the Issuer and (3) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor (other than Holdings) may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a ‘‘Transfer’’) to, any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of Holdings and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in the senior indenture as:

(1)	a default in any payment of interest on any senior note when due continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any senior note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise,

(3)	the failure by the Issuer to comply with its obligations under the covenant described under ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ above,

(4)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under ‘‘—Change of Control’’ or ‘‘—Certain Covenants’’ (in each case, other than a failure to purchase senior notes),

(5)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the senior notes or the senior indenture,

(6)	the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the ‘‘cross-acceleration provision’’),

(7)	certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the ‘‘bankruptcy provisions’’),

(8)	failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the ‘‘judgment default provision’’), or

(9)	the Senior Guarantee of Holdings or any Senior Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior indenture or any Senior Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer occurs, the principal of, premium, if any, and interest on all the senior notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding senior notes may rescind any such acceleration with respect to the senior notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the senior notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior indenture or the senior notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding senior notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding senior notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

As of March 31, 2006, we were in compliance in all material respects with all covenants and provisions contained under the senior indenture.

Amendments and Waivers

Subject to certain exceptions, the senior indenture may be amended with the consent of the holders of a majority in principal amount of the senior notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior notes then outstanding; provided, however, that if any amendment, waiver or other modification will only affect the dollar senior notes or the euro senior notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar senior notes or euro senior notes (and not the consent of at least a majority of all senior notes), as the case may be, shall be required. However, without the consent of each holder of an outstanding senior note affected, no amendment may, among other things:

(1)	reduce the amount of senior notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any senior note,

(3)	reduce the principal of or change the Stated Maturity of any senior note,

(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior note may be redeemed as described under ‘‘—Optional Redemption,’’

(5)	make any senior note payable in money other than that stated in such senior note,

(6)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior notes,

(7)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions,

(8)	expressly subordinate the senior notes or any Senior Guarantee to any other Indebtedness of the Issuer or any Guarantor, or

(9)	modify the Senior Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the senior indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the senior indenture, to provide for uncertificated senior notes in addition to or in place of certificated senior notes (provided that the uncertificated senior notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior notes are described in Section 163(f)(2)(B) of the Code), to add Senior Guarantees with respect to the senior notes, to secure the senior notes, to add to the covenants of the Issuer or Holdings for the benefit of the holders or to surrender any right or power conferred upon the Issuer or Holdings, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the senior indenture under the TIA or to make certain changes to the senior indenture to provide for the issuance of additional senior notes.

The consent of the noteholders is not necessary under the senior indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer (other than Holdings) or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the senior notes, the senior indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior notes by accepting a senior note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior notes. The waiver will not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange senior notes in accordance with the senior indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the senior indenture. The Issuer is not required to transfer or exchange any senior note selected for redemption or to transfer or exchange any senior note for a period of 15 days prior to a selection of senior notes to be redeemed. The senior notes will be issued in registered form and the registered holder of a senior note will be treated as the owner of such senior note for all purposes.

Satisfaction and Discharge

The senior indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of senior notes, as expressly provided for in the senior indenture) as to all outstanding senior notes when:

(1)	either (a) all the senior notes theretofore authenticated and delivered (except lost, stolen or destroyed senior notes which have been replaced or paid and senior notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the senior notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the senior notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Guarantors have paid all other sums payable under the senior indenture; and

(3)	the Issuer has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the senior indenture relating to the satisfaction and discharge of the senior indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the senior notes and the senior indenture (‘‘legal defeasance’’), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior notes, to replace mutilated, destroyed, lost or stolen senior notes and to maintain a registrar and paying agent in respect of the senior notes. The Issuer at any time may terminate its obligations under the covenants described under ‘‘—Certain Covenants,’’ the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under ‘‘—Defaults’’ and the undertakings and covenants contained under ‘‘—Change of Control’’ and ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ (‘‘covenant defeasance’’). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the senior notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the senior notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under ‘‘—Defaults’’ or because of the failure of the Issuer to comply with ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets.’’

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the ‘‘defeasance trust’’) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the senior notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under the senior indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the senior notes.

Governing Law

The senior indenture provides that it and the senior notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

‘‘Acquired Indebtedness’’ means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

‘‘Acquisition’’ means the acquisition by Holdings of all of the outstanding capital stock of Ondeo Nalco Company and certain subsidiaries of Nalco International S.A.S. comprising all or substantially all of the assets relating to its water treatment and specialty process chemicals systems business.

‘‘Acquisition Documents’’ means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

‘‘Affiliate’’ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, ‘‘control’’ (including, with correlative meanings, the terms ‘‘controlling,’’ ‘‘controlled by’’ and ‘‘under common control with’’), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

‘‘Applicable Premium’’ means, with respect to any senior note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the senior note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the dollar senior note or euro senior note, as applicable, at November 15, 2007 (such redemption price being set forth in the applicable table appearing above under ‘‘—Optional Redemption’’) plus (ii) all required interest payments due on the dollar senior note or euro senior note, as applicable, through November 15, 2007 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the senior note.

‘‘Asset Sale’’ means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a ‘‘disposition’’) or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under ‘‘—Certain Covenants—Limitation on Restricted Payments;’’

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $10 million;

(e)	any disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;

(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10 million shall be evidenced by an Officers' Certificate, and (2) $20 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g)	sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	sales of inventory in the ordinary course of business;

(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(k)	a sale of accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions; and

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

‘‘Bank Indebtedness’’ means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents, as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

‘‘Board of Directors’’ means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

‘‘Capital Stock’’ means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

‘‘Capitalized Lease Obligation’’ means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

‘‘Cash Contribution Amount’’ means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of ‘‘Contribution Indebtedness.’’

‘‘Cash Equivalents’’ means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated ‘‘A’’ or the equivalent thereof by Moody's or S&P;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least ‘‘A-1’’ or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;

(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P in each case with maturities not exceeding two years from the date of acquisition; and

(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of ‘‘A’’ or higher from S&P or ‘‘A-2’’ or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Consolidated Interest Expense’’ means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer's outstanding 6¼% Notes due 2008);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than Holdings and its Restricted Subsidiaries; and

(4)	less interest income for such period.

‘‘Consolidated Net Income’’ means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, transition expenses incurred as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided that with respect to each nonrecurring item, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of ‘‘—Certain Covenants—Limitation on Restricted Payments,’’ the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included;

(9)	an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under ‘‘—Certain Covenants— Limitation on Restricted Payments’’ shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included; and

(14)	(a)(i) the non-cash portion of ‘‘straight-line’’ rent expense shall be excluded and (ii) the cash portion of ‘‘straight-line’’ rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

‘‘Consolidated Non-cash Charges’’ means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

‘‘Consolidated Taxes’’ means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan Single Business Tax) and any Tax Distributions taken into account in calculating Consolidated Net Income.

‘‘Contingent Obligations’’ means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (‘‘primary obligations’’) of any other Person (the ‘‘primary obligor’’) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

‘‘Contribution Indebtedness’’ means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the senior notes, and

(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

‘‘Credit Agreement’’ means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Holdings, certain Subsidiaries of the Issuer, the financial institutions named therein, and Citicorp North America, Inc., as Administrative Agent and Collateral Agent.

‘‘Default’’ means any event which is, or after notice or passage of time or both would be, an Event of Default.

‘‘Designated Non-cash Consideration’’ means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

‘‘Designated Preferred Stock’’ means Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘Disqualified Stock’’ means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

‘‘Domestic Subsidiary’’ means a Restricted Subsidiary that is not a Foreign Subsidiary.

‘‘EBITDA’’ means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the Issuer under the Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceeds the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods); plus

(6)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed in any four-quarter period the greater of (x) $10 million and (y) 2% of EBITDA (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (6) is $10 million) of Holdings and its Restricted Subsidiaries;

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

‘‘Equity Interests’’ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

‘‘Equity Offering’’ means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to Holdings', the Issuer's or such direct or indirect parent company's common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

‘‘Excluded Contributions’’ means the net cash proceeds received by Holdings after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Holdings or to any Holdings or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘EU Government Obligations’’ means securities that are:

(1)	direct obligations of any member state of the European Union (as it exists on the Issue Date) or issued by any agency or instrumentality thereof for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any member state of the European Union (as it exists on the Issue Date) the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such member state of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such EU Government Obligations or a specific payment of principal of or interest on any such EU Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the EU Government Obligations or the specific payment of principal of or interest on the EU Government Obligations evidenced by such depository receipt.

‘‘Fair Market Value’’ means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

‘‘Fixed Charge Coverage Ratio’’ means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the ‘‘Calculation Date’’), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of ‘‘Pro Forma Adjusted EBITDA’’ as set forth in footnote (h) to the ‘‘Notes to Unaudited Pro Forma Statements of Operations’’ under ‘‘Unaudited Pro Forma Financial Information’’ in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

‘‘Fixed Charges’’ means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

‘‘Flow Through Entity’’ means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

‘‘Foreign Subsidiary’’ means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

‘‘GAAP’’ means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior indenture, the term ‘‘consolidated’’ with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

‘‘Government Obligations’’ means, in the case of the dollar senior notes, U.S. Government Obligations and, in the case of the euro senior notes, EU Government Obligations.

‘‘guarantee’’ means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

‘‘Guarantor’’ means any Person that Incurs a Senior Guarantee; provided that upon the release or discharge of such Person from its Senior Guarantee in accordance with the senior indenture, such Person ceases to be a Guarantor.

‘‘Hedging Obligations’’ means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

‘‘Incur’’ means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

‘‘Indebtedness’’ means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to Holdings and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, Holdings or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Holdings or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

‘‘Independent Financial Advisor’’ means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

‘‘Initial Purchasers’’ means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc. and The Royal Bank of Scotland plc (in the case of the dollar senior notes) and Citigroup Global Markets Limited, Banc of America Securities Limited, Deutsche Bank AG London, Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais and The Royal Bank of Scotland plc (in the case of the euro senior notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior notes.

‘‘Investment Grade Securities’’ means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

‘‘Investments’’ means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of ‘‘Unrestricted Subsidiary’’ and the covenant described under ‘‘—Certain Covenants— Limitation on Restricted Payments:’’

(1)	‘‘Investments’’ shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent ‘‘Investment’’ in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	Holdings' ‘‘Investment’’ in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

‘‘Issue Date’’ means November 4, 2003, the date on which the senior notes are originally issued.

‘‘Lien’’ means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

‘‘Management Group’’ means the group consisting of the directors, executive officers and other management personnel of the Issuer and Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, was approved by a vote of a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable.

‘‘Net Income’’ means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

‘‘Net Proceeds’’ means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under ‘‘—Certain Covenants—Asset Sales’’) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

‘‘Obligations’’ means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the senior notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior notes.

‘‘Officers' Certificate’’ means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the senior indenture.

‘‘Pari Passu Indebtedness’’ means:

(1)	with respect to the Issuer, the senior notes and any Indebtedness which ranks pari passu in right of payment to the senior notes; and

(2)	with respect to any Guarantor, its Senior Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Guarantee.

‘‘Permitted Holders’’ means, at any time, each of (i) the Sponsors and (ii) the Management Group if at such time the Management Group owns not more than 10% of the then outstanding total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent company of the Issuer or Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

‘‘Permitted Investments’’ means:

(1)	any Investment in Holdings or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of ‘‘—Certain Covenants—Asset Sales’’ or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ covenant;

(9)	any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (9), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer, Holdings (other than Disqualified Stock) or any direct or indirect parent company of Holdings or the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments;’’

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under ‘‘—Certain Covenants—Transactions with Affiliates’’ (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under ‘‘—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Certain Covenants—Future Guarantors;’’

(16)	any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under ‘‘—Certain Covenants—Asset Sales;’’ and

(20)	additional Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $25 million.

‘‘Permitted Liens’’ means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens securing an aggregate principal amount of Pari Passu Indebtedness under the Credit Agreement not to exceed the greater of (x) the aggregate principal amount of Indebtedness permitted to be Incurred pursuant to clause (a) of the second paragraph of the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and (y) the maximum principal amount of Indebtedness under the Credit Agreement that, as of such date, and after giving effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom on such date, would not cause the Secured Indebtedness Leverage Ratio of Holdings to exceed 2.75 to 1.00 and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of Holdings other than a Foreign Subsidiary) of the second paragraph of the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;

(9)	Liens on property at the time Holdings or a Restricted Subsidiary of Holdings acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary of Holdings permitted to be Incurred in accordance with the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings' client at which such equipment is located;

(17)	Liens on accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ Incurred in connection with a Qualified Receivables Financing;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(19)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25 million at any one time outstanding.

‘‘Person’’ means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

‘‘Preferred Stock’’ means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

‘‘Presumed Tax Rate’’ means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

‘‘Purchase Money Note’’ means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

‘‘Qualified Receivables Financing’’ means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

‘‘Receivables Financing’’ means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

‘‘Receivables Repurchase Obligation’’ means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

‘‘Receivables Subsidiary’’ means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)	with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

(c)	to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

‘‘Reimbursement Agreement’’ means that certain reimbursement agreement between the Issuer and Suez S.A. (‘‘Suez’’), dated as of the Issue Date providing for the reimbursement by Suez of all contributions required to be made by the Issuer to the Profit Sharing and Savings Plan pursuant to the Contribution Agreement between the Issuer and Northern Trust Company, dated as of November 2, 1999, as amended.

‘‘Restricted Investment’’ means an Investment other than a Permitted Investment.

‘‘Restricted Subsidiary’’ means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this ‘‘Description of Senior Notes’’, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer.

‘‘Sale/Leaseback Transaction’’ means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

‘‘Secured Indebtedness’’ means any Indebtedness secured by a Lien.

‘‘Secured Indebtedness Leverage Ratio’’ means, with respect to any Person, at any date the ratio of (i) Secured Indebtedness of such Person and its Restricted Subsidiaries (other than Secured Indebtedness secured by Liens permitted under clauses (6)(B), (10), (15) and (17) of the definition of ‘‘Permitted Liens’’) as of such date of calculation (determined on a consolidated basis in accordance with GAAP) to (ii) EBITDA of such Person for the four full fiscal quarters for which internal financial statements are available immediately preceding such date on which such additional Indebtedness is Incurred. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness subsequent to the commencement of the period for which the Secured Indebtedness Leverage Ratio is being calculated but prior to the event for which the calculation of the Secured Indebtedness Leverage Ratio is made (the ‘‘Secured Leverage Calculation Date’’), then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Secured Leverage Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Secured Indebtedness Leverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of ‘‘Pro Forma Adjusted EBITDA’’ as set forth in footnote (h) to the ‘‘Notes to Unaudited Pro Forma Statements of Operations’’ under ‘‘Unaudited Pro Forma Financial Information’’ in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

‘‘Senior Credit Documents’’ means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

‘‘Senior Guarantee’’ means any guarantee of the obligations of the Issuer under the senior indenture and the senior notes by any Person in accordance with the provisions of the senior indenture.

‘‘Senior Subordinated Notes’’ mean the $465 million aggregate principal of 8 7/8% senior subordinated notes due 2013 and the €200 million aggregate principal amount of 9% senior subordinated notes due 2013, issued by the Issuer concurrently with the issuance of the senior notes offered hereby.

‘‘Significant Subsidiary’’ means any Restricted Subsidiary that would be a ‘‘Significant Subsidiary’’ of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

‘‘Similar Business’’ means a business, the majority of whose revenues are derived from the water treatment and specialty process chemicals systems, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

‘‘Sponsors’’ means (1) one or more investment funds controlled by The Blackstone Group, (2) one or more investment funds controlled by Apollo Management, L.P. and (3) one or more investment funds controlled by The Goldman Sachs Group, Inc. and, in each case, their respective Affiliates (not including, however, any portfolio companies of any of the Sponsors).

‘‘Standard Securitization Undertakings’’ means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

‘‘Stated Maturity’’ means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

‘‘Stock Purchase Agreement’’ means the Stock Purchase Agreement, dated as of August 31, 2003, among Blackstone/Neptune Acquisition Company L.L.C., Leo Holding Company and Nalco International S.A.S., as amended, supplemented or modified from time to time.

‘‘Subordinated Indebtedness’’ means (a) with respect to the Issuer, any Indebtedness, including the senior subordinated notes, of the Issuer which is by its terms subordinated in right of payment to the senior notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Guarantee, including its guarantee of the senior subordinated notes.

‘‘Subsidiary’’ means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

‘‘Tax Distributions’’ means any distributions described in clause (12) of the covenant entitled ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘TIA’’ means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior indenture.

‘‘Total Assets’’ means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

‘‘Transactions’’ means the Acquisition and the transactions related thereto, the offering of senior notes being offered hereby, the concurrent offering of Senior Subordinated Notes and borrowings made pursuant to the Credit Agreement.

‘‘Treasury Rate’’ means (i) with respect to the dollar senior notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2007; provided, however, that if the period from such redemption date to November 15, 2007 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (ii) with respect to the euro senior notes, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany with a constant maturity most nearly equal to the period from the applicable redemption date of such euro senior notes to November 15, 2007; provided, however, that if the period from the redemption date to November 15, 2007 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given except that if the period from the redemption date to November 15, 2007 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

‘‘Trust Officer’’ means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the senior indenture.

‘‘Trustee’’ means the respective party named as such in the senior indenture until a successor replaces it and, thereafter, means the successor.

‘‘Unrestricted Subsidiary’’ means:

(1)	any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)(1)	Holdings could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,’’ or (2) the Fixed Charge Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)	no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

‘‘U.S. Government Obligations’’ means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

‘‘Voting Stock’’ of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

‘‘Weighted Average Life to Maturity’’ means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

‘‘Wholly Owned Restricted Subsidiary’’ is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

‘‘Wholly Owned Subsidiary’’ of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

DESCRIPTION OF SENIOR SUBORDINATED NOTES

General

The dollar senior subordinated notes and the euro senior subordinated notes were issued under an indenture (the ‘‘senior subordinated indenture’’), dated as of November 4, 2003 among the Issuer, the Subsidiary Guarantors and Holdings, as Guarantor, and The Bank of New York, as Trustee, as supplemented by a supplemental indenture, dated as of November 12, 2003 among the Issuer, Calgon Corporation and Degremont American Holding, Inc. as new guarantors and The Bank of New York, as Trustee. Copies of the senior subordinated indenture may be obtained from the Issuer upon request, and for so long as the euro senior subordinated notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, copies of the senior subordinated indenture may be obtained upon request to the Luxembourg Stock Exchange. The dollar senior subordinated notes and the euro senior subordinated notes were issued as a separate series, but, except as otherwise provided below, will be treated as a single class for all purposes under the senior subordinated indenture. A copy of the senior subordinated indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The dollar senior subordinated notes and the euro senior subordinated notes are collectively referred to as the ‘‘senior subordinated notes.’’

The following summary of certain provisions of the senior subordinated indenture and the senior subordinated notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the senior subordinated indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this ‘‘Description of Senior Subordinated Notes’’ section and not otherwise defined have the meanings set forth in the section ‘‘—Certain Definitions.’’ As used in this ‘‘Description of Senior Subordinated Notes’’ section, the ‘‘Issuer,’’ ‘‘we,’’ ‘‘us’’ and ‘‘our’’ means Nalco Company and not any of its Subsidiaries, and ‘‘Holdings’’ means Nalco Holdings LLC and not any of its Subsidiaries.

On November 4, 2003, we issued dollar senior subordinated notes with an initial aggregate principal amount of $465 million and we issued euro senior subordinated notes in an initial aggregate principal amount of €200 million. We may issue additional senior subordinated notes from time to time after this offering. Any offering of additional senior subordinated notes is subject to the covenant described below under the caption ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’ Except as set forth under ‘‘—Amendments and Waivers,’’ the senior subordinated notes and any additional senior subordinated notes subsequently issued under the senior subordinated indenture will be treated as a single class for all purposes under the senior subordinated indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the senior subordinated notes are payable, and the senior subordinated notes may be exchanged or transferred, at the office or agency of the Issuer in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee, at 101 Barclay Street, New York, New York 10286), and, so long as the euro senior subordinated notes are listed on the Luxembourg Stock Exchange, payment of principal, premium, if any, and interest on the euro senior subordinated notes will be payable, and the euro senior subordinated notes may be exchanged or transferred, at the office of the paying agent in Luxembourg, except that, at the option of the Issuer, payment of interest may be made by check mailed to the holders at their registered addresses.

The senior subordinated notes were issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 in the case of the dollar senior subordinated notes, and in denominations of €1,000 and any integral multiple of €1,000 in the case of the euro senior subordinated notes. No service charge will be made for any registration of transfer or exchange of senior subordinated notes, but the Issuer may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Senior Subordinated Notes

The senior subordinated notes are unsecured senior subordinated obligations of the Issuer and will mature on November 15, 2013. Each senior subordinated note bears interest at a rate per annum shown on the front cover of this prospectus from November 4, 2003 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on the May 1 or November 1 immediately preceding the interest payment date on May 15 and November 15 of each year, commencing May 15, 2004. Interest on the senior subordinated notes is computed on the basis of a 360-day year of twelve 30-day months.

Optional Redemption

On and after November 15, 2008, the Issuer may redeem the dollar senior subordinated notes and may redeem the euro senior subordinated notes, in each case, at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on November 15 of the years set forth below:

Dollar Senior Subordinated Notes
Period	Redemption Price
2008	104.438%
2009	102.958%
2010	101.479%
2011 and thereafter	100.000%

Euro Senior Subordinated Notes
Period	Redemption Price
2008	104.500%
2009	103.000%
2010	101.500%
2011 and thereafter	100.000%

In addition, prior to November 15, 2008, the Issuer may redeem the dollar senior subordinated notes and may redeem the euro senior subordinated notes, in each case at its option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at a redemption price equal to 100% of the principal amount of the senior subordinated notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to November 15, 2006, the Issuer may redeem (x) in the aggregate up to 35% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes) and (y) in the aggregate up to 35% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuance of additional euro senior subordinated notes), in each case, with the net cash proceeds of one or more Equity Offerings (1) by the Issuer or (2) by Holdings or any direct or indirect parent of Holdings or the Issuer, in each case, to the extent the net cash proceeds thereof are contributed to the common equity capital of the Issuer or used to purchase Capital Stock (other than Disqualified Stock) of the Issuer from it, at a redemption price (expressed as a percentage of principal amount thereof) of 108.875% in the case of the dollar senior subordinated notes and 109.000% in the case of the euro senior subordinated notes, plus, in each case, accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the dollar senior subordinated notes (calculated after giving effect to any issuance of additional dollar senior subordinated notes), in the case of each redemption of dollar senior subordinated notes, and at least 65% of the original aggregate principal amount of the euro senior subordinated notes (calculated after giving effect to any issuer of additional euro senior subordinated notes), in the case of each redemption of euro senior subordinated notes must, in each case, remain outstanding after each such redemption; and provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days' notice mailed to each holder of senior subordinated notes being redeemed and otherwise in accordance with the procedures set forth in the senior subordinated indenture.

Selection

In the case of any partial redemption, selection of the senior subordinated notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no dollar senior subordinated notes of $1,000 or less, or euro senior subordinated notes of €1,000 or less, shall be redeemed in part. If any senior subordinated note is to be redeemed in part only, the notice of redemption relating to such senior subordinated note shall state the portion of the principal amount thereof to be redeemed. A new senior subordinated note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the redemption date, interest will cease to accrue on senior subordinated notes or portions thereof called for redemption so long as the Issuer has deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the senior subordinated notes to be redeemed.

Ranking

The indebtedness evidenced by the senior subordinated notes are unsecured senior subordinated Indebtedness of the Issuer, are subordinated in right of payment, as set forth in the senior subordinated indenture, to all existing and future Senior Indebtedness of the Issuer, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer and are senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer. The senior subordinated notes are also effectively subordinated to any Secured Indebtedness of the Issuer to the extent of the value of the assets securing such Secured Indebtedness. However, payment from the money or the proceeds of Government Obligations held in any defeasance trust described under ‘‘—Defeasance’’ below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein if the deposit of such money or Government Obligations into the defeasance trust did not otherwise violate the subordination provisions of the senior subordinated indenture.

The indebtedness evidenced by the Senior Subordinated Guarantees are unsecured senior subordinated Indebtedness of the applicable Guarantor, will be subordinated in right of payment, as set forth in the senior subordinated indenture, to all existing and future Senior Indebtedness of such Guarantor, rank pari passu in right of payment with all existing and future Pari Passu Indebtedness of such Guarantor and are senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Senior Subordinated Guarantees are also effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At March 31, 2006,

(1)	Holdings and its Subsidiaries would have had $2,189.7 million aggregate principal amount of Senior Indebtedness outstanding (excluding unused commitments), $1,224.0 million of which would have been Secured Indebtedness;

(2)	Holdings and its Subsidiaries would have had no Pari Passu Indebtedness outstanding (other than the senior subordinated notes), and no Subordinated Indebtedness outstanding; and

(3)	the Issuer's Subsidiaries that are not Guarantors would have had total Indebtedness of approximately $107.8 million (excluding intercompany liabilities of Subsidiaries that are not Guarantors).

Although the senior subordinated indenture contains limitations on the amount of additional Indebtedness which the Issuer and its Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.’’

A significant portion of the operations of the Issuer are conducted through its Subsidiaries. Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Issuer, including holders of the senior subordinated notes. The senior subordinated notes, therefore, are effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of Subsidiaries of the Issuer that are not Guarantors. Although the senior subordinated indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of the Issuer's Subsidiaries, such limitation is subject to a number of significant qualifications.

‘‘Senior Indebtedness’’ with respect to Holdings or any of its Restricted Subsidiaries means all Indebtedness and any Receivables Repurchase Obligation of Holdings or any such Restricted Subsidiary, including interest thereon (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to Holdings or any Restricted Subsidiary of Holdings at the rate specified in the documentation with respect thereto whether or not a claim for post-filing interest is allowed in such proceeding) and other amounts (including fees, expenses, reimbursement obligations under letters of credit and indemnities) owing in respect thereof, whether outstanding on the Issue Date or thereafter Incurred, unless in the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such obligations are subordinated in right of payment to any other Indebtedness of Holdings or such Restricted Subsidiary, as applicable; provided, however, that Senior Indebtedness shall not include, as applicable:

(1)	any obligation of the Issuer to Holdings or any Subsidiary of Holdings (other than any Receivables Repurchase Obligation), or of any Subsidiary to Holdings or any other Subsidiary of Holdings,

(2)	any liability for Federal, state, local or other taxes owed or owing by Holdings or such Restricted Subsidiary,

(3)	any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities),

(4)	any Indebtedness or obligation of Holdings or any Restricted Subsidiary which is subordinate or junior in any respect to any other Indebtedness or obligation of Holdings or such Restricted Subsidiary, as applicable, including any Pari Passu Indebtedness and any Subordinated Indebtedness,

(5)	any obligations with respect to any Capital Stock, or

(6)	any Indebtedness Incurred in violation of the senior subordinated indenture but, as to any such Indebtedness Incurred under the Credit Agreement, no such violation shall be deemed to exist for purposes of this clause (6) if the holders of such Indebtedness or their

Representative shall have received an Officers' Certificate to the effect that the Incurrence of such Indebtedness does not (or, in the case of a revolving credit facility thereunder, the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate the senior subordinated indenture.

If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

Only Indebtedness of the Issuer or a Guarantor that is Senior Indebtedness will rank senior to the senior subordinated notes or the relevant Senior Subordinated Guarantee in accordance with the provisions of the senior subordinated indenture. The senior subordinated notes and each Senior Subordinated Guarantee in all respects rank pari passu with all other Pari Passu Indebtedness of the Issuer and the relevant Guarantor, respectively.

The Issuer may not pay principal of, premium (if any) or interest on, the senior subordinated notes or make any deposit pursuant to the provisions described under ‘‘—Defeasance’’ below and may not otherwise purchase, redeem or otherwise retire any senior subordinated notes (except that holders may receive and retain (a) Permitted Junior Securities and (b) payments made from the trust described under ‘‘—Defeasance’’) (collectively, ‘‘pay the senior subordinated notes’’) if:

(1)	a default in the payment of the principal of, premium, if any, or interest on any Designated Senior Indebtedness of the Issuer occurs and is continuing or any other amount owing in respect of any Designated Senior Indebtedness of the Issuer is not paid when due, or

(2)	any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness of the Issuer is accelerated in accordance with its terms,

unless, in either case, the default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash.

However, the Issuer may pay the senior subordinated notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representative of the Designated Senior Indebtedness with respect to which either of the events set forth in clause (1) or (2) of the immediately preceding sentence has occurred and is continuing. During the continuance of any default (other than a default described in clause (1) or (2) of the second preceding sentence) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer may not pay the senior subordinated notes for a period (a ‘‘Payment Blockage Period’’) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a ‘‘Blockage Notice’’) of such default from the Representative of the Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter (or earlier if such Payment Blockage Period is terminated (1) by written notice to the Trustee and the Issuer from the Person or Persons who gave such Blockage Notice; (2) by repayment in full in cash of such Designated Senior Indebtedness; or (3) because the default giving rise to such Blockage Notice is no longer continuing). Notwithstanding the provisions described in the immediately preceding sentence (but subject to the provisions contained in the first sentence of this paragraph and in the succeeding paragraph), unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness or a payment default exists, the Issuer may resume payments on the senior subordinated notes after the end of such Payment Blockage Period. Not more than one Blockage Notice may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period. In no event, however, may the total number of days during which any Payment Blockage Period is in effect exceed 179 days in the aggregate during any 360 consecutive day period. For purposes of this paragraph, no default or event of default that existed or was continuing on the date of the commencement of any Payment Blockage Period with respect to the Designated Senior Indebtedness initiating such Payment Blockage

Period shall be, or be made, the basis of the commencement of a subsequent Payment Blockage Period by the Representative of such Designated Senior Indebtedness, whether or not within a period of 360 consecutive days, unless such default or event of default shall have been cured or waived for a period of not less than 90 consecutive days (it being understood that any subsequent action or any breach of any financial covenants for a period commencing after the date of commencement of such Payment Blockage Period that, in either case, would give rise to an event of default pursuant to any provision of the Designated Senior Indebtedness under which an event of default previously existed or was continuing shall constitute a new event of default for this purpose).

Upon any payment or distribution of the assets of the Issuer upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Issuer or its property, the holders of Senior Indebtedness of the Issuer will be entitled to receive payment in full in cash of the Senior Indebtedness (including interest accruing after, or which would accrue but for, the commencement of any such proceeding at the rate specified in the applicable Senior Indebtedness, whether or not a claim for such interest would be allowed) before the noteholders are entitled to receive any payment and until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which noteholders would be entitled but for the subordination provisions of the senior subordinated indenture will be made to holders of the Senior Indebtedness of the Issuer as their interests may appear (except that holders of senior subordinated notes may receive and retain (1) Permitted Junior Securities, and (2) payments made from the trust described under ‘‘—Defeasance’’ so long as, on the date or dates the respective amounts were paid into the trust, such payments were made with respect to the senior subordinated notes without violating the subordination provisions described herein). If a distribution is made to noteholders that due to the subordination provisions of the senior subordinated indenture should not have been made to them, such noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

If payment of the senior subordinated notes is accelerated because of an Event of Default, the Issuer or the Trustee shall promptly notify the holders of the Designated Senior Indebtedness (or their Representative) of the acceleration.

By reason of such subordination provisions contained in the senior subordinated indenture, in the event of insolvency, creditors of the Issuer who are holders of Senior Indebtedness may recover more, ratably, than the noteholders, and creditors of the Issuer who are not holders of Senior Indebtedness or of Pari Passu Indebtedness (including the senior subordinated notes) may recover less, ratably, than holders of Senior Indebtedness and may recover more, ratably, than the holders of Pari Passu Indebtedness.

The senior subordinated indenture contains substantially similar subordination provisions relating to each Guarantor's obligations under its Senior Subordinated Guarantee.

Senior Subordinated Guarantees

Each of Holdings' direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries on the Issue Date that guarantee Indebtedness under the Credit Agreement jointly and severally irrevocably and unconditionally guarantee on an unsecured senior subordinated basis (in the same manner and to the same extent that the senior subordinated notes are subordinated to Senior Indebtedness) the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes, whether for payment of principal of, premium, if any, or interest or additional interest on the senior subordinated notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the ‘‘Guaranteed Obligations’’). Such Guarantors agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Senior Subordinated Guarantees.

Each Senior Subordinated Guarantee is limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Senior

Subordinated Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that Incurs or guarantees certain Indebtedness or issues shares of Disqualified Stock to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the senior subordinated notes on the same unsecured senior basis. See ‘‘—Certain Covenants—Future Guarantors.’’

Each Senior Subordinated Guarantee is a continuing guarantee and shall:

(1)	remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2)	subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

(3)	inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Senior Subordinated Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1) (a)	the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the senior subordinated indenture,

(b)	Holdings designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ and the definition of ‘‘Unrestricted Subsidiary,’’ and

(c)	in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the senior subordinated notes pursuant to the covenant described under ‘‘—Certain Covenants—Future Guarantors’’, the release or discharge of the guarantee by such Restricted Subsidiary of Indebtedness of Holdings or any Restricted Subsidiary of Holdings or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the senior subordinated notes; and

(2)	in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings.

A Senior Subordinated Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any other Indebtedness of Holdings or any Restricted Subsidiary of Holdings which results in the obligation to guarantee the senior subordinated notes.

Change of Control

Upon the occurrence of any of the following events (each, a ‘‘Change of Control’’), each holder will have the right to require the Issuer to repurchase all or any part of such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent the Issuer has previously elected to redeem senior subordinated notes as described under ‘‘—Optional Redemption:’’

(1)	the sale, lease or transfer, in one or a series of related transactions, of all or substantially all the assets of Holdings and its Subsidiaries, taken as a whole, to a Person other than any of the Permitted Holders; or

(2)	Holdings becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent of Holdings; or

(3)	individuals who on the Issue Date constituted the Board of Directors of the Issuer or Holdings (together with any new directors whose election by such Board of Directors of the Issuer or Holdings or whose nomination for election by the shareholders of the Issuer or Holdings, as the case may be, was approved by (a) a vote of a majority of the directors of the Issuer or of Holdings, as the case may be, then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved or (b) the Permitted Holders) cease for any reason to constitute a majority of the Board of Directors of the Issuer or Holdings then in office.

In the event that at the time of such Change of Control the terms of the Bank Indebtedness or other Senior Indebtedness, including the Senior Notes, restrict or prohibit the repurchase of senior subordinated notes pursuant to this covenant, then prior to the mailing of the notice to holders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Issuer shall:

(1)	repay in full all Bank Indebtedness and such Senior Indebtedness; or

(2)	obtain the requisite consent, if required, under the agreements governing the Bank Indebtedness and such Senior Indebtedness to permit the repurchase of the senior subordinated notes as provided for in the immediately following paragraph.

Within 30 days following any Change of Control, except to the extent that the Issuer has exercised its right to redeem the senior subordinated notes as described under ‘‘—Optional Redemption,’’ the Issuer shall mail a notice (a ‘‘Change of Control Offer’’) to each holder with a copy to the Trustee stating:

(1)	that a Change of Control has occurred and that such holder has the right to require the Issuer to purchase such holder's senior subordinated notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2)	the circumstances and relevant facts and financial information regarding such Change of Control;

(3)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4)	the instructions determined by the Issuer, consistent with this covenant, that a holder must follow in order to have its senior subordinated notes purchased.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the senior subordinated indenture applicable to a Change of Control Offer made by the Issuer and purchases all senior subordinated notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of senior subordinated notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

This Change of Control repurchase provision is a result of negotiations between the Issuer and the Initial Purchasers. The Issuer has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Issuer could decide to do so in the future. Subject to the limitations discussed below, the Issuer could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the senior subordinated indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the Issuer's capital structure or credit ratings.

The occurrence of events which would constitute a Change of Control would constitute a default under the Credit Agreement and would constitute a Change of Control under the Senior Notes. Future Senior Indebtedness of the Issuer may contain prohibitions on certain events which would constitute a Change of Control or require such Senior Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require the Issuer to repurchase the senior subordinated notes could cause a default under such Senior Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Issuer. Finally, the Issuer's ability to pay cash to the holders upon a repurchase may be limited by the Issuer's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of Change of Control includes a phrase relating to the sale, lease or transfer of ‘‘all or substantially all’’ the assets of Nalco Holdings and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase ‘‘substantially all,’’ there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of senior subordinated notes to require the Issuer to repurchase such senior subordinated notes as a result of a sale, lease or transfer of less than all of the assets of Nalco Holdings and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

The following is a description of certain covenants, including the financial and restrictive covenants contained in the senior subordinated indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.The senior subordinated indenture provides that:

(1)	Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2)	Holdings will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock;

provided, however, that the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and the Issuer and Holdings and any Restricted Subsidiary that is a Guarantor may issue shares of Preferred Stock, in each case if the Fixed Charge Coverage Ratio of Holdings for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a)	the Incurrence by Holdings or its Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of $1,950 million outstanding at any one time, less the amount of any such Indebtedness permanently retired with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under ‘‘—Asset Sales;’’

(b)	the Incurrence by the Issuer and the Guarantors of Indebtedness represented by (1) the senior subordinated notes (not including any additional senior subordinated notes) and the Senior Subordinated Guarantees, as applicable, and (2) the Senior Notes and the related guarantees, as applicable;

(c)	Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d)	Indebtedness (including Capitalized Lease Obligations) Incurred by Holdings or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed 3% of Total Assets at the time of Incurrence;

(e)	Indebtedness Incurred by Holdings or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit, such obligations are reimbursed within 30 days following such drawing;

(f)	Indebtedness arising from agreements of Holdings or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the disposition of any business, assets or a Subsidiary of Holdings in accordance with the terms of the senior subordinated indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g)	Indebtedness of Holdings to a Restricted Subsidiary; provided that any such Indebtedness is subordinated in right of payment to the obligations of Holdings under its Senior Subordinated Guarantee; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h)	shares of Preferred Stock of a Restricted Subsidiary issued to Holdings or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i)	Indebtedness of a Restricted Subsidiary to Holdings or another Restricted Subsidiary; provided that (i) any such Indebtedness is made pursuant to an intercompany note and (ii) if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Senior Subordinated Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j)	Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the senior subordinated indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k)	obligations in respect of performance, bid and surety bonds and completion guarantees provided by Holdings or any Restricted Subsidiary in the ordinary course of business;

(l)	Indebtedness or Disqualified Stock of Holdings or any Restricted Subsidiary of Holdings not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (l), does not exceed $175 million at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (l) shall cease to be deemed Incurred or outstanding for purposes of this clause (l) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which Holdings, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (l));

(m)	any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of Holdings or any of its Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by Holdings or such Restricted Subsidiary is permitted under the terms of the senior subordinated indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor's Senior Subordinated Guarantee with respect to the senior subordinated notes substantially to the same extent as such Indebtedness is subordinated to the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;

(n)	the Incurrence by Holdings or any of its Restricted Subsidiaries of Indebtedness which serves to refund or refinance any Indebtedness Incurred as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (o) and (t) of this paragraph or any Indebtedness issued to so refund or refinance such Indebtedness (subject to the following proviso, ‘‘Refinancing Indebtedness’’) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1)	has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness being refunded or refinanced;

(2)	has a Stated Maturity which is no earlier than the Stated Maturity of the Indebtedness being refunded or refinanced;

(3)	to the extent such Refinancing Indebtedness refinances Indebtedness pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is pari passu with, or junior to, the senior subordinated notes or the Senior Subordinated Guarantee of such Restricted Subsidiary, as applicable;

(4)	is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5)	shall not include (x) Indebtedness of a Restricted Subsidiary of Holdings that is not the Issuer or a Guarantor that refinances Indebtedness of the Issuer or a Guarantor, or (y) Indebtedness of Holdings or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6)	in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d) or (t), shall be deemed to have been Incurred and to be outstanding under such clause (d) or (t), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d) and (t).

provided, further, that subclauses (1) and (2) of this clause (n) will not apply to any refunding or refinancing of any Senior Indebtedness.

(o)	Indebtedness or Disqualified Stock of Persons that are acquired by Holdings or any of its Restricted Subsidiaries or merged into a Restricted Subsidiary in accordance with the terms of the senior subordinated indenture; provided, however, that such Indebtedness or Disqualified Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1)	Holdings would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2)	the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(p)	Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to Holdings or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(q)	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two business days of its Incurrence;

(r)	Indebtedness of Holdings or any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(s)	Contribution Indebtedness;

(t)	(a) if Holdings could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries not otherwise permitted hereunder or (b) if Holdings could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Foreign Subsidiaries of the Issuer Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (t) which, when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (t), does not exceed the greater of (x) $125 million and (y) 10% of the consolidated assets of the Foreign Subsidiaries; and

(u)	Indebtedness of Holdings or any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business.

Notwithstanding the foregoing, neither the Issuer nor any Guarantor may Incur any Indebtedness pursuant to the immediately preceding paragraph if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such Indebtedness will be subordinated to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as applicable, to at least the same extent as such Subordinated Indebtedness. For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (u) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, Holdings shall, in its sole discretion, classify or reclassify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and Holdings shall not be permitted to reclassify all or any portion of such Indebtedness. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness, provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

Limitation on Restricted Payments.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any dividend or make any distribution on account of Holdings' or any of its Restricted Subsidiaries' Equity Interests, including any payment made in connection with any merger or consolidation involving Holdings (other than (A) dividends or distributions by Holdings payable solely in Equity Interests (other than Disqualified Stock) of Holdings; or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, Holdings or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2)	purchase or otherwise acquire or retire for value any Equity Interests of Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer;

(3)	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’); or

(4)	make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as ‘‘Restricted Payments’’), unless, at the time of such Restricted Payment:

(a)	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b)	immediately after giving effect to such transaction on a pro forma basis, Holdings could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’ and

(c)	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holdings and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6), (8) and (13) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of, without duplication,

(1)	50% of the Consolidated Net Income of Holdings for the period (taken as one accounting period) from October 1, 2003 to the end of Holdings' most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2)	100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by Holdings or the Issuer after the Issue Date from the issue or sale of Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions and Disqualified Stock), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to a Subsidiary of Holdings or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries), plus

(3)	100% of the aggregate amount of contributions to the capital of Holdings received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4)	100% of the aggregate amount received by Holdings or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by Holdings or any Restricted Subsidiary from:

(A)	the sale or other disposition (other than to Holdings or a Restricted Subsidiary of Holdings) of Restricted Investments made by Holdings and its Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from Holdings and its Restricted Subsidiaries by any Person (other than Holdings or any of its Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B)	the sale (other than to Holdings or a Restricted Subsidiary of Holdings) of the Capital Stock of an Unrestricted Subsidiary or

(C)	a distribution or dividend from an Unrestricted Subsidiary, plus

(5)	in the event any Unrestricted Subsidiary of Holdings has been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings, the Fair Market Value (as determined in accordance with the next succeeding sentence) of the Investment of Holdings in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after deducting any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (c)(2), (3), (4) and (5) above shall be determined in good faith by the Issuer and

(A)	in the event of property with a Fair Market Value in excess of $10 million, shall be set forth in an Officers' Certificate or

(B)	in the event of property with a Fair Market Value in excess of $20 million, shall be set forth in a resolution approved by at least a majority of the Board of Directors of the Issuer.

The foregoing provisions will not prohibit:

(1)	the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the senior subordinated indenture;

(2) (a)	the repurchase, retirement or other acquisition of any Equity Interests (‘‘Retired Capital Stock’’) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer or Subordinated Indebtedness of the Issuer or Holdings in exchange for, or out of the proceeds of the substantially concurrent sale of, Equity Interests of Holdings or any direct or indirect parent company of Holdings or the Issuer or contributions to the equity capital of Holdings (other than any Disqualified Stock or any Equity Interests sold to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) (collectively, including any such contributions, ‘‘Refunding Capital Stock’’) and

(b)	the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to a Subsidiary of Holdings or to an employee stock ownership plan or any trust established by Holdings or any of its Subsidiaries) of Refunding Capital Stock;

(3)	the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer or Holdings made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer or Holdings which is Incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ so long as

(a)	the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b)	such Indebtedness is subordinated to the senior subordinated notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c)	such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired, and

(d)	such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

(4)	the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of Holdings or the Issuer to finance any such repurchase, retirement or other acquisition) for value of Equity Interests of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer held by any future, present or former employee, director or consultant of the Issuer, Holdings, or any direct or indirect parent company of Holdings or the Issuer or any other Subsidiary of Holdings pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $15 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a)	the cash proceeds received by Holdings or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) to members of management, directors or consultants of Holdings and its Restricted Subsidiaries or any direct or indirect parent company of Holdings or the Issuer that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b)	the cash proceeds of key man life insurance policies received by Holdings or any direct or indirect parent company of Holdings or the Issuer (to the extent contributed to Holdings) and its Restricted Subsidiaries after the Issue Date;

(provided that Holdings may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year);

(5)	the declaration and payment of dividends or distributions to holders of any class or series of Disqualified Stock of Holdings or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(6)	the declaration and payment of dividends or distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and the declaration and payment of dividends to any direct or indirect parent company of Holdings or the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of Holdings or the Issuer issued after the Issue Date; provided, however, that (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, Holdings would have had a Fixed Charge Coverage Ratio of at least 2.25 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by Holdings or the Issuer from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7)	Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $50 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8)	the payment of dividends on Holdings' common stock (or the payment of dividends to any direct or indirect parent of Holdings or the Issuer, as the case may be, to fund the payment by any direct or indirect parent of Holdings or the Issuer, as the case may be, of dividends on such entity's common stock) of up to 6.0% per annum of the net proceeds received by Holdings or the Issuer from any public offering of common stock or contributed to Holdings or the Issuer by any direct or indirect parent of Holdings or the Issuer from any public offering of common stock;

(9)	Investments that are made with Excluded Contributions;

(10)	other Restricted Payments in an aggregate amount not to exceed $50 million;

(11)	the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to Holdings or a Restricted Subsidiary of Holdings by, Unrestricted Subsidiaries;

(12) (a)	with respect to each tax year or portion thereof that Holdings qualifies as a Flow Through Entity, the distribution by Holdings to the holders of Capital Stock of Holdings of an amount equal to the product of (i) the amount of aggregate net taxable income of Holdings allocated to the holders of Capital Stock of Holdings for such period and (ii) the Presumed Tax Rate for such period; and

(b)	with respect to any tax year or portion thereof that Holdings does not qualify as a Flow Through Entity, the payment of dividends or other distributions to any direct or indirect parent company of Holdings in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to the income of Holdings and its Restricted Subsidiaries (including, without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which Holdings and/or its Restricted Subsidiaries are members); provided, however, that in each case the amount of such payments in respect of any tax year does not exceed the amount that Holdings and its Restricted Subsidiaries would have been required to pay in respect of federal, state or local taxes (as the case may be) in respect of such year if Holdings and its Restricted Subsidiaries paid such taxes directly as a stand-alone taxpayer (or stand-alone group);

(13)	the payment of dividends, other distributions or other amounts by Holdings or the Issuer, if applicable:

(a)	in amounts equal to the amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existence, customary salary, bonus and other benefits payable to officers and employees of any direct parent of Holdings or the Issuer, if applicable, and general corporate overhead expenses of any direct parent of Holdings or the Issuer, if applicable, in each case to the extent such fees and expenses are attributable to the ownership or operation of Holdings or the Issuer, if applicable, and their respective Subsidiaries; and

(b)	dividends paid to any direct parent of Holdings or the Issuer, if applicable, in amounts equal to amounts required for any direct parent of Holdings or the Issuer, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to Holdings or any of its Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of, Holdings Incurred in accordance with the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(14)	cash dividends or other distributions on Holdings' Capital Stock used to, or the making of loans to any direct or indirect parent of Holdings to, fund the payment of fees and expenses incurred in connection with the Transactions or owed by Holdings, the Issuer or any direct or indirect parent company of Holdings or the Issuer, as the case may be, or Restricted Subsidiaries of Holdings to Affiliates, in each case to the extent permitted by the covenant described under ‘‘—Transactions with Affiliates;’’

(15)	repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(16)	purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing;

(17)	the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions ‘‘—Change of Control’’ and ‘‘—Asset Sales;’’ provided that all senior subordinated notes tendered by holders of the senior subordinated notes in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(18)	any payments made in connection with the consummation of the Transactions or as contemplated by the Acquisition Documents (other than payments to any Permitted Holder or any Affiliate thereof);

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10), (11) and (17), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of Holdings' Subsidiaries will be Restricted Subsidiaries. Holdings will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of ‘‘Unrestricted Subsidiary.’’ For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of ‘‘Investments.’’ Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Notwithstanding the foregoing, Holdings may not at any time designate the Issuer as an Unrestricted Subsidiary for any purpose under the senior subordinated indenture or the senior subordinated notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a) (i)	pay dividends or make any other distributions to Holdings or any of its Restricted Subsidiaries (1) on its Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to Holdings or any of its Restricted Subsidiaries;

(b)	make loans or advances to Holdings or any of its Restricted Subsidiaries; or

(c)	sell, lease or transfer any of its properties or assets to Holdings or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1)	contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2)	the senior subordinated indenture, the senior subordinated notes, the Senior Notes and the indenture relating to the Senior Notes;

(3)	applicable law or any applicable rule, regulation or order;

(4)	any agreement or other instrument relating to Indebtedness of a Person acquired by Holdings or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5)	any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

(6)	Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Liens’’ that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8)	customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(9)	purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10)	customary provisions contained in leases and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11)	any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12)	other Indebtedness of any Restricted Subsidiary of Holdings (i) that is the Issuer or a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or (ii) that is Incurred by a Foreign Subsidiary of Holdings subsequent to the Issue Date pursuant to clauses (d), (l) or (t) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’ or

(13)	any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (12) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Asset Sales. The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) Holdings or any of its Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by Holdings or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a)	any liabilities (as shown on Holdings' or such Restricted Subsidiary's most recent balance sheet or in the notes thereto) of Holdings or any Restricted Subsidiary of Holdings (other than liabilities that are by their terms subordinated to the senior subordinated notes) that are assumed by the transferee of any such assets,

(b)	any notes or other obligations or other securities or assets received by Holdings or such Restricted Subsidiary of Holdings from such transferee that are converted by Holdings or such Restricted Subsidiary of Holdings into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c)	any Designated Non-cash Consideration received by Holdings or any of its Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of 1% of Total Assets and $50 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value)

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after Holdings' or any Restricted Subsidiary of Holdings' receipt of the Net Proceeds of any Asset Sale, Holdings or such Restricted Subsidiary of Holdings may apply the Net Proceeds from such Asset Sale, at its option:

(1)	to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or other Senior Indebtedness, including the Senior Notes, or Pari Passu Indebtedness (provided that if the Issuer or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, the Issuer will equally and ratably reduce Obligations under the senior subordinated notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of senior subordinated notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to Holdings or an Affiliate of Holdings,

(2)	to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), or capital expenditures, in each case used or useful in a Similar Business, and/or

(3)	to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of Holdings), properties or assets that replace the properties and assets that are the subject of such Asset Sale.

Pending the final application of any such Net Proceeds, Holdings or such Restricted Subsidiary of Holdings may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in Cash Equivalents or Investment Grade Securities. The senior subordinated indenture will provide that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase senior subordinated notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute ‘‘Excess Proceeds.’’ When the aggregate amount of Excess Proceeds exceeds $20 million, the Issuer shall make an offer to all holders of senior subordinated notes (an ‘‘Asset Sale Offer’’) to purchase the maximum principal amount of senior subordinated notes, that is an integral multiple of $1,000 or €1,000, as applicable, that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the senior subordinated indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $20 million by mailing the notice required pursuant to the terms of the senior subordinated indenture, with a copy to the Trustee. To the extent that the aggregate amount of senior subordinated notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of senior subordinated notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the senior subordinated notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the senior subordinated notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the senior subordinated indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the senior subordinated indenture by virtue thereof.

If more senior subordinated notes are tendered pursuant to an Asset Sale Offer than the Issuer is required to purchase, selection of such senior subordinated notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such senior subordinated notes are listed, or if such senior subordinated notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no senior subordinated notes of $1,000 or less or €1,000 or less, as applicable, shall be purchased in part.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of senior subordinated notes at such holder's registered address. If any senior subordinated note is to be purchased in part only, any notice of purchase that relates to such senior note shall state the portion of the principal amount thereof that has been or is to be purchased.

A new senior note in principal amount equal to the unpurchased portion of any senior subordinated note purchased in part will be issued in the name of the holder thereof upon cancellation of the original senior subordinated note. On and after the purchase date, unless the Issuer defaults in payment of the purchase price, interest shall cease to accrue on senior subordinated notes or portions thereof purchased.

Transactions with Affiliates.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of Holdings (each of the foregoing, an ‘‘Affiliate Transaction’’) involving aggregate consideration in excess of $5 million, unless:

(a)	such Affiliate Transaction is on terms that are not materially less favorable to Holdings or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by Holdings or such Restricted Subsidiary with an unrelated Person; and

(b)	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $20 million, the Issuer delivers to the Trustee a resolution adopted in good faith by the majority of the Board of Directors of the Issuer or Holdings, approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

The foregoing provisions will not apply to the following:

(1)	(a) transactions between or among Holdings and/or any of its Restricted Subsidiaries and (b) any merger of Holdings and any direct parent company of Holdings, provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and the Capital Stock of Holdings and such merger is otherwise in compliance with the terms of the senior subordinated indenture and effected for a bona fide business purpose;

(2)	Restricted Payments permitted by the provisions of the senior subordinated indenture described above under the covenant ‘‘—Limitation on Restricted Payments;’’

(3)	the entering into of any agreement to pay, and the payment of, annual management, consulting, monitoring and advisory fees and expenses to the Sponsors in an aggregate amount in any fiscal year not to exceed the greater of (x) $10 million and (y) 2% of EBITDA of Holdings and its Restricted Subsidiaries for the immediately preceding fiscal year;

(4)	the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holdings or any Restricted Subsidiary or any direct or indirect parent company of Holdings or the Issuer;

(5)	payments by Holdings or any of its Restricted Subsidiaries to the Sponsors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures, which payments are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;

(6)	transactions in which Holdings or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to Holdings or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(7)	payments or loans to employees or consultants in the ordinary course of business which are approved by a majority of the Board of Directors of the Issuer or Holdings in good faith;

(8)	any agreement (other than with the Sponsors) as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the senior subordinated notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby;

(9)	the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under the terms of, Acquisition Documents, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by Holdings or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the senior subordinated notes in any material respect than the original agreement as in effect on the Issue Date;

(10)	the payment of all fees and expenses related to the Transactions, including fees to the Sponsors, which are described in this prospectus;

(11)	(a) transactions with customers, clients, suppliers or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the senior subordinated indenture, which are fair to Holdings and its Restricted Subsidiaries in the reasonable determination of the Board of Directors or the senior management of the Issuer, and are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries for the purchase or sale of chemicals, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(12)	any transaction effected as part of a Qualified Receivables Financing; and

(13)	the issuance of Equity Interests (other than Disqualified Stock) of the Issuer or Holdings to any Permitted Holder or to any director, officer, employee or consultant of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings.

Liens.    The senior subordinated indenture provides that Holdings will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any asset or property of Holdings or such Restricted Subsidiary of Holdings, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligations of Holdings or any of its Restricted Subsidiaries unless the senior subordinated notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the senior subordinated notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require Holdings or any Restricted Subsidiary of Holdings to secure the senior subordinated notes if the Lien consists of a Permitted Lien.

The senior subordinated indenture provides that no Guarantor will directly or indirectly create, Incur or suffer to exist any Lien on any asset or property of such Guarantor or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any obligation of such Guarantor unless the Senior Subordinated Guarantee of such Guarantor is equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to such Guarantor's Senior Subordinated Guarantee) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence will not require any Guarantor to secure its Senior Subordinated Guarantee if the Lien consists of a Permitted Lien.

Limitation on Other Senior Subordinated Indebtedness.    The senior subordinated indenture provides that Holdings will not, and will not permit the Issuer or any other Guarantor to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Indebtedness of any Guarantor, as the case may be, unless such Indebtedness is either:

(1)	pari passu in right of payment with the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be, or

(2)	subordinate in right of payment to the senior subordinated notes or such Guarantor's Senior Subordinated Guarantee, as the case may be.

Reports and Other Information.    The senior subordinated indenture provides that notwithstanding that Holdings may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, Holdings will file with the SEC (and provide the Trustee and holders with copies thereof, without cost to each holder, within 15 days after it files them with the SEC),

(1)	within 90 days after the end of each fiscal year (or such shorter period as may be required by the SEC), annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form),

(2)	within 45 days after the end of each of the first three fiscal quarters of each fiscal year (or such shorter period as may be required by the SEC), reports on Form 10-Q (or any successor or comparable form),

(3)	promptly from time to time after the occurrence of an event required to be therein reported (and in any event within the time period specified for filing current reports on Form 8-K by the SEC), such other reports on Form 8-K (or any successor or comparable form), and

(4)	any other information, documents and other reports which Holdings would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

provided, however, that Holdings shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event Holdings will make available such information to prospective purchasers of senior subordinated notes, in addition to providing such information to the Trustee and the holders, in each case within 15 days after the time Holdings would be required to file such information with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act; provided, further, that notwithstanding the foregoing (i) with respect to the fiscal quarter ended September 30, 2003, Holdings may deliver to the Trustee the report described in clause (2) above at any time on or prior to December 31, 2003, (ii) with respect to the full fiscal year ending December 31, 2003, Holdings may deliver to the Trustee the report described in clause (1) above at any time on or prior to April 30, 2004 and, in each case, such reports may (x) exclude the guarantor footnote disclosure required under Rule 3-10 of Regulation S-X and (y) indicate that the purchase accounting therein is reflected on a preliminary basis and is subject to change and (iii) with respect to reports that Holdings is not required to file with the SEC pursuant to the immediately preceding proviso, if the Issuer and the Guarantors have not at such time failed to comply with their obligations to consummate an exchange offer (or a shelf registration, if applicable), such reports need not include any financial statements for full fiscal years ended on or prior to December 31, 2002 other than such financial statements included in this prospectus.

In the event that:

(a)	the rules and regulations of the SEC permit Holdings and any direct or indirect parent company of Holdings to report at such parent entity's level on a consolidated basis and

(b)	such parent entity of Holdings is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of Holdings,

such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for Holdings will satisfy this covenant.

Future Guarantors.    The senior subordinated indenture provides that Holdings will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that

(a)	guarantees any Indebtedness of Holdings or any of its Restricted Subsidiaries; or

(b)	Incurs any Indebtedness or issues any shares of Disqualified Stock permitted to be Incurred or issued pursuant to clause (a) or (l) of the second paragraph of the covenant described under ‘‘—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or not permitted to be Incurred by such covenant to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the senior subordinated notes. Each Senior Subordinated Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Senior Subordinated Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Senior Subordinated Guarantee shall be released in accordance with the provisions of the senior subordinated indenture described under ‘‘—Senior Subordinated Guarantees.’’

Merger, Consolidation or Sale of All or Substantially All Assets

The senior subordinated indenture provides that the Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless:

(1)	the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (the Issuer or such Person, as the case may be, being herein called the ‘‘Successor Company’’);

(2)	the Successor Company (if other than the Issuer) expressly assumes all the obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4)	immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a)	the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ or

(b)	the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such transaction;

(5)	each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Senior Subordinated Guarantee shall apply to such Person's obligations under the senior subordinated indenture and the senior subordinated notes; and

(6)	the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the senior subordinated indenture.

The Successor Company will succeed to, and be substituted for, the Issuer under the senior subordinated indenture and the senior subordinated notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer or to another Restricted Subsidiary, and (b) the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the Issuer in another state of the United States so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

The senior subordinated indenture further provides that subject to certain limitations in the senior subordinated indenture governing release of a Senior Subordinated Guarantee upon the sale or disposition of a Restricted Subsidiary of Holdings that is a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1)	such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the ‘‘Successor Guarantor’’);

(2)	the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the senior subordinated indenture and such Guarantors' Senior Subordinated Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee;

(3)	immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Guarantor or any of its Subsidiaries as a result of such transaction as having been Incurred by the Successor Guarantor or such Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing; and

(4)	the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers' Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the senior subordinated indenture.

Subject to certain limitations described in the senior subordinated indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the senior subordinated indenture and such Guarantor's Senior Subordinated Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby, (2) Holdings may merge with the Issuer and (3) a Guarantor may merge with another Guarantor or the Issuer.

Notwithstanding the foregoing, any Guarantor (other than Holdings) may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a ‘‘Transfer’’) to, any Restricted Subsidiary of the Issuer that is not a Guarantor; provided that at the time of each such Transfer the aggregate amount of all such Transfers since the Issue Date shall not exceed 5% of the consolidated assets of the Issuer and the Guarantors as shown on the most recent available balance sheet of Holdings and the Restricted Subsidiaries after giving effect to each such Transfer and including all Transfers occurring from and after the Issue Date (excluding Transfers in connection with the Transactions described in this prospectus).

Defaults

An Event of Default is defined in the senior subordinated indenture as:

(1)	a default in any payment of interest on any senior subordinated note when due, whether or not prohibited by the provisions described under ‘‘—Ranking’’ above, continued for 30 days,

(2)	a default in the payment of principal or premium, if any, of any senior subordinated note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under ‘‘—Ranking’’ above,

(3)	the failure by the Issuer to comply with its obligations under the covenant described under ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ above,

(4)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 30 days after notice with any of its obligations under the covenants described under ‘‘—Change of Control’’ or ‘‘—Certain Covenants’’ (in each case, other than a failure to purchase senior subordinated notes),

(5)	the failure by Holdings or any of its Restricted Subsidiaries to comply for 60 days after notice with its other agreements contained in the senior subordinated notes or the senior subordinated indenture,

(6)	the failure by Holdings, the Issuer or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to Holdings or a Restricted Subsidiary of Holdings) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total amount of such Indebtedness unpaid or accelerated exceeds $35 million or its foreign currency equivalent (the ‘‘cross-acceleration provision’’),

(7)	certain events of bankruptcy, insolvency or reorganization of Holdings, the Issuer or a Significant Subsidiary (the ‘‘bankruptcy provisions’’),

(8)	failure by Holdings, the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $35 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the ‘‘judgment default provision’’), or

(9)	the Senior Subordinated Guarantee of Holdings or any Senior Subordinated Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the senior subordinated indenture or any Senior Subordinated Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) or (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding senior subordinated notes notify the Issuer of the default and the Issuer does not cure such default within the time specified in clauses (4) and (5) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding senior subordinated notes by notice to the Issuer may declare the principal of, premium, if any, and accrued but unpaid interest on all the senior subordinated notes to be due and payable; provided, however, that so long as any Bank Indebtedness remains outstanding, no such acceleration shall be effective until the earlier of (1) five business days after the giving of written notice to the Issuer and the Representative under the Credit Agreement and (2) the day on which any Bank Indebtedness is accelerated. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of Holdings or the Issuer occurs, the principal of, premium, if any, and interest on all the senior subordinated notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. The holders of a majority in principal amount of outstanding senior subordinated notes may rescind any such acceleration with respect to the senior subordinated notes and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of acceleration.

In the event of any Event of Default specified in clause (6) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the senior subordinated notes, if within 20 days after such Event of Default arose the Issuer delivers an Officers' Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the senior subordinated notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the senior subordinated indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the senior subordinated indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the senior subordinated indenture or the senior subordinated notes unless:

(1)	such holder has previously given the Trustee notice that an Event of Default is continuing,

(2)	holders of at least 25% in principal amount of the outstanding senior subordinated notes have requested the Trustee to pursue the remedy,

(3)	such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4)	the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5)	the holders of a majority in principal amount of the outstanding senior subordinated notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding senior subordinated notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the senior subordinated indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the senior subordinated indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The senior subordinated indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of senior subordinated notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any senior subordinated note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action the Issuer is taking or proposes to take in respect thereof.

As of March 31, 2006, we were in compliance in all material respects with the covenants and provisions contained under the senior subordinated indenture.

Amendments and Waivers

Subject to certain exceptions, the senior subordinated indenture may be amended with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the senior subordinated notes then outstanding; provided, however, that if any amendment, waiver or other modification will only affect the dollar senior subordinated notes or the euro senior subordinated notes, only the consent of the holders of at least a majority in principal amount of the then outstanding dollar senior subordinated notes or euro senior subordinated notes (and not the consent of at least a majority of all senior subordinated notes), as the case may be, shall be required. However, without the consent of each holder of an outstanding senior subordinated note affected, no amendment may, among other things:

(1)	reduce the amount of senior subordinated notes whose holders must consent to an amendment,

(2)	reduce the rate of or extend the time for payment of interest on any senior subordinated note,

(3)	reduce the principal of or change the Stated Maturity of any senior subordinated note,

(4)	reduce the premium payable upon the redemption of any senior note or change the time at which any senior subordinated note may be redeemed as described under ‘‘—Optional Redemption’’ above,

(5)	make any senior subordinated note payable in money other than that stated in such senior note,

(6)	make any change to the subordination provisions of the senior subordinated indenture that adversely affects the rights of any holder,

(7)	impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder's senior subordinated notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's senior subordinated notes,

(8)	make any change in the amendment provisions which require each holder's consent or in the waiver provisions, or

(9)	modify the Senior Subordinated Guarantees in any manner adverse to the holders.

Without the consent of any holder, the Issuer and Trustee may amend the senior subordinated indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of the obligations of the Issuer under the senior subordinated indenture, to provide for uncertificated senior subordinated notes in addition to or in place of certificated senior subordinated notes (provided that the uncertificated senior subordinated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated senior subordinated notes are described in Section 163(f)(2)(B) of the Code), to add Senior Subordinated Guarantees with respect to the senior subordinated notes, to secure the senior subordinated notes, to add to the covenants of the Issuer or Holdings for the benefit of the holders or to surrender any right or power conferred upon the Issuer or Holdings, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the

SEC in connection with the qualification of the senior subordinated indenture under the TIA or to make certain changes to the senior subordinated indenture to provide for the issuance of additional senior subordinated notes.

The consent of the noteholders is not necessary under the senior subordinated indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the senior subordinated indenture becomes effective, the Issuer is required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of any equity interests in the Issuer (other than Holdings) or any direct or indirect parent corporation, as such, will have any liability for any obligations of the Issuer under the senior subordinated notes, the senior subordinated indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of senior subordinated notes by accepting a senior subordinated note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the senior subordinated notes. The waiver will not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange senior subordinated notes in accordance with the senior subordinated indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a noteholder to pay any taxes required by law or permitted by the senior subordinated indenture. The Issuer is not required to transfer or exchange any senior subordinated note selected for redemption or to transfer or exchange any senior subordinated note for a period of 15 days prior to a selection of senior subordinated notes to be redeemed. The senior subordinated notes will be issued in registered form and the registered holder of a senior subordinated note will be treated as the owner of such senior subordinated note for all purposes.

Satisfaction and Discharge

The senior subordinated indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of senior subordinated notes, as expressly provided for in the senior subordinated indenture) as to all outstanding senior subordinated notes when:

(1)	either (a) all the senior subordinated notes theretofore authenticated and delivered (except lost, stolen or destroyed senior subordinated notes which have been replaced or paid and senior subordinated notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Issuer and thereafter repaid to the Issuer or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the senior subordinated notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at the option of the Issuer, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer, and the Issuer has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the senior subordinated notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the senior subordinated notes to the date of deposit together with irrevocable instructions from the Issuer directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)	the Issuer and/or the Guarantors have paid all other sums payable under the senior subordinated indenture; and

(3)	the Issuer has delivered to the Trustee an Officers' Certificate and an opinion of counsel stating that all conditions precedent under the senior subordinated indenture relating to the satisfaction and discharge of the senior subordinated indenture have been complied with.

Defeasance

The Issuer at any time may terminate all its obligations under the senior subordinated notes and the senior subordinated indenture (‘‘legal defeasance’’), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the senior subordinated notes, to replace mutilated, destroyed, lost or stolen senior subordinated notes and to maintain a registrar and paying agent in respect of the senior subordinated notes. The Issuer at any time may terminate its obligations under the covenants described under ‘‘—Certain Covenants,’’ the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under ‘‘—Defaults’’ and the undertakings and covenants contained under ‘‘—Change of Control’’ and ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ (‘‘covenant defeasance’’). If the Issuer exercises its legal defeasance option or its covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Senior Subordinated Guarantee.

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the senior subordinated notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries, (8) with respect only to Significant Subsidiaries or (9) under ‘‘—Defaults’’ or because of the failure of the Issuer to comply with ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets.’’

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the ‘‘defeasance trust’’) with the Trustee money or Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of senior subordinated notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel to the effect that holders of the senior subordinated notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

The Bank of New York is the Trustee under the senior subordinated indenture and has been appointed by the Issuer as Registrar and a Paying Agent with regard to the senior subordinated notes.

Governing Law

The senior subordinated indenture provides that it and the senior subordinated notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

‘‘Acquired Indebtedness’’ means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, other than Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

‘‘Acquisition’’ means the acquisition by Holdings of all of the outstanding capital stock of Ondeo Nalco Company and certain subsidiaries of Nalco International S.A.S. comprising all or substantially all of the assets relating to its water treatment and specialty process chemicals systems business.

‘‘Acquisition Documents’’ means the Stock Purchase Agreement and any other document entered into in connection therewith, in each case as amended, supplemented or modified from time to time.

‘‘Affiliate’’ of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, ‘‘control’’ (including, with correlative meanings, the terms ‘‘controlling,’’ ‘‘controlled by’’ and ‘‘under common control with’’), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

‘‘Applicable Premium’’ means, with respect to any senior subordinated note on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of the senior subordinated note; and

(2)	the excess of:

(a)	the present value at such redemption date of (i) the redemption price of the dollar senior subordinated note or euro senior subordinated note, as applicable, at November 15, 2008 (such redemption price being set forth in the applicable table appearing above under ‘‘—Optional Redemption’’) plus (ii) all required interest payments due on the dollar senior note or euro senior subordinated note, as applicable, through November 15, 2008 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b)	the then outstanding principal amount of the senior subordinated note.

‘‘Asset Sale’’ means:

(1)	the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) of Holdings or any Restricted Subsidiary of Holdings (each referred to in this definition as a ‘‘disposition’’) or

(2)	the issuance or sale of Equity Interests of any Restricted Subsidiary (other than to Holdings or another Restricted Subsidiary of Holdings) (whether in a single transaction or a series of related transactions), in each case other than:

(a)	a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business;

(b)	the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under ‘‘—Merger, Consolidation or Sale of All or Substantially All Assets’’ or any disposition that constitutes a Change of Control;

(c)	any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under ‘‘—Certain Covenants—Limitation on Restricted Payments;’’

(d)	any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $10 million;

(e)	any disposition of property or assets by a Restricted Subsidiary of Holdings to Holdings or by Holdings or a Restricted Subsidiary of Holdings to a Restricted Subsidiary of Holdings;

(f)	any exchange of assets for assets related to a Similar Business of comparable market value, as determined in good faith by the Issuer, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10 million shall be evidenced by an Officers' Certificate, and (2) $20 million shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Issuer;

(g)	sales of assets received by Holdings or any of its Restricted Subsidiaries upon the foreclosure on a Lien;

(h)	any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i)	sales of inventory in the ordinary course of business;

(j)	the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

(k)	a sale of accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions; and

(l)	a transfer of accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing.

‘‘Bank Indebtedness’’ means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

‘‘Board of Directors’’ means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

‘‘Capital Stock’’ means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

‘‘Capitalized Lease Obligation’’ means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

‘‘Cash Contribution Amount’’ means the aggregate amount of cash contributions made to the capital of the Issuer or any Guarantor described in the definition of ‘‘Contribution Indebtedness.’’

‘‘Cash Equivalents’’ means:

(1)	U.S. dollars, pounds sterling, euros, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years from the date of acquisition;

(3)	certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500 million and whose long-term debt is rated ‘‘A’’ or the equivalent thereof by Moody's or S&P;

(4)	repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper issued by a corporation (other than an Affiliate of the Issuer) rated at least ‘‘A-1’’ or the equivalent thereof by Moody's or S&P and in each case maturing within one year after the date of acquisition;

(6)	investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7)	readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P in each case with maturities not exceeding two years from the date of acquisition; and

(8)	Indebtedness issued by Persons (other than the Sponsors or any of their Affiliates) with a rating of ‘‘A’’ or higher from S&P or ‘‘A-2’’ or higher from Moody's in each case with maturities not exceeding two years from the date of acquisition.

‘‘Code’’ means the Internal Revenue Code of 1986, as amended.

‘‘Consolidated Interest Expense’’ means, with respect to any Person for any period, the sum, without duplication, of:

(1)	consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees, expensing of any bridge or other financing fees and the non-cash portion of interest expense resulting from the reduction in the carrying value under purchase accounting of the Issuer's outstanding 6¼% Notes due 2008);

(2)	consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued;

(3)	commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than Holdings and its Restricted Subsidiaries; and

(4)	less interest income for such period.

‘‘Consolidated Net Income’’ means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1)	any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, transition expenses incurred as a direct result of the transition of the Issuer to an independent operating company in connection with the Transactions and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the senior subordinated indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded; provided that with respect to each nonrecurring item, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such item and stating that such item is a nonrecurring item;

(2)	any increase in amortization or depreciation or any one-time non-cash charges (such as purchased in-process research and development or capitalized manufacturing profit in inventory) resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Issue Date;

(3)	the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4)	any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Board of Directors of the Issuer) shall be excluded;

(6)	any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7)	the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8)	solely for the purpose of determining the amount available for Restricted Payments under clause (c)(1) of the first paragraph of ‘‘—Certain Covenants—Limitation on Restricted Payments,’’ the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the net loss of any such Restricted Subsidiary shall be included;

(9)	an amount equal to the amount of Tax Distributions actually made to the holders of Capital Stock of such Person or any parent company of such Person in respect of such period in accordance with clause (12) of the second paragraph under ‘‘—Certain Covenants— Limitation on Restricted Payments’’ shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(10)	any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards No. 142 shall be excluded;

(11)	any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors and employees of such Person or any of its Restricted Subsidiaries shall be excluded;

(12)	accruals and reserves that are established within twelve months after the Issue Date and that are so required to be established in accordance with GAAP shall be excluded;

(13)	solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included; and

(14)	(a)(i) the non-cash portion of ‘‘straight-line’’ rent expense shall be excluded and (ii) the cash portion of ‘‘straight-line’’ rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments’’ only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries of Holdings or a Restricted Subsidiary of Holdings to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the first paragraph thereof.

‘‘Consolidated Non-cash Charges’’ means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

‘‘Consolidated Taxes’’ means provision for taxes based on income, profits or capital, including, without limitation, state, franchise and similar taxes (such as the Texas franchise tax and the Michigan Single Business Tax) and any Tax Distributions taken into account in calculating Consolidated Net Income.

‘‘Contingent Obligations’’ means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (‘‘primary obligations’’) of any other Person (the ‘‘primary obligor’’) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1)	to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2)	to advance or supply funds:

(a)	for the purchase or payment of any such primary obligation; or

(b)	to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3)	to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

‘‘Contribution Indebtedness’’ means Indebtedness of the Issuer or any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to the capital of the Issuer or such Guarantor after the Issue Date, provided that:

(1)	if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to the capital of the Issuer or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the Senior Notes, and

(2)	such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers' Certificate on the Incurrence date thereof.

‘‘Credit Agreement’’ means the credit agreement entered into in connection with, and on or prior to, the consummation of the Acquisition, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, among the Issuer, Holdings, certain Subsidiaries of the Issuer, the financial institutions named therein, and Citicorp North America, Inc., as Administrative Agent and Collateral Agent.

‘‘Default’’ means any event which is, or after notice or passage of time or both would be, an Event of Default.

‘‘Designated Non-cash Consideration’’ means the Fair Market Value of non-cash consideration received by Holdings or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

‘‘Designated Preferred Stock’’ means Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), that is issued for cash (other than to Holdings or any of its Subsidiaries or an employee stock ownership plan or trust established by Holdings or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘Designated Senior Indebtedness’’ means, with respect to the Issuer or a Guarantor:

(1)	the Bank Indebtedness and

(2)	any other Senior Indebtedness of the Issuer or such Guarantor which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof, are committed to lend up to, at least $25 million and is specifically designated by the Issuer or such Guarantor in the instrument evidencing or governing such Senior Indebtedness as ‘‘Designated Senior Indebtedness’’ for purposes of the senior subordinated indenture.

‘‘Disqualified Stock’’ means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1)	matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the senior subordinated notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the senior subordinated notes (including the purchase of any notes tendered pursuant thereto)),

(2)	is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3)	is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the senior subordinated notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of employees of Holdings or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Holdings in order to satisfy applicable statutory or regulatory obligations or as a result of such employee's termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

‘‘Domestic Subsidiary’’ means a Restricted Subsidiary that is not a Foreign Subsidiary.

‘‘EBITDA’’ means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1)	Consolidated Taxes; plus

(2)	Consolidated Interest Expense; plus

(3)	Consolidated Non-cash Charges; plus

(4)	business optimization expenses and other restructuring charges; provided that with respect to each business optimization expense or other restructuring charge, the Issuer shall have delivered to the Trustee an Officers' Certificate specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be; plus

(5)	the amount of any profit sharing expense to the extent a corresponding amount is received in cash by the Issuer under the Reimbursement Agreement (it being understood that if the amounts received in cash under the Reimbursement Agreement in any period exceeds the amount of profit sharing expense in respect of such period, such excess amounts received may be carried forward and applied against profit sharing expense in future periods); plus

(6)	the amount of management, monitoring, consulting and advisory fees and related expenses paid to the Sponsors (or any accruals relating to such fees and related expenses) during such period, provided that such amount shall not exceed in any four-quarter period the greater of (x) $10 million and (y) 2% of EBITDA (assuming for purposes of this clause (y) that the amount to be added to Consolidated Net Income under this clause (6) is $10 million) of Holdings and its Restricted Subsidiaries;

less, without duplication,

(7)	non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period).

‘‘Equity Interests’’ means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

‘‘Equity Offering’’ means any public or private sale after the Issue Date of common stock or Preferred Stock of the Issuer, Holdings or any direct or indirect parent company of Holdings or the Issuer, as applicable (other than Disqualified Stock), other than:

(1)	public offerings with respect to Holdings', the Issuer's or such direct or indirect parent company's common stock registered on Form S-8; and

(2)	any such public or private sale that constitutes an Excluded Contribution.

‘‘Exchange Act’’ means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

‘‘Excluded Contributions’’ means the net cash proceeds received by Holdings after the Issue Date from:

(1)	contributions to its common equity capital, and

(2)	the sale (other than to a Subsidiary of Holdings or to any Holdings or Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of Holdings,

in each case designated as Excluded Contributions pursuant to an Officers' Certificate executed by an Officer of the Issuer, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘EU Government Obligations’’ means securities that are:

(1)	direct obligations of any member state of the European Union (as it exists on the Issue Date) or issued by any agency or instrumentality thereof for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of any member state of the European Union (as it exists on the Issue Date) the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by such member state of the European Union, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such EU Government Obligations or a specific payment of principal of or interest on any such EU Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the EU Government Obligations or the specific payment of principal of or interest on the EU Government Obligations evidenced by such depository receipt.

‘‘Fair Market Value’’ means, with respect to any asset or property, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

‘‘Fixed Charge Coverage Ratio’’ means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holdings or any of its Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the ‘‘Calculation Date’’), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, that Holdings or any of its Restricted Subsidiaries has both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into Holdings or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation or discontinued operation, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger or consolidation had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate. Any such pro forma calculation may include adjustments appropriate, in the reasonable determination of the Issuer as set forth in an Officers' Certificate, to reflect (1) operating expense reductions and other operating improvements or synergies reasonably expected to result from any acquisition or merger (including, to the extent applicable, from the Transactions) and (2) all adjustments used in connection with the calculation of ‘‘Pro Forma Adjusted EBITDA’’ as set forth in footnote (h) to the ‘‘Notes to Unaudited Pro Forma Statements of Operations’’ under ‘‘Unaudited Pro Forma Financial Information’’ in the offering memorandum, dated October 29, 2003 to the extent such adjustments, without duplication, continue to be applicable to such four-quarter period.

‘‘Fixed Charges’’ means, with respect to any Person for any period, the sum of:

(1)	Consolidated Interest Expense of such Person for such period, and

(2)	all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

‘‘Flow Through Entity’’ means an entity that is treated as a partnership not taxable as a corporation, a grantor trust or a disregarded entity for U.S. federal income tax purposes or subject to treatment on a comparable basis for purposes of state, local or foreign tax law.

‘‘Foreign Subsidiary’’ means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

‘‘GAAP’’ means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public

Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the senior subordinated indenture, the term ‘‘consolidated’’ with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.

‘‘Government Obligations’’ means, in the case of the dollar senior subordinated notes, U.S. Government Obligations and, in the case of the euro senior subordinated notes, EU Government Obligations.

‘‘guarantee’’ means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

‘‘Guarantor’’ means any Person that Incurs a Senior Subordinated Guarantee; provided that upon the release or discharge of such Person from its Senior Subordinated Guarantee in accordance with the senior subordinated indenture, such Person ceases to be a Guarantor.

‘‘Hedging Obligations’’ means, with respect to any Person, the obligations of such Person under:

(1)	currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

‘‘Incur’’ means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

‘‘Indebtedness’’ means, with respect to any Person:

(1)	the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2)	to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3)	to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4)	to the extent not otherwise included, with respect to Holdings and its Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, Holdings or any of its Restricted Subsidiaries) under any Receivables Financing (as set forth in the books and records of Holdings or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing);

provided that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness.

‘‘Independent Financial Advisor’’ means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of nationally recognized standing that is, in the good faith determination of the Issuer, qualified to perform the task for which it has been engaged.

‘‘Initial Purchasers’’ means Citigroup Global Markets Inc., Banc of America Securities LLC, Deutsche Bank Securities Inc., Goldman, Sachs & Co., J.P. Morgan Securities Inc., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais Securities (USA) Inc. and The Royal Bank of Scotland plc (in the case of the dollar senior subordinated notes) and Citigroup Global Markets Limited, Banc of America Securities Limited, Deutsche Bank AG London, Goldman Sachs International, J.P. Morgan Securities Ltd., UBS Securities LLC, Banc One Capital Markets, Inc., Credit Lyonnais and The Royal Bank of Scotland plc (in the case of the euro senior subordinated notes) and such other initial purchasers party to the purchase agreement entered into in connection with the offer and sale of the senior subordinated notes.

‘‘Investment Grade Securities’’ means:

(1)	securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents) and in each case with maturities not exceeding two years from the date of acquisition,

(2)	investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution, and

(3)	corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition.

‘‘Investments’’ means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet of Holdings in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of ‘‘Unrestricted Subsidiary’’ and the covenant described under ‘‘—Certain Covenants— Limitation on Restricted Payments:’’

(1)	‘‘Investments’’ shall include the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of Holdings at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Holdings shall be deemed to continue to have a permanent ‘‘Investment’’ in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a)	Holdings' ‘‘Investment’’ in such Subsidiary at the time of such redesignation less

(b)	the portion (proportionate to Holdings' equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2)	any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by the Board of Directors of the Issuer.

‘‘Issue Date’’ means November 4, 2003, the date on which the senior subordinated notes are originally issued.

‘‘Lien’’ means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

‘‘Management Group’’ means the group consisting of the directors, executive officers and other management personnel of the Issuer and Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, on the Issue Date together with (1) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, was approved by a vote of a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, then still in office who were either directors on the Issue Date or whose election or nomination was previously so approved and (2) executive officers and other management personnel of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable, hired at a time when the directors on the Issue Date together with the directors so approved constituted a majority of the directors of the Issuer or Holdings or any direct or indirect parent company of the Issuer or Holdings, as the case may be, as applicable.

‘‘Net Income’’ means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

‘‘Net Proceeds’’ means the aggregate cash proceeds received by Holdings or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring Person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under ‘‘—Certain Covenants—Asset Sales’’) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by Holdings as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by Holdings after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

‘‘Obligations’’ means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers' acceptances), damages and other liabilities payable under the documentation governing any

Indebtedness; provided that Obligations with respect to the senior subordinated notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the senior subordinated notes.

‘‘Officers' Certificate’’ means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the senior subordinated indenture.

‘‘Pari Passu Indebtedness’’ means:

(1)	with respect to the Issuer, the senior subordinated notes and any Indebtedness which ranks pari passu in right of payment to the senior subordinated notes; and

(2)	with respect to any Guarantor, its Senior Subordinated Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor's Senior Subordinated Guarantee.

‘‘Permitted Holders’’ means, at any time, each of (i) the Sponsors and (ii) the Management Group if at such time the Management Group owns not more than 10% of the then outstanding total voting power of the Voting Stock of the Issuer, Holdings or any direct or indirect parent company of the Issuer or Holdings. Any person or group whose acquisition of beneficial ownership constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the senior subordinated indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

‘‘Permitted Investments’’ means:

(1)	any Investment in Holdings or any Restricted Subsidiary;

(2)	any Investment in Cash Equivalents or Investment Grade Securities;

(3)	any Investment by Holdings or any Restricted Subsidiary of Holdings in a Person that is primarily engaged in a Similar Business if as a result of such Investment (a) such Person becomes a Restricted Subsidiary of Holdings, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, Holdings or a Restricted Subsidiary of Holdings;

(4)	any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of ‘‘—Certain Covenants—Asset Sales’’ or any other disposition of assets not constituting an Asset Sale;

(5)	any Investment existing on the Issue Date;

(6)	advances to employees not in excess of $25 million outstanding at any one time in the aggregate;

(7)	any Investment acquired by Holdings or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by Holdings or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by Holdings or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(8)	Hedging Obligations permitted under clause (j) of the ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ covenant;

(9)	any Investment by Holdings or any of its Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value,

taken together with all other Investments made pursuant to this clause (9), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (9) is made in any Person that is not a Restricted Subsidiary of Holdings at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of Holdings after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (9) for so long as such Person continues to be a Restricted Subsidiary;

(10)	additional Investments by Holdings or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed 3% of Total Assets at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11)	loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12)	Investments the payment for which consists of Equity Interests of the Issuer, Holdings (other than Disqualified Stock) or any direct or indirect parent company of Holdings or the Issuer, as applicable; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph of the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments;’’

(13)	any transaction to the extent it constitutes an Investment that is permitted by and made in accordance with the provisions of the second paragraph of the covenant described under ‘‘—Certain Covenants—Transactions with Affiliates’’ (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

(14)	Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(15)	guarantees issued in accordance with the covenants described under ‘‘—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and ‘‘—Certain Covenants—Future Guarantors;’’

(16)	any Investment by Restricted Subsidiaries of Holdings in other Restricted Subsidiaries of Holdings and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not Restricted Subsidiaries of Holdings;

(17)	Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(18)	any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(19)	Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under ‘‘—Certain Covenants—Asset Sales;’’ and

(20)	additional Investments in joint ventures of Holdings or any of its Restricted Subsidiaries existing on the Issue Date in an aggregate amount not to exceed $25 million.

‘‘Permitted Junior Securities’’ shall mean unsecured debt or equity securities of the Issuer or any Guarantor or any successor corporation issued pursuant to a plan of reorganization or readjustment of the Issuer or any Guarantor, as applicable, that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Guarantor, as applicable, at least to the same extent that the senior subordinated notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Guarantor, as applicable, on the Issue Date, so long as to the extent that any Senior Indebtedness of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

‘‘Permitted Liens’’ means, with respect to any Person:

(1)	pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2)	Liens imposed by law, such as carriers', warehousemen's and mechanics' Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3)	Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4)	Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5)	minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)	(A) Liens securing Senior Indebtedness permitted to be Incurred pursuant to the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock’’ and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (l) or (t) (provided that in the case of clause (t), such Lien does not extend to the property or assets of any Subsidiary of Holdings other than a Foreign Subsidiary) of the second paragraph of the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(7)	Liens existing on the Issue Date;

(8)	Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;

(9)	Liens on property at the time Holdings or a Restricted Subsidiary of Holdings acquired the property, including any acquisition by means of a merger or consolidation with or into Holdings or any Restricted Subsidiary of Holdings; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by Holdings or any Restricted Subsidiary of Holdings;

(10)	Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to Holdings or another Restricted Subsidiary of Holdings permitted to be Incurred in accordance with the covenant described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock;’’

(11)	Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the senior subordinated indenture, secured by a Lien on the same property securing such Hedging Obligations;

(12)	Liens on specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13)	leases and subleases of real property which do not materially interfere with the ordinary conduct of the business of Holdings or any of its Restricted Subsidiaries;

(14)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Holdings and its Restricted Subsidiaries in the ordinary course of business;

(15)	Liens in favor of the Issuer or any Guarantor;

(16)	Liens on equipment of Holdings or any Restricted Subsidiary granted in the ordinary course of business to Holdings' client at which such equipment is located;

(17)	Liens on accounts receivable and related assets of the type specified in the definition of ‘‘Receivables Financing’’ Incurred in connection with a Qualified Receivables Financing;

(18)	Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6)(B), (7), (8), (9), (10), (11) and (15); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6)(B), (7), (8), (9), (10), (11) and (15) at the time the original Lien became a Permitted Lien under the senior subordinated indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(19)	other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed $25 million at any one time outstanding.

‘‘Person’’ means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

‘‘Preferred Stock’’ means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

‘‘Presumed Tax Rate’’ means the highest effective marginal statutory combined U.S. federal, state and local income tax rate prescribed for an individual residing in New York City (taking into account (i) the deductibility of state and local income taxes for U.S. federal income tax purposes, assuming the limitation of Section 68(a)(2) of the Code applies and taking into account any impact of Section 68(f) of the Code, and (ii) the character (long-term or short-term capital gain, dividend income or other ordinary income) of the applicable income).

‘‘Purchase Money Note’’ means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from Holdings or any Subsidiary of Holdings to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

‘‘Qualified Receivables Financing’’ means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1)	the Board of Directors of the Issuer shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Issuer and the Receivables Subsidiary,

(2)	all sales of accounts receivable and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by the Issuer), and

(3)	the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by the Issuer) and may include Standard Securitization Undertakings.

The grant of a security interest in any accounts receivable of Holdings or any of its Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

‘‘Receivables Financing’’ means any transaction or series of transactions that may be entered into by Holdings or any of its Subsidiaries pursuant to which Holdings or any of its Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by Holdings or any of its Subsidiaries), and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any accounts receivable (whether now existing or arising in the future) of Holdings or any of its Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable and any Hedging Obligations entered into by Holdings or any such Subsidiary in connection with such accounts receivable.

‘‘Receivables Repurchase Obligation’’ means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

‘‘Receivables Subsidiary’’ means a Wholly Owned Restricted Subsidiary of Holdings (or another Person formed for the purposes of engaging in a Qualified Receivables Financing with Holdings in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers accounts receivable and related assets) which engages in no activities other than in connection with the financing of accounts receivable of Holdings and its Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by the Board of Directors of the Issuer (as provided below) as a Receivables Subsidiary and:

(a)	no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Holdings or any other Subsidiary of Holdings (excluding guarantees of obligations (other than the principal of, and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates Holdings or any other

Subsidiary of Holdings in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any property or asset of Holdings or any other Subsidiary of Holdings, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings,

(b)	with which neither Holdings nor any other Subsidiary of Holdings has any material contract, agreement, arrangement or understanding other than on terms which Holdings reasonably believes to be no less favorable to Holdings or such Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Holdings, and

(c)	to which neither Holdings nor any other Subsidiary of Holdings has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the Board of Directors of the Issuer shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Issuer giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions.

‘‘Reimbursement Agreement’’ means that certain reimbursement agreement between the Issuer and Suez S.A. (‘‘Suez’’), dated as of the Issue Date providing for the reimbursement by Suez of all contributions required to be made by the Issuer to the Profit Sharing and Savings Plan pursuant to the Contribution Agreement between the Issuer and Northern Trust Company, dated as of November 2, 1999, as amended.

‘‘Representative’’ means the trustee, agent or representative (if any) for an issue of Senior Indebtedness or Designated Senior Indebtedness, as applicable; provided that if, and for so long as, such Senior Indebtedness lacks such a Representative, then the Representative for such Senior Indebtedness shall at all times constitute the holder or holders of a majority in outstanding principal amount of obligations under such Senior Indebtedness.

‘‘Restricted Investment’’ means an Investment other than a Permitted Investment.

‘‘Restricted Subsidiary’’ means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this ‘‘Description of Senior Subordinated Notes’’, all references to Restricted Subsidiaries shall mean Restricted Subsidiaries of Holdings, including the Issuer.

‘‘Sale/Leaseback Transaction’’ means an arrangement relating to property now owned or hereafter acquired by Holdings or a Restricted Subsidiary whereby Holdings or a Restricted Subsidiary transfers such property to a Person and Holdings or such Restricted Subsidiary leases it from such Person, other than leases between Holdings and a Restricted Subsidiary of Holdings or between Restricted Subsidiaries of Holdings.

‘‘Secured Indebtedness’’ means any Indebtedness secured by a Lien.

‘‘Senior Credit Documents’’ means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

‘‘Senior Notes’’ mean the $665 million aggregate principal of 7¾% senior notes due 2011 and the €200 million aggregate principal amount of 7¾% senior notes due 2011, issued by the Issuer concurrently with the issuance of the senior subordinated notes offered hereby.

‘‘Senior Subordinated Guarantee’’ means any guarantee of the obligations of the Issuer under the senior subordinated indenture and the senior subordinated notes by any Person in accordance with the provisions of the senior subordinated indenture.

‘‘Significant Subsidiary’’ means any Restricted Subsidiary that would be a ‘‘Significant Subsidiary’’ of Holdings within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

‘‘Similar Business’’ means a business, the majority of whose revenues are derived from the water treatment and specialty process chemicals systems, or the activities of the Issuer and its Subsidiaries as of the Issue Date or any business or activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

‘‘Sponsors’’ means (1) one or more investment funds controlled by The Blackstone Group, (2) one or more investment funds controlled by Apollo Management, L.P. and (3) one or more investment funds controlled by The Goldman Sachs Group, Inc. and, in each case, their respective Affiliates (not including, however, any portfolio companies of any of the Sponsors).

‘‘Standard Securitization Undertakings’’ means representations, warranties, covenants, indemnities and guarantees of performance entered into by Holdings or any Subsidiary of Holdings which Holdings has determined in good faith to be customary in a Receivables Financing including, without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

‘‘Stated Maturity’’ means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

‘‘Stock Purchase Agreement’’ means the Stock Purchase Agreement, dated as of August 31, 2003, among Blackstone/Neptune Acquisition Company L.L.C., Leo Holding Company and Nalco International S.A.S., as amended, supplemented or modified from time to time.

‘‘Subordinated Indebtedness’’ means (a) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the senior subordinated notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Senior Subordinated Guarantee.

‘‘Subsidiary’’ means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

‘‘Tax Distributions’’ means any distributions described in clause (12) of the covenant entitled ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

‘‘TIA’’ means the Trust Indenture Act of 1939 (15 U.S.C. Section 77aaa-77bbbb) as in effect on the date of the senior subordinated indenture.

‘‘Total Assets’’ means the total consolidated assets of Holdings and its Restricted Subsidiaries, as shown on the most recent balance sheet of Holdings.

‘‘Transactions’’ means the Acquisition and the transactions related thereto, the offering of senior subordinated notes being offered hereby, the concurrent offering of Senior Notes and borrowings made pursuant to the Credit Agreement.

‘‘Treasury Rate’’ means (i) with respect to the dollar senior subordinated notes, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to November 15, 2008; provided, however, that if the period from such redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used and (ii) with respect to the euro senior subordinated notes, the yield to maturity at the time of computation of direct obligations of the Federal Republic of Germany with a constant maturity most nearly equal to the period from the applicable redemption date of such euro senior subordinated notes to November 15, 2008; provided, however, that if the period from the redemption date to November 15, 2008 is not equal to the constant maturity of a direct obligation of the Federal Republic of Germany for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of direct obligations of the Federal Republic of Germany for which such yields are given except that if the period from the redemption date to November 15, 2008 is less than one year, the weekly average yield on actually traded direct obligations of the Federal Republic of Germany adjusted to a constant maturity of one year shall be used.

‘‘Trust Officer’’ means:

(1)	any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person's knowledge of and familiarity with the particular subject, and

(2)	who shall have direct responsibility for the administration of the senior subordinated indenture.

‘‘Trustee’’ means the respective party named as such in the senior subordinated indenture until a successor replaces it and, thereafter, means the successor.

‘‘Unrestricted Subsidiary’’ means:

(1)	any Subsidiary of Holdings that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)	any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Holdings may designate any Subsidiary of Holdings (including any newly acquired or newly formed Subsidiary of Holdings but excluding the Issuer) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, Holdings or any other Subsidiary of Holdings that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of the assets of Holdings or any of its Restricted Subsidiaries; provided, further, however, that either:

(a)	the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b)	if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under ‘‘—Certain Covenants—Limitation on Restricted Payments.’’

The Board of Directors of Holdings may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x)        (1) Holdings could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under ‘‘—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,’’ or (2) the Fixed Charge

Coverage Ratio for Holdings and its Restricted Subsidiaries would be greater than such ratio for Holdings and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y)        no Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors of Holdings shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of Holdings giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

‘‘U.S. Government Obligations’’ means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

‘‘Voting Stock’’ of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

‘‘Weighted Average Life to Maturity’’ means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

‘‘Wholly Owned Restricted Subsidiary’’ is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

‘‘Wholly Owned Subsidiary’’ of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

BOOK-ENTRY; DELIVERY AND FORM

Each issue of notes is represented by a global note in definitive, fully registered form without interest coupons (collectively, the ‘‘Global Notes’’). The Global Notes representing the dollar notes (collectively, the ‘‘Dollar Global Notes’’) were deposited with the applicable trustee as custodian for The Depository Trust Company (‘‘DTC’’) and registered in the name of a nominee of DTC.

The Global Notes representing the euro notes (collectively, the ‘‘Euro Global Notes’’) were deposited with a common depositary (the ‘‘Common Depositary’’) for the Euroclear System as operated by Euroclear Bank S.A./N.V. (‘‘Euroclear’’) and Clearstream Banking, S.A. (‘‘Clearstream, Luxembourg,’’ formerly Cedelbank) and registered in the name of a nominee of the Common Depositary.

Except in the limited circumstances described below, owners of beneficial interests in global notes will not be entitled to receive physical delivery of certificated notes. Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, Euroclear and Clearstream, Luxembourg and their respective direct or indirect participants, which rules and procedures may change from time to time.

Global Notes.    The following description of DTC, Euroclear and Clearstream, Luxembourg is based on our understanding of their current operations and procedures. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters.

Upon the issuance of the Dollar Global Notes, DTC credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such global notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Dollar Global Note will be limited to its participants or persons who hold interests through its participants. Ownership of beneficial interests in the Dollar Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

Upon the issuance of the Euro Global Notes, the Common Depositary credited, on its internal system, the respective principal amount of the beneficial interests represented by such global note to the accounts of Euroclear and Clearstream, Luxembourg. Euroclear and Clearstream, Luxembourg will credit, on their internal systems, the respective principal amounts of the individual beneficial interests in such global notes to the accounts of persons who have accounts with Euroclear and Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be limited to participants or persons who hold interests through participants in Euroclear or Clearstream, Luxembourg. Ownership of beneficial interests in the Euro Global Notes will be shown on and the transfer of that ownership will be effected only through, records maintained by Euroclear and Clearstream, Luxembourg or their nominees (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants).

As long as DTC or the Common Depositary, or its respective nominee, is the registered holder of a global note, DTC or the Common Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the notes represented by such global notes for all purposes under the indentures and the notes. Unless (1) in the case of a Dollar Global Note, DTC notifies us that it is unwilling or unable to continue as depositary for such global note or ceases to be a ‘‘clearing agency’’ registered under the Exchange Act, (2) in the case of a Euro Global Note, Euroclear and Clearstream, Luxembourg notify us they are unwilling or unable to continue as clearing agency, (3) in the case of a Euro Global Note, the Common Depositary notifies us that it is unwilling or unable to continue as Common Depositary and a successor Common Depositary is not appointed within 90 days of such notice or (4) in the case of any global note, an event of default has occurred and is continuing with respect to such note, owners of beneficial interests in such global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in certificated form and will not be considered the owners or holders of such global note (or any notes represented thereby) under the indentures or the notes. In addition, no beneficial owners of an interest in a global note will be able to transfer that interest except in accordance with DTC's and/or Euroclear's and Clearstream, Luxembourg's applicable procedures (in addition to those under the indentures).

Investors may hold their interests in the Euro Global Notes through Euroclear or Clearstream, Luxembourg, if they are participants in such systems, or indirectly through organizations which are participants in such systems. Investors may hold their interests in the Dollar Global Notes directly through DTC, if they are participants in such system, or indirectly through organizations (including Euroclear and Clearstream, Luxembourg) which are participants in such system. All interests in a global note may be subject to the procedures and requirements of DTC and/or Euroclear and Clearstream, Luxembourg.

Payments of the principal of and interest on Dollar Global Notes will be made to DTC or its nominee as the registered owner thereof. Payments of the principal of and interest on the Euro Global Notes will be made to the order of the Common Depositary or its nominee as the registered owner thereof. Neither we, the trustees, DTC, the Common Depositary nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee. We expect that the Common Depositary, in its capacity as paying agent, upon receipt of any payment of principal or interest in respect of a global note representing any notes held by it or its nominee, will immediately credit the accounts of Euroclear and Clearstream, Luxembourg, which in turn will immediately credit accounts of participants in Euroclear and Clearstream, Luxembourg with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of Euroclear and Clearstream, Luxembourg. We also expect that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in ‘‘street name.’’ Such payments will be the responsibility of such participants.

Because DTC, Euroclear and Clearstream, Luxembourg can only act on behalf of their respective participants, who in turn act on behalf of indirect participants and certain banks, the ability of a holder of a beneficial interest in global notes to pledge such interest to persons or entities that do not participate in the DTC, Euroclear or Clearstream, Luxembourg systems, or otherwise take actions in respect of such interest may be limited by the lack of a definitive certificate for such interest. The laws of some countries and some U.S. states require that certain persons take physical delivery of securities in certificated form. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited. Because DTC, Euroclear and Clearstream, Luxembourg can act only on behalf of participants, which in turn, act on behalf of indirect participants and certain banks, the ability of a person having a beneficial interest in a global note to pledge such interest to persons or entities that do not participate in the DTC system or in Euroclear and Clearstream, Luxembourg, as the case may be, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate evidencing such interest.

Except for trades involving only Euroclear and Clearstream, Luxembourg participants, interests in the Dollar Global Notes will trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers of interests in Dollar Global Notes between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers of interests in Euro Global Notes and Dollar Global

Notes between participants in Euroclear and Clearstream, Luxembourg will be effected in the ordinary way in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described above, cross-market transfers of beneficial interests in Dollar Global Notes between DTC participants, on the one hand, and Euroclear or Clearstream, Luxembourg participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, Luxembourg, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, Luxembourg, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, Luxembourg, as the case may be, will, if the transaction meets its settlement requirements deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream, Luxembourg participants may not deliver instructions directly to the depositories for Euroclear or Clearstream, Luxembourg.

Because of time zone differences, the securities account of a Euroclear or Clearstream, Luxembourg participant purchasing an interest in a Dollar Global Note from a DTC participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream, Luxembourg participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream, Luxembourg immediately following the DTC settlement date). Cash received in Euroclear or Clearstream, Luxembourg as a result of sales of interests in a global note by or through a Euroclear or Clearstream, Luxembourg participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream, Luxembourg cash account only as of the business day for Euroclear or Clearstream, Luxembourg following the DTC settlement date.

DTC, Euroclear and Clearstream, Luxembourg have advised us that they will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account with DTC or Euroclear or Clearstream, Luxembourg, as the case may be, interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the notes, DTC, Euroclear and Clearstream, Luxembourg reserve the right to exchange the global notes for legended notes in certificated form, and to distribute such notes to their respective participants.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve system, a ‘‘clearing corporation’’ within the meaning of the Uniform Commercial Code and a ‘‘clearing agency’’ registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (‘‘indirect participants’’).

Euroclear and Clearstream, Luxembourg have advised us as follows: Euroclear and Clearstream, Luxembourg each hold securities for their account holders and facilitate the clearance and settlement of securities transactions by electronic book-entry transfer between their respective account holders, thereby eliminating the need for physical movements of certificates and any risk from lack of simultaneous transfers of securities.

Euroclear and Clearstream, Luxembourg each provide various services, including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear and Clearstream, Luxembourg each also deal with domestic securities markets in several countries through established depository and custodial relationships. The respective systems of Euroclear and Clearstream, Luxembourg have established an electronic bridge between their two systems across which their respective account holders may settle trades with each other.

Account holders in both Euroclear and Clearstream, Luxembourg are worldwide financial institutions including underwriters, securities brokers and dealers, trust companies and clearing corporations. Indirect access to both Euroclear and Clearstream, Luxembourg is available to other institutions that clear through or maintain a custodial relationship with an account holder of either system.

An account holder's overall contractual relations with either Euroclear or Clearstream, Luxembourg are governed by the respective rules and operating procedures of Euroclear or Clearstream, Luxembourg and any applicable laws. Both Euroclear and Clearstream, Luxembourg act under such rules and operating procedures only on behalf of their respective account holders, and have no record of or relationship with persons holding through their respective account holders.

Although DTC, Euroclear and Clearstream, Luxembourg currently follow the foregoing procedures to facilitate transfers of interests in global notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to do so, and such procedures may be discontinued or modified at any time. Neither we nor the trustees will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Notes.    If any depositary is at any time unwilling or unable to continue as a depositary for notes for the reasons set forth above under ‘‘—Global Notes,’’ Nalco Company will issue certificates for such notes in definitive, fully registered, non-global form without interest coupons in exchange for the applicable global notes. Certificates for notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by DTC, Euroclear, Clearstream, Luxembourg or the Common Depositary (in accordance with their customary procedures).

The holder of a non-global note may transfer such note, subject to compliance with the provisions of the applicable legend, by surrendering it at the office or agency maintained by us for such purpose in The City and State of New York or in London, England, which initially will be the offices of the applicable trustee in such locations or, in the case of euro notes, to the transfer agent in Luxembourg. Upon the transfer, change or replacement of any note bearing a legend, or upon specific request for removal of a legend on a note, we will deliver only notes that bear such legend, or will refuse to remove such legend, as the case may be, unless there is delivered to us such satisfactory evidence, which may include an opinion of counsel, as may reasonably be required by us that neither such legend nor any restrictions on transfer set forth therein are required to ensure compliance with the provisions of the Securities Act. Before any note in non-global form may be transferred to a person who takes delivery in the form of an interest in any global note, the transferor will be required to provide the applicable trustee with a Restricted Global Note Certificate or a Regulation S Global Note Certificate, as the case may be. Upon transfer or partial redemption of any note, new certificates may be obtained from the applicable trustee or from the transfer agent in Luxembourg.

Notwithstanding any statement herein, we and the trustees reserve the right to impose such transfer, certification, exchange or other requirements, and to require such restrictive legends on certificates evidencing notes, as they may determine are necessary to ensure compliance with the securities laws of the United States and any State therein and any other applicable laws or as DTC, Euroclear or Clearstream, Luxembourg may require.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary discusses the material U.S. federal income and estate tax considerations relating to the purchase, ownership and disposition of the notes. Except where noted, this summary deals only with notes that are acquired in connection with this offer and held as capital assets. Additionally, this summary does not deal with special situations. For example, this summary does not address:

•	tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, financial institutions, tax-exempt entities, partnerships or pass-through entities, certain expatriates, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings or insurance companies;

•	tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

•	tax consequences to U.S. holders (as defined below) of notes whose ‘‘functional currency’’ is not the U.S. dollar;

•	alternative minimum tax consequences, if any; or

•	any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those discussed below.

If a partnership holds our notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our notes, you should consult your tax advisor.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the U.S. federal income and estate tax consequences to you and any consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

Consequences to U.S. Holders

The following is a summary of the U.S. federal income tax consequences that will apply to you if you are a U.S. holder of notes. Certain consequences to ‘‘non-U.S. holders’’ of notes are described under ‘‘—Consequences to Non-U.S. Holders’’ below. A ‘‘U.S. holder’’ is a beneficial owner of a note that is for U.S. federal income tax purposes:

•	an individual that is a citizen or resident of the United States;

•	a corporation or other entity taxable as a corporation, created or organized in or under the laws of the United States or any state thereof, or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if (1) it is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Payments of Interest

Dollar Denominated Notes.    Interest on a dollar denominated note (a ‘‘dollar note’’) will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for tax purposes.

Euro Denominated Notes.    Cash basis U.S. holders are required to include in income the U.S. dollar value of the amount of interest received on a euro denominated note (a ‘‘euro note’’), based on the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars. No exchange gain or loss is recognized with respect to the receipt of such payment.

Accrual basis U.S. holders may determine the amount of income recognized with respect to such interest payment on a euro note in accordance with either of two methods. Under the first method, you will be required to include in income for each taxable year the U.S. dollar value of the interest that has accrued during such year, determined by translating such interest at the average rate of exchange for the period or periods during which such interest accrued (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for the partial period within each taxable year). Under the second method, you may elect to translate interest income at the spot rate on the last day of the accrual period (or last day of the taxable year in the case of an accrual period that straddles your taxable year) or on the date the interest payment is received if such date is within five days of the end of the accrual period. If you make this election, you must apply it consistently to all debt instruments from year to year and you cannot change it without the consent of the Internal Revenue Service. Upon receipt of an interest payment on such euro note (including, upon the sale of such euro note, the receipt of proceeds which include amounts attributable to accrued interest previously included in income), you will recognize exchange gain or loss in an amount equal to the difference between the U.S. dollar value of such payment (determined by translating any euros received at the spot rate for euros on the date received) and the U.S. dollar value of the interest income that you have previously included in income with respect to such payment. In general, exchange gain or loss will be treated as ordinary income or loss for U.S. federal income tax purposes.

Amortizable Bond Premium

Generally.    If you purchased a note for an amount in excess of its ‘‘stated redemption price at maturity’’ (the sum of all amounts payable on the note after the purchase date other than stated interest), you will be considered to have purchased the note at a ‘‘premium.’’ You generally may elect to amortize the premium over the remaining term (or an applicable call date as discussed below) of the note on a constant yield method as an offset to interest when includible in income under your regular method of accounting. You will calculate the amount of amortizable bond premium based on the amount payable at the applicable call date, but only if use of the call date (in lieu of the stated maturity date) results in a smaller amortizable bond premium for the period ending on the call date. If you do not elect to amortize bond premium, that premium will decrease the gain or increase the loss you would otherwise recognize on disposition of the note. Your election to amortize premium on a constant yield method will also apply to all debt obligations held or subsequently acquired by you on or after the first day of the first taxable year to which the election applies. You may not revoke the election without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Euro Notes.    Premium on a euro note will be computed in euros. If you elect to amortize the premium, the amortizable bond premium will reduce interest income in euros. At the time the premium is amortized, exchange gain or loss (which is generally ordinary gain or loss) will be realized based on the difference between spot rates at such time and the time of acquisition of the euro note. If you do not elect to amortize bond premium, you must translate the premium computed in euros into U.S. dollars at the spot rate on the maturity date and such premium will constitute a capital loss which may be offset or eliminated by exchange gain.

Calculation of amortizable bond premium is complicated, and we urge you to consult your own tax advisor concerning the application of these rules as they apply to you.

Market Discount

Generally.    If you purchased a note for an amount that is less than its stated redemption price at maturity, the amount of the difference will be treated as ‘‘market discount’’ for U.S. federal income tax purposes, unless that difference is less than a specified de minimis amount. Under the market discount rules, you will be required to treat any principal payment on, or any gain on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the market discount that you have not previously included in income and are treated as having accrued on the note at the time of its payment or disposition. In addition, you may be required to defer, until the maturity of the note or its earlier disposition in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness attributable to the note.

Any market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless you elect to accrue on a constant yield interest method. You may elect to include market discount in income currently as it accrues, on either a ratable or constant yield interest method, in which case the rule described above regarding deferral of interest deductions will not apply. Your election to include market discount in income currently, once made, applies to all market discount obligations acquired by you on or after the first day of the first taxable year to which your election applies and may not be revoked without the consent of the Internal Revenue Service. You should consult your own tax advisor before making this election.

Euro Notes.    The amount of market discount on a euro note includible in income will generally be determined by translating the market discount determined in euros into U.S. dollars at the spot rate on the date the euro note is retired or otherwise disposed of. If you elect to accrue market discount currently, then the amount which accrues is determined in euros and then translated into U.S. dollars on the basis of the average exchange rate in effect during such accrual period. You will recognize exchange gain or loss with respect to market discount which is accrued currently using the approach applicable to the accrual of interest income as described above in ‘‘Payments of Interest— Euro Denominated Notes.’’

Sale, Exchange and Retirement of Notes

Generally.    You will generally recognize gain or loss upon the sale, exchange, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the sale, exchange, retirement or other disposition (less an amount attributable to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes and will be taxable as ordinary income as described above in ‘‘Payments of Interest’’) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally be equal to the amount paid for the note, increased by the amount of market discount previously included in income and decreased by any amortized premium. Except as described above with respect to market discount and subject to the foreign currency rules discussed below, such gain or loss will be capital gain or loss. If you are an individual and have held the notes for more than one year, such capital gain will be eligible for reduced rates of taxation. The deductibility of net capital losses by individuals and corporations is subject to limitations.

Euro Notes.    If your euro note is sold, exchanged or retired for an amount denominated in euros, then your amount realized generally will be based on the spot rate of euros on the date of sale, exchange or retirement. If the euro notes are traded on an established securities market and you are a cash method taxpayer, the value of euros paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro notes traded on an established securities market, provided that the election is applied consistently.

Your tax basis in a euro note generally will be your cost therefor. If you purchased a euro note with euros, your cost will be the U.S. dollar value of the euro amount paid for such euro note determined at the time of such purchase. If you purchased a euro note with previously owned euros, you will recognize ordinary exchange gain or loss at the time of purchase attributable to the difference at the time of purchase, if any, between your tax basis in such euros and the fair market value of the euro note in U.S. dollars on the date of purchase. If the euro notes are traded on an established securities market and you are a cash method taxpayer, the value of euros paid or received is translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of euro notes traded on an established securities market, provided that the election is applied consistently.

Upon the sale, exchange or retirement of a euro note, you will recognize exchange gain or loss with respect to the principal amount of such euro note. For these purposes, the principal amount of the euro note is your purchase price for the euro note calculated in euros on the date of purchase, and the amount of exchange gain or loss recognized is equal to the difference between (i) the U.S. dollar value of the principal amount determined on the date of the sale, exchange, retirement or other disposition of the euro note and (ii) the U.S. dollar value of the principal amount determined on the date you purchased the euro note. Such gain or loss will be treated as ordinary income or loss and generally will be U.S. source gain or loss. The realization of such gain or loss will be limited to the amount of overall gain or loss realized on the disposition of a euro note.

Exchange Gain or Loss with Respect to Euros.    Your tax basis in the euros received as interest on a euro note will be the U.S. dollar value thereof at the spot rate in effect on the date the euros are includible in income. Your tax basis in euros received on the sale, exchange or retirement of a euro note will be equal to the U.S. dollar value of the euros, determined at the time of the sale, exchange or retirement, or, if the euro notes are traded on an established securities market, the spot rate of exchange on the settlement date, in the case of a cash basis U.S. holder or an electing accrual basis U.S. holder as described above. Any gain or loss recognized by you on a sale, exchange or other disposition of the euros will be ordinary income or loss and generally will be U.S. source gain or loss.

Reportable Transactions.    Treasury regulations issued under the Code meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the Internal Revenue Service, including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of a euro note or foreign currency received in respect of a euro note to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. If you are considering the purchase of a euro note, you should consult with your own tax advisors to determine the tax return obligations, if any, with respect to an investment in the euro notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Consequences to Non-U.S. Holders

The following is a summary of the U.S. federal income and estate tax consequences that will apply to you if you are a non-U.S. holder of notes. The term ‘‘non-U.S. holder’’ means a beneficial owner of a note (other than a partnership) that is not a U.S. holder. Special rules may apply to certain non-U.S. holders such as ‘‘controlled foreign corporations’’ and ‘‘passive foreign investment companies.’’ Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Withholding Tax

The 30% U.S. federal withholding tax will not apply to any payment to you of interest on a note under the ‘‘portfolio interest rule,’’ provided that:

•	interest paid on the note is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of section 871(h)(3) of the Code;

•	you are not a controlled foreign corporation that is related to us (actually or constructively) through stock ownership;

•	you are not a bank whose receipt of interest on a note is described in section 881(c)(3)(A) of the Code; and

•	(a) you provide your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN (or successor form)) or (b) you hold your notes through certain foreign intermediaries or certain foreign partnerships, and you satisfy the certification requirements of applicable Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the note is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

The 30% U.S. federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other taxable disposition of a note.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States), then you will be subject to U.S. federal income tax on that interest on a net income basis (although exempt from the 30% withholding tax, provided the certification requirements discussed above in ‘‘—U.S. Federal Withholding Tax’’ are satisfied) in the same manner as if you were a U.S. person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such amount, subject to adjustments.

Any gain you realize on the disposition of a note generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to a permanent establishment in the United States) or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

U.S. Federal Estate Tax

Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% withholding tax under the ‘‘portfolio interest rule’’ described above under ‘‘—U.S. Federal Withholding Tax’’ without regard to the fifth bullet point of that section.

Information Reporting and Backup Withholding

U.S. Holders

In general, information reporting requirements will apply to certain payments of principal and interest paid on notes and to the proceeds of sale of a note made to you unless you are an exempt recipient (such as a corporation). Backup withholding tax may apply to such payments if you fail to provide a correct taxpayer identification number or certification of exempt status or have been notified that you are subject to backup withholding tax for failing to report in full dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Information reporting will generally apply to payments of interest to you on the notes and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding tax may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. In general, no backup withholding will be required with respect to payments made to you if a statement described above in the fifth bullet point under ‘‘Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax’’ has been received (and we do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of the sale of a note within the United States or conducted through certain U.S.-related financial intermediaries unless the statement described above in the fifth bullet point under ‘‘Consequences to Non-U.S. Holders—U.S. Federal Withholding Tax’’ has been received (and the payor does not have actual knowledge or reason to know that you are a U.S. person) or you otherwise establish an exemption. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the notes by employee benefit plans that are subject to Title I of Employee Retirement Income Security Act of 1974, as amended (‘‘ERISA’’), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws, rules or regulations that are similar to such provisions of ERISA or the Code (collectively, ‘‘Similar Laws’’), and entities whose underlying assets are considered to include ‘‘plan assets’’ of such plans, accounts and arrangements (each, a ‘‘Plan’’).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ‘‘ERISA Plan’’) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are ‘‘parties in interest,’’ within the meaning of ERISA, or ‘‘disqualified persons,’’ within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a nonexempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a nonexempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which we or the initial purchasers are considered a party in interest or disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the United States Department of Labor has issued prohibited transaction class exemptions (‘‘PTCEs’’) that may apply to the acquisition and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1, respecting insurance company pooled separate accounts, PTCE 91-38, respecting bank collective investment funds, PTCE 95-60, respecting life insurance company general accounts and PTCE 96-23, respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the notes should not be purchased or held by any person investing ‘‘plan assets’’ of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a note, each purchaser and subsequent transferee will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes constitutes assets of any Plan or (ii) the purchase and holding of the notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such transactions and whether an exemption would be applicable to the purchase and holding of the notes.

PLAN OF DISTRIBUTION

This prospectus is to be used by Goldman, Sachs & Co. in connection with offers and sales of the notes in market-making transactions effected from time to time. Goldman, Sachs & Co. may act as principal or agent in such transactions. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. We will not receive any of the proceeds from such sales.

Private equity funds managed by Goldman, Sachs & Co. own approximately 6.8% of our common stock. See ‘‘Security Ownership of Certain Beneficial Owners.’’ Sanjeev K. Mehra, one of our directors, is a managing director of Goldman, Sachs & Co.'s Principal Investment Area and a member of its Investment Committee. Goldman, Sachs & Co. acted as initial purchasers in connection with the sale of the dollar notes and Goldman Sachs International acted as initial purchasers in connection with the sale of the euro notes and, in each case, received customary fees. In addition, Goldman, Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co. acted as co-syndication agent under our senior credit facility. Goldman, Sachs & Co. or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services for, including commercial banking, financial advisory and investment banking services, us and our affiliates in the ordinary course of business; and for which they have received customary fees and expenses.

We have been advised by Goldman, Sachs & Co. that, subject to applicable laws and regulations, they currently intend to make a market in the notes. However, Goldman, Sachs & Co. is not obligated to do so, and any such market-making may be interrupted or discontinued at any time without notice.

LEGAL MATTERS

The validity and enforceability of the notes and the guarantees have been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. In rendering its opinion, Simpson Thacher & Bartlett LLP relied upon the opinions of Mayer, Brown, Rowe & Maw LLP as to all matters governed by the laws of the States of California and Texas and the opinion of Barnes & Thornburg LLP as to all matters governed by the laws of the State of Michigan. An investment vehicle comprised of selected partners of Simpson Thacher & Bartlett LLP, members of their families, related parties and others owns an interest representing less than 1% of the capital commitments of funds controlled by one of our Sponsors, The Blackstone Group.

EXPERTS

The consolidated financial statements of Nalco Holdings LLC at December 31, 2005 and December 31, 2004 and for the year ended December 31, 2005 and 2004, and for the period from November 4, 2003 through December 31, 2003 (Successor) and the combined financial statements of Ondeo Nalco Group for the period from January 1, 2003 through November 3, 2003 (Predecessor), appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us and the notes, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We and our guarantor subsidiaries are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC's home page on the Internet (http://www.sec.gov).

So long as we and our guarantor subsidiaries are subject to the periodic reporting requirements of the Exchange Act, we and our guarantor subsidiaries are required to furnish the information required to be filed with the SEC to the trustee and the holders of the notes. We and our guarantor subsidiaries have agreed that, even if we and our guarantor subsidiaries are not required under the Exchange Act to furnish such information to the SEC, we will nonetheless continue to furnish information that would be required to be furnished by us and our guarantor subsidiaries by Section 13 of the Exchange Act, including a ‘‘Management's Discussion and Analysis of Financial Condition and Results of Operations’’ and, with respect to the annual information only, a report thereon by our certified independent accountants to the trustee and the holders of the notes as if they were subject to such periodic reporting requirements.

INDEX TO FINANCIAL STATEMENTS

Nalco Holdings LLC and Subsidiaries

Year ended December 31, 2005 (Successor)
Year ended December 31, 2004 (Successor)
Period from November 4, 2003 through December 31, 2003 (Successor)
Period from January 1, 2003 through November 3, 2003 (Predecessor)

Interim Financial Statements

Condensed Consolidated Balance Sheets – March 31, 2006 and December 31, 2005	F-2
Condensed Consolidated Statements of Operations – Three months ended March 31, 2006 and 2005	F-3
Condensed Consolidated Statements of Cash Flows – Three months ended March 31, 2006 and 2005	F-4
Notes to Condensed Consolidated Financial Statements	F-5

Annual Financial Statements

Report of Independent Registered Public Accounting Firm	F-18
Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting	F-19
Consolidated Balance Sheets – December 31, 2005 and 2004	F-20
Consolidated and Combined Statements of Operations – Year ended December 31, 2005 (Successor), Year ended December 31, 2004 (Successor), Period from November 4, 2003 through December 31, 2003 (Successor), and Period from January 1, 2003 through November 3, 2003 (Predecessor)	F-21
Consolidated and Combined Statement of Unitholders' and Shareholders' Equity – Year ended December 31, 2005 (Successor), Year ended December 31, 2004 (Successor), Period from November 4, 2003 through December 31, 2003 (Successor), and Period from January 1, 2003 through November 3, 2003 (Predecessor)	F-22
Consolidated and Combined Statements of Cash Flows – Year ended December 31, 2005 (Successor), Year ended December 31, 2004 (Successor), Period from November 4, 2003 through December 31, 2003 (Successor), and Period from January 1, 2003 through November 3, 2003 (Predecessor)	F-23
Notes to Consolidated and Combined Financial Statements	F-25

PART I. FINANCIAL INFORMATION

Item 1.	Financial Statements (Unaudited)

Nalco Holdings LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)

	(Unaudited) March 31, 2006	December 31, 2005
Assets
Current assets:
Cash and cash equivalents	$42.8	$30.8
Accounts receivable, less allowances of $19.6 in 2006 and $16.6 in 2005	621.9	622.3
Inventories:
Finished products	272.4	242.6
Materials and work in process	76.5	70.6
	348.9	313.2
Prepaid expenses, taxes and other current assets	54.6	83.1
Total current assets	1,068.2	1,049.4
Property, plant, and equipment, net	742.7	755.3
Intangible assets:
Goodwill	2,213.3	2,196.7
Other intangibles, net	1,212.6	1,227.5
Other assets	325.4	325.3
Total assets	$5,562.2	$5,554.2
Liabilities and unitholder’s equity
Current liabilities:
Accounts payable	$280.1	$285.4
Short term debt	35.6	22.6
Other current liabilities	244.3	235.1
Total current liabilities	560.0	543.1
Other liabilities:
Long-term debt	2,861.0	2,890.7
Deferred income taxes	363.9	380.7
Accrued pension benefits	413.5	416.4
Other liabilities	284.4	278.9
Minority interest	12.2	11.2
Unitholder’s equity	1,067.2	1,033.2
Total liabilities and unitholder’s equity	$5,562.2	$5,554.2

See accompanying notes to condensed consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions)

	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Net sales	$849.4	$777.6
Operating costs and expenses:
Cost of product sold	471.1	412.8
Selling, administrative, and research expenses	275.4	258.1
Amortization of intangible assets	17.3	20.6
Business optimization expenses	3.8	0.8
Total operating costs and expenses	767.6	692.3
Operating earnings	81.8	85.3
Other income (expense), net	1.3	(2.2)
Interest income	1.7	2.1
Interest expense	(58.5)	(54.9)
Earnings before income taxes and minority interests	26.3	30.3
Income tax provision	11.0	13.0
Minority interests	(1.7)	(1.2)
Net earnings	$13.6	$16.1

See accompanying notes to condensed consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Operating activities
Net earnings	$13.6	$16.1
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	32.4	33.2
Amortization	17.3	20.6
Amortization of deferred financing costs	1.8	2.7
Other	(2.4)	14.1
Changes in operating assets and liabilities	(3.8)	(69.8)
Net cash provided by operating activities	58.9	16.9
Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	—	(3.2)
Additions to property, plant, and equipment, net	(14.6)	(12.3)
Other	(0.4)	(1.6)
Net cash used for investing activities	(15.0)	(17.1)
Financing activities
Changes in short-term debt, net	10.3	7.9
Proceeds from long-term debt	3.3	0.1
Repayments of long-term debt	(45.1)	(2.1)
Other	(0.8)	(4.0)
Net cash provided by (used for) financing activities	(32.3)	1.9
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.5)
Increase in cash and cash equivalents	12.0	1.2
Cash and cash equivalents at beginning of period	30.8	33.2
Cash and cash equivalents at end of period	$42.8	$34.4

See accompanying notes to condensed consolidated financial statements.

Nalco Holdings LLC and Subsidiaries
Notes to Condensed Consolidated Financial Statements
(Unaudited)

March 31, 2006

1.	Description of Business and Change in Ownership

Description of Business

Nalco Holdings LLC and subsidiaries (the Company) is engaged in the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and service related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

Change in Ownership

On November 4, 2003, Nalco Holdings LLC (the Buyer), a newly-formed entity controlled by affiliates of The Blackstone Group, L.P., Apollo Management, L.P., and The Goldman Sachs Group, Inc. (collectively, the Sponsors), pursuant to a Stock Purchase Agreement, as amended, with Suez S.A. (Suez or Seller) and certain of its affiliates, acquired the net assets of Ondeo Nalco Group for $4,127.1 million, including direct costs of the acquisition of $125.6 million, excluding assumed debt of $30.2 million, and subject to certain closing and post-closing adjustments (the Acquisition).

2.	Basis of Presentation

These condensed consolidated financial statements should be read in conjunction with the consolidated and combined financial statements and notes thereto included in the Annual Report for Nalco Holdings LLC and subsidiaries for the fiscal year ended December 31, 2005.

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements. Management believes these financial statements include all normal recurring adjustments considered necessary for a fair presentation of the financial position and results of operations of the Company. Operating results for the three months ended March 31, 2006 are not necessarily indicative of results that may be expected for the year ended December 31, 2006.

Certain reclassifications have been made to the prior year data to conform to the current year presentation which had no effect on net earnings reported for any period.

3.	Goodwill and Other Intangible Assets

The changes in goodwill for the period were as follows:

(dollars in millions)
Balance as of December 31, 2005	$2,196.7
Excess accruals for costs to exit activities	(1.0)
Effect of foreign currency translation	17.6
Balance as of March 31, 2006	$2,213.3

In conjunction with the Acquisition, the Company recorded liabilities of $35.5 million, primarily for employee severance and related costs, in connection with a plan to exit or restructure certain activities. As of December 31, 2005, the remaining balance of the accrual was $2.5 million. During the three months ended March 31, 2006, an additional $1.1 million of severance costs was charged against the accrual. The remaining $1.4 million represented an excess accrual that was written off to goodwill, net of the related deferred tax asset of $0.4 million.

3.	Goodwill and Other Intangible Assets (Continued)

The following table reflects intangible assets and related amortization information:

	As of March 31, 2006		As of December 31, 2005
(dollars in millions)	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangible assets subject to amortization:
Customer relationships	$489.9	$(185.7)	$486.4	$(169.8)
Patents and developed technology	100.5	(24.7)	100.5	(22.2)
Other	2.4	(0.3)	2.4	(0.3)
Intangible assets not subject to amortization:
Trademarks and trade names	830.0	—	830.0	—
Pension asset	0.5	—	0.5	—
	$1,423.3	$(210.7)	$1,419.8	$(192.3)

4.	Debt

Debt consists of the following:

(dollars in millions)	March 31, 2006	December 31, 2005
Short-term
Checks outstanding and bank overdrafts	$27.5	$17.9
Notes payable to banks	2.1	0.9
Current maturities of long-term debt	6.0	3.8
	$35.6	$22.6
Long-term
Securitized trade accounts receivable facility	$78.6	$75.3
Term loan A, due November 2009	74.4	107.6
Term loan B, due November 2010	1,071.0	1,081.0
Senior notes, due November 2011	906.9	900.7
Senior subordinated notes, due November 2013	706.9	700.7
Unsecured notes, due May 2008	27.8	27.8
Other	1.4	1.4
	2,867.0	2,894.5
Less: Current portion	6.0	3.8
	$2,861.0	$2,890.7

5.	Unitholder’s Equity

Unitholder’s equity consists of the following:

(dollars in millions)	March 31, 2006	December 31, 2005
Capital account	$1,013.4	$1,013.2
Accumulated deficit	(46.5)	(60.1)
Accumulated other comprehensive income	100.3	80.1
Total unitholder’s equity	$1,067.2	$1,033.2

The capital structure of the Company consists of one class of limited liability company interests represented by Units, which are identical with each other in every respect. At March 31, 2006 and December 31, 2005, there were 100 Units issued and outstanding, which were owned by Nalco Finance Holdings LLC.

6.	Pension and Other Postretirement Benefit Plans

The components of net periodic pension cost and the cost of other postretirement benefits for the three months ended March 31, 2006 and 2005 were as follows:

	Pension Benefits		Other Postretirement Benefits
(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Service cost	$7.7	$7.1	$1.6	$1.4
Interest cost	10.4	10.2	2.3	2.1
Expected return on plan assets	(6.8)	(6.5)	—	—
Amortization of prior service cost	—	—	(1.0)	(0.9)
Recognized net actuarial loss	0.1	—	—	—
Settlement charge	0.3	—	—	—
Net periodic cost	$11.7	$10.8	$2.9	$2.6

7.	Business Optimization Expenses

The Company has undertaken several initiatives to redesign and optimize its business and work processes. Business process optimization expenses, consisting mostly of employee severance and related costs, were $3.8 million and $0.8 million for the three months ended March 31, 2006 and March 31, 2005, respectively.

8.	Summary of Other Income (Expense)

The components of other income (expense), net for the three months ended March 31, 2006 and 2005, include the following:

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Franchise taxes	$(0.8)	$(0.7)
Equity in earnings of unconsolidated subsidiaries	0.7	0.8
Foreign currency exchange adjustments	0.3	(0.7)
Other	1.1	(1.6)
	$1.3	$(2.2)

9.	Income Taxes

The Company’s effective income tax rate was 41.8% for the three months ended March 31, 2006. The rate varies from the U.S. federal statutory income tax rate of 35% due primarily to the incremental tax on dividends received from non-U.S. subsidiaries, foreign taxes provided at other than the 35% U.S. statutory rate, U.S. state income taxes, nondeductible expenses, and other permanent differences.

These aforementioned items also contributed to the variation between the U.S. federal statutory income tax rate and the Company’s effective income tax rate for the three months ended March 31, 2005.

The effective rate of the provision for income taxes differs from the U.S. statutory tax rate due to the following items:

9.	Income Taxes (Continued)

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
U.S. federal statutory tax rate	$9.2	$10.6
Other	1.8	2.4
Income tax provision	$11.0	$13.0

10.    Comprehensive Income (Loss)

Total comprehensive income (loss) and its components, net of related tax, for the three months ended March 31, 2006 and 2005, are as follows:

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Net earnings	$13.6	$16.1
Other comprehensive income (loss), net of income taxes:
Derivatives	(0.3)	0.5
Foreign currency translation adjustments	20.5	(21.1)
Comprehensive income (loss)	$33.8	$(4.5)

11.    Segment Information

The Company provides integrated water treatment and process improvement services for industrial and institutional applications, using technologically advanced solutions, combining chemical products and equipment, and consistent, reliable on-site service and expertise. These solutions and services enable the Company’s customers to improve production yields, lower manufacturing costs, extend asset lives and maintain environmental standards at costs that represent a small share of their overall production expense.

The Company is organized based on the end markets it serves. The organization is comprised of the following reportable segments:

Industrial and Institutional Services – This segment serves the global water treatment and process chemical needs of the industrial, institutional, and municipal markets.

Energy Services – This segment serves the process chemicals and water treatment needs of the global petroleum and petrochemical industries in both upstream and downstream applications.

Paper Services – This segment serves the process chemicals and water treatment needs of the global pulp and paper industry.

Other – This segment serves the alternative channels to market, supply chain activities, and certain other operating expenses not allocated to a segment. It also includes the Company’s subsidiary in India and the Katayama Nalco joint venture.

The Company evaluates the performance of its segments based on ‘‘direct contribution’’, which is defined as net sales, less cost of products sold (excluding variances to standard costs), selling and service expenses, marketing expenses, research expenses and ‘‘capital charges’’ directly attributable to each segment. Each segment is assessed an internal non-GAAP ‘‘capital charge’’ based on trade accounts receivable, inventories and equipment specifically identifiable to the segment. The capital charges included in each segment’s direct contribution are eliminated to arrive at the consolidated direct contribution for the Company. There are no intersegment revenues. The Company’s segment reporting was changed in the first quarter of 2006 to reflect the aforementioned capital charge in the reported direct contribution of each segment. Prior year data have been reclassified between segments to conform to the current year presentation.

11.    Segment Information   (Continued)

Net sales by reportable segment were as follows:

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Industrial and Institutional Services	$378.4	$341.0
Energy Services	246.3	210.6
Paper Services	175.8	170.1
Other	48.9	55.9
Net sales	$849.4	$777.6

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

(dollars in millions)	Three Months ended March 31, 2006	Three Months ended March 31, 2005
Segment direct contribution:
Industrial and Institutional Services	$79.8	$65.5
Energy Services	48.3	43.0
Paper Services	26.1	30.1
Other	(19.4)	(5.2)
Capital charge elimination	19.2	19.8
Total segment direct contribution	154.0	153.2
Expenses not allocated to segments:
Administrative expenses	51.1	46.5
Amortization of intangible assets	17.3	20.6
Business optimization expenses	3.8	0.8
Operating earnings	81.8	85.3
Other income (expense), net	1.3	(2.2)
Interest income	1.7	2.1
Interest expense	(58.5)	(54.9)
Earnings before income taxes and minority interests	$26.3	$30.3

Administrative expenses primarily represent the cost of support functions, including information technology, finance, human resources and legal, as well as expenses for support facilities, executive management and management incentive plans.

12.	Contingencies and Litigation

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company and its subsidiaries, arising from the ordinary course of business with respect to commercial, contract, intellectual property, product liability, employee, environmental and other matters. Historically, these matters have not had a material impact on the consolidated financial position of the Company. However, the Company cannot predict the outcome of any litigation or the potential for future litigation.

The Company has been named as a potentially responsible party (PRP) by the Environmental Protection Agency or state enforcement agencies at three pending waste sites where some financial contribution is or may be required. These agencies have also identified many other parties who may be responsible for clean up costs at these waste disposal sites. The Company is also remediating a small ground contamination it discovered at its plant in Colombia. The Company’s financial contribution to remediate

12.	Contingencies and Litigation (Continued)

these sites is not expected to be material. There has been no significant financial impact on the Company up to the present, nor is it anticipated that there will be in the future, as a result of these matters. The Company has made and will continue to make provisions for these costs if the Company’s liability becomes probable and when costs can be reasonably estimated.

The Company’s undiscounted reserves for known environmental clean up costs were $2.1 million at March 31, 2006.

These environmental reserves represent management’s current estimate of its proportional clean-up costs (and the cost to remediate the Colombia site) and are based upon negotiation and agreement with enforcement agencies, its previous experience with respect to clean-up activities, a detailed review by the Company of known conditions, and information about other PRPs. They are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, it believes that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact the Company’s liquidity position. Expenditures for the three months ended March 31, 2006, relating to environmental compliance and clean up activities, were not significant.

The Company has been named as a defendant in lawsuits based on claimed involvement in the supply of allegedly defective or hazardous materials and the claimed presence of hazardous substances at its plants. The plaintiffs in these cases seek damages for alleged personal injury or potential injury resulting from exposure to our products or other chemicals. These matters have had a de minimis impact on the Company’s business historically and the Company does not anticipate these matters to present any material risk to the Company’s business in the future. Notwithstanding, the Company cannot predict the outcome of any such lawsuits or the involvement the Company might have in these matters in the future.

The U.K. Health and Safety Executive (‘‘HSE’’) has sent notice that it intends to initiate legal proceedings against the Company’s U.K. subsidiary under the Health and Safety at Work Act. The place of these proceedings is not indicated in the notice. This notice references a legionella outbreak that is claimed to have originated at cooling towers owned by one of the subsidiary’s customers. The HSE indicates that the proceedings will relate to the cleaning of these cooling towers. The Company has not received any specific charges or claims for relief, but will, in any event, defend and refute any contention that it has violated any law.

The Company has received subpoenas from the U.S. Department of Justice for documents and testimony relating to its storage of claimed hazardous materials, the claimed leakage of wastewater and other matters at its plant in Garyville, Louisiana. No charges or indictments have been filed, but the outcome of this investigation is unknown to the Company.

In the ordinary course of its business, the Company is also a party to a number of lawsuits and is subject to various claims relating to trademarks, employee matters, contracts, transactions, chemicals and other matters, the outcome of which, in the opinion of management, should not have a material effect on the consolidated financial position of the Company. However, we cannot predict the outcome of any litigation or the potential for future litigation. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs. The Company maintains accruals where the outcome of the matter is probable and can be reasonably estimated.

13.	Guarantees

No significant guarantees were outstanding at March 31, 2006, other than subsidiary-related performance guarantees.

The Company had $27.2 million of letters of credit outstanding at March 31, 2006.

14.	Supplemental Guarantor Condensed Financial Statements

In connection with the Acquisition, Nalco Holdings LLC (presented as Parent in the following tables), through its wholly owned subsidiary, Nalco Company (presented as Issuer in the following tables), issued Senior Notes and Senior Subordinated Notes as further described in Note 4. The Senior Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior basis and the Senior Subordinated Notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, by Nalco Holdings LLC and by substantially all existing and future wholly-owned restricted domestic subsidiaries of Nalco Company (collectively, the ‘‘Guarantors’’). All other subsidiaries of Nalco Holdings LLC, whether direct or indirect, do not guarantee the Senior Notes and Senior Subordinated Notes (‘‘Non-Guarantors’’). The Guarantors also unconditionally guarantee the Company’s borrowings under the Senior Secured Credit Facilities on a senior secured basis.

The following unaudited condensed consolidating financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors and (5) eliminations to arrive at the information for Nalco Holdings LLC on a consolidated basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe that such information is material to investors.

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Balance Sheet
March 31, 2006
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash & cash equivalents	$—	$—	$1.1	$41.7	$—	$42.8
Trade accounts receivable	—	(19.4)	4.5	636.8	—	621.9
Inventories – finished products	—	120.3	—	152.1	—	272.4
Inventories – materials & work in process	—	31.3	—	45.2	—	76.5
Receivables from related parties	—	97.3	7.4	25.7	(130.4)	—
Prepaid expenses, taxes, and other current assets	—	6.8	3.3	44.5	—	54.6
Total Current Assets	—	236.3	16.3	946.0	(130.4)	1,068.2
Property, plant, and equipment, net	—	306.0	44.6	392.1	—	742.7
Investment in subsidiaries	1,079.4	2,083.0	367.9	—	(3,530.3)	—
Goodwill	—	952.5	11.0	1,249.8	—	2,213.3
Intangibles	—	1,049.1	3.7	159.8	—	1,212.6
Receivables from related parties	—	—	319.1	220.5	(539.6)	—
Other assets	—	266.8	17.4	41.2	—	325.4
Total Assets	$1,079.4	$4,893.7	$780.0	$3,009.4	$(4,200.3)	$5,562.2
Accounts payable	$—	$133.1	$0.8	$146.2	$—	$280.1
Short-term debt	—	7.1	—	28.5	—	35.6
Other current liabilities	—	90.8	7.5	147.3	(1.3)	244.3
Intercompany accounts payable	—	9.2	25.2	94.7	(129.1)	—
Total Current Liabilities	—	240.2	33.5	416.7	(130.4)	560.0
Long-term debt	—	2,781.7	—	79.3	—	2,861.0
Deferred income taxes	—	244.5	47.4	72.0	—	363.9
Accrued pension benefits	—	263.3	—	150.2	—	413.5
Intercompany notes payable-long term	—	539.6	—	—	(539.6)	—
Other liabilities	—	261.7	—	22.7	—	284.4
Total Other Liabilities	—	4,090.8	47.4	324.2	(539.6)	3,922.8
Minority Interest	12.2	—	—	12.2	(12.2)	12.2
Total Unitholder’s/Shareholders’ Equity	1,067.2	562.7	699.1	2,256.3	(3,518.1)	1,067.2
Total Liabilities and Unitholder’s/Shareholders’ Equity	$1,079.4	$4,893.7	$780.0	$3,009.4	$(4,200.3)	$5,562.2

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Balance Sheet
December 31, 2005
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash & cash equivalents	$—	$—	$1.7	$29.1	$—	$30.8
Trade accounts receivable	—	(13.6)	6.5	629.4	—	622.3
Inventories – finished products	—	64.6	45.1	132.9	—	242.6
Inventories – materials & work in process	—	15.0	11.5	44.1	—	70.6
Receivables from related parties	—	24.8	225.4	41.1	(291.3)	—
Prepaid expenses, taxes, and other current assets	—	24.1	13.8	45.2	—	83.1
Total Current Assets	—	114.9	304.0	921.8	(291.3)	1,049.4
Property, plant, and equipment, net	—	218.1	142.9	394.3	—	755.3
Investment in subsidiaries	1,044.4	2,499.0	367.9	—	(3,911.3)	—
Goodwill	—	654.9	308.6	1,233.2	—	2,196.7
Intangibles	—	1,014.4	47.9	165.2	—	1,227.5
Receivables from related parties	—	—	309.4	173.3	(482.7)	—
Other assets	—	268.4	18.3	38.6	—	325.3
Total Assets	$1,044.4	$4,769.7	$1,499.0	$2,926.4	$(4,685.3)	$5,554.2
Accounts payable	$—	$87.0	$44.9	$153.5	—	$285.4
Short-term debt	—	6.2	1.0	15.4	—	22.6
Other current liabilities	—	57.4	35.2	143.8	(1.3)	235.1
Intercompany accounts payable	—	155.9	38.2	95.9	(290.0)	—
Total Current Liabilities	—	306.5	119.3	408.6	(291.3)	543.1
Long-term debt	—	2,814.7	—	76.0	—	2,890.7
Deferred income taxes	—	303.5	1.0	76.2	—	380.7
Accrued pension benefits	—	227.9	42.4	146.1	—	416.4
Intercompany notes payable-long term	—	482.7	—	—	(482.7)	—
Other liabilities	—	231.8	26.7	20.4	—	278.9
Total Other Liabilities	—	4,060.6	70.1	318.7	(482.7)	3,966.7
Minority Interest	11.2	—	—	11.2	(11.2)	11.2
Unitholder’s/Shareholders’ Equity	1,033.2	402.6	1,309.6	2,187.9	(3,900.1)	1,033.2
Total Liabilities and Unitholder’s/Shareholders’ Equity	$1,044.4	$4,769.7	$1,499.0	$2,926.4	$(4,685.3)	$5,554.2

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
Three Months ended March 31, 2006
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$436.2	$5.6	$461.7	$(54.1)	$849.4
Operating costs and expenses:
Cost of product sold	—	270.6	3.6	251.0	54.1	471.1
Selling, administrative, and research expenses	—	139.3	1.9	134.2	—	275.4
Amortization of intangible assets	—	9.5	—	7.8	—	17.3
Business optimization expenses	—	0.3	—	3.5	—	3.8
Total operating costs and expenses	—	419.7	5.5	396.5	54.1	767.6
Operating earnings (loss)	—	16.5	0.1	65.2	—	81.8
Other income (expense), net	15.3	12.8	6.4	(17.2)	(16.0)	1.3
Interest income	—	1.4	3.4	13.7	(16.8)	1.7
Interest expense	—	(73.0)	—	(2.3)	16.8	(58.5)
Earnings (loss) before income taxes and minority interests	15.3	(42.3)	9.9	59.4	(16.0)	26.3
Income tax provision (benefit)	—	(14.2)	3.6	21.6	—	11.0
Minority interests	(1.7)	—	—	(1.7)	1.7	(1.7)
Net earnings (loss)	$13.6	$(28.1)	$6.3	$36.1	$(14.3)	$13.6

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
Three Months ended March 31, 2005
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$275.1	$148.5	$430.6	$(76.6)	$777.6
Operating costs and expenses:
Cost of product sold	—	178.3	94.9	216.2	(76.6)	412.8
Selling, administrative, and research expenses	—	97.5	29.5	131.1	—	258.1
Amortization of intangible assets	—	8.3	2.7	9.6	—	20.6
Business optimization expenses	—	0.4	—	0.4	—	0.8
Total operating costs and expenses	—	284.5	127.1	357.3	(76.6)	692.3
Operating earnings (loss)	—	(9.4)	21.4	73.3	—	85.3
Other income (expense), net	17.3	28.1	5.6	(18.6)	(34.6)	(2.2)
Interest income	—	1.8	2.2	9.2	(11.1)	2.1
Interest expense	—	(61.1)	(3.1)	(1.8)	11.1	(54.9)
Earnings (loss) before income taxes and minority interests	17.3	(40.6)	26.1	62.1	(34.6)	30.3
Income tax provision (benefit)	—	(9.4)	1.7	20.7	—	13.0
Minority interests	(1.2)	—	—	(1.2)	1.2	(1.2)
Net earnings (loss)	$16.1	$(31.2)	$24.4	$40.2	$(33.4)	$16.1

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
Three Months ended March 31, 2006
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net earnings (loss)	$13.6	$(28.1)	$6.3	$36.1	$(14.3)	$13.6
Non-cash adjustments	(13.6)	12.4	4.4	32.0	13.9	49.1
Changes in operating assets and liabilities	—	10.0	3.2	(17.0)	—	(3.8)
Net cash provided by (used for) operating activities	—	(5.7)	13.9	51.1	(0.4)	58.9
Investing activities
Additions to property, plant, and equipment, net	—	(6.1)	—	(8.5)	—	(14.6)
Other	—	(2.7)	(14.1)	(46.4)	62.8	(0.4)
Net cash provided by (used for) investing activities	—	(8.8)	(14.1)	(54.9)	62.8	(15.0)
Financing activities
Cash dividends	—	—	(0.4)	—	0.4	—
Net borrowings (repayments) of debt	—	14.5	—	15.8	(61.8)	(31.5)
Capital contributions	—	—	—	1.0	(1.0)	—
Other	—	—	—	(0.8)	—	(0.8)
Net cash provided by (used for) financing activities	—	14.5	(0.4)	16.0	(62.4)	(32.3)
Effect of exchange rate changes on cash	—	—	—	0.4	—	0.4
Increase (decrease) in cash	—	—	(0.6)	12.6	—	12.0
Cash at beginning of period	—	—	1.7	29.1	—	30.8
Cash at end of period	$—	$—	$1.1	$41.7	$—	$42.8

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
Three Months ended March 31, 2005
(dollars in millions)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net earnings (loss)	$16.1	$(31.2)	$24.4	$40.2	$(33.4)	$16.1
Non-cash adjustments	(16.1)	25.3	12.9	31.2	17.3	70.6
Changes in operating assets and liabilities	—	18.7	(33.7)	(54.8)	—	(69.8)
Net cash provided by (used for) operating activities	—	12.8	3.6	16.6	(16.1)	16.9
Investing activities
Acquisition of Ondeo Nalco Group	—	(3.2)	—	—	—	(3.2)
Additions to property, plant, and equipment, net	—	(4.4)	(2.0)	(5.9)	—	(12.3)
Other	—	(2.5)	0.8	(1.8)	1.9	(1.6)
Net cash provided by (used for) investing activities	—	(10.1)	(1.2)	(7.7)	1.9	(17.1)
Financing activities
Cash dividends	—	—	(1.5)	(14.6)	16.1	—
Net borrowings (repayments) of debt	—	(2.5)	0.6	8.9	(1.1)	5.9
Capital contributions	—	—	—	0.8	(0.8)	—
Other	—	(1.3)	—	(2.7)	—	(4.0)
Net cash provided by (used for) financing activities	—	(3.8)	(0.9)	(7.6)	14.2	1.9
Effect of exchange rate changes on cash	—	—	—	(0.5)	—	(0.5)
Increase (decrease) in cash	—	(1.1)	1.5	0.8	—	1.2
Cash at beginning of period	—	1.3	0.8	31.1	—	33.2
Cash at end of period	$—	$0.2	$2.3	$31.9	$—	$34.4

Report of Independent Registered Public Accounting Firm

The Board of Directors and Unitholder of Nalco Holdings LLC

We have audited the accompanying consolidated balance sheets of Nalco Holdings LLC and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, unitholder’s equity, and cash flows for the years ended December 31, 2005 and 2004, and for the period from November 4, 2003 to December 31, 2003 (Successor), and the combined statements of operations, shareholders’ equity, and cash flows of Ondeo Nalco Group (companies listed in Note 2) for the period from January 1, 2003 to November 3, 2003 (Predecessor). Our audits also included the financial statement schedule listed in the Index at Item 15(a)(2). These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Nalco Holdings LLC and subsidiaries as of December 31, 2005 and 2004, and the consolidated results of their operations and their cash flows for the years ended December 31, 2005 and 2004, and for the period from November 4, 2003 to December 31, 2003 (Successor), and the combined results of Ondeo Nalco Group’s operations and its cash flows for the period from January 1, 2003 to November 3, 2003 (Predecessor), in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Nalco Holdings LLC’s internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 28, 2006 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
February 28, 2006

Report of Independent Registered Public Accounting Firm on Internal Control Over Financial Reporting

The Board of Directors and Unitholder of Nalco Holdings LLC

We have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Nalco Holdings LLC maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Nalco Holdings LLC’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on management’s assessment and an opinion on the effectiveness of the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, management’s assessment that Nalco Holdings LLC maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on the COSO criteria. Also, in our opinion, Nalco Holdings LLC maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated financial statements of Nalco Holdings LLC and subsidiaries, as of December 31, 2005 and 2004 and for the years ended December 31, 2005 and 2004 and for the period from November 4, 2003 to December 31, 2003 (Successor) and the combined financial statements of Ondeo Nalco Group (companies listed in Note 2) for the period from January 1, 2003 to November 3, 2003 (Predecessor), and our report dated February 28, 2006 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
February 28, 2006

Nalco Holdings LLC and Subsidiaries
Consolidated Balance Sheets
(dollars in millions)

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$30.8	$33.2
Trade accounts receivable, less allowances of $16.6 and $21.1 in 2005 and 2004, respectively	622.3	594.2
Inventories	313.2	313.5
Deferred income taxes	21.1	44.2
Prepaid expenses and other current assets	62.0	45.9
Total current assets	1,049.4	1,031.0
Property, plant, and equipment, net	755.3	847.3
Goodwill	2,196.7	2,368.3
Other intangible assets, net	1,227.5	1,323.6
Deferred financing costs	54.3	63.8
Receivable from former shareholder	73.2	87.2
Other noncurrent assets	197.8	212.5
Total assets	$5,554.2	$5,933.7
Liabilities and unitholder’s equity
Current liabilities:
Accounts payable	$285.4	$261.9
Accrued expenses	141.7	168.7
Accrued compensation	61.5	105.8
Short-term debt	22.6	17.7
Income taxes	31.9	37.2
Total current liabilities	543.1	591.3
Long-term debt	2,890.7	3,100.6
Deferred income taxes	380.7	501.5
Accrued pension benefits	416.4	411.7
Other liabilities	278.9	296.8
Minority interest	11.2	14.1
Commitments and contingencies	—	—
Unitholder’s equity	1,033.2	1,017.7
Total liabilities and unitholder’s equity	$5,554.2	$5,933.7

See notes to consolidated and combined financial statements.

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Operations
(dollars in millions, except per share amounts)

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Net sales	$3,312.4	$3,033.3	$460.1	$2,306.5
Operating costs and expenses:
Cost of product sold	1,830.7	1,578.4	249.9	1,122.9
Selling, administrative and research expenses	1,030.2	1,039.1	174.7	892.4
Impairment of goodwill	—	—	—	244.4
Amortization of intangible assets	81.6	96.3	15.4	68.9
In-process research and development	—	122.3	—	—
Business optimization expenses	25.6	1.7	0.8	20.3
Total operating costs and expenses	2,968.1	2,837.8	440.8	2,348.9
Operating earnings (loss)	344.3	195.5	19.3	(42.4)
Other income (expense), net	4.0	(43.3)	(2.8)	(17.3)
Interest income	8.5	10.1	0.6	7.1
Interest expense	(228.6)	(213.2)	(49.6)	(32.7)
Earnings (loss) before income taxes	128.2	(50.9)	(32.5)	(85.3)
Income tax provision (benefit)	54.3	47.5	(8.3)	68.7
Minority interests	(5.7)	(5.8)	0.1	(4.2)
Net earnings (loss)	$68.2	$(104.2)	$(24.1)	$(158.2)

See notes to consolidated and combined financial statements.

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statement of Unitholder’s and Shareholders’ Equity
(dollars in millions)

			Accumulated Other Comprehensive Income (Loss)
	Capital Accounts	Accumulated Deficit	Minimum Pension Liability Adjustment	Derivatives	Foreign Currency Translation Adjustment	Comprehensive Income (Loss)
Predecessor Company
Balance at January 1, 2003	$4,156.9	$(284.1)	$(73.5)	$(8.5)	$(101.6)
Net loss		(158.2)				$(158.2)
Capital contribution	77.7	—	—	—	—
Acquisition of Aquazur Limited	(2.8)	(8.1)	—	—	—
Other comprehensive income (loss):
Gain on derivatives — net of tax of $5.4	—	—	—	8.5	—	8.5
Currency translation adjustments	—	—	—	—	54.1	54.1
Comprehensive loss						$(95.6)
Distributions to shareholder	—	(29.0)	—	—	—
Balance at November 3, 2003	$4,231.8	$(479.4)	$(73.5)	$—	$(47.5)
Successor Company
Capital contribution	$1,001.9	$—	$—	$—	$—
Net loss	—	(24.1)	—	—	—	$(24.1)
Other comprehensive income:
Currency translation adjustments — net of tax benefit of $18.0	—	—	—	—	91.2	91.2
Comprehensive income						$67.1
Balance at December 31, 2003	1,001.9	(24.1)	—	—	91.2
Capital contributions	11.0	—	—	—	—
Net loss	—	(104.2)	—	—	—	$(104.2)
Other comprehensive income (loss):
Loss on derivatives — net of tax benefit of $0.2	—	—	—	(0.2)	—	(0.2)
Currency translation adjustments — net of tax of $7.5	—	—	—	—	42.1	42.1
Comprehensive loss						$(62.3)
Balance at December 31, 2004	1,012.9	(128.3)	—	(0.2)	133.3
Share-based compensation	0.3	—	—	—	—
Net earnings	—	68.2	—	—	—	$68.2
Other comprehensive income (loss):
Minimum pension liability adjustment — net of tax benefit of $0.8	—	—	(1.8)	—	—	(1.8)
Gain on derivatives — net of tax of $0.2	—	—	—	0.2	—	0.2
Currency translation adjustments — net of tax of $7.9	—	—	—	—	(51.4)	(51.4)
Comprehensive income						$15.2
Balance at December 31, 2005	$1,013.2	$(60.1)	$(1.8)	$—	$81.9

See notes to consolidated and combined financial statements.

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Cash Flows
(dollars in millions)

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Operating activities
Net earnings (loss)	$68.2	$(104.2)	$(24.1)	$(158.2)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	133.3	114.3	22.5	101.8
Amortization	81.6	96.3	15.4	68.9
In-process research and development	—	122.3	—	—
Impairment of goodwill	—	—	—	244.4
Amortization of deferred financing costs	10.8	11.2	17.4	—
Equity in earnings of unconsolidated subsidiaries, net of distributions	2.5	2.8	(0.4)	(1.8)
Deferred income taxes	(28.2)	(49.2)	(18.4)	(17.1)
Securitized accounts receivable, net	—	—	—	(87.0)
Amortization of unearned employee compensation and accretion of obligation	13.2	27.8	4.0	20.0
Defined benefit pension plan expense	43.9	39.8	6.6	43.2
Other, net	(12.7)	2.9	(2.7)	(22.2)
Changes in current assets and liabilities:
Trade accounts receivable	(59.9)	(86.4)	11.3	3.7
Inventories	(8.1)	(10.9)	28.7	(0.4)
Accounts payable	29.8	96.3	4.0	(44.3)
Payable to shareholder	—	—	—	6.2
Contribution to profit-sharing trust	—	—	—	(24.0)
Other receivables from related parties	—	—	—	(1.9)
Other	(72.6)	(25.8)	24.4	13.1
Net cash provided by operating activities	201.8	237.2	88.7	144.4
Investing activities
Acquisition of Ondeo Nalco Group	—	—	(4,127.1)	—
Purchase price adjustment on acquisition of Ondeo Nalco Group	(3.2)	25.3	—	—
Business purchases/sales, net	—	(2.3)	—	(10.1)
Additions to property, plant, and equipment, net	(74.6)	(91.8)	(15.6)	(85.6)
Notes receivable from related parties	—	—	—	98.3
Investments in affiliated companies	—	—	—	(6.0)
Other investing activities	0.1	(4.1)	(2.4)	(8.9)
Net cash used for investing activities	(77.7)	(72.9)	(4,145.1)	(12.3)

Nalco Holdings LLC and Subsidiaries
Consolidated and Combined Statements of Cash Flows (continued)
(dollars in millions)

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Financing activities
Cash dividends	$—	$—	$—	$(29.0)
Proceeds from long-term debt	24.3	269.8	3,214.2	0.6
Payments of long-term debt	(145.8)	(477.0)	(0.8)	(8.3)
Short-term debt, net	2.9	(34.8)	8.3	(272.7)
Deferred financing costs	(1.3)	—	(92.4)	—
Capital contributions	—	11.0	1,001.9	77.7
Other financing activities	(6.0)	(0.9)	(0.9)	(2.5)
Net cash provided by (used for) financing activities	(125.9)	(231.9)	4,130.3	(234.2)
Effect of foreign exchange rate changes on cash and cash equivalents	(0.6)	0.8	1.7	6.0
Increase (decrease) in cash and cash equivalents	(2.4)	(66.8)	75.6	(96.1)
Cash and cash equivalents at beginning of the period	33.2	100.0	24.4	120.5
Cash and cash equivalents at end of the period	$30.8	$33.2	$100.0	$24.4
Supplemental cash flows information
Cash paid during the period for:
Interest	$217.6	$206.7	$6.4	$32.4
Income taxes	80.4	92.3	14.2	43.0

See notes to consolidated and combined financial statements.

Nalco Holdings LLC and Subsidiaries
Notes to Consolidated and Combined Financial Statements
(dollars in millions, except per share amounts)
December 31, 2005

1.	Description of Business and Change in Ownership

Description of Business

Nalco Holdings LLC and subsidiaries (the Company or Successor) is engaged in the worldwide manufacture and sale of highly specialized service chemical programs. This includes production and service related to the sale and application of chemicals and technology used in water treatment, pollution control, energy conservation, oil production and refining, steelmaking, papermaking, mining, and other industrial processes.

Change in Ownership

On November 4, 2003, Nalco Holdings LLC (the Buyer), a newly formed entity controlled by affiliates of The Blackstone Group, L.P., Apollo Management, L.P., and The Goldman Sachs Group, Inc. (collectively, the Sponsors), pursuant to a Stock Purchase Agreement, (as amended, the Stock Purchase Agreement) with Suez S.A. (Suez or Seller) and certain of its affiliates, acquired the net assets of Ondeo Nalco Group (as defined in Note 2 below) for $4,127.1 million including direct costs of the acquisition of $125.6 million, excluding assumed debt of $30.2 million, and subject to certain closing and post-closing adjustments (the Acquisition).

The Buyer was capitalized by equity investments totaling $991.9 million from the Sponsors and $10.0 million from Dr. William H. Joyce, the Chairman and Chief Executive Officer of the Buyer. The equity investments were made to Nalco Investment Holdings LLC which, in turn, contributed $1,001.9 million to the Buyer and was its parent company until January 14, 2004. Funding for the Acquisition included the equity investments and the issuance of senior notes and senior subordinated notes (the Notes) in a private offering, and new revolving credit and term loan facilities by the Buyer, through its 100% owned subsidiary, Nalco Company.

The Stock Purchase Agreement provided for certain adjustments of the purchase price, including adjustments based on the closing working capital and indebtedness (as both are defined in the Stock Purchase Agreement) of the Ondeo Nalco Group at the date of the Acquisition. On March 25, 2004, the Buyer and Suez agreed to a $25.6 million working capital adjustment payable to the Buyer plus interest. The Buyer recorded the purchase price adjustment in 2004 by decreasing goodwill. The Stock Purchase Agreement also provided for adjustments of the purchase price for taxes paid, or tax refunds received, by the Buyer for periods prior to the Acquisition, to the extent not already taken into account in the closing working capital at the date of the Acquisition.

On January 14, 2004, Nalco Investment Holdings LLC contributed its 100% interest in the Buyer to a newly formed entity, Nalco Finance Holdings LLC. As of that date, Nalco Finance Holdings LLC became the direct parent company of the Buyer. Subsequent to that date, the Sponsors and Dr. Joyce engaged in a series of transactions that ultimately resulted in a newly formed entity, Nalco LLC, becoming the direct parent company of another newly formed entity, Nalco Investment Holdings II Corp., which, in turn, became the direct parent company of Nalco Investment Holdings LLC. Nalco Investment Holdings II Corp. has since been renamed Nalco Holding Company.

2.	Basis of Presentation

All intercompany balances and transactions are eliminated. Investments in companies or partnerships in which the Company/Predecessor does not have control, but has the ability to exercise significant influence over operating and financial policies, are reported using the equity method.

Predecessor — The accompanying combined financial statements of the Predecessor prior to the Acquisition include the consolidated financial statements of Ondeo Nalco Company and subsidiaries

2.	Basis of Presentation (continued)

(ONC) and the combined financial statements of certain subsidiaries of Nalco International SAS (NIS) plus Calgon Europe Limited (UK), owned by Degremont (a former related party). The combined financial statements of NIS subsidiaries are a combination of the consolidated financial statements of Ondeo Nalco France, the consolidated financial statements of Aquazur Ltd., and the consolidated financial statements of Nalco Dutch Holdings B.V., Ondeo Nalco Belgium NV/SA, Wyss Wassertechnik AG, Ondeo Nalco (Shanghai) Trading Co., Ltd., and Nalco Portuguesa (Quimica Industrial) Ltd. Ondeo Industrial Solutions North America, a subsidiary of ONC, has been excluded from the Predecessor, as it was not acquired by the Company.

Successor — The accompanying consolidated financial statements include the accounts of Nalco Holdings LLC and subsidiaries (collectively, the Company) subsequent to the Acquisition.

Certain reclassifications have been made to the prior year data to conform to the current year presentation which had no effect on net income reported for any period.

The consolidated financial statements of the Successor as of and for the years ended December 31, 2005 and 2004 and as of and for the period from November 4, 2003 through December 31, 2003 reflect the Acquisition under the purchase method of accounting, in accordance with the Financial Accounting Standards Board (‘‘FASB’’) Statement of Financial Accounting Standards (‘‘SFAS’’) No. 141, Business Combinations.

The following unaudited pro forma financial data summarizes the results of operations for the year ended December 31, 2003 as if the Acquisition had occurred as of the beginning of the period.

Pro forma adjustments include adjustments for (1) purchase accounting, including, (i) the elimination of inventory write-up recorded as a result of the Acquisition, (ii) adjustments to depreciation and amortization to reflect the fair value of property, plant and equipment and identified intangible assets (with finite lives), (iii) elimination of the pension and other postretirement benefit amortization of unrecognized actuarial losses, prior service costs and transition obligations and assets losses, and (2) adjustments for items directly related to the transaction, including (i) rent expense that we would have incurred had the sublease of our Naperville, Illinois headquarters and research facility been in place, (ii) elimination of management fees that Suez and its affiliates charged to the Company for general corporate overhead and of charges to Suez and its affiliates for tax planning and compliance and treasury administration provided by the Company in North America, (iii) adjustments to interest expense to reflect the Company’s new capital structure, and (iv) corresponding adjustments to income tax expense.

The following pro forma amounts are not necessarily indicative of the results that would have been attained if the Acquisition had occurred at the beginning of the period presented or that may be attained in the future:

(Unaudited) Year Ended December 31, 2003
Net sales	$2,766.6
Operating earnings	0.2
Net loss	(237.3)

2.	Basis of Presentation (continued)

The Company has allocated the purchase price on the basis of the fair value of the underlying assets acquired and liabilities assumed as follows:

As of November 4, 2003
Current assets:
Cash and cash equivalents	$24.3
Trade accounts receivable	477.5
Inventories	316.5
Other current assets	101.8
Goodwill	2,149.7
Intangible assets	1,410.0
Purchased in-process research and development	122.3
Other noncurrent assets	366.0
Property, plant and equipment	833.3
Total assets acquired	5,801.4
Current liabilities:
Accounts payable	138.7
Accrued expenses	268.9
Other current liabilities	74.4
Long-term debt	30.2
Deferred income taxes	502.2
Accrued pension and other postretirement benefits	539.9
Other noncurrent liabilities	144.2
Total liabilities assumed	1,698.5
Net assets acquired	$4,102.9

Cash and cash equivalents, trade accounts receivable, other current assets, accounts payable, accrued expenses and other current liabilities were stated at historical carrying values, given the short-term nature of these assets and liabilities.

Inventory, other noncurrent assets, long-term debt, and other noncurrent liabilities outstanding as of the effective date of the Acquisition were allocated based on management’s judgments and estimates.

Deferred income taxes have been provided in the consolidated balance sheet based on the tax versus book basis of the assets acquired and liabilities assumed, as adjusted to estimated fair values. Valuation allowances were established for deferred tax assets related to all of the tax carryforwards for which utilization is uncertain.

The Company’s projected pension and other postretirement benefit obligations and assets were reflected in the allocation of purchase price at the projected benefit obligation less plan assets at fair market value, based on management’s computations which included valuations performed by independent actuaries engaged by the Company.

The Company engaged independent appraisers to assist in determining the fair values of property, plant and equipment and intangible assets acquired, including purchased in-process research and development (IPR&D), trade names, trademarks, developed technology and customer relationships. The Company received final values from the appraisers during 2004, which have been included in the above table.

The Company recorded a one-time charge for purchased IPR&D expenses of $122.3 million during the year ended December 31, 2004. The value of purchased IPR&D was comprised of five ongoing development projects at the date of the Acquisition. Purchased IPR&D was derived by assigning

2.	Basis of Presentation (continued)

values to those projects identified by management as having economic value, but that had not yet reached technological feasibility and had no alternative future use. These products had not been released to the market as of the date of the Acquisition, but the features and functionality of the products had been defined.

During the year ended December 31, 2004, the Company reduced by $19.6 million the fair value of property, plant and equipment to reflect the final valuation provided by its independent appraisers.

Trademarks and trade names were valued based on the relief of royalty approach. This method allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the trademark or trade name in order to exploit the economic benefits. Trademarks and trade names that have been valued under this approach have a value of $830.0 million with an estimated indefinite life.

Patents and developed technology were valued based on the relief of royalty approach. This method allocates value based on what the Company would be willing to pay as a royalty to a third-party owner of the patent or technology in order to exploit the economic benefits. The technologies that have been valued under this approach have a value of $100.0 million with an estimated weighted average useful life of 10 years.

Customer relationships were valued using an income approach after considering a fair return on fixed assets, working capital, patents, trade names, trademarks, technology, and assembled workforce. A value of $480.0 million was assigned to customer relationships. As of December 31, 2003, an estimated useful life of 10 years had been used based on preliminary information obtained from our independent appraisers. During the year ended December 31, 2004, we obtained updated information from our independent appraisers and revised the estimated useful life of customer relationships to 16 years.

Based on the final valuation, approximately $311.6 million of goodwill and other intangible assets will be deductible for income tax purposes. The primary reasons for the Acquisition and the primary factors that contributed to a purchase price that resulted in recognition of goodwill include:

•	The Company’s leading market position as a global provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications offers a competitive advantage in competing for new customers;

•	The Company, being one of only a small number of companies that can provide turnkey water management solutions on a global basis (130 countries across six continents), offers a competitive advantage in meeting the global needs of multinational customers and mitigates the potential impact of volatility in any individual country or region;

•	The diverse customer base and industries served minimizes the potential impact of volatility from any one customer or industry.

Other considerations affecting the value of goodwill include:

•	The potential for improved earnings and cash flow gained from operating as a stand-alone company with focused management effort and more efficient resource management and from the ability of the assembled work force to drive significant annual cost reductions in the administrative and overhead functions;

•	The historical heavy investment in recruiting and continuously training more than 5,500 sales engineers and service technicians;

•	The ability of the assembled workforce to develop future innovative technologies and products, as has been done in the past through a focused commitment to technology, research and development;

•	The application of purchase accounting, particularly for such items as pension, other postretirement benefits, and deferred tax liabilities for which significant reserve balances were recorded with no corresponding significant short-term cash outflows.

2.	Basis of Presentation (continued)

In conjunction with the Acquisition, the Company formulated a plan to exit or restructure certain activities. The Company recorded liabilities of $35.5 million, primarily for employee severance and related costs, in connection with the Company’s plan to exit or restructure certain activities. As of December 31, 2005, $33.0 million has been charged against this accrual. The Company expects that these activities will be completed by mid-2006.

The consolidated statements of operations for the year ended December 31, 2004 and for the period from November 4, 2003 through December 31, 2003 include an additional $14.6 million and $21.2 million, respectively, in cost of products sold related to the sale of inventory that had been revalued at selling price less costs to sell in purchase accounting.

3.	Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Reclassifications

Certain reclassifications have been made to the consolidated statements of operations for the year ended December 31, 2004 and for the period from November 4, 2003 through December 31, 2003 and the combined statements of operations for the period from January 1, 2003 through November 3, 2003 to conform to the current year presentation. These reclassifications had no effect on net earnings (loss) reported for any period.

Foreign Currency Translation

Local currencies are the functional currencies for most foreign operations. Their financial statements are translated at current and average exchange rates, with any resulting translation adjustments included in the currency translation adjustment account in unitholder’s equity. The financial statements of any foreign subsidiaries that operate in highly inflationary environments are translated using a combination of current, average, and historical exchange rates, with the resulting translation impact included in results of operations. Transactions executed in different currencies resulting in exchange adjustments are included in results of operations.

Concentration of Credit Risk

Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. Management believes the likelihood of incurring material losses due to concentration of credit risk is remote. The principal financial instruments subject to credit risk are as follows:

Cash and Cash Equivalents

A formal policy exists of placing these instruments in investment grade companies and institutions and limiting the size of an investment with any single entity.

Accounts Receivable

A large number of customers in diverse industries and geographies, as well as the practice of establishing reasonable credit lines, limits credit risk. The allowance for doubtful accounts is adequate to cover potential credit risk losses.

3.	Summary of Significant Accounting Policies (continued)

Foreign Exchange Contracts and Derivatives

Formal policies exist, which establish credit limits and investment grade credit criteria of ‘‘A’’ or better for all counterparties.

Cash and Cash Equivalents

Cash and cash equivalents include all cash balances and highly liquid investments with original maturities of three months or less.

Accounts Receivable and Allowance for Doubtful Accounts

The Company carries its accounts receivable at their face amounts less an allowance for doubtful accounts. On a periodic basis, the Company evaluates its accounts receivable and establishes the allowance for doubtful accounts based on a combination of specific customer circumstances and credit conditions and based on a history of write-offs and collections. The Company’s policy is generally to not charge interest on trade receivables after the invoice becomes past due. A receivable is considered past due if payments have not been received within agreed upon invoice terms.

Inventory Valuation

Inventories are valued at the lower of cost or market. Approximately 56% and 54% of the inventories at December 31, 2005 and 2004, respectively, are valued using the average cost or first-in, first-out (FIFO) method. The remaining inventories are valued using the last-in, first-out (LIFO) method. Reported inventory amounts would have been $2.4 million higher at December 31, 2005 and $14.5 million lower at December 31, 2004, if the FIFO method of accounting had been used for all inventories.

Goodwill

The Predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, as of January 1, 2002. Under SFAS No. 142, goodwill and intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests. Goodwill is tested for impairment at least annually, and impairment, if any, recorded as expense in the period of impairment.

Intangibles

The Company amortizes customer relationships using an accelerated method to reflect the pattern in which the economic benefits of that asset are realized. The straight-line method is used for all other assets subject to amortization. Customer relationships and patents and developed technology are being amortized over estimated useful lives of 16 years and 10 years, respectively.

Deferred Financing Costs

Deferred financing costs are incurred to obtain long-term financing and are amortized using the effective interest method over the term of the related debt. The amortization of deferred financing costs, which is classified in interest expense in the statement of operations, was $10.8 million for the year ended December 31, 2005, $11.1 million for the year ended December 31, 2004, and $17.4 million for the period from November 4, 2003 through December 31, 2003, which included the immediate write-off of $15.8 million for bridge financing commitment fees incurred in connection with the Acquisition.

Income Taxes

Income taxes are recognized during the period in which transactions enter into the determination of financial statement income, with deferred income taxes being provided for the tax effect of temporary differences between the carrying amount of assets and liabilities and their tax bases.

3.	Summary of Significant Accounting Policies (continued)

Deferred income taxes are provided on the undistributed earnings of foreign subsidiaries and affiliated companies except to the extent such earnings are considered to be permanently reinvested in the subsidiary or affiliate. In cases where foreign tax credits will not offset U.S. income taxes, appropriate provisions are included in the consolidated statement of operations.

Valuation allowances are determined based on the realizability of the deferred tax assets. Relevant factors to determine the realizability of the assets include future taxable income, the expected timing of the reversal of temporary differences, tax planning strategies and the expiration dates of the various tax attributes. Valuation allowances are established for those assets that are determined to be more likely than not to expire without benefit, or for which income of the proper character is not anticipated.

The effect of a valuation allowance expected to be necessary for a deferred tax asset at the end of the year for originating deductible temporary differences and carryforwards is included in the annual effective tax rate for the year. The effect of a change in the beginning-of-the-year balance of a valuation allowance resulting from a change in judgement about the realizability of the related deferred tax asset in future years is recognized in the interim period in which the change occurs.

The Company reserves tax contingencies (including related interest) for tax positions it has taken for which the likelihood of being sustained is considered to be less than probable. The tax reserves are reevaluated throughout the year, taking into account new legislation, regulations, case law and audit results.

Derivative Instruments

In accordance with the provisions of SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by SFAS No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, derivatives are recognized as either assets or liabilities in the balance sheets at fair value.

Retirement Plans

The cost of retirement plans is computed on the basis of accepted actuarial methods (using the projected unit credit method for the principal plan) and includes current service costs and amortization of increases in prior service costs over the expected future service of active participants as of the date such costs are first recognized.

The costs of health and life insurance postretirement benefits are accrued as earned. Annual expense represents a combination of interest and service cost provisions. Most postretirement benefits are not funded.

Revenue Recognition

Revenue from sales of products, including amounts billed to customers for shipping and handling costs, is recognized at the time: (1) persuasive evidence of an arrangement exists, (2) ownership and all risks of loss have been transferred to the buyer, which is generally upon shipment, (3) the price is fixed and determinable, and (4) collectibility is reasonably assured. Revenue from services is recognized when the services are provided to the customer.

Shipping and handling costs, including certain warehousing costs incurred by the Company, are included in cost of products sold.

Research and Development

Research and development costs, excluding costs to acquire in-process research and development, totaled $58.6 million, $56.8 million, $9.7 million and $50.3 million for the year ended December 31, 2005, the year ended December 31, 2004, the period from November 4, 2003 through

3.	Summary of Significant Accounting Policies (continued)

December 31, 2003, and the period from January 1, 2003 through November 3, 2003, respectively. Research and development costs are charged to expense as incurred. Purchased in-process research and development costs were $122.3 million for the year ended December 31, 2004.

Recent Accounting Pronouncements

In November 2004, the FASB issued SFAS No. 151, Inventory Costs. This statement clarifies the accounting for the abnormal amount of idle facilities expense, freight, handling costs and wasted material. This statement requires that those items be recognized as current-period expense. In addition, SFAS No. 151 requires that allocation of fixed overhead to the cost of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred after December 31, 2005. Adoption of this statement will not have a material effect on the consolidated financial statements of the Company.

4.	Acquisitions and Divestitures

The Company acquired two businesses and certain patents during 2004 for a combined purchase price of $2.5 million, net of cash acquired. Each of these acquisitions was treated as a purchase, and their results of operations have been included in the consolidated financial statements since their respective dates of acquisition. The purchase price exceeded the fair value of tangible net assets by $2.5 million, which was allocated to other intangible assets and patents and developed technology.

In June 2004, the Company and Katayama Chemical Inc. formed a joint venture in Japan, Katayama Nalco Inc., to provide water treatment and process improvement services, chemicals, and equipment to Japanese industrial and institutional customers. The results of Katayama Nalco Inc. are included in the Company’s consolidated financial statements since it exercises control over this joint venture.

The Company sold a business during 2004 for approximately $0.2 million. No gain or loss was recorded on the sale.

During the period from January 1, 2003 through November 3, 2003, the Predecessor acquired Aquazur Ltd. from NIS and increased its investment in Oekophil AG from 40% to 100%. Each of the acquisitions was accounted for as a purchase; however, as disclosed in Note 2, the combined financial statements of the Predecessor include the results of Aquazur Ltd. prior to its acquisition from NIS. The combined purchase price of these acquisitions, net of cash acquired, was $23.4 million. The purchase price exceeded the fair value of the net tangible assets acquired by $12.9 million, which was allocated to goodwill.

The Predecessor received net proceeds of $13.3 million and recognized a pretax loss of $5.2 million on the sale of its South African subsidiary and two small businesses during the period from January 1, 2003 through November 3, 2003.

The pro forma impact as if the aforementioned acquisitions had occurred at the beginning of the respective years is not significant.

5.	Securitization of Accounts Receivable

In June 2004, the Company entered into a three-year accounts receivable securitization facility with a commercial paper conduit sponsored by one of the lenders under the Company’s senior credit facilities. The facility provides up to $100.0 million in funding, based on availability of eligible trade accounts receivable and other customary factors.

In connection with the facility, the Company established a bankruptcy-remote, wholly owned, special purpose limited liability company (the ‘‘Transferor’’), into which Nalco Company and one of its domestic subsidiaries (the ‘‘Sellers’’) transfer all eligible trade accounts receivable (the ‘‘Receivables’’). Pursuant to a Receivables Transfer Agreement, the Transferor then transfers an undivided interest in the Receivables to the commercial paper conduit or the related bank sponsor (the ‘‘Transferees’’) in exchange for cash.

5.	Securitization of Accounts Receivable (continued)

The financing fee charged by the Transferees under the facility is based on the amount funded and the conduit’s cost of funds for issuing commercial paper plus a margin that varies based on the leverage ratio as calculated under the Company’s senior credit facilities. A commitment fee that varies based on the same ratio and the unused portion of the facility is also charged by the conduit. Under the facility, Nalco Company services, administers and collects the Receivables, for which it receives a monthly servicing fee of 1% per annum of the average daily outstanding balance of Receivables.

Availability of funding under the facility depends primarily upon the outstanding Receivables balance from time to time. The facility may be terminated for, among other reasons, material breaches of representations and warranties, bankruptcies of the Sellers or the Transferor, a judgment or order for the payment of money rendered against the Transferor, cross-defaults to the Company’s other debt, or breach of specified financial covenants. The Company is currently in compliance with these covenants.

The facility is accounted for as a secured borrowing, resulting in the funding and related Receivables being shown as liabilities and assets, respectively, on the Company’s consolidated balance sheet and the costs associated with the facility being recorded as interest expense. The Company had outstanding borrowings of $75.3 million and $97.3 million at December 31, 2005 and 2004, respectively, under the facility.

In December 2001, the Predecessor entered into an agreement that allowed it to periodically transfer undivided percentage ownership interests in a revolving pool of most of the Predecessor’s U.S. trade receivables to a multiseller conduit (Conduit) administered by an independent financial institution. The agreement was terminated in October 2003, and the Predecessor repurchased $100.7 million of receivables to facilitate this termination.

Under the terms of the agreement, the Predecessor could transfer trade accounts receivable to a bankruptcy-remote special purpose entity (SPE), and the Conduit, or backup purchasers, was required to purchase from the SPE an undivided ownership interest of up to $150.0 million in those receivables. The percentage ownership interest in receivables purchased by the Conduit could increase or decrease over time, depending on the characteristics of the SPE’s receivables, including delinquency rates and debtor concentrations. The Predecessor serviced the receivables transferred to the SPE and received a servicing fee, which approximated market compensation for these services.

Under the terms of the agreement, the Conduit paid the SPE the face amount of the undivided interest at the time of purchase. On a monthly basis, this sales price was adjusted, resulting in payments by the SPE to the Conduit of amounts that varied based on the interest rate on certain of the Conduit’s liabilities and the length of time the sold receivables remained outstanding. Collections on sold receivables were used to purchase additional receivables from the Predecessor.

The Predecessor accounted for the transfer of undivided percentage ownership interest in the receivables to the Conduit as sales under SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The Predecessor’s loss on the sale of the undivided interests in the receivables was $1.5 million for the period from January 1, 2003 through November 3, 2003, and was included in interest expense.

Cash flows from the sale of undivided interests in the receivables to the Conduit, net of receivables repurchased to facilitate termination of the agreement, were reported by the Predecessor as an operating activity in the statement of cash flows.

6.	Inventories

Inventories consist of the following:

	December 31, 2005	December 31, 2004
Finished products	$242.6	$245.4
Raw materials and work-in-process	70.6	68.1
	$313.2	$313.5

7.	Goodwill

Changes in the carrying value of goodwill from December 31, 2003 to December 31, 2005 are summarized below:

Balance as of December 31, 2003	$2,500.1
Adjustment to record purchased IPR&D expense	(122.3)
Adjustment to Ondeo Nalco Group purchase price	(21.7)
Revised fair value of property, plant and equipment	19.6
Adjustment to fair value of other long term assets	1.4
Adjustment to accrued liabilities	25.2
Adjustments to deferred income taxes:
Reimbursement Agreement with Suez	(42.8)
State income tax rates	(27.9)
Excess Loss Account	(22.3)
Other	1.1
Reclassification for business held for sale	(4.8)
Effect of foreign currency translation	62.7
Balance as of December 31, 2004	2,368.3
Adjustments to deferred income taxes	(71.6)
Adjustment to Ondeo Nalco Group purchase price	(2.5)
Excess accruals for costs to exit activities	(0.4)
Effect of foreign currency translation	(97.1)
Balance as of December 31, 2005	$2,196.7

In its preliminary purchase price allocation, the Company recorded a $42.8 million deferred tax liability related to the $112.7 million receivable recorded at the date of the Acquisition for the Reimbursement Agreement with Suez (see Note 9). During 2004, it was determined that the receivable was not a taxable temporary difference, and the deferred tax liability was reversed. Also during 2004, the Company adjusted certain deferred state income tax assets and liabilities as of the date of the Acquisition to reflect the tax rate at which it is expected they will be settled. These adjustments resulted in a $27.9 million decrease in goodwill. In addition, it was determined during 2004 that the sale of the Ondeo Nalco Group to the Sponsors accelerated the recapture of certain U.S. tax deductions in the Seller’s 2003 tax year. The recognition of taxable income by the Seller due to an Excess Loss Account restored tax basis for the Company. As a result, the Company reduced deferred tax liabilities and goodwill by the $22.3 million tax impact.

During 2005, the Company adjusted certain deferred tax liabilities related to purchase accounting, primarily related to intangible assets. As a result, goodwill and deferred tax liabilities were reduced by $71.6 million.

The Company evaluates goodwill for impairment in the fourth quarter of each year and whenever a triggering event occurs. The Company completed its annual goodwill impairment test in the fourth quarter 2005 and determined that no goodwill was impaired.

8.	Other Intangible Assets

The Company’s intangible assets are summarized as follows:

	December 31, 2005		December 31, 2004
	Gross Amount	Accumulated Amortization	Gross Amount	Accumulated Amortization
Intangible assets subject to amortization:
Customer relationships	$486.4	$(169.8)	$506.6	$(103.5)
Patents and developed technology	100.5	(22.2)	100.5	(12.2)
Other	2.4	(0.3)	2.2	—
Intangibles not subject to amortization:
Trademarks and trade names	830.0	—	830.0	—
Pension asset	0.5	—	—	—
	$1,419.8	$(192.3)	$1,439.3	$(115.7)

Estimated annual amortization expense for the years ending December 31, 2006 through December 31, 2010 is as follows:

Year ending December 31

2006	$68.6
2007	58.7
2008	50.5
2009	43.6
2010	37.9

9.	Contribution Agreement With Profit-Sharing Trust and Reimbursement Agreement with Suez

The Predecessor previously had an Employee Stock Ownership Plan (ESOP), which gave most U.S. employees an additional opportunity to share in the ownership of the Predecessor’s stock. Preferred shares were allocated to eligible employees based on a percentage of pretax earnings.

At the inception of the ESOP, the Predecessor and a trustee entered into a trust agreement, constituting the ESOP Trust, to fund benefits under the Predecessor’s ESOP. As part of its acquisition of Nalco Chemical Company in November 1999, Suez purchased from the trustee all of the issued and outstanding Series B ESOP Convertible Preferred Stock at a price of $1,060 per share. The trustee credited proceeds from the sale of allocated shares to participants’ accounts. Under the terms of an agreement (the Contribution Agreement), the Predecessor and the ESOP trustee agreed that the trustee would use proceeds from the sale of shares held in the loan suspense account to repay the outstanding principal and accrued interest on the ESOP loans. It was also agreed that all proceeds remaining after the repayment of the loans and accrued interest would be allocated to participants’ accounts. In return, the Predecessor agreed to make contributions to the Profit Sharing, Investment and Pay Deferral Plan Trust (the Trust) on or before December 31, 2010, having a present value equal to $124.6 million, the outstanding principal and accrued interest paid on the ESOP loans. The plan was amended effective January 1, 2003 to also permit matching contributions under the Company’s 401(k) plan to count as contributions to the Trust. The Contribution Agreement provides for specified minimum annual contributions to be made to the Trust, with interest accruing on the outstanding contribution balance at an annual rate of 8.5% compounded monthly. The contribution commitment becomes due and payable in its entirety if one or more events that are specified in the Contribution Agreement occur. The Predecessor, upon the acquisition by Suez, recorded a liability of $139.1 million for this contribution commitment, representing the present value of the total expected contributions to the Trust, with a corresponding deferred employee profit sharing asset.

9.	Contribution Agreement With Profit-Sharing Trust and Reimbursement Agreement with Suez (continued)

Contributions to the Trust and expenses recorded related to the Contribution Agreement are as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Contributions to the Trust	$21.5	$14.2	$—	$24.0
Expense recorded:
Amortization of unearned employee profit sharing	$7.0	$20.8	$2.8	$13.8
Accretion of obligation to Trust	6.2	7.0	1.2	6.2
Total included in operating expenses	$13.2	$27.8	$4.0	$20.0

Pursuant to the Stock Purchase Agreement, the Company and Suez entered into an agreement (the Reimbursement Agreement) on November 4, 2003, whereby Suez shall reimburse the Company for all contributions the Company makes to the Trust in order to satisfy its obligations under the Contribution Agreement. As part of the allocation of the Acquisition purchase price, the Company recorded a receivable from Suez of $112.7 million, equivalent to the Company’s recorded liability to the Trust. Interest accretes on this receivable at the same rate that it accretes on the Company’s obligation to the Trust.

Payments received from Suez and income recorded related to the reimbursement arrangement are as follows:

	Successor
	Year ended December 31, 2005	Year ended December 31, 2004
Payments received from Suez	$21.5	$14.2
Income recorded:
Accretion of receivable from Suez	$6.2	$7.0

On November 4, 2003, the Company entered into a sublease agreement with Leo Holding Company (Leo), a subsidiary of Suez, whereby the Company subleases its corporate headquarters and research facility from Leo (see Note 14). Under the terms of the Reimbursement Agreement, if the Company fails to pay when due any sublease rent (as defined in the sublease agreement), Suez shall have the right to reduce its reimbursement obligations to the Company pursuant to the Reimbursement Agreement by an amount equal to such shortfall.

10.	Property, Plant, and Equipment

Property, plant, and equipment (including major improvements) are recorded at cost. Depreciation of buildings and equipment is calculated over their estimated useful lives generally using the straight-line method.

The estimated useful lives of the major classes of depreciable assets acquired since the date of the Acquisition are as follows: buildings — 33 to 40 years; software — 5 years; equipment — 3 to 15 years.

The Company engaged independent appraisers to assist in determining the fair values of property, plant and equipment as of the date of the Acquisition. Final values from the appraisers are reflected in the amounts in the table below. The Company is depreciating the acquired assets based on the final fair values and the remaining useful lives.

10.	Property, Plant, and Equipment (continued)

Interest capitalized in connection with the development of a new management information system in Europe was $0.2 million, $1.6 million, $0.1 million, and $0.1 million for the year ended December 31, 2005, the year ended December 31, 2004, the period from November 4, 2003 through December 31, 2003, and the period from January 1, 2003 through November 3, 2003, respectively.

Property, plant, and equipment consist of the following:

	December 31, 2005	December 31, 2004
Land	$74.8	$80.9
Buildings	164.3	165.4
Software	104.0	103.0
Equipment	697.1	640.9
	1,040.2	990.2
Accumulated depreciation	(284.9)	(142.9)
Property, plant, and equipment, net	$755.3	$847.3

11.	Income Tax

The provision (benefit) for income taxes was calculated based upon the following components of earnings (loss) before income taxes:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
United States	$(62.3)	$(216.4)	$(33.0)	$(233.1)
Foreign	190.5	165.5	0.5	147.8
Earnings (loss) before income taxes	$128.2	$(50.9)	$(32.5)	$(85.3)

The components of the income tax provision (benefit) are as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Current:
United States	$(4.6)	$18.3	$(0.3)	$23.1
State and local	0.6	0.2	1.4	6.4
Foreign	86.5	78.2	9.0	56.3
Total current	82.5	96.7	10.1	85.8
Deferred:
United States	(10.0)	(27.6)	(11.8)	(16.1)
State and local	(0.7)	(3.9)	1.0	(3.0)
Foreign	(17.5)	(17.7)	(7.6)	2.0
Total deferred	(28.2)	(49.2)	(18.4)	(17.1)
Income tax provision (benefit)	$54.3	$47.5	$(8.3)	$68.7

11.	Income Tax (continued)

Deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the financial statement basis and the tax basis of assets and liabilities using enacted statutory tax rates applicable to future years. Net deferred income tax assets (liabilities) are as follows:

	December 31, 2005	December 31, 2004
Retirement benefits	$50.9	$59.4
Pension	136.1	119.9
United States net operating loss carryforwards	55.8	37.6
Foreign tax loss carryforwards	38.7	34.5
Leveraged lease investments	4.1	1.9
Accruals	18.1	42.8
Other deferred tax assets	50.1	35.4
Total deferred tax assets	353.8	331.5
Valuation allowance	(51.4)	(44.1)
Net deferred tax assets	$302.4	$287.4
Property	$(129.3)	$(134.7)
Software amortization	(7.7)	(17.8)
Intangible assets	(468.2)	(536.2)
Other deferred tax liabilities	(56.8)	(59.3)
Total deferred tax liabilities	(662.0)	(748.0)
Net deferred tax assets	302.4	287.4
Total deferred income taxes	$(359.6)	$(460.6)
Included in:
Deferred income taxes — current asset	$21.1	$44.2
Income taxes — current liability	—	(3.3)
Deferred income taxes — noncurrent liability	(380.7)	(501.5)
	$(359.6)	$(460.6)

These deferred tax assets and liabilities are classified in the balance sheets based on the balance sheet classification of the related assets and liabilities.

Pursuant to the Stock Purchase Agreement, Suez has provided an indemnity for certain contingent taxes that relate to periods prior to November 4, 2003. The Company has included $0.4 million of interest, and no penalties in income tax expense for the potential tax exposures not subject to the indemnity.

11.	Income Tax (continued)

The effective rate of the provision (benefit) for income taxes differs from the United States statutory tax rate due to the following items:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
United States statutory tax rate	$44.9	$(17.8)	$(11.4)	$(29.9)
State income taxes, net of federal benefits	(0.1)	(2.4)	0.4	3.9
Foreign tax rate differential	(7.7)	(3.4)	1.5	(4.3)
Nondeductible goodwill impairment	—	—	—	85.5
Withholding taxes	6.4	8.7	0.1	3.6
In-process research and development	—	42.8	—	—
U.S. tax on foreign earnings	9.7	18.7	—	5.9
U.S. tax on subsidiary disposition	—	1.8	—	5.2
Credits and incentives	(1.3)	(2.4)	(0.2)	(0.8)
Prior year adjustments	—	—	(0.1)	1.3
Fixed asset revaluation	—	(2.7)	—	—
Changes in valuation allowances	(1.8)	0.2	0.5	(3.0)
Nondeductible items	5.1	4.4	0.7	2.2
Other	(0.9)	(0.4)	0.2	(0.9)
Income tax provision (benefit)	$54.3	$47.5	$(8.3)	$68.7

No provision has been made for United States or foreign income taxes related to approximately $490.5 million of undistributed earnings of foreign subsidiaries at December 31, 2005, as the Company considers these earnings to be permanently reinvested. It was not practicable to estimate the additional income taxes and applicable withholding taxes that would be payable on the remittance of such undistributed earnings.

The Predecessor made income tax payments of $43.0 million, net of tax refunds of $4.2 million during the period from January 1, 2003 through November 3, 2003. Through November 3, 2003, a portion of the Predecessor’s United States operations were conducted as part of a United States consolidated federal tax group that generated tax losses. Without the losses generated by other members of the group, the Predecessor would have made additional income tax payments of approximately $51.2 million during the period from January 1, 2003, through November 3, 2003.

The Company has United States federal net operating losses of approximately $140.9 million ($49.3 million tax effect) expiring between 2019 and 2024. A valuation allowance has been established on $23.1 million ($8.1 million tax effect) of certain separate return limitation year amounts, that if released would be credited to goodwill. Management has identified a tax planning strategy that would be implemented prior to 2019 in order to utilize the losses if future taxable income does not otherwise utilize the operating loss carryforwards.

The Company has state net operating loss carryforwards, which could reduce future taxes by $6.5 million. A valuation allowance of $2.0 million has been established for the portion of which realization is uncertain due to relatively short carryforward periods. Implementation of the tax planning strategy for the United States federal losses would also utilize the losses of the states with longer carryforward periods.

The Company has United States foreign tax credit carryforwards of $6.2 million. A full valuation allowance has been established, as it is uncertain that the Company will be eligible to utilize the credits.

11.	Income Tax (continued)

The Company has approximately $97.0 million ($29.1 million tax effect) of U.K. capital loss carryforwards that do not expire. The losses can only be used to offset future capital gains in the U.K. A full valuation allowance has been established pending the recognition of taxable U.K. capital gains.

The Company has a net operating loss carryforward in Brazil of approximately $10.4 million ($3.5 million tax effect) expiring in 2006. A full valuation allowance has been established, as this loss is one year from expiring.

The Company has net operating loss carryforwards in Venezuela of approximately $4.8 million ($1.6 million tax effect) expiring in 2008. A full valuation allowance has been established, as it is uncertain that the Company will utilize the carryforwards.

The Company has other foreign net operating loss carryforwards with approximately $4.4 million tax effect that expire no sooner than 2015, for which no valuation allowance is considered necessary.

The American Jobs Creation Act of 2004 (the Jobs Creation Act) created a one-time incentive for American companies to repatriate earnings from their foreign subsidiaries. The Company has completed a comparison of the benefits available to it under the Jobs Creation Act to those under other strategies for global cash and debt management, and it has compared the benefits of implementing the incentive to the costs required to implement it. Based upon this analysis, the Company has decided not to structure its earnings repatriation under the provisions of the Jobs Creation Act.

12.	Debt

Debt consists of the following:

	December 31, 2005	December 31, 2004
Short-term
Checks outstanding and bank overdrafts	$17.9	$16.9
Notes payable to banks	0.9	—
Current maturities of long-term debt	3.8	0.8
	$22.6	$17.7
Long-term
Securitized trade accounts receivable facility	$75.3	$97.3
Term loan A, due November 2009	107.6	218.4
Term loan B, due November 2010	1,081.0	1,081.0
Senior notes, due November 2011	900.7	937.4
Senior subordinated notes, due November 2013	700.7	737.4
Unsecured notes, due May 2008	27.8	27.8
Other	1.4	2.1
	2,894.5	3,101.4
Less: Current portion	3.8	0.8
	$2,890.7	$3,100.6

The weighted-average interest rate on short-term debt was 4.6% and 4.3% at December 31, 2005 and December 31, 2004, respectively.

In connection with the Acquisition, Nalco Company (Nalco), a wholly owned indirect subsidiary of Nalco Holdings LLC, issued senior notes and senior subordinated notes in a private offering and entered into senior secured credit facilities.

On November 4, 2003, Nalco issued senior notes and senior subordinated notes (Notes). The senior notes were issued in the principal amount of $665.0 million and €200.0 million and bear interest at

12.	Debt (continued)

7.75%. The senior subordinated notes were issued in the principal amount of $465.0 million and €200.0 million and bear interest at 8.875% and 9.0%, respectively. Interest is payable semi-annually on May 15 and November 15. The Notes do not have required principal payments prior to maturity. Nalco Holding Company’s and Nalco’s direct and indirect domestic subsidiaries that guarantee its obligations under the senior credit facilities guarantee the Notes.

At its option, Nalco may redeem some or all of the senior notes and senior subordinated notes, beginning November 15, 2007 and November 15, 2008, respectively, at the redemption prices set forth below (expressed as percentages of principal amount), plus accrued interest, if any, if redeemed during the twelve-month period commencing on November 15 of the years set forth below:

Senior notes		Senior subordinated notes
Period	Redemption Price	Period	U.S. dollar Redemption Price	Euro Redemption Price
2007	103.875%	2008	104.438%	104.500%
2008	101.938%	2009	102.958%	103.000%
2009 and thereafter	100.000%	2010	101.479%	101.500%
		2011 and thereafter	100.000%	100.000%

Nalco may redeem some or all of the senior notes and senior subordinated notes, prior to November 15, 2007 and November 15, 2008, respectively, at a price equal to the principal amount of the notes, plus a specified ‘‘make-whole’’ premium. In addition, on or prior to November 15, 2006, Nalco may redeem up to 35% of each of the senior notes and senior subordinated notes with the proceeds of certain equity offerings.

On November 4, 2003, the Company entered into senior secured credit facilities which provided for a revolving credit facility and three term loans: a $200.0 million term loan A, a €88.0 million term loan A, and a $1,300.0 million term loan B. The senior secured credit facilities are unconditionally guaranteed by Nalco Holdings LLC, Nalco, and certain domestic subsidiaries of Nalco Holdings LLC (collectively, the Guarantors). The repayment of these facilities is secured by substantially all the assets of the Guarantors, including, but not limited to, a pledge of their capital stock and 65% of the capital stock of each non-U.S. subsidiary owned by the Guarantors. The revolving credit facility, which expires in November 2009, provides for borrowings up to $250 million, a portion of which may be made available to the Company’s non-U.S. subsidiary borrowers in euros. The revolving credit facility also includes borrowing capacity available for letters of credit. The facility bears interest at a rate equal to an applicable margin plus, at the Company’s option, either (a) a base rate determined by reference to the greater of (1) the prime rate, (2) the three-month certificate of deposit rate plus 0.5%, and (3) the federal funds rate plus 0.5% or (b) LIBOR or EURIBOR plus an applicable margin ranging from 1.0% to 2.5%, depending on the type of borrowing and the leverage ratio of the Company, as defined in the credit agreement. Interest is generally due quarterly in arrears, and is also due upon expiration of any particular loan. In addition, there is an annual loan commitment fee of 0.5% on the unused portion of the revolving credit facility. The Company is also required to pay a participation fee in respect of the undrawn portion of the letters of credit, at a rate per annum equal to LIBOR or EURIBOR plus an applicable margin, a fronting fee at a rate of 0.25% per annum of the daily average amount, as well as customary letter of credit fees. As of December 31, 2005, the Company had $28.2 million in outstanding letters of credit, none of which had been drawn against.

Term loan A bears interest at the same rate as the revolving credit facility. The applicable margin for borrowings under the term loan B facility is 1.0% with respect to base rate borrowings and 2.0% with respect to LIBOR or Eurocurrency borrowings.

Unlike the term loan A and the revolving credit facility, term loan B is not subject to adjustment based on the leverage ratio (as defined in the credit agreement).

Nalco prepaid $99.0 million of term loan borrowings during 2005 using cash generated from operations. In addition to the $28.6 million of scheduled payments in 2004 under term loan facilities,

12.	Debt (continued)

Nalco repaid an additional $288.3 million using cash generated from operations and $92.0 million in proceeds from an accounts receivable securitization. Nalco also repaid $15.0 million of revolving credit facility borrowings during the year ended December 31, 2004.

At December 31, 2005, the Company had $1,188.6 million outstanding under the senior secured credit facilities with a weighted-average interest rate of 6.30%. The amounts outstanding, as well as the base rates and applicable margins, at December 31, 2005 and December 31, 2004 were as follows:

	2005			2004
	Amount	Weighted Average Base Rate	Applicable Margin	Amount	Weighted Average Base Rate	Applicable Margin
Term loan A (U.S. dollar)	$31.9	7.25%	1.50%	$130.9	2.42%	2.46%
Term loan A (euro)	64.2	2.53%	2.50%	64.2	2.19%	2.50%
Term loan B	$1,081.0	4.34%	1.98%	$1,081.0	2.33%	2.00%

The $27.8 million of unsecured notes bear interest at 6.25% with interest payments due on May 15 and November 15. The $1.4 million in other long-term debt at December 31, 2005 was borrowed by two foreign subsidiaries. Of this amount, $1.0 million was borrowed at an interest rate of 10.5%. The remaining $0.4 million is non-interest bearing.

The senior secured credit facilities, senior notes, and senior subordinated notes contain a number of covenants that, among other things, restrict, subject to certain exceptions, the ability of the Company to sell assets; incur additional indebtedness or issue preferred stock; repay other indebtedness; pay dividends or repurchase stock; create liens on assets; make investments, loans or advances; make acquisitions, mergers or consolidations; enter into sale and leaseback transactions; engage in certain transactions with affiliates; amend certain material agreements governing our indebtedness; change the business of the Company; and enter into hedging contracts. In addition, the Company must maintain financial covenants including a maximum total leverage ratio, minimum interest coverage ratio, and maximum capital expenditure limitation. As of December 31, 2005, the Company was in compliance with all of these covenants.

The following table presents the projected annual maturities of long-term debt for years after 2005:

2006	$3.8
2007	96.5
2008	53.9
2009	57.9
2010	1,081.0
Thereafter	1,601.4
$2,894.5

13.	Leases

The Company leases administrative, research, manufacturing, and warehouse facilities and data processing and other equipment under non-cancelable leases that expire at various dates through 2027. Rent expense totaled $39.1 million, $44.6 million, $9.2 million, and $23.8 million, for the year ended December 31, 2005, the year ended December 31, 2004, the period from November 4, 2003 through December 31, 2003, and the period from January 1, 2003, respectively.

13.	Leases (continued)

Future minimum rental payments for operating leases related to facilities, with initial or remaining terms greater than one year, are as follows:

Year ending December 31

2006	$16.3
2007	13.7
2008	11.4
2009	10.6
2010	18.2
Thereafter	199.4
$269.6

14.	Sale-Leaseback Transaction

In December 2002, the Predecessor entered into an agreement whereby it sold and leased back its corporate headquarters and research facility in Naperville, IL. As a result of the sale, the Predecessor received proceeds of $144.8 million, net of $5.2 million of transaction costs. The related lease was for an initial term of 25 years, and required the Predecessor to make total minimum payments of $264.2 million over the initial lease term. The lease agreement provided for two fixed rate renewal periods of 5 years each and two fair value renewal periods of 5 years each.

The Predecessor’s payment obligations, along with certain other items under the lease agreement, were fully guaranteed by Suez. Because of the guarantee, the Predecessor was precluded from accounting for this transaction as a sale and leaseback of the property and instead accounted for it as a financing, with an effective interest rate of 5.5%. The Predecessor provided a cross guarantee to Suez of any payments made by Suez under its guarantee.

Under the terms of an agreement executed November 4, 2003 between the Company and Leo Holding Company (Leo), a subsidiary of Suez, the Company assigned its rights and obligations under the lease agreement to Leo. Simultaneously, Suez was released from its guarantee, and the Company and Leo entered into an agreement whereby the Company subleases its corporate headquarters and research facility from Leo. The terms of the sublease agreement are generally identical to those of the lease agreement that was assigned to Leo. As a result of these transactions, the leased property, the remaining obligation under the lease assigned to Leo, and the related deferred income taxes were removed from the Company’s balance sheet as part of the allocation of the Acquisition purchase price. The Company accounts for the sublease as an operating lease.

On November 4, 2003, the Company entered into a Reimbursement Agreement with Suez whereby Suez shall reimburse the Company for all contributions the Company makes to the Profit Sharing, Investment and Pay Deferral Plan Trust (see Note 9). Under the terms of the sublease agreement, if Suez fails to pay any of the payments required to be made under the Reimbursement Agreement, the Company shall have the right to set off such overdue amounts against the rent due under the sublease agreement.

15.	Pension and Other Postretirement Benefit Plans

The Company has several noncontributory, defined benefit pension plans covering most employees in the U.S. and those with certain foreign subsidiaries. The principal domestic plan represents approximately 57% of the benefit obligation and 53% of the total fair value of plan assets at December 31, 2005. The Company also provides a supplementary, nonqualified, unfunded plan for U.S. employees whose pension benefits exceed ERISA limitations. In addition, the Company has defined benefit postretirement plans that provide medical, dental, and life insurance benefits for substantially all U.S. retirees and eligible dependents. In conjunction with the Acquisition, the

15.	Pension and Other Postretirement Benefit Plans (continued)

Company assumed these plans from the Predecessor without amendment. The Company retains the right to change or terminate these benefits, and several amendments were made in 2002 to the principal domestic pension plan and the defined benefit postretirement medical and dental plans.

At the end of 2002, the domestic pension plan was amended such that beginning January 2003, pension benefits no longer accrue for those participants in the pension plan hired or rehired after October 1999 and for those participants hired before November 1999, but with less than five years of vesting service at the end of 2002. However, these participants will continue to earn vesting service. For those participants hired before November 1999 and with more than five years of vesting service, the pension plan was amended to reduce future benefit accruals and to increase the reduction factors for early retirement.

Also during 2002, eligibility for participation in the defined benefit postretirement medical and dental plans was changed from age 55 with at least ten years of service to age 55 with at least ten years of service after age 45. Also, employees with less than five years of service at the end of 2003 will only be provided access to coverage at retirement; the Company will not contribute to the cost of the coverage. The plans were also amended such that retirees and their dependents will be required to pay 50% of plan costs in 2005 and beyond.

Beginning in 2005, a November 30 measurement date is used for the defined benefit plans for pension and other postretirement benefits. A December 31 measurement date had been used in prior years.

15.	Pension and Other Postretirement Benefit Plans (continued)

The following tables detail the changes in the funded status of defined benefit pension and other postretirement benefit plans and set forth amounts recognized and not recognized in the balance sheets:

	Pension Benefits
	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$775.7	$706.2
Service cost	28.2	27.2
Interest cost	40.2	39.4
Participant contributions	1.4	1.6
Plan amendments	0.4	0.5
Actuarial loss	12.7	27.1
Benefits paid	(35.7)	(49.6)
Other	9.4	1.4
Foreign currency exchange rate changes	(39.2)	21.9
Benefit obligation at end of year	$793.1	$775.7
Change in plan assets
Fair value of plan assets at beginning of year	$354.0	$346.6
Actual return on plan assets	25.7	29.4
Employer contributions	30.0	13.7
Participant contributions	1.4	1.6
Benefits paid	(35.7)	(49.6)
Other	3.2	1.1
Foreign currency exchange rate changes	(19.7)	11.2
Fair value of plan assets at end of year	$358.9	$354.0
Funded status	$(434.2)	$(421.7)
Unrecognized net actuarial loss	20.6	10.9
Unrecognized prior service costs	1.4	0.5
Employer contributions/benefit payments during December	0.9	—
Net amount recognized	$(411.3)	$(410.3)

15.	Pension and Other Postretirement Benefit Plans (continued)

	Other Postretirement Benefits
	2005	2004
Change in benefit obligation
Benefit obligation at beginning of year	$165.6	$166.6
Service cost	5.5	6.2
Interest cost	8.7	9.3
Participant contributions	5.7	4.5
Plan amendments	(2.2)	(18.5)
Actuarial (gain) loss	(9.6)	8.8
Benefits paid	(11.9)	(11.3)
Benefit obligation at end of year	$161.8	$165.6
Change in plan assets
Fair value of plan assets at beginning of year	$—	$—
Employer contributions	6.2	6.8
Participant contributions	5.7	4.5
Benefits paid	(11.9)	(11.3)
Fair value of plan assets at end of year	$—	$—
Funded status	$(161.8)	$(165.6)
Unrecognized net actuarial (gain) loss	(0.8)	8.8
Unrecognized prior service costs	(14.9)	(16.7)
Employer contributions/benefit payments during December	0.7	—
Net amount recognized	$(176.8)	$(173.5)

Amounts recognized in the balance sheets consist of:

	Pension Benefits		Other Postretirement Benefits
	December 31, 2005	December 31, 2004	December 31, 2005	December 31, 2004
Other assets	$2.0	$1.4	$—	$—
Accrued expenses	—	—	(6.0)	(6.0)
Accrued pension/postretirement benefits	(416.4)	(411.7)	(170.8)	(167.5)
Intangible assets	0.5	—	—	—
Accumulated other comprehensive income	2.6	—	—	—
Net amount recognized	$(411.3)	$(410.3)	$(176.8)	$(173.5)

The accumulated benefit obligation for all defined benefit pension plans was $656.7 million and $625.5 million at November 30, 2005 and December 31, 2004, respectively.

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with projected benefit obligations in excess of plan assets were as follows:

	2005	2004
Projected benefit obligation	$781.9	$765.8
Accumulated benefit obligation	649.9	619.4
Fair value of plan assets	347.3	342.0

15.	Pension and Other Postretirement Benefit Plans (continued)

The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for all defined benefit pension plans with accumulated benefit obligations in excess of plan assets were as follows:

	2005	2004
Projected benefit obligation	$778.9	$764.3
Accumulated benefit obligation	648.1	618.4
Fair value of plan assets	345.0	340.8

Net pension and other postretirement benefit expense for all defined benefit plans was comprised of:

	Pension Benefits
	Successor Year ended December 31, 2005	Successor Year ended December 31, 2004	Successor November 4, 2003 through December 31, 2003	Predecessor January 1, 2003 through November 3, 2003
Service cost	$28.2	$27.2	$4.6	$19.9
Interest cost	40.2	39.4	6.6	31.1
Expected return on plan assets	(25.1)	(26.9)	(4.5)	(27.1)
Amortization of prior service cost	0.1	—	—	(2.0)
Amortization of net transition asset	—	—	—	(0.1)
Recognized net actuarial loss	—	—	—	12.4
Special termination benefits	—	—	—	1.1
Settlement charge	0.1	0.1	0.1	5.9
Curtailment	0.4	—	(0.2)	2.0
Net benefit expense	$43.9	$39.8	$6.6	$43.2

	Other Postretirement Benefits
	Successor Year ended December 31, 2005	Successor Year ended December 31, 2004	Successor November 4, 2003 through December 31, 2003	Predecessor January 1, 2003 through November 3, 2003
Service cost	$5.5	$6.2	$1.0	$4.3
Interest cost	8.7	9.3	1.6	7.6
Amortization of prior service cost	(4.0)	(1.8)	—	(8.4)
Recognized net actuarial loss	—	—	—	6.0
Net benefit expense	$10.2	$13.7	$2.6	$9.5

In January 2005, final regulations implementing the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (the Act) were issued by the Centers for Medicare & Medicaid Services (CMS) of the U.S. Department of Health and Human Services. The final regulations clarify how companies providing retiree prescription drug benefits should determine if those benefits are actuarially equivalent to Medicare Part D coverage. Under the Act, a federal subsidy is available, beginning in January 2006, to those companies providing prescription drug benefits that are actuarially equivalent to Medicare Part D coverage.

Based on the proposed regulations issued by CMS in July 2004, the Company concluded that its retiree prescription drug benefit plan was not actuarially equivalent to Medicare Part D coverage and that it did not qualify for the subsidy provided by the Act. However, as a result of the final regulations issued in January 2005, the Company determined that its plan is actuarially equivalent, and the Company will qualify for the subsidy.

15.	Pension and Other Postretirement Benefit Plans (continued)

As a result of qualifying for the subsidy, the accumulated benefit obligation for the Company’s defined postretirement benefit plans other than pensions was reduced by approximately $6.2 million as of January 2005. The interest cost component of other postretirement benefits expense was reduced by $0.3 million for the year ended December 31, 2005..    The reduction in the service cost component was insignificant.

The weighted-average assumptions used for the U.S. defined benefit plans as of the measurement date for each of the last two years were as follows:

	Pension Benefits		Other Postretirement Benefits
	2005	2004	2005	2004
Discount rates	5.75%	5.75%	5.75%	5.75%
Rates of increase in compensation levels	3.94%	3.94%	3.87%	3.87%

The weighted-average assumptions used for the foreign defined benefit pension plans as of the measurement date for each of the last two years were as follows:

	2005	2004
Discount rates	4.76%	5.18%
Rates of increase in compensation levels	3.36%	3.36%

The weighted-average assumptions used to determine net pension and other postretirement benefit expense for the U.S. defined benefit plans were as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Discount rates	5.75%	6.00%	6.00%	6.75%
Rates of increase in compensation levels:
Pension benefits	3.94%	4.19%	4.19%	4.19%
Other postretirement benefits	3.87%	4.12%	4.12%	4.12%
Expected long-term return on plan assets	8.50%	8.50%	8.50%	9.00%

The weighted-average assumptions used to determine net pension expense for the foreign defined benefit pension plans were as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Discount rates	5.17%	5.42%	5.43%	5.74%
Rates of increase in compensation levels	3.36%	3.35%	3.71%	3.40%
Expected long-term return on plan assets	6.74%	8.15%	7.97%	7.75%

The assets in the Company’s principal domestic pension plan are invested to obtain a reasonable long-term rate of return at an acceptable level of investment risk. Risk tolerance is established through careful consideration of plan liabilities, plan funded status, and corporate financial condition. Investment risk is measured and monitored on an ongoing basis through periodic investment portfolio reviews, liability measurements and asset/liability studies. A similar approach to assessing investment risk and obtaining reasonable investment returns is employed for the foreign pension plans.

15.	Pension and Other Postretirement Benefit Plans (continued)

The assets in the principal domestic pension plan are diversified across equity and fixed income investments. The investment portfolio has target allocations of approximately 64% equity and 36% fixed income. Other assets such as real estate, hedge funds and private equity may be used judiciously to enhance portfolio returns and diversification.

For the fiscal years ended December 31, 2005 and December 31, 2004, the plan had an immaterial amount of assets invested in these alternative investment classes. The foreign pension plans have comparable asset allocations to the principal domestic plan, with some variances for local practices.

The expected long-term rate of return is established using historical market data for each asset class as well as the target allocation. Historical markets are analyzed and long-term historical relationships between equity and fixed income investments are preserved consistent with the widely accepted capital market principle that assets with higher volatility will generate a greater return over the long run. Active management is employed in most asset classes, which also contributes to the return assumption. The total weighted-average return on each asset class supports the Company’s long-term expected rate of return assumption.

The percentages of each major class of plan assets held by the Company’s principal domestic defined benefit pension plan as of the measurement date for each of the last two years and target allocations were as follows:

	Actual		Target Allocations
	2005	2004	2005	2004
Equity securities	67.6%	64.8%	64.3%	64.3%
Fixed income securities	31.7	33.7	35.7	35.7
Cash	0.7	1.5	—	—
	100.0%	100.0%	100.0%	100.0%

The assumed health care cost trend rates used as of the measurement date for each of the last two years were as follows:

	2005	2004
Health care cost trend rate assumed for next year	10%	10%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5%	5%
Year that the rate reaches the ultimate trend rate	2011	2010

A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	One-Percentage-Point
	Increase	Decrease
Effect on total of service and interest cost components	$0.7	$(0.6)
Effect on postretirement benefit obligation	7.2	(6.9)

The Company expects to contribute $66.6 million to its pension plans and $8.2 million to its other defined postretirement benefit plans in 2006.

15.	Pension and Other Postretirement Benefit Plans (continued)

The following estimated future benefit payments are expected to be paid in the years indicated:

Year	Pension Benefits	Other Postretirement Benefits
2006	$39.4	$8.2
2007	36.6	8.9
2008	39.7	9.4
2009	38.9	9.9
2010	42.6	10.3
2011-2015	275.4	57.4

16.	Equity Compensation Plans

Nalco Holding Company, the Company’s indirect parent company, adopted the Nalco Holding Company 2004 Stock Incentive Plan (the ‘‘Plan’’) to aid the Company in recruiting and retaining key employees, directors and consultants and to motivate them to exert their best efforts on behalf of the Company. The Plan permits the grant of stock options, stock appreciation rights, restricted stock and other stock-based awards for up to 7.5 million shares of common stock.

A total of 76,260 stock options were granted during the year ended December 31, 2005. The options, which have a contractual term of 10 years, vest ratably over 4 years, beginning on the first anniversary of the grant date and on each of the three subsequent anniversary dates. The exercise price and grant-date fair value of each option was $17.25 and $6.22, respectively. The exercise price represented the market price of Nalco Holding Company common stock on the date of grant. The grant-date fair value of the options was estimated using the Black-Scholes option-pricing model, using an expected option life of 6.25 years, a risk-free interest rate of 3.88%, an expected volatility of 30.3%, and an expected dividend yield of 0.5%.

Because Nalco Holding Company has been a public company only since November 2004, there is limited historical data on the volatility of its common stock. As a result, the expected volatility was estimated based on the average volatility of the common stock of a peer group of companies. Since historical information concerning option exercise behavior by the Company’s employees was non-existent and such information was not readily available from a peer group of companies, the expected option life was estimated using the ‘‘simplified method’’ permitted by Staff Accounting Bulletin No. 107 issued by the United States Securities and Exchange Commission.

As of December 31, 2005, all 76,260 options granted in 2005 were outstanding, but none was vested.

A total of 18,000 restricted stock units were granted to non-management directors during the year ended December 31, 2005. These restricted stock units vest into unrestricted shares of Nalco Holding Company common stock on the second anniversary of the grant date if the director continues to serve as a director. Since the directors cannot convert the restricted stock units into shares of common stock until the requisite service period has been completed, the restricted stock units are similar to nonvested shares, and their fair value is determined based on the market price of Nalco Holding Company’s stock on the grant date.

The weighted-average grant-date fair value of restricted stock units granted during 2005 was $19.18. There were 16,000 restricted stock units outstanding at December 31, 2005, as 2,000 restricted stock units with a grant-date fair value of $20.05 were cancelled during 2005 when the director to whom those restricted stock units were granted resigned.

Nalco LLC, the Company’s ultimate parent company, established the Nalco LLC 2004 Unit Plan (the ‘‘Unit Plan’’) for purposes of (i) attracting and retaining exceptional officers and other key employees, non-employee directors and consultants of Nalco LLC and the Company and (ii) enabling such individuals to acquire an equity interest in Nalco LLC and to participate in the long-term growth and financial success of Nalco LLC and the Company.

16.	Equity Compensation Plans (continued)

During 2004, Nalco LLC granted certain officers and key employees of the Company rights to purchase a designated number of one or more classes of equity interests (‘‘Units’’) in Nalco LLC. Those officers and key employees who elected to purchase such Units did so at the Units’ fair value, discounted for any vesting provisions, as determined by a valuation consultant, since Nalco LLC is a private company and there is no public market for its shares.

The Units subject to the Plan include class A, class B, class C, and class D Units. The class A Units are fully vested at the time of purchase by an employee and have economic characteristics that are similar to those of shares of common stock in a private corporation. The class B, class C, and class D Units are subject to vesting provisions, meaning that in order for such Units to be entitled to distributions or other benefits, an employee will have to continue to provide services for a certain period of time. However, with respect to the class C and class D Units, such vesting will be accelerated if the Company achieves certain EBITDA performance targets. The Units also become fully vested 18 months after a change in control of the Company, subject to certain other conditions.

The methods employed to value the class A Units were the guideline public company method, using multiples of EBITDA and sales, and the income approach, using the discounted free cash flow method. The class B, class C, and class D Units are essentially structured as options and were valued using the Black-Scholes option pricing model. The expected option life, risk-free interest rate, expected annual volatility, and dividend yield used to calculate the fair value of the Units was 6.0 years, 3.15%, 19.6%, and 0.0%, respectively. The expected annual volatility was estimated using a group of guideline public companies as a proxy, since the Units are not publicly traded. A minority interest discount and various marketability discounts also affected the fair value of the class B, class C, and class D Units.

Though Nalco Holding Company and Nalco LLC established the Plan and the Unit Plan, respectively, the Company will account for the Plan and the Unit Plan since their economic substance is substantially the same for the Company and its employees.

In December 2004, the FASB issued SFAS No. 123(R), Share-Based Payment, which revises SFAS No. 123, Accounting for Stock-Based Compensation, and supersedes Accounting Principles Board Opinion (APB) No. 25, Accounting for Stock Issued to Employees. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values.

The Company elected to adopt SFAS No. 123(R) as of October 1, 2004, using the modified-prospective transition method. Compensation cost charged to earnings for equity compensation plans was $0.3 million and $0.1 million for the years ended December 31, 2005 and December 31, 2004, respectively. Compensation cost is recognized ratably over the estimated requisite service periods that the respective equity instruments vest. No share-based compensation was charged to earnings by the Successor during the period from November 4, 2003 through December 31, 2003 or by the Predecessor during the period from January 1, 2003 through November 3, 2003, since no share-based compensation plans existed during those periods.

As a result of the purchase of Units under the Unit Plan by key officers and employees, the Company received an additional contribution of capital of $8.1 million from Nalco LLC in 2004.

17.	Unitholder’s Equity

Unitholder’s equity consists of the following:

	December 31, 2005	December 31, 2004
Capital account	$1,013.2	$1,012.9
Accumulated deficit	(60.1)	(128.3)
Accumulated other comprehensive income	80.1	133.1
	$1,033.2	$1,017.7

The capital structure of the Company consists of one class of limited liability company interests represented by Units, which are identical with each other in every respect. There were 100 Units issued and outstanding at December 31, 2005 and 2004.

At December 31, 2003, Nalco Investment Holdings LLC was the sole member of the Company and owned all outstanding Units as a result of its $1,001.9 million capital contribution to the Company on November 4, 2003. On January 14, 2005, Nalco Investment Holdings LLC contributed its 100% interest in Nalco Holdings LLC in exchange for a 100% interest in a newly formed company, Nalco Finance Holdings LLC. As of that date, Nalco Finance Holdings LLC became the direct parent company of Nalco Holdings LLC.

During the year ended December 31, 2004, the Company received additional capital contributions of $11.0 million from its direct parent company, Nalco Finance Holdings LLC. This primarily resulted from $9.3 million of capital contributions received by the Company’s ultimate parent company, Nalco LLC, comprised of an additional equity investment of $1.2 million by Dr. William H. Joyce and $8.1 million in proceeds from the sale of equity interests to certain officers and key employees under the Nalco LLC 2005 Unit Plan. The remaining $1.7 million represented a portion of the proceeds from senior discount notes issued by Nalco Finance Holdings LLC in January 2004.

18.	Financial Instruments and Risk Management

The Company and its Predecessor have used derivatives to fix the cost of issuing debt and to manage well-defined interest rate and foreign exchange exposures. For derivative instruments not designated as hedging instruments, the unrealized gain or loss is recognized in other income (expense) in current earnings during the period of change.

Notional Amount and Credit Exposures of Derivatives

The notional amounts of derivatives discussed below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. The amounts exchanged are calculated on the basis of the notional amounts and the other terms of the derivatives, which relate primarily to interest rates and foreign exchange rates.

The Company is exposed to credit-related losses in the event of nonperformance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings.

Interest Rate Risk Management

Interest rate swap agreements were used by the Predecessor to reduce the potential impact of increases in interest rates on floating rate debt. During 2001, the Predecessor entered into an interest rate swap agreement with a former related party. This interest rate swap was designated as a hedge of future cash flows related to certain variable interest rate borrowings. Changes in fair value of the interest rate swap were recognized in other comprehensive income and subsequently reclassified into interest expense as payments became due and the swap approached maturity.

During the third quarter of 2003, it became probable that the future interest payments hedged by the swap would not be made because it was expected that the related debt would be repaid immediately

18.	Financial Instruments and Risk Management (continued)

before the sale of the Predecessor during the fourth quarter of 2003. As a result, the Predecessor discontinued accounting for the swap as a hedge, and a $10.9 million pretax loss reported in accumulated other comprehensive income was reclassified to earnings during the third quarter 2003. The swap was terminated in October 2003, ultimately resulting in a pretax loss of $10.4 million that was reported in other income (expense) for the period January 1, 2003 through November 3, 2003.

Foreign Exchange Risk Management

The Company and its Predecessor have used various types of foreign exchange contracts, including currency swaps and forward exchange contracts, to manage foreign exchange risk. In addition, the Company uses certain foreign currency debt as a hedge of the foreign currency exposure of a portion of its net investment in foreign operations.

Upon issuance, the Company designated the €200.0 million senior notes, the €200.0 million senior subordinated notes, and the €88.0 million term loan as a hedge of its net investment in subsidiary companies whose assets, liabilities, and operations are measured using the euro as their functional currency. Because of the high degree of effectiveness between the hedging instruments and the exposure being hedged, fluctuations in the value of the euro-denominated debt due to exchange rate changes are offset by changes in the net investment. Accordingly, changes in the value of the euro-denominated debt are recognized in foreign currency translation adjustment, a component of accumulated other comprehensive income, to offset changes in the value of the Company’s net investment in subsidiary companies whose financial statements are measured using the euro as their functional currency.

The Company formally assesses, on a quarterly basis, whether the euro-denominated debt is effective at offsetting changes in the value of the underlying exposure. A gain of $53.4 million (net of income taxes of $31.9 million) was reported as a component of other comprehensive income within the accumulated foreign currency translation adjustment account for the year ended December 31, 2005. Losses of $28.2 million (net of income taxes of $16.5 million) and $29.4 million (net of income taxes of $18.0 million) were reported as a component of other comprehensive loss within the accumulated foreign currency translation adjustment account for the year ended December 31, 2004 and the period from November 4, 2003 through December 31, 2003, respectively. No hedge ineffectiveness was recorded in income.

The Company’s forward exchange contracts at December 31, 2005 and 2004 were designated as cash flow hedges of the variability of the cash flows from certain intercompany foreign currency loans and forecasted 2005 royalty payments due to changes in foreign exchange rates. The fair value of these contracts was a net liability of $0.1 million and $1.3 million at December 31, 2005 and December 31, 2004, respectively.

In October 2003, the Predecessor terminated three currency swap agreements when the intercompany foreign currency loans they were hedging were settled. The gain on the termination of the swaps was not material.

19.	Fair Value of Financial Instruments

The following methods and assumptions were used to estimate the fair values of financial instruments:

Cash and cash equivalents and short-term debt

The carrying amount approximates fair value because of the short-term maturities of such instruments.

Long-term debt

The fair value of the Company’s senior notes and senior subordinated notes was estimated based on their quoted market prices. The carrying value of amounts outstanding under the Company’s senior

19.	Fair Value of Financial Instruments (continued)

secured credit facilities is considered to approximate fair value because interest accrues at rates which fluctuate with interest rate trends. The carrying value of other long-term debt outstanding, other than the 6.25% fixed rate unsecured notes, also approximates fair value due to the variable nature of their interest rates.

The fair value of the 6.25% fixed rate unsecured notes was based on the quoted market price for similar debt instruments.

Derivatives

The fair value of derivatives, including foreign currency forward exchange contracts, was estimated based on current settlement prices and quoted market prices of comparable contracts and represents their carrying values.

The following table presents the carrying amounts and fair values of financial instruments as of the end of the last two years:

	2005		2004
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets
Cash and cash equivalents	$30.8	$30.8	$33.2	$33.2
Forward exchange contracts	0.8	0.8	—	—
Liabilities
Short-term debt	$22.6	$22.6	$17.7	$17.7
Long-term debt	2,890.7	2,971.4	3,100.6	3,268.4
Forward exchange contracts	0.9	0.9	1.3	1.3

20.	Business Optimization Expenses

In addition to the Company’s plan to exit or restructure certain activities that was formulated in conjunction with the Acquisition, the Company is continuing to redesign and optimize its business and work processes. Business process optimization expenses, representing mostly employee severance and related costs, were $25.6 million and $1.7 million for the years ended December 31, 2005 and December 31, 2004, respectively.

During 2002, the Predecessor began a program to realign its support for the petroleum, petrochemical, pulp, and paper industries to provide one-stop process improvement and water treatment sales and service to these key customers. As a result, the Predecessor and the Company incurred expenses during 2002 and 2003, which consisted primarily of severance, outplacement, and employee relocations, for about 100 personnel.

As a result of acquiring Exxon’s interest in the Nalco/Exxon Energy Chemicals, L.P. (Nalco/Exxon) joint venture in 2001, the Predecessor incurred costs related to integrating the operations of the joint venture with those of the Predecessor. Certain costs totaling $6.0 million, which were related to the integration, including severance, employee relocations, and assets impairments, were accrued as a liability on the date of acquisition.

The Predecessor also incurred consulting and other expenses that were charged to business optimization expenses during 2002 and 2003.

20.	Business Optimization Expenses (continued)

Business optimization expenses were comprised of the following:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Business process optimization	$25.6	$1.7	$—	$—
2002 business realignment	—	—	0.8	18.8
Nalco/Exxon integration	—	—	—	1.5
	$25.6	$1.7	$0.8	$20.3

All Predecessor business optimization plans were completed as of December 31, 2003.

21.	Summary of Other Income (Expense)

The components of other income (expense), net in the statement of operations include the following:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Gain (loss) on sale of business	$—	$—	$—	$(5.2)
Suez management fees	—			(2.9)
Sponsor monitoring fees	—	(11.2)	(1.8)	—
Sponsor monitoring agreement termination fee	—	(35.0)	—	—
Franchise taxes	(1.4)	(2.2)	(0.5)	(0.3)
Equity in earnings of unconsolidated subsidiaries	1.6	3.2	0.4	2.0
Foreign currency exchange adjustments	5.2	(1.5)	(0.9)	3.0
Swap settlement	—	—	—	(10.4)
Other income (expense), net	(1.4)	3.4	—	(3.5)
	$4.0	$(43.3)	$(2.8)	$(17.3)

22.	Related Party Transactions

The Company paid certain costs on behalf of Nalco Holding Company in connection with its initial public offering of common stock in 2004 and a secondary offering in 2005. The Company had a receivable of $2.5 million and $0.7 million from Nalco Holding Company for these costs at December 31, 2005 and December 31, 2004, respectively, which was classified with other noncurrent assets. Interest earned on this receivable was $0.1 million during the year ended December 31, 2005.

The Company borrowed certain excess cash amounts from Nalco Holding Company during the year ended December 31, 2004, and interest expense on these borrowings was $0.3 million.

On November 4, 2003, the Company entered into a Monitoring Fee Agreement with affiliates of the Sponsors for monitoring, advisory and consulting services in relation to the affairs of the Company, including debt and equity offerings, relationships with bankers and lenders, corporate strategy, acquisitions and dispositions, and other matters as may be requested. The Company agreed to pay an annual monitoring fee of at least $10.0 million for these services. The fee could be increased depending on the Company’s earnings. During the year ended December 31, 2004 and the period from November 4, 2003 through December 31, 2003, the Company paid $11.2 million and $1.8 million, respectively, for these services.

22.	Related Party Transactions (continued)

In connection with the public offering of common stock by the Company’s indirect parent company, Nalco Holding Company, in November 2004, the Company amended and restated the Monitoring Fee Agreement, pursuant to which the Company terminated the monitoring services provided to the Company by the Sponsors’ affiliates. A termination fee of $35.0 million was paid to the Sponsors’ affiliates, which was charged to other income (expense). The amended and restated agreement will provide the Sponsors’ affiliates with a right of first refusal to provide us with financial advisory services in exchange for mutually agreeable compensation. This right of first refusal will terminate when the Sponsors directly or indirectly hold less than 5% of Nalco Holding Company’s outstanding common stock.

As part of the Acquisition, the Company executed a Transaction Fee Agreement whereby the Company agreed to pay affiliates of the Sponsors for the financial and structural analysis, due diligence investigations, other advice and negotiation assistance necessary in order to enable the Acquisition to be consummated. Pursuant to this agreement, the Company paid affiliates of the Sponsors a transaction fee of $75.0 million during the period from November 4, 2003 through December 31, 2003. The Company also reimbursed affiliates of the Sponsors $1.1 million for miscellaneous expenses incurred in connection with the Acquisition. The transaction fee and expense reimbursement were capitalized and included as part of the purchase price.

The Predecessor provided certain manufacturing and selling services to other subsidiaries of Suez. Amounts earned by the Predecessor for the period from January 1, 2003 through November 3, 2003 were $0.3 million. In addition, the Predecessor paid Suez management fees of $2.9 million for the period from January 1, 2003 through November 3, 2003.

The Predecessor lent funds to various other subsidiaries of Suez. Interest earned from related companies was $1.0 million for the period from January 1, 2003 through November 3, 2003.

The Predecessor also borrowed funds from other subsidiaries of Suez. Interest expense to related companies was $13.5 million for the period from January 1, 2003 through November 3, 2003.

The Predecessor was a counterparty to an interest rate swap agreement with a subsidiary of Suez. The swap was terminated in October 2003, resulting in a pretax charge of $10.4 million during the period from January 1, 2003 through November 3, 2003.

23.	Segment Information

The Company provides integrated water treatment and process improvement services for industrial and institutional applications, using technologically advanced solutions, combining chemical products and equipment, and consistent, reliable on-site service and expertise. These solutions and services enable the Company’s customers to improve production yields, lower manufacturing costs, extend asset lives and maintain environmental standards at costs that represent a small share of their overall production expense.

The Company is organized based on the end markets it serves. The organization is comprised of the following reportable segments:

Industrial and Institutional Services — This segment serves the global water treatment and process chemical needs of the industrial, institutional, and municipal markets.

Energy Services — This segment serves the process chemicals and water treatment needs of the global petroleum and petrochemical industries in both upstream and downstream applications.

Paper Services — This segment serves the process chemicals and water treatment needs of the global pulp and paper industry.

Other — This segment serves the alternative channels to market, supply chain activities, and certain other operating expenses not allocated to a segment. It also includes the Company’s subsidiary in India and the Katayama Nalco joint venture.

23.	Segment Information (continued)

The Company evaluates the performance of its segments based on ‘‘direct contribution’’, which is defined as net sales, less cost of product sold (excluding variances to standard costs), selling and service expenses, marketing expenses and research expenses directly attributable to each segment. There are no intersegment revenues. Prior year data have been reclassified between segments to conform to the current year presentation.

Net sales by reportable segment were as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Industrial and Institutional Services	$1,493.6	$1,396.1	$213.8	$1,063.2
Energy Services	897.1	806.6	123.7	596.4
Paper Services	699.0	662.9	104.3	518.5
Other	222.7	167.7	18.3	128.4
Net sales	$3,312.4	$3,033.3	$460.1	$2,306.5

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
Segment direct contribution:
Industrial and Institutional Services	$364.3	$353.5	$47.7	$270.9
Energy Services	191.0	173.5	23.8	131.1
Paper Services	136.0	155.8	23.4	120.2
Other	(66.5)	(78.1)	(23.1)	(49.3)
Total segment direct contribution	624.8	604.7	71.8	472.9
Expenses not allocated to segments:
Administrative expenses	173.3	188.9	36.3	181.7
Impairment of goodwill	—	—	—	244.4
Amortization of intangible assets	81.6	96.3	15.4	68.9
In-process research and development	—	122.3	—	—
Business optimization expenses	25.6	1.7	0.8	20.3
Operating earnings (loss)	344.3	195.5	19.3	(42.4)
Other income (expense), net	4.0	(43.3)	(2.8)	(17.3)
Interest income	8.5	10.1	0.6	7.1
Interest expense	(258.0)	(213.2)	(49.6)	(32.7)
Earnings (loss) before income taxes	$98.8	$(50.9)	$(32.5)	$(85.3)

The Company has a single supply chain organization that serves all the reportable segments. As such, asset and capital expenditure information by reportable segment has not been reported and is not available, since the Company does not produce such information internally. In addition, although depreciation expense is a component of each reportable segment’s direct contribution, it is not discretely identifiable.

23.	Segment Information (continued)

Net sales by geographic region were as follows:

	Successor			Predecessor
	Year ended December 31, 2005	Year ended December 31, 2004	November 4, 2003 through December 31, 2003	January 1, 2003 through November 3, 2003
United States	$1,494.3	$1,375.8	$212.0	$1,110.6
Other countries	1,818.1	1,657.5	248.1	1,195.9
	$3,312.4	$3,033.3	$460.1	$2,306.5

Long-lived assets by geographic region were as follows:

	December 31, 2005	December 31, 2004
United States	$2,686.9	$2,902.9
Other countries	1,817.9	1,999.8
	$4,504.8	$4,902.7

Net sales by geographic area were determined based on origin of sale. Geographic data on long-lived assets is based on physical location of those assets. There were no sales from a single foreign country that were material to the consolidated net sales of the Company or the combined net sales of the Predecessor.

24.	Contingencies and Litigation

Various claims, lawsuits and administrative proceedings are pending or threatened against the Company and its subsidiaries, arising from the ordinary course of business with respect to commercial, contract, intellectual property, product liability, employee, environmental and other matters. Historically, these matters have not had a material impact on the consolidated financial position of the Company. However, the Company cannot predict the outcome of any litigation or the potential for future litigation.

The Company has been named as a potentially responsible party (PRP) by the Environmental Protection Agency or state enforcement agencies at three waste sites where some financial contribution is or may be required. These agencies have also identified many other parties who may be responsible for clean up costs at these waste disposal sites. The Company is also remediating a small ground contamination it discovered at its plant in Colombia. The Company’s financial contribution to remediate these sites is not expected to be material. There has been no significant financial impact on the Company up to the present, nor is it anticipated that there will be in the future, as a result of these matters. The Company has made and will continue to make provisions for these costs if the Company’s liability becomes probable and when costs can be reasonably estimated.

The Company’s undiscounted reserves for known environmental clean up costs were $2.2 million at December 31, 2005.

These environmental reserves represent management’s current estimate of its proportional clean-up costs (and the cost to remediate the Colombia site) and are based upon negotiation and agreement with enforcement agencies, its previous experience with respect to clean-up activities, a detailed review by the Company of known conditions, and information about other PRPs. They are not reduced by any possible recoveries from insurance companies or other PRPs not specifically identified. Although management cannot determine whether or not a material effect on future operations is reasonably likely to occur, given the evolving nature of environmental regulations, it believes that the recorded reserve levels are appropriate estimates of the potential liability. Although settlement will require future cash outlays, it is not expected that such outlays will materially impact the Company’s liquidity position. Expenditures for the year ended December 31, 2005, relating to environmental compliance and clean up activities, were not significant.

24.	Contingencies and Litigation (continued)

The Company has been named as a defendant in lawsuits based on claimed involvement in the supply of allegedly defective or hazardous materials and the claimed presence of hazardous substances at its plants. The plaintiffs in these cases seek damages for alleged personal injury or potential injury resulting from exposure to our products or other chemicals. These matters have had a de minimis impact on the Company’s business historically and the Company does not anticipate these matters to present any material risk to the Company’s business in the future. Notwithstanding, the Company cannot predict the outcome of any such lawsuits or the involvement the Company might have in these matters in the future.

The U.K. Health and Safety Executive (‘‘HSE’’) has sent notice that it intends to initiate legal proceedings against the Company’s U.K. subsidiary under the Health and Safety at Work Act. The place of these proceedings is not indicated in the notice. This notice references a legionella outbreak that is claimed to have originated at cooling towers owned by one of the subsidiary’s customers. The HSE indicates that the proceedings will relate to the cleaning of these cooling towers. The Company has not received any specific charges or claims for relief, but will, in any event, defend and refute any contention that it has violated any law.

The Company has received subpoenas from the U.S. Department of Justice for documents and testimony relating to its storage of claimed hazardous materials, the claimed leakage of wastewater and other matters at its plant in Garyville, Louisiana. No charges or indictments have been filed, but the outcome of this investigation is unknown to the Company.

In the ordinary course of its business, the Company is also a party to a number of lawsuits and is subject to various claims relating to trademarks, employee matters, contracts, transactions, chemicals and other matters, the outcome of which, in the opinion of management, should not have a material effect on the consolidated financial position of the Company. However, we cannot predict the outcome of any litigation or the potential for future litigation. Were an unfavorable ruling to occur, there exists the possibility of a material adverse impact on the results of operations for the period in which the ruling occurs. The Company maintains accruals where the outcome of the matter is probable and can be reasonably estimated.

25.	Quarterly Results of Operations (Unaudited)

	First Quarter	Second Quarter (1)	Third Quarter	Fourth Quarter
2005
Net sales	$777.6	$836.3	$834.9	$863.6
Cost of product sold	412.4	479.9	457.6	480.8
Business optimization expenses	0.8	17.0	3.5	4.3
Earnings (loss) before income taxes	30.3	(0.6)	45.8	52.7
Net earnings (loss)	16.1	(2.1)	23.2	31.0

	First Quarter(2)	Second Quarter(3)	Third Quarter	Fourth Quarter (4)
2004
Net sales	$713.3	$740.4	$774.2	$805.4
Cost of product sold	374.4	372.2	401.3	430.5
Business optimization expenses	—	—	—	1.7
Earnings (loss) before income taxes	(115.0)	29.9	41.3	(7.1)
Net earnings (loss)	(119.0)	12.4	12.4	(10.0)

(1)	Earnings (loss) before income taxes includes a $10.7 million charge ($6.6 million after tax) for inventory write-offs.

25.	Quarterly Results of Operations (Unaudited) (continued)

(2)	Earnings (loss) before income taxes includes a $122.3 million charge ($122.3 million after tax) for purchased in-process research and development and a $14.1 million charge ($9.8 million after tax) related to the sale of inventory that had been revalued at selling price less costs to sell in purchase accounting.

(3)	Earnings (loss) before income taxes includes a $0.4 million charge ($0.3 million after tax) related to the sale of inventory that had been revalued at selling price less costs to sell in purchase accounting.

(4)	Earnings (loss) before income taxes includes a $35.0 million charge ($21.8 million after tax) for the termination of the Monitoring Fee Agreement with affiliates of the Sponsors and a $0.1 million charge ($0.1 million after tax) related to the sale of inventory that had been revalued at selling price less costs to sell in purchase accounting.

26.	Supplemental Guarantor Condensed Financial Information

In connection with the Acquisition, Nalco Holdings LLC (presented as Parent in the following tables), through its wholly-owned subsidiary, Nalco Company (presented as Issuer in the following tables), issued senior notes and senior subordinated notes as further described in Note 12. The senior notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior basis and the senior subordinated notes are fully, unconditionally and jointly and severally guaranteed on an unsecured senior subordinated basis, in each case, by Nalco Holdings LLC and substantially all existing and future wholly owned restricted domestic subsidiaries of Nalco Company (collectively, the ‘‘Guarantors’’). All other subsidiaries of Nalco Holdings LLC, whether direct or indirect, do not guarantee the senior notes and senior subordinated notes (‘‘Non-Guarantors’’). The Guarantors also unconditionally guarantee the Company's borrowings under the senior secured credit facilities on a senior secured basis.

The following unaudited condensed combining financial statements present the results of operations, financial position and cash flows of (1) the Parent, (2) the Issuer, (3) the Guarantors, (4) the Non-Guarantors and (5) eliminations to arrive at the information for Nalco Holdings LLC on a combined basis. Separate financial statements and other disclosures concerning the Guarantors are not presented because management does not believe that such information is material to investors.

Therefore, each of the Guarantors is combined in the presentation below. Further, separate financial statements of the Issuer are not presented because management does not believe that such information is material to investors.

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Balance Sheet
December 31, 2005

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash & cash equivalents	$—	$—	$1.7	$29.1	$—	$30.8
Trade accounts receivable	—	(13.6)	6.5	629.4	—	622.3
Inventories — finished products	—	64.6	45.1	132.9	—	242.6
Inventories — materials & work in process	—	15.0	11.5	44.1	—	70.6
Other receivables from related parties	—	24.8	225.4	41.1	(291.3)	—
Prepaid expenses, taxes, and other current assets	—	24.1	13.8	45.2	—	83.1
Total Current Assets	—	114.9	304.0	921.8	(291.3)	1,049.4
Property, plant, and equipment, net	—	218.1	142.9	394.3	—	755.3
Investment in subsidiaries	1,044.4	2,499.0	367.9	—	(3,911.3)	—
Goodwill	—	654.9	308.6	1,233.2	—	2,196.7
Intangibles	—	1,014.4	47.9	165.2	—	1,227.5
Other receivables from related parties	—	—	309.4	173.3	(482.7)	—
Other assets	—	268.4	18.3	38.6	—	325.3
Total Assets	$1,044.4	$4,769.7	$1,499.0	$2,926.4	$(4,685.3)	$5,554.2
Accounts payable	$—	$87.0	$44.9	$153.5	—	$285.4
Short-term debt	—	6.2	1.0	15.4	—	22.6
Other current liabilities	—	57.4	35.2	143.8	(1.3)	235.1
Intercompany accounts payable	—	155.9	38.2	95.9	(290.0)	—
Total Current Liabilities	—	306.5	119.3	408.6	(291.3)	543.1
Long-term debt	—	2,814.7	—	76.0	—	2,890.7
Deferred income taxes	—	303.5	1.0	76.2	—	380.7
Accrued pension benefits	—	227.9	42.4	146.1	—	416.4
Intercompany notes payable-long term	—	482.7	—	—	(482.7)	—
Other liabilities	—	231.8	26.7	20.4	—	278.9
Total Other Liabilities	—	4,060.6	70.1	318.7	(482.7)	3,966.7
Minority Interest	11.2	—	—	11.2	(11.2)	11.2
Unitholder’s/Shareholders’ Equity	1,033.2	402.6	1,309.6	2,187.9	(3,900.1)	1,033.2
Total Liabilities and Unitholder’s/ Shareholders’ Equity	$1,044.4	$4,769.7	$1,499.0	$2,926.4	$(4,685.3)	$5,554.2

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Balance Sheet
December 31, 2004

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Cash & cash equivalents	$—	$1.3	$0.8	$31.1	$—	$33.2
Trade accounts receivable	—	(16.4)	4.4	606.2	—	594.2
Inventories — finished products	—	70.6	47.8	127.0	—	245.4
Inventories — materials & work in process	—	13.9	15.6	38.6	—	68.1
Notes receivable from related parties	—	17.4	133.7	24.3	(175.4)	—
Other receivables from related parties	—	1.2	296.4	95.4	(393.0)	—
Prepaid expenses, taxes, and other current assets	—	36.4	6.9	46.8	—	90.1
Total Current Assets	—	124.4	505.6	969.4	(568.4)	1,031.0
Property, plant, and equipment, net	—	270.4	152.3	424.6	—	847.3
Investment in subsidiaries	1,031.8	2,437.6	368.9	—	(3,838.3)	—
Goodwill	—	719.3	318.2	1,330.8	—	2,368.3
Intangibles	—	1,047.6	58.6	217.4	—	1,323.6
Other assets		300.1	19.9	43.5	—	363.5
Total Assets	$1,031.8	$4,899.4	$1,423.5	$2,985.7	$(4,406.7)	$5,933.7
Accounts payable	$—	$77.4	$39.9	$144.6	$—	$261.9
Short-term debt	—	4.2	0.4	13.1	—	17.7
Other current liabilities	—	50.5	62.6	198.6	—	311.7
Intercompany accounts payable	—	53.7	35.9	85.8	(175.4)	—
Total Current Liabilities	—	185.8	138.8	442.1	(175.4)	591.3
Long-term debt	—	3,002.1	—	98.5	—	3,100.6
Deferred income taxes	—	401.0	(2.6)	103.1	—	501.5
Accrued pension benefits	—	226.4	37.2	148.1	—	411.7
Intercompany notes payable-long term	—	391.6	—	1.4	(393.0)	—
Other liabilities	—	241.9	27.3	27.6	—	296.8
Total Other Liabilities	—	4,263.0	61.9	378.7	(393.0)	4,310.6
Minority Interest	14.1	—	—	14.1	(14.1)	14.1
Unitholder’s/ Shareholders’ Equity	1,017.7	450.6	1,222.8	2,150.8	(3,824.2)	1,017.7
Total Liabilities and Unitholder’s/ Shareholders’ Equity	$1,031.8	$4,899.4	$1,423.5	$2,985.7	$(4,406.7)	$5,933.7

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
Year ended December 31, 2005 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,162.2	$617.8	$1,843.2	$(310.8)	$3,312.4
Operating costs and expenses:
Cost of product sold	—	757.6	407.2	976.7	(310.8)	1,830.7
Selling, administrative, and research expenses	—	388.5	115.3	526.4	—	1,030.2
Amortization of intangible assets	—	33.4	10.6	37.6	—	81.6
Business optimization expenses	—	4.8	0.3	20.5	—	25.6
Total operating costs and expenses	—	1,184.3	533.4	1,561.2	(310.8)	2,968.1
Operating earnings (loss)	—	(22.1)	84.4	282.0	—	344.3
Other income (expense), net	73.9	138.1	27.4	(71.1)	(164.3)	4.0
Interest income	—	6.3	12.5	43.4	(53.7)	8.5
Interest expense	—	(260.2)	(14.0)	(8.1)	53.7	(228.6)
Earnings (loss) before income taxes	73.9	(137.9)	110.3	246.2	(164.3)	128.2
Income tax provision (benefit)	—	(36.1)	17.2	73.2	—	54.3
Minority interests	(5.7)	—	—	(5.7)	5.7	(5.7)
Net earnings (loss)	$68.2	$(101.8)	$93.1	$167.3	$(158.6)	$68.2

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
Year ended December 31, 2004 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$1,082.7	$545.8	$1,679.0	$(274.2)	$3,033.3
Operating costs and expenses:
Cost of product sold	—	653.3	337.3	862.0	(274.2)	1,578.4
Selling, administrative, and research expenses	—	416.6	117.0	505.5	—	1,039.1
Amortization of intangible assets	—	38.2	13.0	45.1	—	96.3
In-process research and development	—	108.6	13.7	—	—	122.3
Business optimization expenses	—	—	—	1.7	—	1.7
Total operating costs and expenses	—	1,216.7	481.0	1,414.3	(274.2)	2,837.8
Operating earnings (loss)	—	(134.0)	64.8	264.7	—	195.5
Other income (expense), net	(98.4)	45.4	34.2	(75.5)	51.0	(43.3)
Interest income	—	8.6	5.3	15.6	(19.4)	10.1
Interest expense	—	(222.1)	(4.9)	(5.6)	19.4	(213.2)
Earnings (loss) before income taxes	(98.4)	(302.1)	99.4	199.2	51.0	(50.9)
Income tax provision (benefit)	—	(37.2)	10.1	74.4	0.2	47.5
Minority interests	(5.8)	—	—	(5.8)	5.8	(5.8)
Net earnings (loss)	$(104.2)	$(264.9)	$89.3	$119.0	$56.6	$(104.2)

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Operations
For the Period from November 4, 2003 through December 31, 2003 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Net sales	$—	$159.5	$84.7	$252.9	$(37.0)	$460.1
Operating costs and expenses:
Cost of product sold	—	88.7	53.1	145.1	(37.0)	249.9
Selling, administrative, and research expenses	0.4	66.2	24.4	83.7	—	174.7
Amortization of intangible assets	—	6.2	2.1	7.1	—	15.4
Business optimization expenses	—	—	—	0.8	—	0.8
Total operating costs and expenses	0.4	161.1	79.6	236.7	(37.0)	440.8
Operating earnings (loss)	(0.4)	(1.6)	5.1	16.2	—	19.3
Other income (expense), net	(23.9)	5.9	5.2	(94.4)	104.4	(2.8)
Interest income	—	0.5	0.6	0.4	(0.9)	0.6
Interest expense	—	(49.6)	(0.2)	(0.7)	0.9	(49.6)
Earnings (loss) before income taxes	(24.3)	(44.8)	10.7	(78.5)	104.4	(32.5)
Income tax provision (benefit)	(0.2)	(8.9)	1.7	(0.9)	—	(8.3)
Minority interests	0.1	—	—	0.1	(0.1)	0.1
Net earnings (loss)	$(24.0)	$(35.9)	$9.0	$(77.5)	$104.3	$(24.1)

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Operations
For the Period from January 1, 2003 through November 3, 2003 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Net sales	$858.2	$421.4	$1,208.5	$(181.6)	$2,306.5
Operating costs and expenses:
Cost of product sold	468.1	246.9	589.5	(181.6)	1,122.9
Selling, administrative, and research expenses	383.9	123.7	384.8	—	892.4
Impairment of goodwill	244.4	—	—	—	244.4
Amortization of intangible assets	62.5	6.4	—	—	68.9
Business optimization expenses	14.6	0.5	5.2	—	20.3
Total operating costs and expenses	1,173.5	377.5	979.5	(181.6)	2,348.9
Operating earnings (loss)	(315.3)	43.9	229.0	—	(42.4)
Other income (expense), net	68.6	42.1	(72.9)	(55.1)	(17.3)
Interest income	4.4	4.5	1.7	(3.5)	7.1
Interest expense	(26.5)	(1.3)	(8.4)	3.5	(32.7)
Earnings (loss) before income taxes	(268.8)	89.2	149.4	(55.1)	(85.3)
Income tax provision	0.7	15.3	52.7	—	68.7
Minority interests	—	—	(4.2)	—	(4.2)
Net earnings (loss)	$(269.5)	$73.9	$92.5	$(55.1)	$(158.2)

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2005 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net earnings (loss)	$68.2	$(101.8)	$93.1	$167.3	$(158.6)	$68.2
Non-cash adjustments	(68.2)	15.4	52.9	114.4	129.9	244.4
Changes in operating assets and liabilities	—	80.1	(93.4)	(97.5)	—	(110.8)
Net cash provided by (used for) operating activities	—	(6.3)	52.6	184.2	(28.7)	201.8
Investing activities
Acquisition of Ondeo Nalco Group	—	(3.2)	—	—	—	(3.2)
Additions to property, plant, and equipment, net	—	(5.1)	(8.8)	(60.7)	—	(74.6)
Other investing activities	—	(3.4)	(37.8)	(140.5)	181.8	0.1
Net cash provided by (used for) investing activities	—	(11.7)	(46.6)	(201.2)	181.8	(77.7)
Financing activities
Cash dividends	—	—	(6.3)	(22.4)	28.7	—
Net borrowings (repayments) of debt	—	18.0	1.1	(17.6)	(120.1)	(118.6)
Capital contributions	—	—	—	61.7	(61.7)	—
Other financing activities	—	(1.3)	0.1	(6.1)	—	(7.3)
Net cash provided by (used for) financing activities	—	16.7	(5.1)	15.6	(153.1)	(125.9)
Effect of exchange rate changes on cash	—	—	—	(0.6)	—	(0.6)
Increase (decrease) in cash	—	(1.3)	0.9	(2.0)	—	(2.4)
Cash at beginning of period	—	1.3	0.8	31.1	—	33.2
Cash at end of period	$—	$—	$1.7	$29.1	$—	$30.8

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
Year ended December 31, 2004 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net earnings (loss)	$(104.2)	$(264.9)	$89.3	$119.0	$56.6	$(104.2)
Non-cash adjustments	104.5	216.0	59.5	86.6	(98.4)	368.2
Changes in operating assets and liabilities	(4.0)	114.8	4.0	(141.6)	—	(26.8)
Net cash provided by (used for) operating activities	(3.7)	65.9	152.8	64.0	(41.8)	237.2
Investing activities
Acquisition of Ondeo Nalco Group	(0.3)	25.6	—	—	—	25.3
Business purchases/sales, net	(11.0)	(6.2)	(0.3)	(0.1)	15.3	(2.3)
Additions to property, plant, and equipment, net	—	(23.9)	(6.0)	(61.9)	—	(91.8)
Other investing activities	—	118.9	(29.7)	(96.1)	2.8	(4.1)
Net cash provided by (used for) investing activities	(11.3)	114.4	(36.0)	(158.1)	18.1	(72.9)
Financing activities
Cash dividends	—	—	(31.4)	(10.4)	41.8	—
Net borrowings (repayments) of debt	—	(212.5)	(86.9)	60.2	(2.8)	(242.0)
Capital contributions	11.0	11.0	0.5	3.8	(15.3)	11.0
Other financing activities	—	—	—	(0.9)	—	(0.9)
Net cash provided by (used for) financing activities	11.0	(201.5)	(117.8)	52.7	23.7	(231.9)
Effect of exchange rate changes on cash	—	—	—	0.8	—	0.8
Decrease in cash	(4.0)	(21.2)	(1.0)	(40.6)	—	(66.8)
Cash at beginning of period	4.0	22.5	1.8	71.7	—	100.0
Cash at end of period	$—	$1.3	$0.8	$31.1	$—	$33.2

Nalco Holdings LLC and Subsidiaries
Condensed Consolidating Statement of Cash Flows
For the Period from November 4, 2003 through December 31, 2003 (Successor)

	Parent	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Consolidated
Operating activities
Net earnings (loss)	$(24.1)	$(35.9)	$9.0	$(77.5)	$104.4	$(24.1)
Non-cash adjustments	23.7	24.4	8.9	89.1	(105.5)	40.6
Changes in operating assets and liabilities	4.0	21.3	3.2	43.7	—	72.2
Net cash provided by operating activities	3.6	9.8	21.1	55.3	(1.1)	88.7
Investing activities
Acquisition of Ondeo Nalco Group	(1,001.5)	(3,095.6)	—	(481.8)	451.8	(4,127.1)
Additions to property, plant, and equipment, net	—	(2.9)	(1.0)	(11.7)	—	(15.6)
Other investing activities	—	(12.8)	(2.4)	(1.9)	14.7	(2.4)
Net cash used for investing activities	(1,001.5)	(3,111.3)	(3.4)	(495.4)	466.5	(4,145.1)
Financing activities
Cash dividends	—	—	—	(1.1)	1.1	—
Net borrowings (repayments) of long-term debt	—	3,214.0	—	(0.6)	—	3,213.4
Deferred financing costs	—	(92.4)	—	—	—	(92.4)
Capital contribution	1,001.9	—	—	451.8	(451.8)	1,001.9
Other financing activities	—	2.4	(16.2)	35.9	(14.7)	7.4
Net cash provided by (used for) financing activities	1,001.9	3,124.0	(16.2)	486.0	(465.4)	4,130.3
Effect of exchange rate changes on cash	—	—	—	1.7	—	1.7
Increase in cash	4.0	22.5	1.5	47.6	—	75.6
Cash at beginning of period	—	—	0.3	24.1	—	24.4
Cash at end of period	$4.0	$22.5	$1.8	$71.7	$—	$100.0

Nalco Holdings LLC and Subsidiaries
Condensed Combining Statement of Cash Flows
For the Period from January 1, 2003 through November 3, 2003 (Predecessor)

	Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations	Combined
Operating activities
Net earnings (loss)	$(269.5)	$73.9	$92.5	$(55.1)	$(158.2)
Non-cash adjustments	335.4	37.8	40.2	24.7	438.1
Changes in operating assets and liabilities	(92.9)	(40.4)	(2.2)	—	(135.5)
Net cash provided by (used for) operating activities	(27.0)	71.3	130.5	(30.4)	144.4
Investing activities
Business purchases/sales, net	42.9	(0.8)	(56.6)	4.4	(10.1)
Additions to property, plant, and equipment, net	(30.4)	(9.2)	(46.0)	—	(85.6)
Other investing activities	4.9	(46.6)	0.2	124.9	83.4
Net cash provided by (used for) investing activities	17.4	(56.6)	(102.4)	129.3	(12.3)
Financing activities
Cash dividends	—	(6.3)	(53.1)	30.4	(29.0)
Net borrowings (repayments) of long-term debt	—	0.2	(7.9)	—	(7.7)
Capital contribution	—	4.4	77.7	(4.4)	77.7
Other financing activities	8.6	(17.1)	(141.8)	(124.9)	(275.2)
Net cash provided by (used for) financing activities	8.6	(18.8)	(125.1)	(98.9)	(234.2)
Effect of exchange rate changes on cash	—	—	6.0	—	6.0
Decrease in cash	(1.0)	(4.1)	(91.0)	—	(96.1)
Cash at beginning of period	1.0	4.4	115.1	—	120.5
Cash at end of period	$—	$0.3	$24.1	$—	$24.4

Nalco Company

$665,000,000 7¾% Senior Notes due 2011

€200,000,000 7¾% Senior Notes due 2011

$465,000,000 8 7/8% Senior Subordinated Notes due 2013

€200,000,000 9% Senior Subordinated Notes due 2013